Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131357

255 Consumers Road, Suite 500
Toronto, Ontario
Canada A6 M2J 1R4

MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

To the Stockholders of WaveRider Communications Inc.:

WaveRider Communications Inc., Wave Wireless Corporation and Wave Acquisition Corporation, a wholly owned subsidiary of Wave Wireless, have entered into an Agreement and Plan of Merger, dated as of January 3, 2006, as amended. The merger contemplated by the merger agreement will result in the combination of the businesses of Wave Wireless and WaveRider.

The board of directors of WaveRider believes that the proposed merger is a strategic fit that brings together complementary business lines, engineering skills, sales and marketing capabilities and innovative technology. The combination of Wave Wireless’ SPEEDLAN family of mesh networking products and WaveRider’s Last Mile Solution® non-line-of-sight, fixed and mobile wireless 900 MHz products will provide customers with a wide range of line-of-sight and non-line-of-sight products and services, and position the combined company as a worldwide provider of robust, wireless broadband applications and solutions. The combined company will offer wireless broadband solutions capable of delivering high-speed connectivity to a variety of large and rapidly growing market segments, including public safety, and security and surveillance for a broad range of public and private sector customers.

Upon completion of the merger, WaveRider anticipates that its stockholders will be entitled to receive approximately 1.3 shares of Wave Wireless common stock for each share of WaveRider common stock then held by them, together with cash in lieu of fractional shares. The precise number of shares of Wave Wireless common stock to be issued for each share of WaveRider common stock in the merger is subject to adjustment and will not be determined until immediately prior to the completion of the merger. Wave Wireless common stock is traded over the counter on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the trading symbol “WVWC.” On February 8, 2006, the closing sale price of Wave Wireless common stock on the OTC Bulletin Board was $0.16. WaveRider common stock is traded on the OTC Bulletin Board under the trading symbol “WAVR.” On February 8, 2006, the closing sale price of WaveRider common stock on the OTC Bulletin Board was $0.12.

The merger cannot be completed unless and until WaveRider stockholders approve and adopt the merger agreement and approve the merger. The WaveRider board of directors unanimously recommends that WaveRider stockholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

We encourage you to read this proxy statement/prospectus for important information about the merger and the WaveRider special meeting. In particular, you should carefully consider the discussion in the section of the accompanying proxy statement/prospectus entitled “Risk Factors” beginning on page 17.

Sincerely,

/s/ Charles W. Brown
Charles W. Brown
Chief Executive Officer

Toronto, Ontario
February 9, 2006

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the accompanying proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated February 9, 2006, and is first being mailed to WaveRider stockholders on or about February 14, 2006.

255 Consumers Road, Suite 500
Toronto, Ontario
Canada A6 M2J 1R4
(416) 502-3200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of WaveRider Communications Inc.:

You are cordially invited to attend a special meeting of the stockholders of WaveRider Communications Inc. to be held at 255 Consumers Road, Suite 500, Toronto, Ontario Canada M2J 1R4, on March 20, 2006, at 2:00 p.m. At the special meeting, you will be asked to vote on and approve the following proposals:

1.
To approve and adopt the Agreement and Plan of Merger, dated as of January 3, 2006, as amended, among Wave Wireless Corporation, WaveRider Communications Inc. and Wave Acquisition Corporation, and to approve the merger contemplated by the Agreement and Plan of Merger, as amended.

2.
To approve any motion for adjournment or postponement of the special meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of Proposal 1.

Upon completion of the merger, WaveRider anticipates that its stockholders will be entitled to receive approximately 1.3 shares (subject to adjustment) of Wave Wireless common stock for each share of WaveRider common stock held by them, together with cash in lieu of fractional shares (see page 45).

No other business will be conducted at the special meeting. These proposals are described more fully in this proxy statement/prospectus. Please give your careful attention to all of the information in this proxy statement/prospectus.

Only stockholders of record of WaveRider common stock at the close of business on February 8, 2006, the record date for the special meeting, are entitled to notice of and to vote at this special meeting or any adjournment(s) or postponement(s) that may take place.

Your vote is important. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or to vote by telephone or on the Internet using the instructions on the enclosed proxy card or voting instruction card.

YOU MAY BE ENTITLED TO ASSERT DISSENTERS’ RIGHTS UNDER NEVADA REVISED STATUTES 92A.300 TO 92A.500, INCLUSIVE, WITH RESPECT TO THE MERGER AND OBTAIN CASH PAYMENT FOR THE FAIR VALUE OF YOUR SHARES INSTEAD OF THE CONSIDERATION PROVIDED FOR IN THE MERGER AGREEMENT. FOR SPECIFIC INSTRUCTIONS ON HOW TO ASSERT YOUR DISSENTERS’ RIGHTS, PLEASE REFER TO THE SECTION OF THIS PROXY/STATEMENT PROSPECTUS ENTITLED “DISSENTERS’ RIGHTS OF APPRAISAL” BEGINNING ON PAGE 43.

For specific instructions on how to vote your shares, please refer to the section of this proxy statement/prospectus entitled “The Special Meeting of WaveRider Stockholders” beginning on page 30. Returning the proxy card or voting instruction card or voting by telephone or on the Internet does not deprive you of your right to attend the meeting and to vote your shares in person. If you need any assistance in the voting of your proxy card, please contact Investor Relations, WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario, Canada, M2J 1R4, (416) 502-3200.

By Order of the Board of Directors

/s/ Charles W. Brown
Charles W. Brown
Chief Executive Officer

Toronto, Ontario
February 9, 2006

TABLE OF CONTENTS

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER	1

SUMMARY	7

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WAVE WIRELESS	10

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WAVERIDER	12

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA	13

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	14

COMPARATIVE PER SHARE MARKET PRICE DATA	14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	16

RISK FACTORS	17

THE SPECIAL MEETING OF WAVERIDER STOCKHOLDERS	30

Date, Time and Place of the Special Meeting	30

Matters for Consideration	30

Recommendation of the WaveRider Board of Directors	31

Admission to the Special Meeting	31

Record Date; Shares Held by WaveRider's Directors and Executive Officers	31

Interests of WaveRider Directors and Executive Officers in the Merger	31

Quorum and Vote Required	31

Voting of Proxies	32

Abstentions	32

Broker Non-Votes	32

Voting Shares in Person that are Held in Street Name	32

Voting Procedures	32

How to Revoke a Proxy	33

Contact for Questions and Assistance in Voting	33

Solicitation of Proxies and Expenses	33

THE MERGER	34

Background of the Merger	34

WaveRider's Reasons for the Merger	36

Recommendation of the WaveRider Board of Directors	38

Interests of WaveRider Directors and Executive Officers in the Merger	39

Material United States Federal Income Tax Consequences	41

Accounting Treatment of the Merger	42

Effect of the Merger on WaveRider Stock Options, Warrants and Employee Stock Purchase Plan	42

-i-

Trading of Shares of Wave Wireless Common Stock on the OTC Bulletin Board	42

Cessation of Trading and Deregistration of WaveRider Common Stock After the Merger	42

Restrictions on Sales of Shares of Wave Wireless Common Stock Received in the Merger	42

Dissenters' Rights of Appraisal	43

THE MERGER AGREEMENT	45

Structure of the Merger	45

Completion and Effectiveness of the Merger	45

Conversion of WaveRider Common Stock in the Merger	45

Conversion of WaveRider Convertible Debentures and Convertible Preferred Stock	46

Fractional Shares	47

Exchange Procedures	47

Distributions with Respect to Unexchanged Shares	47

Representations and Warranties	47

Conduct of Business Before Completion of the Merger	50

Wave Wireless and WaveRider Prohibited from Soliciting Other Offers	51

Treatment of WaveRider Stock Options and Warrants	53

Treatment of Rights under the WaveRider Employee Stock Purchase Plan	53

Directors and Officers Indemnification and Insurance	54

Conditions to Completion of the Merger	54

Termination of the Merger Agreement	55

Payment of Termination Fee	55

Extension, Waiver and Amendment of the Merger Agreement	56

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	56

WAVE WIRELESS MANAGEMENT AFTER THE MERGER	56

WAVE WIRELESS' BUSINESS	64

WAVE WIRELESS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	73

WAVE WIRELESS' PRINCIPAL STOCKHOLDERS	88

WAVERIDER'S BUSINESS	89

WAVERIDER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	97

WAVERIDER'S PRINCIPAL STOCKHOLDERS	110

DESCRIPTION OF WAVE WIRELESS CAPITAL STOCK	111

COMPARISON OF RIGHTS OF HOLDERS OF WAVE WIRELESS COMMON STOCK AND WAVERIDER COMMON STOCK	116

PROPOSAL TO ADJOURN OR POSTPONE THE WAVERIDER SPECIAL MEETING	118

SELLING STOCKHOLDERS	119

-ii-

PLAN OF DISTRIBUTION	120

USE OF PROCEEDS	121

LEGAL MATTERS	122

EXPERTS	122

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	122

FUTURE WAVERIDER STOCKHOLDER PROPOSALS	122

WHERE YOU CAN FIND MORE INFORMATION	123

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE	F-1

ANNEX A-1 - Agreement and Plan of Merger

ANNEX A-2 - Amendment to Agreement and Plan of Merger

ANNEX B - Nevada Revised Statutes Sections 92A.300 to 92A.500

-iii-

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about WaveRider and Wave Wireless from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” on page 123 of this proxy statement/prospectus.

WaveRider will provide you with copies of this information relating to WaveRider (excluding all exhibits unless WaveRider has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

WaveRider Communications Inc.
255 Consumers Road, Suite 500
Toronto, Ontario
Canada, M2J 1R4
Attention: Investor Relations
(416) 502-3200.

Wave Wireless will provide you with copies of this information relating to Wave Wireless (excluding all exhibits unless Wave Wireless has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Wave Wireless Corporation
1996 Lundy Avenue
San Jose, CA 95131
Attention: Corporate Secretary
(408) 943-4200

In order to receive timely delivery of the documents, you must make your requests no later than March 10, 2006.

-iv-

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed merger and the WaveRider special meeting.

General Questions and Answers

Q:	Why am I receiving this proxy statement/prospectus?

A:
Wave Wireless and WaveRider have agreed to combine their businesses under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. For specific information regarding the merger agreement, please refer to the section entitled “The Merger Agreement” beginning on page 45 of this proxy statement/prospectus.

In order to complete the merger, WaveRider stockholders must approve and adopt the merger agreement and approve the merger. WaveRider will hold a special meeting of its stockholders to obtain this approval. This proxy statement/prospectus contains important information about the merger and the WaveRider special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares of WaveRider common stock without attending the WaveRider special meeting.

Your vote is important. We encourage you to vote as soon as possible. For more specific information on how to vote, please see the questions and answers about the WaveRider special meeting below.

Q:	What is the merger?

A:
The merger is a proposed business combination between Wave Wireless and WaveRider where Wave Acquisition Corporation, a wholly owned subsidiary of Wave Wireless, will merge with and into WaveRider, with WaveRider surviving the merger and becoming a wholly owned subsidiary of Wave Wireless immediately following the merger.

Q:	Why are Wave Wireless and WaveRider proposing to merge? (see page 36)

A:
The boards of directors of Wave Wireless and WaveRider believe that the proposed merger will create a combined company that will establish a position as a worldwide provider of robust, wireless broadband applications and solutions. The merger will bring together Wave Wireless’ SPEEDLAN family of 2.4GHz, 4.9GHz and 5.8GHz mesh networking products and WaveRider’s Last Mile Solution® non-line-of-sight, fixed and mobile wireless 900MHz products to provide customers with a range of line-of-sight and non-line-of-sight products and services, and position the combined company as a leading worldwide provider of wireless broadband applications and solutions. For a detailed description of WaveRider’s reasons for the merger, please refer to the section entitled “The Merger—WaveRider’s Reasons for the Merger” beginning on page 36 of this proxy statement/prospectus.

Q:	How does WaveRider’s board of directors recommend that I vote? (see page 38)

A:
After careful consideration, WaveRider’s board of directors has determined that the merger with Wave Wireless is advisable, fair to and in the best interests of WaveRider and its stockholders and unanimously approved the merger agreement and the merger. Accordingly, WaveRider’s board of directors unanimously recommends that WaveRider stockholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger. For a description of the reasons underlying the recommendation of WaveRider’s board of directors with respect to the merger, please refer to the section of this proxy statement/prospectus entitled “The Merger—WaveRider’s Reasons for the Merger” beginning on page 36 of this proxy/statement/prospectus.  WaveRider's board of directors also unanimously recommends the WaveRider stockholders vote "FOR" the proposal to permit adjournment or postponement of the WaveRider special meeting.

Q:	What will I receive in the merger? (see page 45)

A:
If the merger is completed, it is expected that you will be entitled to receive approximately 1.3 shares of Wave Wireless common stock (subject to adjustment as described in the section entitled “The Merger Agreement—Conversion of WaveRider Common Stock in the Merger” on page 45 of this proxy statement/prospectus) for each share of WaveRider common stock that you own at the effective time of the merger. No fractional shares of Wave Wireless common stock will be issued in the merger. If you would otherwise be entitled to receive a fraction of a share of Wave Wireless common stock, you will receive an amount of cash equal to the value of the fractional share.

Q:	What should I do now?

A:	Please review this proxy statement/prospectus carefully and sign, date and return each proxy card and voting instruction card you receive as soon as possible.

Q:	Do I need to send in my WaveRider stock certificate now?

A:
No. You should not send in your WaveRider stock certificates now. Following the merger, a letter of transmittal will be sent to WaveRider stockholders informing them where to deliver their WaveRider stock certificates in order to receive shares of Wave Wireless common stock and any cash in lieu of a fractional share of Wave Wireless common stock. You should not send in your WaveRider common stock certificates prior to receiving this letter of transmittal.

Q:	What percentage of Wave Wireless capital stock will former WaveRider stockholders own after the merger? (see page 45)

A:
Following the merger, the former securityholders of WaveRider will own approximately 50% of the outstanding shares of Wave Wireless common stock on a fully-diluted basis, which assumes that all outstanding options and warrants to acquire shares of Wave Wireless common stock are exercised and that all outstanding shares of Wave Wireless’ convertible preferred stock are converted into shares of Wave Wireless common stock.

Q:	What vote is required to approve and adopt the merger agreement and approve the merger? (see page 31)

A:
Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of WaveRider’s voting stock outstanding on February 8, 2006, the record date for the WaveRider special meeting.

Q:	What vote is required to approve the proposal to permit adjournment or postponement of the WaveRider special meeting? (see page 31)

A:	The affirmative vote of the holders of a majority of the shares of WaveRider voting stock present in person or represented by proxy and entitled to vote thereon is necessary for this proposal to pass.

Q:	When do Wave Wireless and WaveRider expect to complete the merger?

A:
Wave Wireless and WaveRider are working toward completing the merger as quickly as possible and currently plan to complete the merger in Wave Wireless’ first fiscal quarter of 2006. However, the exact timing of the completion of the merger cannot be predicted because the merger is subject to approval of the stockholders of WaveRider, governmental and regulatory review processes and other conditions set forth in the merger agreement.

Q:	As a WaveRider stockholder, will I be able to trade the Wave Wireless common stock that I receive in connection with the merger? (see page 42)

A:
The shares of Wave Wireless common stock issued to you in connection with the merger will be freely tradable, unless you are an affiliate of WaveRider, and will be listed on the OTC Bulletin Board under the symbol “WVWC.” Persons who are deemed to be affiliates of WaveRider must comply with Rule 145 under the Securities Act of 1933, as amended, if they wish to sell or otherwise transfer any of the shares of Wave Wireless common stock that they receive in connection with the merger.

Q:	Am I entitled to appraisal rights? (see page 43)

A:	Yes. Under Nevada law, appraisal rights are available to WaveRider stockholders in connection with the merger.

Q:	What will happen to WaveRider’s outstanding options and warrants in the merger? (see page 53)

A:
All options and warrants to purchase shares of WaveRider common stock outstanding at the effective time of the merger will be assumed by Wave Wireless and will become exercisable for shares of Wave Wireless common stock. The number of shares of Wave Wireless common stock issuable upon the exercise of these options and warrants will be the number of shares of WaveRider common stock subject to the assumed option or warrant multiplied by the exchange ratio (subject to adjustment as described in the section entitled “The Merger Agreement—Conversion of WaveRider Common Stock in the Merger” on page 45 of this proxy statement/prospectus), rounded down to the nearest whole number of shares. The exercise price per share of each assumed WaveRider option and warrant will be equal to the exercise price of the assumed WaveRider option or warrant divided by the exchange ratio (subject to adjustment as described in the section entitled “The Merger Agreement—Conversion of WaveRider Common Stock in the Merger” on page 45 of this proxy statement/prospectus), rounded up to the nearest whole cent. Other than with respect to the number of shares subject to WaveRider’s outstanding options and warrants and the exercise price, both of which will be adjusted as described above, the assumed WaveRider options and warrants will continue to have the same terms and conditions as they had prior to the merger.

Q:	What will happen to WaveRider’s convertible debentures? (see page 46)

A:
As of December 31, 2005, Crescent International Ltd. (“Crescent”), held convertible debentures issued by WaveRider with a total outstanding principal amount of approximately $1.5 million. Prior to the completion of the merger, WaveRider will issue to Crescent a number of shares of WaveRider’s Series D Convertible Preferred Stock with an aggregate face value of $350,000 as consideration for Crescent’s agreement to: (i) not convert most of its convertible debentures into shares of WaveRider common stock prior to the merger, (ii) vote in favor of the merger, and (iii) exchange the convertible debentures and preferred shares for Wave Wireless’ equity securities in the merger. In the merger, all outstanding shares of WaveRider’s convertible preferred stock issued to Crescent and all of WaveRider’s outstanding convertible debentures will be converted, in the aggregate, into equity securities of Wave Wireless, as more fully described in the section entitled “The Merger Agreement—Conversion of WaveRider Convertible Debentures and Convertible Preferred Stock” on page 46 of this proxy statement/prospectus.

Q:	What are the tax consequences of the merger to me? (see page 41)

A:
Wave Wireless and WaveRider expect, but cannot assure you, that for United States federal income tax purposes you will not recognize gain or loss on your exchange of WaveRider common shares in the merger for shares of Wave Wireless common stock, except to the extent of the cash, if any, received in lieu of a fractional share of common stock of the combined company. It is possible, however, that you may recognize gain or loss in the exchange, to the extent of the difference between the fair market value of the Wave Wireless common stock and cash you receive in the merger and your adjusted tax basis in your shares of WaveRider common stock that you exchange therefor. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41.

Q:	What risks should I consider in deciding whether to vote in favor of approving and adopting the merger agreement and approving the merger? (see page 17)

A:
You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 17 which sets forth certain risks and uncertainties related to the merger, as well as risks and uncertainties to which the combined company’s business will be subject. Additionally, each of Wave Wireless and WaveRider are, as independent companies, subject to certain risks and uncertainties as more fully described in Wave Wireless’ Annual Report on Form 10-K/A and WaveRider’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004, each of which is available on the SEC website. The address of the SEC website is http://www.sec.gov.

Q:	How can I find out whether the stockholders of WaveRider approved the merger proposal?

A:	Wave Wireless and WaveRider intend to issue a joint press release announcing the voting results of the WaveRider special meeting promptly after the meeting is held.

Questions and Answers About the WaveRider Special Meeting

Q:	When and where will the WaveRider special meeting be held? (see page 30)

A:
The special meeting of WaveRider stockholders will begin promptly at 2:00 p.m., local time, at WaveRider’s headquarters located at 255 Consumers Road, Suite 500, Toronto, Ontario, M2J 1R4 on March 20, 2006. Check in will begin at 1:00 p.m. Please allow ample time for the check-in procedures.

Q:	How can I attend the WaveRider special meeting? (see page 31)

A:
You are entitled to attend the special meeting only if you were a WaveRider stockholder as of the close of business on February 8, 2006, the record date for the WaveRider special meeting, or you hold a valid proxy for the special meeting. You should be prepared to present valid government-issued photo identification for admittance to the special meeting. In addition, if you are a record holder, your name will be verified against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

Q:	How can I vote? (see page 32)

A:
You may direct your vote without attending the WaveRider special meeting. If you are a stockholder of record, you may vote by granting a proxy. If you hold shares of WaveRider in street name, you may vote by

•	completing, signing, dating and returning the proxy card in the pre-addressed envelope provided;

•	using the telephone; or

•	using the Internet.

For specific instructions on how to vote by telephone or through the Internet, please refer to the instructions on your proxy or voting instruction card. If you hold your shares of WaveRider common stock in a stock brokerage account or if your shares are held in street name, you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card used by your broker or nominee to see if you may vote using the telephone or the Internet. If you are a stockholder of record, you may also vote at the WaveRider special meeting. If you hold shares in street name, you may not vote in person at the WaveRider special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide instructions on how to vote. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:
Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If your shares are held in more than one name, you will receive more than one proxy or voting instruction card.

Q:	May I change my vote after I have mailed my signed proxy or voting instruction card or voted using the telephone or Internet? (see page 33)

A:	Yes. If you have completed a proxy, you may change your vote at any time before your proxy is voted at the WaveRider special meeting. You can do this in one of four ways:

•	send a written, dated notice to the Secretary of WaveRider at WaveRider’s principal executive offices stating that you would like to revoke your proxy;

•	complete, date and submit a new later-dated proxy card;

•	vote at a later date by telephone or by using the Internet; or

•	attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker or bank to vote your shares of WaveRider common stock by executing a voting instruction card or by using the telephone or Internet, you must follow the directions received from your broker or bank to change your instructions.

Q:	What happens if I do not indicate how to vote on my proxy card? (see page 32)

A:
If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and “FOR” the proposal to permit adjournment or postponement of the WaveRider special meeting.

Q:	What happens if I do not return a proxy card or vote? (see page 32)

A:
If you do not sign and send in your proxy card, vote using the telephone or Internet or vote at the special meeting or if you mark the “abstain” box on the proxy card, it will have the same effect as a vote against the approval and adoption of the merger agreement and approval of the merger. Moreover, failure to vote or give voting instructions to your broker or nominee for the WaveRider special meeting could make it more difficult to ensure that a quorum is present at the WaveRider special meeting. Therefore, whether or not you plan on attending the special meeting, you are urged to vote.

Q:	Who can answer my questions about the merger or WaveRider’s special meeting of stockholders?

A:
If you would like additional copies of this proxy statement/prospectus without charge or if you have any questions about the merger or WaveRider’s special meeting of stockholders, including the procedures for voting your shares, you should contact:

Investor Relations
WaveRider Communications Inc.
255 Consumers Road, Suite 500
Toronto, Ontario M2J 1R4
Phone: (416)502-3200
Email: investors@WaveRider.com

SUMMARY

The following is a summary of the information contained in this proxy statement/prospectus. This summary may not contain all of the information about the merger and the adjournment proposal that is important to you. For a more complete description of the merger and the adjournment proposal, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. You are encouraged to read the information under the heading “Risk Factors” beginning on page 17 of this proxy statement/prospectus for a discussion of important factors you should consider in connection with the merger. For more information, please see “Where You Can Find More Information” on page 123 of this proxy statement/prospectus.

The Merger and the Merger Agreement

Wave Wireless has agreed to acquire WaveRider under the terms of a merger agreement between the companies that is described in this proxy statement/prospectus. Under the terms of the merger agreement, Wave Acquisition Corporation, a newly formed, wholly-owned subsidiary of Wave Wireless, will merge with and into WaveRider with WaveRider surviving the merger as a wholly-owned subsidiary of Wave Wireless. Upon completion of the merger, it is anticipated that holders of WaveRider common stock will be entitled to receive approximately 1.3 shares of Wave Wireless common stock (subject to adjustment as described in the section entitled “The Merger Agreement—Conversion of WaveRider Common Stock in the Merger" on page 45 of this proxy statement/prospectus) for each share of WaveRider common stock that they then hold. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and we encourage you to read the merger agreement in its entirety.

Parties to the Merger

Wave Wireless Corporation
1996 Lundy Avenue
San Jose California 95131
(408) 943-4200

Wave Wireless develops, manufactures, and markets highly secure and reliable wireless mesh routers to the telecommunications market worldwide. Wave Wireless’ wireless mesh routers are designed to combine high performance, multiple operating frequencies and hardware AES encryption to provide networking professionals with flexible and scalable mesh routers for integrated network requirements of Internet access and private networks including security and surveillance requirements. Cellular and personal communications service (PCS) providers utilize Wave Wireless’ repair and maintenance business for a range of services required to support technical issues associated with the installation, maintenance and operation of refurbished legacy Wave Wireless licensed products. Wave Wireless is traded on the OTC Bulletin Board, under the symbol “WVWC.” For more information visit www.wavewireless.com or call 408-943-4200.

WaveRider Communications Inc.
255 Consumers Road, Suite 500
Toronto, Ontario M2J 1R4
(416) 502-3200

WaveRider Communications Inc. provides broadband wireless deployments and technologies. WaveRider’s Last Mile Solution® non-line-of-sight 900 MHz and 5.8 GHz networks enable communications providers to establish full-saturation coverage networks, deliver communications services, and generate a rapid return on their investment. WaveRider is committed to the development of standards-based wireless technologies that support advanced applications and address the needs of the North American and International markets. WaveRider is traded on the OTC Bulletin Board, under the symbol WAVR. For more information, visit www.waverider.com or call (416) 502-3200.

Wave Acquisition Corporation
1996 Lundy Avenue
San Jose California 95131
(408) 943-4200

Wave Acquisition Corporation is a newly formed, wholly owned subsidiary of Wave Wireless. Wave Acquisition Corporation was formed on December 28, 2005 solely to effect the merger and has not conducted any business during any period of its existence.

Recommendation of the WaveRider Board of Directors (see page 38)

After careful consideration, the WaveRider board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of WaveRider and its stockholders and unanimously approved the merger agreement and the merger. The WaveRider board of directors unanimously recommends that the WaveRider stockholders vote “FOR” the proposal to approve and adopt the merger agreement and to approve the merger and “FOR” the proposal to permit adjournment or postponement of the WaveRider special meeting.

Risk Factors (see page 17)

The “Risk Factors” beginning on page 17 of this proxy statement/prospectus, should be considered carefully by WaveRider stockholders in evaluating whether to approve and adopt the merger agreement and approve the merger. These risk factors should be considered along with any additional risk factors in the reports of Wave Wireless and WaveRider filed with the Securities and Exchange Commission and any other information included in this proxy statement/prospectus.

Special Meeting of Stockholders of WaveRider (see page 30)

WaveRider will hold a special meeting of its stockholders on March 20, 2006, at 2:00 p.m., local time, at WaveRider’s corporate headquarters located at 255 Consumers Road, Suite 500, Toronto, Ontario M2J 1R4, at which stockholders will be asked to vote upon a proposal to approve and adopt the merger agreement and approve the merger and a proposal to permit adjournment or postponement of the WaveRider special meeting.

All WaveRider Executive Officers and Directors Have Interests in the Merger (see page 39)

When WaveRider stockholders consider the recommendation of the WaveRider board of directors that they vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, WaveRider stockholders should be aware that all of the WaveRider directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as stockholders of WaveRider. These interests include:

•	the continued indemnification of current directors and officers of WaveRider under the merger agreement and the continuation of directors’ and officers’ liability insurance after the merger;

•
the retention of some of the officers of WaveRider as officers, employees or consultants of Wave Wireless or its subsidiaries, which include, Charles W. Brown, WaveRider’s Chief Executive Officer, who will become Chief Executive Officer of Wave Wireless, and T. Scott Worthington, WaveRider’s Chief Financial Officer, who will become Chief Financial Officer of Wave Wireless;

•	appointment of three WaveRider designees to the Wave Wireless board of directors, in addition to Mr. Brown; and

•	the assumption of WaveRider stock options by Wave Wireless.

For a more detailed description of the interests of the directors and executive officers of WaveRider, please see the section entitled “The Merger—Interests of WaveRider Directors and Executive Officers in the Merger” beginning on page 39 of this proxy statement/prospectus.

Conditions to Completion of the Merger (see page 54)

Several conditions must be satisfied or waived before we complete the merger, including those summarized below:

•	approval and adoption of the merger agreement and approval of the merger by the affirmative vote of holders of a majority of the shares of WaveRider voting stock outstanding on the record date;

•	absence of any law, regulation or order making the merger illegal or otherwise prohibiting or delaying the merger;

•	accuracy of each party’s respective representations and warranties in the merger agreement, except as would not have a material adverse effect on such party;

•	material compliance by each party with its covenants in the merger agreement; and

•	absence of any material change that has had or would have a material adverse effect on WaveRider.

WaveRider and Wave Wireless are Prohibited from Soliciting Other Offers (see page 51)

The merger agreement contains detailed provisions that prohibit WaveRider, Wave Wireless and their subsidiaries, and their officers and directors, from taking any action to solicit or engage in discussions or participate in negotiations with any person or group with respect to an acquisition proposal as defined in the merger agreement, including an acquisition that would result in the person or group acquiring more than a 15% interest in WaveRider’s total outstanding voting securities, a sale of more than 15% of WaveRider’s or Wave Wireless’, as the case may be, assets or a merger or other business combination. WaveRider and Wave Wireless are also required to use commercially reasonable efforts to cause their non-officer employees and advisors to comply with these restrictions. The merger agreement does not, however, prohibit WaveRider or its board of directors from considering, and in the event of a tender or exchange offer made directly to WaveRider stockholders potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

Wave Wireless and WaveRider May Terminate the Merger Agreement Under Specified Circumstances (see page 55)

Wave Wireless and WaveRider may terminate the merger agreement by mutual consent with the approval of their respective boards of directors. In addition, either Wave Wireless or WaveRider may terminate the merger agreement if:

•	the merger is not consummated by April 30, 2006;

•
a court or other governmental entity issues a final, non-appealable order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or prohibiting the merger; or

•	the WaveRider stockholders do not approve and adopt the merger agreement and approve the merger at the WaveRider special meeting.

Wave Wireless and WaveRider may terminate the merger agreement under other specified conditions described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” on page 55 of this proxy statement/prospectus.

Payment of a Termination Fee under Specified Circumstances (see page 55)

The merger agreement may be terminated by either Wave Wireless or WaveRider under specified circumstances. If the merger agreement is terminated, Wave Wireless or WaveRider may be required to pay to the other party a termination fee of up to $300,000.

Treatment of the Merger for United States Federal Income Tax Purposes (see page 41)

Wave Wireless and WaveRider expect, but cannot be certain, that for United States federal income tax purposes, the merger will be treated as a tax-free reorganization, with the result that WaveRider stockholders will not recognize gain or loss on the exchange of WaveRider common shares in the merger for shares of Wave Wireless common stock, except to the extent of the cash, if any, received in lieu of a fractional share of common stock of the combined company. Inconsistencies under existing law and uncertainties raised by proposed Treasury Regulations, however, create the possibility that the merger will not be treated as a “reorganization” for United States federal income tax purposes, but will instead be treated as a taxable sale of WaveRider common shares, with the result that stockholders will recognize gain or loss in the merger.

Accounting Treatment of the Merger (see page 42)

In accordance with United States generally accepted accounting principles, Wave Wireless will account for the merger under the purchase method of accounting for business combinations.

Dissenters’ Rights of Appraisal (see page 43)

Under Nevada law, the stockholders of WaveRider will be entitled to dissent from the merger and obtain cash payment for the fair value of their shares instead of the consideration provided for in the merger agreement.

Comparison of the Rights of Holders of Wave Wireless Common Stock and WaveRider Common Stock (see page 116)

Wave Wireless is incorporated under the laws of the State of Delaware and WaveRider is incorporated under the laws of the State of Nevada. WaveRider stockholders who receive shares of Wave Wireless common stock in connection with the merger will become holders of Wave Wireless common stock, and their rights as such will be governed by the laws of the State of Delaware and the certificate of incorporation and bylaws of Wave Wireless. For a more detailed description of the material differences between the rights of holders of Wave Wireless common stock and WaveRider common stock, please see the section entitled “Comparison of Rights of Holders of Wave Wireless common stock and WaveRider common stock” beginning on page 116 of this proxy statement/prospectus.

SUMMARY SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF WAVE WIRELESS

The table below presents a summary of selected historical consolidated financial data with respect to Wave Wireless as of the dates and for the periods indicated. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 2004, 2003 and 2002 and the historical balance sheet data as of December 31, 2004 and 2003 have been derived from Wave Wireless’ audited historical consolidated financial statements, which are included in this proxy statement prospectus beginning on page F-C1. The historical consolidated statement of operations data for the nine months ended September 30, 2005 and September 30, 2004 and the historical balance sheet data as of September 30, 2005 and 2004 have been derived from Wave Wireless’ unaudited interim condensed historical consolidated financial statements which are included in this proxy statement prospectus beginning on page F-B1. Operating results of the nine months ended September 30, 2005 and September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005 or any other period. In the opinion of Wave Wireless’ management, the accompanying unaudited financial data included all adjustments (consisting only of normal recurring adjustments) necessary for their fair presentation. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 2001 and 2000 and the historical balance sheet data as of December 31, 2002, 2001 and 2000 are derived from Wave Wireless’ audited historical consolidated financial statements which are not included in, or incorporated by reference into, this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

You should read the summary consolidated financial data set forth below in conjunction with Wave Wireless’ historical financial statements and related notes set forth on pages F-C1 through F-C37 of this proxy statement/prospectus and the section entitled “Wave Wireless Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 73 of this proxy statement/prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2003	2002	2001	2000	2005	2004
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenue	$24,175	$20,841	$29,686	$73,236	$183,606	$9,691	$19,897
Total cost of revenue (1)	18,720	20,604	30,777	94,890	160,965	7,028	15,009
Gross profit	5,455	237	(1,091)	(21,654)	22,641	2,663	4,888
Total operating expenses (2)(3)(4)	16,300	18,975	41,525	61,540	69,343	13,241	12,396
Loss from operations	(10,845)	(18,738)	(42,616)	(83,194)	(46,702)	(10,578)	(7,508)
Non-operating items (5)(6)(7)(8)(9)	7,525	5,852	(11,690)	7,656	(23,247)	(986)	7,942
Net income (loss)	$(3,320)	$(12,886)	$(54,306)	$(75,538)	$(69,949)	$(11,564)	$434
Preferred stock charges (10)	(2,548)	(1,521)	—	—	—	(3,829)	(2,132)

Net loss attributable to common stockholders	(5,868)	(14,407)	(54,306)	(75,538)	(69,949)	(15,393)	(1,698)
Basic and diluted loss per share (11)	$(0.56)	$(7.98)	$(63.77)	$(136.92)	$(134.40)	$(1.10)	$(0.16)
Shares used in computing basic and diluted loss per share	10,429	1,805	852	552	520	13,931	10,842

	As of December 31,					As of September 30,
	2004	2003	2002	2001	2000	2005	2004
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Total assets	$25,423	$34,565	$35,723	$92,234	$216,219	$17,361	$29,041
Working capital	1,283	(2,075)	(2,356)	(10,185)	76,823	(7,320)	1,730
Long-term portion of obligations	—	—	24,488	769	30,290	1,520	150
Redemable preferred stock (10)	6,106	4,231	—	—	—	—	5,849
Total stockholders' equity	$7,508	$9,753	$(15,350)	$24,256	$95,247	$3,870	$9,989

(1)
In 2004, this caption reflects charges of approximately $1.1 million for contractual losses and obsolescence of uncontracted inventory purchases. In 2003, this caption reflects charges of approximately $3.4 million related to excess and obsolete inventory. In 2002, this caption reflects charges of approximately $5.8 million related to excess and obsolete inventory. In 2001, this caption reflects charges of approximately $30 million related to excess inventory and inventory purchase commitments. In 2000, this caption reflects charges of $21.7 million related to excess inventory and purchase commitments.

(2)	In 2001, this caption reflects a $11.6 million charge for bad debt arising from the bankruptcy of a customer.
(3)	In 2002, 2001 and 2000, this caption reflects impairment and amortization charges made to Wave Wireless’ goodwill carrying value of $11.4 million, $8.0 million and $19.6 million, respectively.
(4)	In 2003, this caption reflects restructuring charges that were recorded due to exiting certain product lines. Restructuring charges were expensed when the loss was estimable and incurred.
(5)	In 2001, this caption reflects a realized gain on the sale of Wave Wireless’ RT Masts subsidiary.
(6)	In 2004, this caption reflects a restructuring gain of $7.5 million related to a contract settlement.
(7)	In 2000, this caption includes a $9.9 million charge to income tax expense, representing an increase in the valuation allowance against the carrying value of deferred tax assets.
(8)
Wave Wireless sold its PCNS subsidiary in 2003, which resulted in a loss of $1.5 million and accounted for the transaction as a discontinued operation. In accordance with applicable accounting standards, Wave Wireless restated its financial statements for all periods presented to exclude the operations of PCNS from continuing operations for all periods presented.

(9)
In 2002, this caption reflects a $5.5 million charge representing the cumulative effect of Wave Wireless’ change in accounting principle for accounting for goodwill. In 2002, this caption reflects a non-cash charge of approximately $1.5 million for the cumulative effect of the accounting change made to comply with SEC revenue recognition standards contained in Staff Accounting Bulletin SAB 101.

(10)
The carrying value of Wave Wireless’ redeemable preferred stock is discounted for the allocation of proceeds to warrants that were issued concurrent with the sale of redeemable preferred stock and beneficial conversion features embedded in the convertible instrument. Wave Wireless is accreting the redeemable preferred stock to its redemption value through periodic accretions that increase preferred stock and decrease retained earnings. Wave Wireless is required to display preferred stock accretions as an increase to loss applicable to common stockholders.

(11)
The per share amounts have been restated to give effect to a one-for-30 reverse stock split on July 19, 2004. The numerator for calculation of net loss per common share from continuing operations is Wave Wireless’ net loss from continuing operations for the respective period, less preferred stock dividends and accretions. The numerator for the calculation of net loss per common share from discontinued operations is Wave Wireless’ net loss from discontinued operations. The numerator for calculation of the per common share effect of the cumulative effects of accounting changes is the charge associated with the change in accounting principle. In all instances, the denominator, weighted average common shares outstanding, does not include stock options with an exercise price that exceeds the average fair market value of the underlying Wave Wireless common stock or other dilutive securities because the effect would be anti-dilutive.

SUMMARY SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF WAVERIDER

The tables below present summary selected historical consolidated financial data of WaveRider prepared in accordance with U.S. GAAP. You should read the information set forth below in conjunction with the selected consolidated financial data, the audited consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of the Financial Condition and Results of Operations of WaveRider. Among other things, this section includes a discussion of accounting changes, business combinations and dispositions of businesses affecting the comparability of the information reflected in the selected financial data.

The summary selected historical consolidated statements of operations for each of the fiscal years in the three year period ended December 31, 2004 and the summary selected historical consolidated balance sheet data as of December 31, 2004 and 2003 are derived from the audited consolidated financial statements of WaveRider and the related notes thereto, which are included in this proxy statement/prospectus beginning on page F-E1. The summary selected historical consolidated statement of operations data for the fiscal years ended December 31, 2001 and 2000 and the summary selected historical consolidated balance sheet data as of December 31, 2002, 2001 and 2000 are derived from audited consolidated financial statements that are not included in, or incorporated by reference into, this proxy statement/prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2003	2002	2001	2000	2005	2004
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenue	$9,542	$13,079	$9,009	$7,804	$4,133	$7,930	$7,388
Total cost of revenue	6,193	7,899	6,779	5,956	5,239	5,235	4,894
Gross profit	3,349	5,180	2,230	1,848	(1,106)	2,695	2,494
Total operating expenses	6,931	7,074	8,814	17,607	30,831	3,599	5,525
Loss from operations	(3,582)	(1,894)	(6,584)	(15,759)	(31,937)	(904)	(3,031)
Non-operating items	(1,943)	(308)	(4,666)	5,734	464	(180)	(2,010)
Net income (loss)	$(1,639)	$(1,586)	$(11,250)	$(21,493)	$(31,473)	$(1,084)	$(1,021)
Basic and diluted loss per share	$(0.11)	$(0.12)	$(1.07)	$(3.74)	$(5.92)	$(0.05)	$(0.07)
Shares used in computing basic and diluted loss per share	15,139	13,068	10,526	6,027	5,320	23,524	14,837

	As of December 31,					As of September 30,
	2004	2003	2002	2001	2000	2005	2004
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Total assets	$3,838	$5,486	$5,484	$4,645	$20,933	$3,168	$9,553
Working capital	409	(46)	2,296	780	7,331	(580)	127
Long-term obligations	1,579	653	777	6	2,060	891	707
Total stockholders' equity	$(873)	$(291)	$1,927	$1,660	$12,183	$(1,262)	$2,694

SELECTED UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL DATA

The following selected unaudited pro forma condensed consolidated financial data were prepared using the purchase method of accounting and are based upon the historical financial statements of Wave Wireless and WaveRider adjusted to give effect to the merger as if it had occurred on January 1, 2004 for the consolidated statement of operations data and on December 31, 2004 for the consolidated balance sheet data. After considering the criteria set forth in paragraphs 17-19 of Statement of Financial Accounting Standards No. 141, Wave Wireless and WaveRider have determined that, for accounting purposes, Wave Wireless is the acquiring entity in the merger (see page F-A4 of this proxy/statement/prospectus).  The pro forma financial information for the year ended December 31, 2004 has been developed from (a) the audited consolidated financial statements of Wave Wireless for the year ended December 31, 2004, which are included in this proxy statement/prospectus beginning on page F-C1, and (b) the audited consolidated financial statements of WaveRider for the year ended December 31, 2004, which are included in this proxy statement/prospectus beginning on page F-E1. The pro forma financial information for the nine months ended September 30, 2005 has been developed from (a) the unaudited condensed consolidated financial statements of Wave Wireless for the nine months ended September 30, 2005, which are included in this proxy statement/prospectus beginning on page F-B1, and (b) the unaudited consolidated financial statements of WaveRider for the nine months ended September 30, 2005, which are included in this proxy statement/prospectus beginning on page F-D1.

The selected unaudited pro forma condensed consolidated financial data is based on estimates and assumptions, which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Wave Wireless that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Wave Wireless.

This selected unaudited pro forma condensed consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed consolidated financial statements and accompanying notes contained elsewhere in this proxy/statement prospectus and the separate historical consolidated financial statements and accompanying notes of Wave Wireless and WaveRider included in this proxy statement/prospectus beginning on page F-1.

Selected Unaudited Pro Forma Condensed Consolidated Financial Data (1)
(in thousands, except per share amounts)

	Year ended December 31,	Nine months ended September 30,
	2004	2005
Pro forma consolidated statement of operations data:
Total revenue	$33,717	$17,621
Gross profit	8,804	5,358
Income (loss) from operations	(14,427)	(11,482)
Non-operating items	7,346	(903)
Net income (loss)	(7,081)	(12,385)
Preferred stock accretions and dividends	(2,548)	(3,829)
Net loss attributable to common shareholders	$(9,629)	$(16,214)
Basic and diluted net income (loss) per share	$(0.12)	$(0.20)
Shares used in computing basic and diluted net income (loss) per share	78,142	81,644

		As of September 30,
		2005
Pro forma consolidated balance sheet data:
Non-restricted cash and cash equivalents, short- and long-term investments		$854
Total assets		30,174
Working capital (deficiency)		(5,808)
Total long term liabilities		1,520
Total stockholders' equity		$15,237

(1)	See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” on page 56 of this proxy statement/prospectus.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents certain unaudited historical per share data and pro forma per share data of Wave Wireless and WaveRider after giving effect to the acquisition of WaveRider by Wave Wireless using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the acquisition been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Wave Wireless and WaveRider included in this proxy statement/prospectus beginning on page F-1, and the unaudited pro forma condensed combined consolidated financial data included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of Wave Wireless and WaveRider for the year ended December 31, 2004, the results of operations of Wave Wireless and WaveRider for the nine months ended September 30, 2005, and Wave Wireless’ financial position at September 30, 2005 with WaveRider’s financial position at September 30, 2005. No cash dividends have ever been declared or paid on Wave Wireless common stock or WaveRider common stock.

	Wave Wireless		WaveRider
Net income (loss) per share (diluted):		Net income (loss) per share (diluted):
Year ended December 31, 2004	($0.56)	Year ended December 31, 2004	($0.11)
Nine months ended September 30, 2005	($1.10)	Nine months ended September 30, 2005	($0.05)
Book value (deficit) per share (1):		Book value (deficit) per share (1):
December 31, 2004	$0.63	December 31, 2004	($0.05)
September 30, 2005	$0.28	September 30, 2005	($0.04)

	WaveWireless Pro Forma Combined	WaveRider Equivalent Pro Forma Combined (2)
Net income (loss) per share (diluted):
Year ended December 31, 2004	($0.12)	($0.08)
Nine months ended September 30, 2005	($0.20)	($0.04)
Book value (deficit) per share (1):
September 30, 2005	$0.19	($0.03)

(1)
Historical book value per share is computed by dividing stockholders’ equity by the number of shares of Wave Wireless or WaveRider common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of Wave Wireless common stock outstanding at the end of each period.

(2)
The WaveRider equivalent pro forma combined per share amounts are calculated by multiplying the Wave Wireless combined pro forma share amounts by the anticipated exchange ratio in the merger of approximately 1.3 shares of Wave Wireless common stock (subject to adjustment) for each share of WaveRider common stock.

COMPARATIVE PER SHARE MARKET PRICE DATA

Wave Wireless common stock trades on the OTC Bulletin Board under the symbol “WVWC.” WaveRider common stock trades on the OTC Bulletin Board under the symbol “WAVR.”

The following table shows, for the calendar quarters indicated, the high and low sale prices per share, adjusted for stock splits, reverse stock splits and stock dividends, of Wave Wireless common stock and WaveRider common stock as reported on the OTC Bulletin Board.

	Wave Wireless		WaveRider
Calendar Quarters	High	Low	High	Low
2004:
First Quarter	$6.00	$1.80	$3.50	$2.20
Second Quarter	2.31	1.17	2.50	0.90
Third Quarter	1.26	0.63	1.15	0.90
Fourth Quarter	0.66	0.38	0.35	0.22
2005:
First Quarter	0.59	0.10	0.29	0.05
Second Quarter	0.26	0.01	0.09	0.01
Third Quarter	0.34	0.15	0.06	0.03
Fourth Quarter	0.24	0.13	0.21	0.04
2006:
First Quarter (through February 8, 2006)	0.20	0.09	0.15	0.10

The following table shows the high and low sales prices per share of Wave Wireless common stock and WaveRider common stock, each as reported on the OTC Bulletin Board on (1) November 16, 2005, the last full trading day preceding the public announcement of the proposed merger of Wave Wireless and WaveRider had entered into the merger agreement, and (2) February 8, 2006, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus. The table also includes the equivalent high and low sales prices per share of WaveRider common stock on those dates. These equivalent high and low sales prices per share reflect the value of the Wave Wireless common stock that a WaveRider stockholder would receive for each share of WaveRider common stock if the merger were completed on either of those dates applying the anticipated exchange ratio of approximately 1.3 shares of Wave Wireless common stock (subject to adjustment) for each share of WaveRider common stock and using the closing sale price of Wave Wireless common stock on those dates.

	Wave Wireless Common Stock		WaveRider Common Stock		Equivalent Price Per Share
	High	Low	High	Low	High	Low
November 16, 2005	$0.16	$0.13	$0.07	$0.06	$0.21	$0.17
February 8, 2006	0.16	0.13	0.13	0.12	0.21	0.17

The above table shows only historical comparisons. These comparisons may not provide meaningful information to WaveRider stockholders in determining whether to approve and adopt the merger agreement and approve the merger. WaveRider stockholders are urged to obtain current market quotations for Wave Wireless and WaveRider common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve and adopt the merger agreement and approve the merger. See the section entitled “Where You Can Find More Information” on page 123 of this proxy statement/prospectus.

As of the record date, there were approximately 1,123 holders of record of WaveRider common stock.

Neither Wave Wireless nor WaveRider has ever declared or paid a cash dividend on its common stock. Wave Wireless and WaveRider currently intend to retain any future earnings to fund the growth and development of their businesses and do not anticipate paying any cash dividends in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Wave Wireless and its consolidated subsidiaries, on the one hand, or WaveRider and its consolidated subsidiaries, on the other, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including:

•	any projections of earnings, revenues, synergies, cost savings or other financial items;

•
any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings and approvals relating to the merger;

•	any statements concerning proposed new products, services or developments;

•	any statements regarding future economic conditions or performance;

•	any statements regarding outcome of claims and litigation;

•	any statements of belief; and

•	any statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above include:

•	the difficulty of keeping expense growth at modest levels while increasing revenues;

•	the challenges of integration associated with the merger and the challenges of achieving anticipated synergies;

•	the possibility that the merger may not close;

•	the assumption of maintaining revenues on a combined company basis following the close of the merger; and

•	other risks that are described in the section entitled “Risk Factors,” which follows on the next page, and in the documents that are incorporated by reference into this proxy statement/prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Wave Wireless and WaveRider could differ materially from the expectations in these statements. Wave Wireless and WaveRider are not under any obligation and do not intend to update their respective forward-looking statements.

RISK FACTORS

Wave Wireless and WaveRider will operate as a combined company in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond the combined company’s control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to Wave Wireless and WaveRider or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Wave Wireless and WaveRider as a combined company.

Risks Related to the Merger

Although Wave Wireless and WaveRider expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

The failure of the combined company to meet the challenges involved in integrating the operations of Wave Wireless and WaveRider successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger will depend in part on the successful integration of technology, products, services, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the business, controls and procedures of the combined company. The challenges involved in this integration include the following:

•	successfully combining product and service offerings;

•	coordinating research and development activities to enhance introduction of new products and services;

•	preserving customer, distribution, reseller, manufacturing, supplier and other important relationships of both Wave Wireless and WaveRider and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from other strategic opportunities and operational matters;

•	addressing differences in the business cultures of Wave Wireless and WaveRider, maintaining employee morale and retaining key employees; and

•	coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance, local laws and regulations.

The combined company may not successfully integrate the operations of Wave Wireless and WaveRider in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits of the merger are based on projections and assumptions, including successful integration, not actual experience. In addition to the integration risks discussed above, the combined company’s ability to realize these benefits could be adversely affected by practical or legal constraints on its ability to combine operations.

Neither Wave Wireless nor WaveRider has obtained fairness or other opinions regarding the fairness of the proposed merger to WaveRider’s or Wave Wireless’ shareholders.

No professional opinion of legal counsel, public accountants, or investment bankers was obtained regarding the fairness of the proposed merger to either company’s shareholders. The consideration to be received by the stockholders of WaveRider and the other terms of the merger were determined by the board of directors of Wave Wireless and WaveRider, following a recommendation from their respective management, and may not reflect the value of the net assets of either company if an independent third party had been involved in negotiation of the terms of the merger.

The shares of Wave Wireless common stock that WaveRider stockholders will receive as part of the merger consideration may not maintain their value.

At the closing of the merger, each share of WaveRider common stock is expected to be exchanged for approximately 1.3 shares of Wave Wireless common stock (subject to adjustment as described in the section entitled “The Merger Agreement—Conversion of WaveRider Common Stock in the Merger” on page 45 of this proxy statement/prospectus). There will be no adjustment in the number of shares of Wave Wireless common stock issued to WaveRider stockholders (or reserved for issuance pursuant to assumed WaveRider stock options and warrants) because of changes in the market price of either Wave Wireless common stock or WaveRider common stock. Accordingly, the specific dollar value of Wave Wireless common stock that WaveRider stockholders will receive upon the merger’s completion will depend entirely upon the market value of Wave Wireless common stock at the time the merger is completed. This value may substantially decrease from the date you submit your proxy. Moreover, completion of the merger may occur some time after WaveRider stockholder approval has been obtained, so that the specific dollar value of Wave Wireless common stock that WaveRider stockholders will receive upon the merger’s completion may substantially decrease from the date of the special meeting of WaveRider stockholders. In addition, WaveRider or Wave Wireless may only terminate the merger agreement or refuse to complete the merger in certain limited circumstances which do not include changes in the dollar value of Wave Wireless common stock or WaveRider common stock. The share prices of Wave Wireless common stock and WaveRider common stock are subject to the general price fluctuations in the market for publicly-traded equity securities, and the prices of both companies’ common stock have experienced volatility in the past. Wave Wireless and WaveRider urge you to obtain recent market quotations for Wave Wireless common stock and WaveRider common stock. Neither Wave Wireless nor WaveRider can predict or give any assurances as to the respective market prices of its common stock at any time before or after the completion of the merger.

Wave Wireless common stock is considered “penny stock,” which may severely limit the ability of the holders of Wave Wireless common stock to sell their shares.

Effective March 10, 2003, Wave Wireless common stock commenced trading electronically on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., resulting in a less liquid market to trade shares of Wave Wireless common stock, relative to the liquidity provided by the NASDAQ National Market or the NASDAQ Small Cap Market, where Wave Wireless common stock previously was listed. In addition, Wave Wireless common stock is subject to the Securities Exchange Commission’s “penny stock” regulation. For transactions covered by this regulation, broker-dealers must make a special suitability determination for the purchase of the securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules generally require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell Wave Wireless common stock and may affect the ability of holders to sell Wave Wireless common stock in the secondary market, and the price at which a holder can sell Wave Wireless common stock.

Wave Wireless’ stock price has been volatile and has experienced significant decline, and it may continue to be volatile and decline.

Wave Wireless common stock is thinly traded on the OTC Bulletin Board. The market for Wave Wireless common stock may continue to be an inactive market, and the market price of Wave Wireless common stock may experience significant volatility. In recent years, the stock market in general, and the market for shares of small capitalization technology stocks in particular, have experienced extreme price fluctuations. These fluctuations have often negatively affected small cap companies such as Wave Wireless, and may impact its ability to raise equity capital during periods of limited liquidity. Companies with liquidity problems also often experience downward stock price volatility. Wave Wireless believes that factors such as announcements of developments related to its business (including any financings or any resolution of liabilities), announcements of technological innovations or new products or enhancements by Wave Wireless or its competitors, developments in the emerging countries’ economies, sales by competitors, sales of significant volumes of Wave Wireless common stock into the public market, developments in its relationships with customers, partners, lenders, distributors and suppliers, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results that differ from analysts’ expectations, regulatory developments and fluctuations in results of operations could and have caused the price of Wave Wireless common stock to fluctuate widely and decline over the past two years. The market price of Wave Wireless common stock may continue to decline, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to Wave Wireless’ performance, and Wave Wireless stockholders may not be able to resell shares of Wave Wireless common stock at or above the price paid for those shares.

Wave Wireless and WaveRider each expect to incur significant costs associated with the merger which could leave the combined company with inadequate working capital to support its business plan.

Wave Wireless estimates that it will incur direct transaction costs of approximately $300,000 in cash associated with the merger, which will be included as part of the total purchase price for financial accounting purposes. In addition, WaveRider estimates that it will incur direct transaction costs of approximately $100,000 in cash, which will be recognized as expenses as incurred. Wave Wireless and WaveRider believe the combined entity may incur charges to operations, which cannot be reasonably estimated at this time, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies and such costs may adversely affect the financial results, operations and available cash of Wave Wireless, WaveRider or the combined company. These costs could leave Wave Wireless and WaveRider with insufficient working capital to support their operations. In addition, there can be no assurance that either company will be able to raise additional capital or that either company will be able to do so on terms that are not highly dilutive to existing stockholders.

The stock prices and businesses of Wave Wireless and WaveRider may be adversely affected if the merger is not completed.

Completion of the merger is subject to a number of closing conditions, including approval of WaveRider’s stockholders, and WaveRider may be unable to obtain such approval on a timely basis or at all. If the merger is not completed, the price of Wave Wireless common stock and WaveRider common stock may decline to the extent that the current market prices of Wave Wireless common stock and WaveRider common stock reflect a market assumption that the merger will be completed. In addition, either company’s operations may be harmed to the extent that customers, distributors, resellers and others believe that it cannot effectively compete in the marketplace without the merger, or there is uncertainty surrounding the future direction of the product and service offerings and strategy of Wave Wireless or WaveRider on a standalone basis. If the merger is not completed, Wave Wireless and WaveRider would not derive the strategic benefits expected to result from the merger, which could adversely affect their respective businesses. Wave Wireless and WaveRider will also be required to pay significant costs incurred in connection with the merger, including legal, accounting and a portion of the financial advisory fees, whether or not the merger is completed. In addition, under specified circumstances described in the section entitled “The Merger Agreement—Payment of Termination Fee” beginning on page 55 of this proxy statement/prospectus, WaveRider or Wave Wireless may be required to pay to the other party a termination fee of up to $300,000 in connection with the termination of the merger agreement. These costs could leave Wave Wireless and WaveRider with insufficient working capital to support their operations. In addition, there can be no assurance that either company will be able to raise additional capital or that either company will be able to do so on terms that are not highly dilutive to existing stockholders.

Some of the directors and executive officers of WaveRider have interests and arrangements that could affect their decision to support or approve the merger.

When considering the WaveRider board of directors’ recommendation that the WaveRider stockholders vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, WaveRider stockholders should be aware that the directors and executive officers of WaveRider have interests in the merger that may be different from, or in addition to, the interests of WaveRider stockholders. These interests include:

•	the continued indemnification of current directors and officers of WaveRider under the merger agreement and the continuation of directors’ and officers’ liability insurance after the merger;

•
the retention of some of the officers of WaveRider as officers, employees or consultants of Wave Wireless or its subsidiaries, including, Charles W. Brown, WaveRider’s Chief Executive Officer, who will become Chief Executive Officer of Wave Wireless, and T. Scott Worthington, WaveRider’s Chief Financial Officer, who will become Chief Financial Officer of Wave Wireless;

•	appointment of three WaveRider designees to the Wave Wireless board of directors, in addition to Messrs. Brown and Bruce Sinclair, WaveRider’s former Chief Executive Officer; and

•	the assumption of WaveRider stock options by Wave Wireless.

These interests, among others, may influence the WaveRider directors in recommending that you vote in favor of the proposal to approve and adopt the merger agreement and approve the merger. For a more detailed description of the interests of the directors and executive officers of WaveRider, please see the section entitled “The Merger—Interests of WaveRider Directors and Executive Officers in the Merger” beginning on page 31 of this proxy statement/prospectus.

Charges to future earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Wave Wireless common stock following the merger.

In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to future earnings that could have a material adverse effect on the market value of Wave Wireless common stock following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to WaveRider’s net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. These amortization and potential impairment charges could have a material adverse impact on the combined company’s results of operations.

Uncertainty regarding the merger may cause customers, distributors, resellers and others to delay or defer decisions concerning the purchase of Wave Wireless’ and WaveRider’s products or services which may harm either company’s results of operations.

Because the merger is subject to a number of closing conditions, there may be uncertainty regarding its completion. This uncertainty may cause customers, distributors, resellers and others to delay or defer decisions concerning the purchase of Wave Wireless’ or WaveRider’s products or services, which could negatively affect their businesses and results of operations. Prospective customers could also be reluctant to purchase the products and services of Wave Wireless, WaveRider or the combined company due to uncertainty about the direction of their respective products and services, and willingness to support and service existing products which may be discontinued. In addition, customers, distributors, resellers and others may also seek to change existing agreements with Wave Wireless or WaveRider as a result of the merger. These and other actions by customers, distributors, resellers and others could negatively affect Wave Wireless’ and WaveRider’s businesses and results of operations.

Wave Wireless, WaveRider and the combined company must continue to retain and motivate executives and other key employees and recruit new employees, which may be difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm Wave Wireless, WaveRider and the combined company.

In order to be successful, during the period before the merger is completed, each of Wave Wireless and WaveRider must continue to retain and motivate executives and other key employees and recruit new employees. Experienced personnel in the networking and network security industries are in high demand and competition for their talents is intense. Employees of Wave Wireless or WaveRider may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. These potential distractions of the merger may adversely affect each company’s ability to attract, motivate and retain executives and key employees and keep them focused on the strategies and goals of the combined company. Any failure by Wave Wireless or WaveRider to retain and motivate executives and key employees during the period prior to the completion of the merger could seriously harm their respective businesses, as well as the business of the combined company.

The market price of the shares of Wave Wireless common stock may be affected by factors different from or in addition to those affecting the shares of WaveRider common stock.

Upon completion of the merger, holders of WaveRider common stock will become holders of Wave Wireless common stock. An investment in Wave Wireless common stock has different risks than an investment in WaveRider common stock. Former holders of WaveRider common stock will be subject to risks associated with Wave Wireless upon exchange of their shares of WaveRider common stock for Wave Wireless common stock in the merger, some of which are described below in the section entitled “—Risks Related to Wave Wireless” beginning on page 21 of this proxy statement/prospectus.

Wave Wireless’ and WaveRider’s obligation to pay a termination fee under certain circumstances and the restrictions on their ability to solicit other acquisition proposals may discourage other companies from trying to acquire Wave Wireless or WaveRider.

Until the merger is completed or the merger agreement is terminated, with limited exceptions, the merger agreement prohibits Wave Wireless and WaveRider from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than WaveRider or Wave Wireless, respectively. Wave Wireless and WaveRider have agreed to pay to the other party a termination fee of up to $300,000 under specified circumstances. These provisions could discourage other companies from trying to acquire Wave Wireless or WaveRider even though they might be willing to offer greater value to Wave Wireless’ or WaveRider’s stockholders than the proposed merger.

Risks Related to Wave Wireless

Wave Wireless needs additional financing and the failure to obtain additional financing will adversely affect its business.

Wave Wireless needs additional financing to continue operations, as its core business product sales are still significantly below levels necessary to achieve positive cash flow. From inception to December 31, 2004, Wave Wireless’ aggregate net loss is approximately $369.0 million. Wave Wireless’ cash position has declined to $376,000 at December 31, 2005. Wave Wireless had negative working capital of $6.7 million as of December 31, 2005. As of January 27, 2006, Wave Wireless has issued $1,025,000 in convertible notes due March 31, 2006. To continue as a going concern, Wave Wireless will be required to immediately secure additional debt or equity capital. To address its liquidity requirements, Wave Wireless is aggressively reducing expenses in connection with the implementation of its restructuring plan and also needs to conduct additional debt or equity financings to meet its current and anticipated working capital needs. No assurances can be given that Wave Wireless will be successful in its restructuring plan, or in its attempts to issue raise additional debt or equity financing.

Wave Wireless’ prospects for obtaining additional financing are uncertain and failure to obtain needed financing will affect its ability to continue as a going concern.

Wave Wireless’ independent registered public accountants’ opinion on its 2004 consolidated financial statements includes an explanatory paragraph indicating substantial doubt about Wave Wireless’ ability to continue as a going concern. To continue as a going concern, Wave Wireless will have to increase its sales, and possibly induce its creditors to forebear or to convert to equity, raise additional equity financing, and/or raise new debt financing. Wave Wireless may not accomplish these tasks. In the event Wave Wireless is unable to raise additional debt or equity financing, or otherwise improve its liquidity position, Wave Wireless will not be able to continue as a going concern. Wave Wireless future capital requirements will depend upon many factors, including the success of its restructuring plan, the continuation of its RMA Business, development costs of new products and related software, potential acquisition opportunities, maintenance of adequate manufacturing facilities and contract manufacturing agreements, progress of research and development efforts, expansion of marketing and sales efforts, and status of competitive products. Additional financing may not be available in the future on acceptable terms or at all. Wave Wireless’ history of substantial operating losses could also severely limit its ability to raise additional financing. If Wave Wireless is unable to obtain additional financing, Wave Wireless may need to seek the protection of the bankruptcy courts and your Wave Wireless shares may become worthless.

Wave Wireless may not be able to repay its existing debt and any repayment of its debt with shares of Wave Wireless stock or by raising additional funds may result in significant dilution to its stockholders.

At December 31, 2005, Wave Wireless owed, including accrued but unpaid interest, an aggregate amount of $4.2 million to SDS Capital Group SPC, Ltd (“SDS”). Interest accrues on such debt at an annual interest rate of 8%, and this rate increases to 10% on April 1, 2006 through the maturity date of the loan, December 31, 2006. Wave Wireless may make the principal and interest payments under our Debenture Facility in either shares of its common stock, cash or a combination of both. In addition, given the recent price for Wave Wireless’ common stock, if it makes the required amortization payments on the Debenture Financing using Wave Wireless’ common stock, or raise additional funds by issuing equity securities, additional significant dilution to its stockholders will result.

In addition, Wave Wireless owes approximately $1,025,000 under the terms of certain Convertible Notes, and it is currently anticipated that it will issue additional Convertible Notes to satisfy its working capital needs. Interest and accrued interest under the terms of the Convertible Notes mature on March 31, 2006, in the event such Convertible Notes are not previously converted into shares of common stock in connection with an Equity Financing, or otherwise. Wave Wireless may not be able to make the required payments to the holders of the Convertible Notes, or successfully close an Equity Financing. In the event Wave Wireless is not able to close an Equity Financing, and the holders of the Convertible Notes do not otherwise convert the Convertible Notes into shares of Wave Wireless’ common stock, Wave Wireless will be unable to repay principal and accrued interest under the Convertible Notes.

Wave Wireless may not be able to make its debenture facility installment payments in shares of its common stock, and its failure to do so would adversely affect its business.

Under Wave Wireless’ Debenture Facility, it may not issue shares of common stock to make the quarterly installment payments if the issuance of such shares would result in SDS beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act) more than 9.9% of all of the common stock outstanding at such time. Because of this limitation, Wave Wireless issued SDS shares of Series F Preferred Stock, in lieu of common stock, to make the required amortization payment due June 30, 2005. SDS may waive this ownership blocker, or agree in the future to accept additional shares of preferred stock in lieu of common stock, but it is not obligated to do so. In the event that Wave Wireless is prevented from making an installment payment in shares of common stock due to the ownership blocker, or SDS is unwilling to accept preferred stock in lieu of common stock, and SDS does not waive compliance with this provision, then Wave Wireless may be required to issue preferred stock, or default on its payment obligations under the Debenture Facility. If Wave Wireless is unable to obtain additional financing, Wave Wireless may need to seek the protection of the bankruptcy courts and your Wave Wireless shares may become worthless.

Future sales of Wave Wireless’ convertible securities could lower its stock price and adversely affect its ability to raise additional capital in subsequent financings.

As of December 31, 2005, Wave Wireless had issued and outstanding warrants, convertible preferred stock and employee stock options, convertible into 34,364,425 shares of its common stock. In the event of conversion or exercise of any of these convertible securities, future sales of Wave Wireless common stock or the perception that future sales will occur could have a significant negative effect on the market price of Wave Wireless common stock. If the market price of Wave Wireless common stock continues to decrease, Wave Wireless may not be able to conduct additional financings in the future on acceptable terms or at all, and its ability to raise additional capital will be significantly limited.

As a result of its restructuring plan, Wave Wireless’ revenue will decrease substantially.

As a result of the restructuring plan, Wave Wireless’ revenue has decreased substantially. While management believes that a consequence of the restructuring plan will be to ultimately return Wave Wireless to profitability, no assurances can be given that it will achieve the objectives of the restructuring plan, or that sales of its remaining product lines will sufficiently increase to allow it to achieve positive cash flow from operations. Until sales levels in its remaining product lines sufficiently increase, Wave Wireless’ business, financial condition and results of operations will continue to be adversely affected.

Wave Wireless relies on a limited number of customers for a material portion of its sales. The loss of or reduction in sales to any of its customers could harm its business, financial condition and results of operation.

For the year ended December 31, 2005, sales to Wave Wireless’ top four customers accounted for 59% of total sales. Wave Wireless expects that a limited number of customers will continue to account for a significant portion of its sales for the foreseeable future. The loss of, or diminution in sales to, any one of these customers would have an immediate and material adverse effect on Wave Wireless’ sales. If it is unsuccessful in obtaining significant new customers or if one of its top customers or several small customers cancel or delay their orders for its products, then Wave Wireless’ business and prospects could be harmed which may cause the price of its common stock to decline. Wave Wireless’ customer concentration also results in concentration of credit risk. As of December 31, 2005, three customers accounted for 74% of Wave Wireless’ total accounts receivable balances. If any one of these customers is unable to fulfill its payment obligations to Wave Wireless, its revenue could decline significantly.

As a result of its restructuring plan, Wave Wireless is substantially dependent on its RMA business, and a reduction in sales attributable to its RMA business will materially harm its results of operations.

For the years ended December 31, 2004 and 2005 sales of refurbished licensed products in connection with Wave Wireless’ RMA Business was $11.2 million and $6.4 million, or 46% and 54% of total sales, respectively. Total sales of refurbished licensed products in connection with Wave Wireless’ RMA Business will decline over time as its customers determine to replace existing radios with new product, rather than send them to Wave Wireless for continued repair and maintenance. In addition, Wave Wireless’ customers may elect to source refurbished licensed products from third parties rather than us, as was the case in the quarter ended September 30, 2005, when one of Wave Wireless’ customers elected to use a third party other than Wave Wireless for its repair and maintenance needs. No assurances can be given that Wave Wireless will not lose additional customers in the future, or that customers will not elect to purchase new licensed products from third parties rather than send them to Wave Wireless for repair and maintenance. In the event of a further reduction in the sale of refurbished licensed products, Wave Wireless’ results of operations will be materially harmed.

Wave Wireless’ operating results in the past are not anticipated to reflect its operating results in the future, which make its results of operation difficult to predict.

As a result of restructuring plan, Wave Wireless’ future operating results will vary significantly from its past operating results. Factors that will significantly affect Wave Wireless’ operating results include the following:

•	the divesture of certain licensed product lines, that in the years ended December 31, 2004 and 2005, contributed approximately $8.1 million and $9.1 million in revenue to Wave Wireless, respectively;

•
the increased reliance on Wave Wireless’ RMA Business, that in the years ended December 31, 2004, and 2005, contributed approximately $11.2 million and $6.4 million in revenue to Wave Wireless, respectively, and the risk that sales attributable to the RMA Business will decline over time; and

•
the increased reliance on the sale of unlicensed radio products, that in the years ended December 31, 2004 and 2005, contributed approximately $5.1 million and $2.7 million in revenue to Wave Wireless, respectively.

Wave Wireless faces substantial competition and may not be able to compete effectively.

Wave Wireless faces intense competition worldwide from a number of leading telecommunications equipment and technology suppliers. These companies offer a variety of competitive products and services. These companies include Alvarion, Nortel, Proxim, Tropos Networks, Motorola, Trango Systems, Belair Networks, Firetide and Tranzeo Wireless Technologies. Many of these companies have greater financial resources and production, marketing, manufacturing, engineering and other capabilities than we have. Wave Wireless faces actual and potential competition not only from these established companies, but also from start-up companies that are developing and marketing new commercial products and services.

The principal elements of competition in Wave Wireless’ market and the basis upon which customers may select its systems include price, performance, software functionality, perceived ability to continue to be able to meet delivery requirements, and customer service and support. Recently, certain competitors have announced the introduction of new competitive products, including related software tools and services, and the acquisition of other competitors and competitive technologies. Wave Wireless expects competitors to continue to improve the performance and lower the price of their current products and services and to introduce new products and services or new technologies that provide added functionality and other features. New product and service offerings and enhancements by Wave Wireless’ competitors could cause a decline in its sales or loss of market acceptance of Wave Wireless’ systems. New offerings could also make Wave Wireless’ systems, services or technologies obsolete or non-competitive. In addition, Wave Wireless is experiencing significant price competition and Wave Wireless expects that competition will intensify.

Wave Wireless does not have the customer base or other resources of more established companies, which makes it difficult for Wave Wireless to address the liquidity and other challenges that it faces.

Wave Wireless has not developed a large installed base of its wireless mesh routers or the kind of close relationships with a broad base of customers of a type enjoyed by larger, more developed companies, which would provide a base of financial performance from which to launch strategic initiatives and withstand business reversals. In addition, Wave Wireless has not built up the level of capital often enjoyed by more established companies, so Wave Wireless faces serious challenges in financing Wave Wireless’ continued operations. Wave Wireless may not be able to successfully address these risks.

Wave Wireless relies on third party manufacturers and suppliers and any failure of or interruption in the manufacturing, services or products provided by these third parties could harm Wave Wireless’ business.

Wave Wireless relies on third-party manufacturers for the manufacturing, repair and maintenance of a substantial portion of its products. Wave Wireless has limited internal manufacturing, repair and maintenance capacity, which may not be sufficient to fulfill customers’ requirements. Wave Wireless’ contract service providers may not be able to react to Wave Wireless’ demands on a timely basis. In addition, certain components and subassemblies necessary for the manufacture of Wave Wireless’ systems are obtained from a sole supplier or a limited group of suppliers.

Wave Wireless’ reliance on third-party manufacturers, service providers and suppliers involves risks. From time to time, Wave Wireless has experienced an inability to obtain, or to receive in a timely manner, an adequate supply of finished products and required components and subassemblies. This inability has been due to a variety of factors, including, in some cases, Wave Wireless’ financial condition. As a result of Wave Wireless’ reliance on these third parties, Wave Wireless has reduced control over the price, timely delivery, reliability and quality of finished products, components and subassemblies. Any failure by us, or Wave Wireless’ contract manufacturers to repair, maintain, manufacture, assemble and ship systems and meet customer demands on a timely and cost-effective basis could damage relationships with customers and have a material adverse effect on Wave Wireless’ business, financial condition and results of operations.

Wave Wireless’ business depends on the acceptance of its products and services, and it is uncertain whether the market will accept and demand its products and services at levels necessary for success.

Wave Wireless’ future operating results depend upon the continued growth and increased availability and acceptance of its products in the U.S. and internationally. The volume and variety of wireless telecommunications products or the markets for and acceptance of Wave Wireless’ products may not continue to grow as expected. The growth of these products may also fail to create anticipated demand for Wave Wireless’ products. Predicting which segments of these markets will develop and at what rate these markets will grow is difficult.

Due to its international sales and operations, Wave Wireless is exposed to business, political, regulatory, operational, financial and economic risks, any of which could increase its costs and hinder its growth.

As a result of Wave Wireless’ current heavy dependence on international markets, especially in the United Kingdom, the European continent, the Middle East, and Latin America, Wave Wireless faces business, political, regulatory, operational, financial and economic risks that are often more volatile than those commonly experienced in the United States. Approximately 92% and 89% of Wave Wireless’ sales in the year ended December 31, 2003 and December 31, 2004, respectively, were made to customers located outside of the United States. Due to political and economic instability in new markets, economic, political and foreign currency fluctuations may be even more volatile than conditions in developed countries. Countries in the Asia/Pacific, African, and Latin American regions have in recent years experienced weaknesses in their currency, banking and equity markets. These weaknesses have adversely affected and could continue to adversely affect demand for Wave Wireless’ products.

Wave Wireless faces risks associated with currency exchange rate fluctuations.

Approximately 89% and 90% of Wave Wireless’ sales in the years ended December 31, 2004 and 2005 were made to customers located outside of the United States and a larger portion of Wave Wireless’ revenues is denominated in foreign currencies. Historically, Wave Wireless’ international sales have been denominated in British pounds sterling, Euros or United States dollars. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on Wave Wireless’ reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact its revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. For example, a decrease in the value of British pounds or Euros relative to United States dollars, if not hedged, will result in an exchange loss for Wave Wireless if it has Euro or British pounds sterling denominated sales. Conversely, an increase in the value of Euro and British pounds sterling will result in increased margins for us on Euro or British pounds sterling denominated sales as Wave Wireless’ functional currency is in United States dollars. For international sales that Wave Wireless would require to be United States dollar-denominated, such a decrease in the value of foreign currencies could make Wave Wireless’ systems less price-competitive if competitors choose to price in other currencies and could adversely affect its financial condition. Historically, Wave Wireless has not engaged in exchange rate-hedging activities. Although Wave Wireless may implement hedging strategies to mitigate this risk, these strategies may not eliminate Wave Wireless’ exposure to foreign exchange rate fluctuations and involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

Governmental regulations affecting markets in which Wave Wireless competes could adversely affect its business and results of operations.

Radio communications are extensively regulated by the United States and foreign governments as well as by international treaties. Wave Wireless systems must conform to a variety of domestic and international requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. Historically, in many developed countries, the limited availability of radio frequency spectrum has inhibited the growth of wireless telecommunications networks. Each country’s regulatory process differs. To operate in a jurisdiction, Wave Wireless must obtain regulatory approval for its systems and comply with differing regulations.

Regulatory bodies worldwide continue to adopt new standards for wireless telecommunications products. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installment of communications systems by Wave Wireless customers and Wave Wireless. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of operations. Those regulations or changes in interpretation could require Wave Wireless to modify its products and services and incur substantial costs in order to comply with the regulations and changes.

In addition, Wave Wireless is also affected by domestic and international authorities’ regulation of the allocation and auction of the radio frequency spectra. Equipment to support new systems and services can be marketed only if permitted by governmental regulations and if suitable frequency allocations are auctioned to service providers. Establishing new regulations and obtaining frequency allocation at auction is a complex and lengthy process. If PCS operators and others are delayed in deploying new systems and services, Wave Wireless could experience delays in orders. Similarly, failure by regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on Wave Wireless results. In addition, delays in the radio frequency spectra auction process in the United States could delay Wave Wireless’ ability to develop and market equipment to support new services. Wave Wireless operates in a regulatory environment subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact Wave Wireless operations by restricting its development efforts and those of its customers, making current systems obsolete or increasing competition. Any such regulatory changes, including changes in the allocation of available spectra, could have a material adverse effect on Wave Wireless’ business, financial condition and results of operations. Wave Wireless may also find it necessary or advisable to modify its systems and services to operate in compliance with these regulations. These modifications could be expensive and time-consuming.

Third parties may sue Wave Wireless for intellectual property infringement that, if successful, could require us to pay significant damage awards or licensing fees.

Wave Wireless cannot be certain that it does not and will not infringe the intellectual property rights of others. Wave Wireless may be subject to legal proceedings and claims in the ordinary course of Wave Wireless’ business and third parties may sue it for intellectual property infringement or initiate proceedings to invalidate its intellectual property. Any intellectual property claims, whether or not meritorious, could result in costly litigation and could divert management resources and attention. Moreover, should Wave Wireless be found liable for infringement, it may be required to enter into licensing agreements (if available on acceptable terms or at all), pay damages or limit or curtail Wave Wireless’ product or service offerings. Moreover, Wave Wireless may need to redesign some of its products to avoid future infringement liability. Any of the foregoing could prevent Wave Wireless from competing effectively and harm its business and results of operations.

If Wave Wireless fails to keep pace with rapidly changing technologies, it could lose customers and its sales may decline.

The telecommunications equipment industry is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. The introduction of new products and services embodying new technologies, such as Wi-MAX, and the emergence of new industry standards and practices can render Wave Wireless’ existing products and services obsolete and unmarketable. Wave Wireless’ future success will depend on its ability to internally develop, source or license leading technologies to enhance Wave Wireless’ existing products and services, to develop new products and services that address the changing demands of its customers, and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. Because of Wave Wireless’ current financial condition, Wave Wireless may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new products and services. Any new products, services or enhancement that Wave Wireless develops will need to meet the requirements of its current and prospective customers and may not achieve significant market acceptance.

Risks Related to WaveRider

Risks Related to WaveRider’s Financial Condition

WaveRider has a history of losses, and its future profitability is uncertain.

WaveRider has experienced significant operating losses every year since incorporation. WaveRider incurred a net loss of $1,639,060 for the year ended December 31, 2004 (2003 - $1,586,306) and reported an accumulated deficit at that date of $86,426,358 (2003 - $84,787,298). WaveRider expects to continue to incur losses for 2005 in part due to the ongoing non-cash financing expenses that WaveRider will incur over the coming year.

There can be no assurance that WaveRider will ever generate an overall profit from its products or that it will ever reach profitability on a sustained basis.

WaveRider has a going concern qualification in the report issued by its independent registered public accounting firm, which may make capital raising more difficult and may require it to scale back, cease operations or seek protection under the bankruptcy laws, putting investors’ funds at risk.

Its independent registered public accounting firm has added an explanatory paragraph to their audit report issued in connection with the financial statements for the period ended December 31, 2004, relative to its ability to continue as a going concern. WaveRider has experienced significant operating losses every year since incorporation and have an accumulated deficit of approximately $86,426,358, which raises substantial doubt about its ability to continue as a going concern. Its ability to obtain additional funding will determine its ability to continue as a going concern. Accordingly, there is substantial doubt about its ability to continue as a going concern. There can be no assurance that WaveRider will able to obtain funding from external sources when needed. If WaveRider continues to experience operating losses, WaveRider may be required to scale back, cease operations or seek protection under the bankruptcy laws; in which event WaveRider believes it is unlikely that its common stock will have any value.

Risks Related to Investing in WaveRider

WaveRider may suffer dilution if it issues substantial shares of its common stock:

•	upon conversion of convertible debentures; and

•	upon exercise of the outstanding warrants and options.

WaveRider is obligated to issue a substantial number of shares of common stock upon the conversion of its convertible debentures and exercise of its outstanding warrants and options. The price that WaveRider may receive for the shares of common stock issuable upon conversion or exercise of such securities may be less than the market price of the common stock at the time of such conversions or exercise. Should a significant number of these securities be exercised or converted, the resulting increase in the amount of the common stock in the public market could have a substantial dilutive effect on its outstanding common stock.

The conversion and exercise of all of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which WaveRider could obtain additional equity capital.

WaveRider has limited intellectual property protection, and there is risk that its competitors will be able to appropriate its technology.

WaveRider’s ability to compete depends to a significant extent on its ability to protect its intellectual property and to operate without infringing the intellectual property rights of others. WaveRider regards its technology as proprietary. WaveRider has only one issued patent, and does not WaveRider have any registered copyrights, with respect to its intellectual property rights. WaveRider relies on employee and third party non-disclosure agreements and on the legal principles restricting the unauthorized disclosure and use of trade secrets. Despite its precautions, it might be possible for a third party to copy or otherwise obtain its technology, and use it without authorization. Although WaveRider intends to defend its intellectual property, WaveRider cannot assure you that the steps WaveRider has taken or that WaveRider may take in the future will be sufficient to prevent misappropriation or unauthorized use of its technology. In addition, there can be no assurance that foreign intellectual property laws will protect its intellectual property rights. There is no assurance that patent applications or copyright registrations that have been or may be filed will be granted, or that any issued patent or copyrights will not be challenged, invalidated or circumvented. There is no assurance that the rights granted under patents that may be issued or copyrights that may be registered will provide sufficient protection to its intellectual property rights. Moreover, WaveRider cannot assure you that its competitors will not independently develop technologies similar, or even superior, to its technology.

Use of WaveRider’s products is subordinated to other uses, and there is risk that its customers may have to limit or discontinue the use of its products.

License-free operation of WaveRider’s products in certain radio frequency bands is subordinated to certain licensed and unlicensed uses of these bands. This subordination means that its products must not cause harmful interference to other equipment operating in the band, and must accept potential interference from any of such other equipment. If its equipment is unable to operate without any such harmful interference, or is unable to accept interference caused by others, its customers could be required to cease operations in some or all of these bands in the locations affected by the harmful interference. As well, in the event these bands become unacceptably crowded, and no additional frequencies are allocated to unlicensed use, its business could be adversely affected.

Currently, WaveRider’s products are designed to operate in frequency bands for which licenses are not required in the United States, Canada and other countries that WaveRider view as its potential market. Extensive regulation of the data communications industry by U.S. or foreign governments and, in particular, the imposition of license requirements in the frequency bands of its products could materially and adversely affect us through the effect on its customers and potential customers. Continued license-free operation will depend upon the continuation of existing U.S., Canadian and such other countries’ government policies and, while no planned policy changes have been announced or are expected, this cannot be assured.

WaveRider may be subject to product liability claims and WaveRider lacks product liability insurance.

WaveRider faces an inherent risk of exposure to product liability claims in the event that the products designed and sold by it contain errors, “bugs” or defects. There can be no assurance that WaveRider will avoid significant product liability exposure. WaveRider does not currently have product liability insurance and there can be no assurance that insurance coverage will be available in the future on commercially reasonable terms, or at all. Further, there can be no assurance that such insurance, if obtained, would be adequate to cover potential product liability claims, or that a loss of insurance coverage or the assertion of a product liability claim or claims would not materially adversely affect its business, financial condition and results of operations.

WaveRider depends upon third party manufacturers and there is risk that, if these suppliers become unavailable for any reason, WaveRider may for an unknown period of time have no product to sell.

WaveRider depends upon a limited number of third party manufacturers to make its products. If its suppliers are not able to manufacture for it for any reason, WaveRider would, for an unknown period of time, have difficulty finding alternate sources of supply. Inability to obtain manufacturing capacity would have a material adverse effect on its business, financial condition and results of operations.

Risks Related to the Data Communications Industry

Competition in the data communication industry is intense, and there is uncertainty that, given its new technology and limited resources, WaveRider will be able to succeed.

Although its products are based on a wireless technology, WaveRider competes not only against companies that base their products on wireless technology, but also against companies that base their products on hard-wired technology (wire or fiber optic cable). There can be no assurance that WaveRider will be able to compete successfully in the future against existing or new competitors or that its operating results will not be adversely affected by increased price competition. Competition is based on the design and quality of the products, product performance, price and service, with the relative importance of such factors varying among products and markets. Competition in the various markets WaveRider serves comes from companies of various sizes many of which are larger and have greater financial and other resources than WaveRider does and, thus, can withstand adverse economic or market conditions better than WaveRider can.

WaveRider’s future operating results are subject to a number of risks, including its ability or inability to implement its strategic plan, to attract qualified personnel and to raise sufficient financing as required. Inability of its management to guide growth effectively, including implementing appropriate systems, procedures and controls, could have a material adverse effect on its business, financial condition and operating results.

The data communication industry is in a state of rapid technological change, and WaveRider may not be able to keep up.

WaveRider may be unable to keep up with technological advances in the data communications industry. As a result, its products may become obsolete or unattractive. The data communications industry is characterized by rapid technological change. In addition to frequent improvements of existing technology, there is frequent introduction of new technologies leading to more complex and powerful products. Keeping up with these changes requires significant management, technological and financial resources. As a small company, WaveRider does not have the management, technological and financial resources that larger companies in its industry may have. There can be no assurance that WaveRider will be able to, or successful in enhancing its existing products, or in developing, manufacturing and marketing new products. An inability to do so would adversely affect its business, financial condition and results of operations.

Risks Related to Investing in Low-Priced and Illiquid Securities

WaveRider’s common stock is subject to the penny stock rules which means its market liquidity could be adversely affected.

The SEC’s regulations define a “penny stock” to be an equity security that has a market price less than $5.00 per share, subject to certain exceptions. These rules impose additional sales practice requirements on broker dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in its common stock might decline.

Specifically, the penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC may require by rule or regulation.

In addition, the broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account.

Finally, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These requirements may reduce the potential market for its common stock by reducing the number of potential investors, brokers and traders. This may make it more difficult for investors in its common stock to sell shares to third parties or to otherwise dispose of them. This could cause its stock price to decline. WaveRider cannot predict the extent to which investor interest in its common stock, if any, will lead to an increase in its market price or the development of an active trading market or how liquid that market, if any, might become.

The market price of WaveRider’s common stock may be volatile. As a result, you may not be able to sell its common stock in short periods or time or possibly at all.

WaveRider’s stock price has been volatile. During fiscal 2005, the trading price of its common stock ranged from a low price of $0.01 per share to a high price of $0.29 per share. Many factors may cause the market price of its common stock to fluctuate, including:

•	variations in its quarterly results of operations;

•	the introduction of new products by us or its competitors;

•	acquisitions or strategic alliances involving us or its competitors;

•	future sales of shares of common stock in the public market; and

•	market conditions in its industries and the economy as a whole.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of its common stock. When the market price of a company’s stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of its management and other resources or otherwise harm its business.

No dividends anticipated.

WaveRider intends to retain any future earnings to fund the operation and expansion of its business. WaveRider does not anticipate paying cash dividends on its shares in the foreseeable future.

THE SPECIAL MEETING OF WAVERIDER STOCKHOLDERS

WaveRider is furnishing this proxy statement/prospectus to WaveRider stockholders to provide them with important information regarding the proposed merger and the merger agreement in connection with the solicitation of proxies by and on behalf of WaveRider’s board of directors for use at the WaveRider special meeting and at any adjournment or postponement thereof. The WaveRider proxy accompanying this proxy statement/prospectus is solicited on behalf of WaveRider’s board of directors for use at the WaveRider special meeting. This proxy statement/prospectus and the accompanying form of proxy were first mailed to WaveRider’s stockholders on or about February 14, 2006.

Date, Time and Place of the Special Meeting

WaveRider will hold a special meeting of its stockholders on March 20, 2006, promptly at 2:00 p.m., local time, at its headquarters located at 255 Consumers Road, Suite 500, Toronto, Ontario M2J 1R4.

Matters for Consideration

At the special meeting, WaveRider stockholders will be asked to consider and vote on and approve the following proposals:

1.	To adopt the merger agreement and approve the merger.

2.
To approve any motion for adjournment or postponement of the WaveRider special meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of Proposal 1.

Recommendation of the WaveRider Board of Directors

After careful consideration, the WaveRider board of directors determined that the merger agreement and the merger are advisable and in the best interests of WaveRider stockholders and has unanimously approved the merger agreement and the merger. The WaveRider board of directors unanimously recommends that the WaveRider stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to permit adjournment or postponement of the WaveRider special meeting.

Admission to the Special Meeting

Only WaveRider stockholders as of the close of business on February 8, 2006 and other persons holding valid proxies for the special meeting are entitled to attend the WaveRider special meeting. WaveRider stockholders and their proxies should be prepared to present valid government-issued photo identification. WaveRider stockholders who are not record holders but who hold shares in street name should provide proof of beneficial ownership on the record date of the WaveRider special meeting, such as their most recent account statement prior to February 8, 2006, or other similar evidence of ownership. Anyone who does not provide valid government-issued photo identification or comply with the other procedures outlined above upon request may not be admitted to the special meeting.

Record Date; Shares Held by WaveRider’s Directors and Executive Officers

The record date for determining the WaveRider stockholders entitled to vote at the WaveRider special meeting is February 8, 2006. Only holders of WaveRider common stock as of the close of business on the record date are entitled to vote at the WaveRider special meeting. As of that date, there were approximately 33,765,854 shares of WaveRider common stock issued and outstanding. Each share of WaveRider common stock issued and outstanding as of the WaveRider record date entitles its holder to cast one vote at the WaveRider special meeting.

As of the record date, the directors and executive officers of WaveRider and their affiliates beneficially owned approximately 1,441,207 shares of WaveRider common stock, or approximately 3.3% of the total outstanding shares of WaveRider common stock, excluding shares issuable upon the exercise of stock options.

Interests of WaveRider Directors and Executive Officers in the Merger

All of the directors and executive officers of WaveRider have interests and arrangements that could affect their decision to approve and adopt the merger agreement and approve the merger. Please refer to the section of this proxy statement/prospectus entitled “The Merger—Interests of WaveRider Directors and Executive Officers in the Merger” beginning on page 39.

Quorum and Vote Required

In order to conduct business at the WaveRider special meeting, a quorum must be present. The holders of a majority of the shares of WaveRider voting stock outstanding on the record date for the WaveRider special meeting present in person or represented by proxy at the WaveRider special meeting and entitled to vote at the WaveRider special meeting constitutes a quorum under WaveRider’s bylaws. WaveRider will treat shares of WaveRider common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the WaveRider special meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum or to approve and adopt the merger agreement and approve the merger are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies.

The affirmative vote of a majority of the shares of WaveRider voting stock outstanding on the WaveRider record date in favor of the proposal to approve and adopt the merger agreement and approve the merger is required in order for the merger proposal to pass. The affirmative vote of the holders of a majority of the shares of WaveRider voting stock present in person or represented by proxy and entitled to vote thereon is necessary for the proposal to permit adjournment or postponement of the WaveRider special meeting to pass. The inspector of elections appointed for the WaveRider special meeting will tabulate the votes.

Crescent International Ltd. and Wave Wireless presently hold 350 shares and 450 shares, respectively, of WaveRider’s Series D Convertible Preferred Stock. Each share of Series D Convertible Preferred Stock is convertible into 20,000 shares of WaveRider’s common stock, and the holders of Series D Convertible Preferred Stock are entitled to vote on an as-converted basis together with the holders of WaveRider’s common stock, as a single class, on the proposal to approve and adopt the merger agreement and to approve the merger. Crescent International Ltd. has agreed to vote all of its shares in favor of approving and adopting the merger agreement and approving the merger. Wave Wireless has not entered into any agreement regarding the voting of its shares of Series D Convertible Preferred Stock, but intends to vote its shares in favor of approving and adopting the merger agreement and approving the merger.

Voting of Proxies

Shares represented by a properly signed and dated proxy will be voted at the WaveRider special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” the proposal to approve and adopt the merger agreement and approve the merger and “FOR” the proposal to permit adjournment or postponement of the WaveRider special meeting.

Abstentions

WaveRider will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the WaveRider special meeting. Because the affirmative vote of a majority of the outstanding shares of WaveRider voting stock is required to approve and adopt the merger agreement and approve the merger, if you mark your proxy “ABSTAIN,” it will have the effect of a vote against the proposal to approve and adopt the merger agreement and approve the merger. In addition, if you mark your proxy “ABSTAIN” with respect to the proposal to permit adjournment or postponement of the WaveRider special meeting, it will also have the effect of a vote against that proposal.

Broker Non-Votes

If your shares of WaveRider common stock are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of WaveRider common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of WaveRider voting stock is required to approve and adopt the merger agreement and approve the merger, if you do not instruct your broker how to vote, it will have the effect of a vote against the proposal to approve and adopt the merger agreement and approve the merger. Failure to instruct your broker to vote your shares will have no effect on the proposal to permit adjournment or postponement of the WaveRider special meeting.

Voting Shares in Person that are Held in Street Name

If your shares are held in street name and you wish to vote those shares in person at the WaveRider special meeting, you must obtain from your broker a properly executed legal proxy identifying you as a WaveRider stockholder, authorizing you to act on behalf of the nominee at the WaveRider special meeting and identifying the number of shares with respect to which the authorization is granted.

Voting Procedures

You may vote by mail by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you properly sign and return your proxy card, but do not mark your voting instructions on the proxy card, you shares will be voted “FOR” the proposal to approve and adopt the merger agreement and approve the merger and “FOR” the proposal to permit adjournment or postponement of the WaveRider special meeting.

You may vote by telephone by following the “Vote by Telephone” instructions that came with this proxy statement/prospectus. If you vote by telephone, you do not need to mail in your proxy card.

You may vote on the Internet by following the “Vote by Internet” instructions that came with this proxy statement/prospectus. If you vote on the Internet, you do not need to mail in your proxy card.

You may also vote in person at the special meeting. WaveRider will pass out written ballots to anyone who would like to vote at the WaveRider special meeting. However, if you hold your shares of WaveRider common stock in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

How to Revoke a Proxy

If you submit a proxy, you may revoke it at any time before it is voted by:

•	sending a written, dated notice to the Secretary of WaveRider at WaveRider’s principal executive offices stating that you would like to revoke your proxy;

•	voting at a later date by telephone or by using the Internet;

•	completing, dating and submitting a new later-dated proxy card; or

•	attending the special meeting and voting in person. Your attendance alone will not revoke your proxy.

Notices to WaveRider’s corporate secretary should be addressed to Corporate Secretary, WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario M2J 1R4.

If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

Contact for Questions and Assistance in Voting

Any WaveRider stockholder who has a question about the merger, the merger agreement, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy/registration statement, should contact:

Investor Relations
WaveRider Communications Inc.
255 Consumers Road, Suite 500
Toronto, Ontario M2J 1R4
Phone: (416) 502-3200
Email: investors@WaveRider.com

Solicitation of Proxies and Expenses

WaveRider will pay its own costs of soliciting proxies for the WaveRider special meeting. Certain directors, officers and employees of WaveRider may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. WaveRider expects that the expenses of this special solicitation will be nominal. Following the mailing of this proxy statement/prospectus, WaveRider will request brokers, custodians, nominees and other record holders to forward copies of this proxy statement/prospectus to persons for whom they hold shares of WaveRider common stock and to request authority for the exercise of proxies. In such cases, WaveRider, upon the request of the record holder, will reimburse such holder for their reasonable expenses.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

In light of the current industry and financial market conditions, both Wave Wireless and WaveRider have evaluated a wide variety of different strategies to achieve profitability, and business scenarios to improve their competitive positions and enhance their respective stockholder values, including opportunities for acquisitions of other companies or product lines, possible partnerships or alliances, and other strategic transactions. In particular, Wave Wireless throughout much of 2004 and 2005, together with its financial advisor, Burnham Hill Partners (“BHP”), considered and investigated a variety of possible strategic transactions. Following its restructuring announced in April 2005, this effort intensified, given Wave Wireless management’s desire to offset the decline in Wave Wireless’ revenue caused by the discontinuance of certain product lines. Similarly, throughout 2004 and 2005, WaveRider explored various strategic transactions designed to improve WaveRider’s financial position.

On August 26, 2005, Michael Abrams, a Senior Vice President of BHP, contacted management of WaveRider to determine whether WaveRider would be interested in exploring a strategic transaction with Wave Wireless. After expressing an interest, Wave Wireless and WaveRider signed a mutual non-disclosure agreement relating to the possible combination of the two companies, dated August 26, 2005.

On August 31, 2005, Wave Wireless held a special meeting of its board of directors to discuss, among other issues, possible strategic transactions. At that meeting, Daniel W. Rumsey, the Acting Chief Executive Officer of Wave Wireless, briefed the board of directors regarding discussions with WaveRider, including possible synergies. At that meeting, the board of directors expressed its support to continue discussions with management of WaveRider.

On September 6 and 7, 2005, Mr. Rumsey and Mr. Abrams met with Charles Brown and Scott Worthington, the Chief Executive Officer and Chief Financial Officer, respectively, of WaveRider, at WaveRider’s offices in Toronto, Canada. At that meeting, the attendees discussed a proposed structure whereby WaveRider would merge with and into a subsidiary of Wave Wireless, as well as other issues relating to product synergies and management. No definitive agreement was reached at that point. Prior to that meeting, management of Wave Wireless engaged in several telephone conversations with Messrs. Brown and Worthington, the purpose of which was to explore whether a combination of WaveRider and Wave Wireless was in the best interest of their respective stockholders, given each company’s product portfolio and financial condition, among other issues. During this time, Wave Wireless’ management reviewed WaveRider’s public filings and other information made available to Wave Wireless to assist in its determination that a combination with WaveRider was consistent with Wave Wireless’ strategy of acquiring or merging with similar companies offering complementary products in the wireless communications industry. Similarly, WaveRider’s management determined that combining with Wave Wireless represented the most desirable course of action given the difficult industry and market conditions, as well as the synergies represented by the combined companies.

On September 13, 2005, the board of directors of WaveRider held a special meeting to consider a possible transaction. At that meeting, the board of directors expressed its support for ongoing dialog between the management of both companies.

Discussions between BHP, Wave Wireless and WaveRider continued through September 2005. During this time, management exchanged additional information and held several additional telephone meetings to discuss the potential combination. On September 26 and 27, 2005, Mr. Worthington visited Wave Wireless’ offices in San Jose, the purpose of which was to better understand the company that would result from the combination of WaveRider and Wave Wireless, and to exchange information necessary to evaluate their respective businesses. Numerous issues were discussed relating to the combination of the two companies, including capabilities, synergies, organization and pro-forma financial projections.

On September 28, 2005, Wave Wireless held a special meeting of its board of directors. At that meeting, Mr. Rumsey presented an overview of the benefits of a proposed combination, and reviewed the proposed terms of a transaction, including the likely conditions to consummating a transaction. At this meeting, the directors again expressed its support for the proposed combination, subject to approval of definitive terms, and the satisfactory completion of due diligence.

On September 29 and 30, 2005, Mr. Rumsey again visited WaveRider’s offices in Toronto, the primary purpose of which was to, among other things, conduct due diligence relating to WaveRider, and to review WaveRider’s operations. Similarly, on October 11 and 12, 2005, Mr. Brown visited Wave Wireless’ offices in San Jose, California.

On October 12, 2005, Wave Wireless held a special meeting of its board of directors. At that meeting, Mr. Rumsey reviewed his findings relating to WaveRider’s operations, and presented an overview of the combined company’s business, including product descriptions, and possible future plans. Management also discussed the potential synergies that could arise from a combination of the two companies, as well as the proposed terms of a merger. Mr. Rumsey also recommended that the board approve a proposed term sheet and letter of intent providing for a merger of the two companies. The board unanimously approved the term sheet, and authorized Mr. Rumsey to execute the letter of intent on substantially the terms presented.

On October 18, 2005, Wave Wireless proposed a draft term sheet to WaveRider on substantially the terms approved by Wave Wireless’ board of directors. After discussion, the parties determined to put off the execution of a letter of intent pending completion of additional due diligence, and resolution of certain issues pertaining to financing, valuation, deal structure and integration.

On November 10, 2005, WaveRider held a special meeting of its board of directors. At that meeting, the board approved the concept of the merger and authorized management to sign a letter of intent substantially in the form presented to the board.

On November 15, 2005, WaveRider’s board met, reiterated their support of the potential merger and authorized the issuance of a press release announcing the signing of the letter of intent. On November 16, 2005, the parties executed the letter of intent. The next day, the parties issued a joint press release announcing their intent to merge.

On November 21 and 22, WaveRider held a special meeting of its board of directors in Tampa, Florida, the primary purpose of which was to discuss the issues surrounding the development of the definitive agreement between WaveRider and Wave Wireless, that was previously circulated for review. At the invitation of the board of directors, Messrs. Rumsey and Abrams attended different portions of the meeting.

On November 29 through December 2, 2005, Mr. Brown visited Wave Wireless in San Jose to evaluate the capabilities of both engineering and operations, and staffing issues, and to conduct further due diligence. During this visit, Mr. Brown and Mr. Rumsey discussed and negotiated certain terms of the draft merger agreement, which reflected comments previously provided by each company’s advisors.

A final briefing of the board of directors of Wave Wireless occurred at a special meeting of the board held on December 6, 2005. All members of the board, with the exception of Craig Roos, who was unavailable, attended the meeting. At that meeting, Mr. Rumsey briefed the board of directors of Wave Wireless regarding the final results of his due diligence, and recommended that the board of directors approve the draft merger agreement presented at the meeting. After considering issues relating to financing, board composition, the relative ownership of the surviving corporation, and the benefit to stockholders, the board of directors voted unanimously to approve the draft merger agreement in substantially the form presented to the board. The board of directors then directed Mr. Rumsey to complete the negotiations with management of WaveRider, and to execute the draft merger agreement, with such changes as deemed necessary and advisable by management.

On December 9, 2005, WaveRider held a special meeting of its board of directors. At that meeting, the board approved the merger and authorized management to sign a definitive agreement to merge on substantially the terms presented at the meeting.

On December 12 and 13, Mr. Brown visited Wave Wireless’ offices in Sarasota, Florida to meet with Wave Wireless’ sales staff, and to conduct a review of Wave Wireless’ sales and sales support operations. Mr. Brown’s findings were presented to WaveRider’s board of directors at a special meeting of the board held on December 15, 2005. At that meeting, the board of directors approved the appointment of Mr. Michael Chevalier, Mr. Michael Milligan and Mr. Bruce Sinclair as WaveRider’s representatives on the board of the merged company, upon closing.

Between December 13, 2005 and the end of the year, management of Wave Wireless and WaveRider negotiated with certain of their major creditors in order to obtain preliminary agreements to convert their debt into equity securities, to ensure that one of the conditions to closing of the merger would be satisfied.

On January 3, 2006, the Agreement and Plan of Merger and related documents were executed and delivered. The next day, WaveRider and Wave Wireless issued a joint public announcement of the merger.

WaveRider’s Reasons for the Merger

WaveRider’s board of directors believes that the combination of Wave Wireless and WaveRider will create a stronger company. WaveRider’s board of directors also believes that combining the complementary products, services, research and development efforts, direct sales, marketing and distribution channels of Wave Wireless and WaveRider will enable the combined company to reach more customers and compete more effectively against larger competitors.

In reaching its conclusion that the combination of Wave Wireless and WaveRider, and the terms of the merger agreement, are advisable, fair to, and in the best interests of, WaveRider and its stockholders, the board of directors of WaveRider consulted with WaveRider’s management team regarding the strategic and operational aspects of the merger and the results of the strategic, business and operational due diligence efforts undertaken by management. The WaveRider board of directors also consulted with representatives of Foley Hoag LLP regarding the fiduciary duties of the members of the WaveRider board of directors, legal due diligence matters and the terms of the merger agreement and related agreements. The WaveRider board of directors considered many factors which, when taken as a whole, supported its decision, including the following business considerations:

•
the complementary nature of the existing technologies and products of Wave Wireless and WaveRider, and the combining of Wave Wireless SPEEDLAN family of 2.4GHz, 4.9GHz and 5.8GHz mesh networking products and WaveRider’s Last Mile Solution® non-line-of-sight, fixed and mobile wireless 900MHz products;

•
the prospect for an improved competitive position for the combined company which could offer a broad set of products and solutions that provide robust, wireless broadband applications and solutions; and

•
the combined financial strength and resources of the two companies may enhance the ability of the combined company to respond more quickly and effectively to increased competition and customer demands.

The WaveRider board of directors also considered a number of additional factors relevant to the merger, including the following:

•	historical information concerning WaveRider’s and Wave Wireless’ respective businesses, financial performances and financial conditions, operations, technology, management and competitive positions;

•
the financial condition, results of operations, business and strategic objectives of WaveRider and Wave Wireless before and after giving effect to the merger and the merger’s potential effect on stockholder value;

•	the potential effect on stockholder value of WaveRider continuing as an independent entity as compared to the potential effect of a combination with Wave Wireless;

•
the likely effect of dilution on WaveRider’s stockholders which will result if WaveRider seeks to raise further equity capital topurchase the WaveRider convertible notes or if WaveRider enters into an exchange offer with the holders of the WaveRider convertible notes which would result in a reduction of the conversion price of such notes;

•	current financial market conditions and historical market prices, volatility and trading information with respect to WaveRider and Wave Wireless common stock;

•
that based on the anticipated exchange ratio (which is subject to adjustment) and the closing prices of Wave Wireless and WaveRider common stock, the merger consideration represents a premium to share prices, including an approximate 182% premium compared to the November 16, 2005 closing price, an approximate 339% premium implied by the 30 day average of the closing price of Wave Wireless and WaveRider for the period ending November 16, 2005 and other increased premiums implied by longer periods;

•	that WaveRider will continue to participate in the strategic direction of the combined company through participation on Wave Wireless’ board of directors; and

•
the operating challenges, opportunities and prospects of WaveRider as an independent company, including increased competition, the remaining life cycle of WaveRider’s current products and the level of research and development spending necessary to develop new products that will be competitive with products offered by competitors with greater financial resources.

The WaveRider board of directors considered the structure of the merger and the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the transaction, and considered, among others, the following factors:

•	shares of Wave Wireless common stock issued to WaveRider stockholders will be registered on a Form S-4 registration statement and will be freely tradable for all but affiliates of WaveRider;

•	the terms of the merger agreement, including the conditions to closing, and Wave Wireless’ right to terminate the merger agreement;

•
WaveRider’s rights under the merger agreement to consider unsolicited acquisition proposals and to change its recommendation to WaveRider stockholders to adopt the merger agreement and approve the merger should WaveRider receive a superior proposal, and the limited number of WaveRider shares of common stock that would be covered by voting agreements and proxies; and

•	the fact that, under the merger agreement, each stock option outstanding under WaveRider’s stock option plans and each outstanding warrant will be assumed by Wave Wireless.

The WaveRider board of directors also identified and considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger, including:

•
the merger is expected to be a “reorganization” for United States federal income tax purposes, and as a result stockholders will not recognize gain or loss on the exchange of WaveRider common shares in the merger for shares of Wave Wireless common stock, except to the extent of the cash, if any, received in lieu of a fractional share of common stock of the combined company. Inconsistencies under existing law and uncertainties raised by proposed Treasury Regulations, however, create the possibility that the merger will not be treated as a “reorganization” for United States federal income tax purposes, with the result that stockholders will recognize gain or loss in the merger;

•
the volatility of the trading prices of Wave Wireless common stock, including the fact that the exchange ratio for the share consideration to be received by WaveRider stockholders will not increase in the event of a decline in the trading price of Wave Wireless common stock or an increase in the trading price of WaveRider common stock;

•	the risk that the potential benefits of the merger might not be realized;

•
the possibility that the merger might not be consummated, even if approved by WaveRider’s stockholders, and the effect of the public announcement and dependency of the merger on WaveRider’s and Wave Wireless’ sales, operating results, stock price, customers, supplies, employees, partners and other constituencies;

•	the risks of integrating the business of WaveRider and Wave Wireless and the potential management, customer, supplier, partner and employee disruption that may be associated with the merger;

•
a termination fee of up to $300,000 payable to Wave Wireless or WaveRider upon the occurrence of certain events, and the potential effect of such factors in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Wave Wireless’ or WaveRider’s stockholders;

•
the interests that WaveRider’s executive officers and directors may have with respect to the merger in addition to their interests as WaveRider stockholders. See “—Interests of WaveRider Directors and Executive Officers in the Merger” beginning on page 31 of this proxy statement/prospectus for a more complete discussion of these interests; and

•
various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 17 of this proxy statement/prospectus.

After due consideration, the WaveRider board of directors concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated by WaveRider or by the combined company or were unlikely to have a material adverse impact on the merger or the combined company.

The foregoing information and factors considered by the WaveRider board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the WaveRider board of directors. In view of the variety of factors and the amount of information considered, WaveRider’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger agreement and the merger. In addition, individual members of WaveRider’s board of directors may have given different weights to different factors. The WaveRider board of directors considered all of these factors as a whole, and overall considered them to be favorable and to support its determination.

Recommendation of the WaveRider Board of Directors

After careful consideration and based on the foregoing analysis, the WaveRider board of directors, on December 9, 2005, determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of, WaveRider and its stockholders and unanimously approved the merger agreement and the merger. The WaveRider board of directors unanimously recommends that the stockholders of WaveRider vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to permit adjournment or postponement of the WaveRider special meeting.

Interests of WaveRider Directors and Executive Officers in the Merger

In considering the recommendation of WaveRider’s board of directors that you, as a WaveRider stockholder, vote to approve and adopt the merger agreement and approve the merger, you should be aware that some of WaveRider’s executive officers and directors have interests in the transaction that are different from, or in addition to, your interests as a WaveRider stockholder. The WaveRider board of directors was aware of these interests and took these interests into account in approving the merger agreement and the merger. These interests are summarized below.

Stock Options

At the effective time of the merger, all outstanding WaveRider stock options, whether vested or unvested, will be assumed by Wave Wireless and become options to purchase shares of Wave Wireless common stock. The number of shares of Wave Wireless common stock issuable upon exercise of each such option, and the exercise price of each such option, will be adjusted by the exchange ratio, which will be determined immediately prior to completion of the merger. Each adjusted option will be subject to the same terms and conditions, including expiration date, vesting and exercise provisions, as were applicable to the corresponding option prior to the effective time of the merger.

Employment and Other Agreements

D. Bruce Sinclair. On November 18, 1997, WaveRider entered into an employment agreement with Mr. Sinclair whereby he will serve as its president and chief executive officer for an initial term of one year subject to annual extensions thereafter. Under the agreement’s terms, Mr. Sinclair had a base salary of Can. $300,000 and a bonus plan of $200,000. The agreement provided that in the event that Mr. Sinclair was terminated without cause, he would be paid severance in an amount equal to one year’s salary plus one month’s salary for each year of employment in excess of twelve years service. Upon termination of Mr. Sinclair’s employment for cause, WaveRider will have no obligation to Mr. Sinclair. Mr. Sinclair is entitled to participate in WaveRider’s employee fringe benefit plans or programs generally available to our employees.

From time to time, since that date, the WaveRider board of directors has reviewed and amended the base salary, bonus and severance components of that agreement. On October 16, 2002, Mr. Sinclair reduced his day-to-day involvement, ceased using the title president, and waived salary payments in excess of Can. $84,000 per annum. On April 1, 2003, Mr. Sinclair and the compensation committee of the WaveRider board of directors agreed to a change in the amount being waived to any amount in excess of Can. $175,000. On October 15, 2004, in order to support WaveRider’s cash position, Mr. Sinclair agreed to a further change, which waived any amount in excess of Can. $60,000. The waiver of salary payments over the amount agreed does not impact Mr. Sinclair’s potential severance entitlement.

In 2001, the WaveRider board of directors agreed to amend Mr. Sinclair’s employment agreement to provide that in the event that Mr. Sinclair’s employment was terminated, other than for cause, he would be paid severance in an amount equal to three year’s salary. On February 9, 2005, the WaveRider board of directors and Mr. Sinclair agreed to reduce the severance to an amount equal to one year’s salary in exchange for the issuance of employee stock options to purchase 500,000 shares of common stock, at the then current market price of $0.19 per share.

On March 30, 2005, Mr. Sinclair requested medical leave from WaveRider, as its Chief Executive Officer. Subsequently, Mr. Sinclair and the board of directors agreed that Mr. Sinclair remain in a consulting role, on the same compensation basis as prior to his leave, providing oversight and direction while pursuing opportunities in mergers, acquisitions and strategic partnerships.

Charles W. Brown. On February 16, 1998, WaveRider entered into an employment agreement with Mr. Brown in substantially the same form as that described for Mr. Sinclair, with the exception of certain change in control provisions. On October 16, 2002, Mr. Brown was named executive vice president of WaveRider. On March 30, 2005, Mr. Brown was named Chief Executive Officer.

T. Scott Worthington. On January 5, 1998, WaveRider entered into an employment agreement with Mr. Worthington in substantially the same form as that described for Mr. Sinclair, with the exception of certain change in control provisions. Mr. Worthington serves as WaveRider’s vice president and Chief Financial Officer.

The board of directors’ has agreed to amend Mr. Worthington’s agreement to state that in the event that Mr. Worthington’s roles and responsibilities with WaveRider are reduced after a change of control, WaveRider will pay him severance in an amount equal to two years’ salary.

Effect of Merger on Existing Agreements

As a result of the merger, Mr. Sinclair’s employment with WaveRider will be terminated. Although Mr. Sinclair is entitled to one year’s severance and other benefits under the terms of his agreement, he has agreed to accept one-half of his severance payable over one year, in addition to the payment of health benefits, and has agreed to provide certain legal and other consulting services to Wave Wireless after consummation of the merger as additional consideration for the severance payments. Mr. Sinclair will continue to serve on the board of directors of Wave Wireless after the merger.

It is currently anticipated that WaveRider will not be obligated to pay any other severance obligations to executive officers of WaveRider as a result of the merger.

Summary of Equity and Incentive Awards of Directors and Officers of WaveRider

The following table identifies, for each WaveRider director and executive officer, as of December 31, 2005, the aggregate number of shares subject to outstanding options to purchase shares of WaveRider common stock, the aggregate shares subject to vested options, the weighted average exercise price of all outstanding options, and each such person’s relationship to WaveRider (which are calculated as of December 31, 2005).

Name	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Vested Options	Weighted Average Price of Outstanding Options	Relationship to WaveRider	Estimated Deferred Compensation Payment
Robert Francis	50,000	50,000	0.19	Chairman, Director
Gerry Chastelet	57,500	57,500	0.46	Director
Michael Chevalier	50,000	50,000	0.19	Director
Donald Gibbs	50,000	50,000	0.19	Director
Steven Grant	50,000	50,000	0.07	Director
Michael Milligan	55,000	55,000	0.40	Director
Bruce Sinclair (1)	722,500	717,500	1.27	Director

Charles Brown	130,000	75,000	0.90	Chief Executive Officer
Scott Worthington	130,000	75,000	0.90	Vice President, Chief Financial Officer and Corporate Secretary

(1)	Included in Mr. Sinclair’s options are 77,500 options received from other shareholders.

Board Seats Following Completion of the Merger

Wave Wireless has agreed to increase the size of its board of directors from five members to seven members. Prior to the effective time of the merger, George P. Roberts and R. Craig Roos, each a current director of Wave Wireless will resign from the board of directors of Wave Wireless, and immediately following completion of the merger, Charles W. Brown, WaveRider’s Chief Executive Officer, and Michael Chevalier, Michael Milligan and D. Bruce Sinclair, each a current director of WaveRider, will be appointed to the board of directors of Wave Wireless.

Indemnification; Directors’ and Officers’ Insurance

Wave Wireless will, and has agreed to cause the company surviving the merger to, honor all of the indemnification obligations of WaveRider to its directors and officers that exist immediately prior to completion of the merger pursuant to WaveRider’s articles of incorporation and bylaws. For five years after the completion of the merger, the articles of incorporation and bylaws of the company surviving the merger will contain provisions regarding indemnification that are at least as favorable to the directors and officers of WaveRider immediately prior to completion of the merger as the indemnification provisions that are contained in the articles of incorporation and bylaws of WaveRider at the time the merger agreement was executed.

For a period of three years after the completion of the merger, Wave Wireless will also cause the company surviving the merger to use all reasonable efforts to maintain directors’ and officers’ liability insurance covering those directors and officers of WaveRider who are currently covered by WaveRider’s directors’ and officers’ liability insurance on terms comparable to those applicable to the current directors and officers. However, the company surviving the merger will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of $50,000.

As a result of the interests described above under each heading, WaveRider’s executive officers and directors have interests in the merger that may have made them more likely to vote to approve and adopt the merger agreement and approve the merger and to recommend the same to the WaveRider stockholders, than if they did not hold these interests.

Material United States Federal Income Tax Consequences

Wave Wireless and WaveRider expect, but cannot assure you, that for United States federal income tax purposes the merger will be treated as reorganization within the meaning of Section 368(a) of the Code. If the merger is treated as a reorganization, stockholders of WaveRider who exchange their shares of WaveRider common stock in the merger for shares of Wave Wireless common stock will not recognize gain or loss for United States federal income tax purposes, except to the extent of the cash, if any, received in lieu of a fractional share of common stock of the combined company. Under existing case law, rulings, and proposed Treasury Regulations released in March 2005, however, the treatment of the merger as reorganization is not certain. In particular, uncertainties exist relating to the surrender and receipt of “net value” in a transaction, and when and to what extent a corporation’s creditors may be treated as holding “proprietary interests” in the corporation for purposes of the continuity of proprietary interest requirement of reorganizations. If the merger is not treated as a reorganization, stockholders of WaveRider who exchange their shares of WaveRider common stock in the merger for shares of Wave Wireless common stock will recognize gain or loss in the exchange in an amount equal to the difference between the fair market value of the Wave Wireless common stock and cash received in the merger and the stockholder’s adjusted tax basis in his or her shares of WaveRider common stock exchanged therefor. Neither counsel to Wave Wireless nor counsel to WaveRider will render an opinion on the tax consequences of the merger, nor will any ruling be obtained from the Internal Revenue Service or other taxing authority. As a result of the uncertainty, Wave Wireless and WaveRider urge stockholders to consult their own tax advisors regarding the specific tax consequences of the merger.

WAVERIDER STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Accounting Treatment of the Merger

Wave Wireless intends to account for the merger using the purchase method of accounting for business combinations, with Wave Wireless being considered the acquiror of WaveRider in conformity with accounting principles generally accepted in the United States of America. This means that Wave Wireless will allocate the purchase price to the fair value of assets, including identifiable intangible assets acquired and liabilities assumed from WaveRider at the effective time of the merger, with the excess purchase price being recorded as goodwill. The preliminary purchase price allocation is subject to revision as more detailed analysis is completed and additional information on the fair value of WaveRider’s assets and liabilities becomes available.

Effect of the Merger on WaveRider Stock Options, Warrants and Employee Stock Purchase Plan

When the merger is completed, Wave Wireless will assume all outstanding options to purchase shares of WaveRider common stock granted under WaveRider’s Employee Stock Option (1997) Plan, the 1999 Incentive and Nonqualified Stock Option Plan, the Employee Stock Option (2000) Plan and the Employee Stock Option (2002) Plan and all outstanding warrants to purchase shares of WaveRider common stock. The assumed options and warrants will have the same terms and conditions (including vesting schedules and exercise periods), adjusted as necessary to reflect the substitution of Wave Wireless common stock for WaveRider stock.

Prior to the effective time of the merger, the WaveRider employee stock purchase plan will be terminated. Any offering period then underway under the WaveRider employee stock purchase plan will be shortened by setting a new exercise date that is prior to the effective time of the merger, and each participant’s option to purchase WaveRider common stock under the employee stock purchase plan will be exercised automatically on the new exercise date. See the section entitled “—Treatment of Rights under the WaveRider Employee Stock Purchase Plan” on page 53 of this proxy statement/prospectus.

Wave Wireless intends to file a registration statement on Form S-8 with the Securities and Exchange Commission to the extent available and applicable as soon as practicable following the completion of the merger but not later than 20 business days following the completion of the merger in connection with the shares underlying the assumed and outstanding WaveRider options.

Trading of Shares of Wave Wireless Common Stock on the OTC Bulletin Board

Wave Wireless common stock (including the shares issued in the merger) is traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc under the symbol “WVWC.”

Cessation of Trading and Deregistration of WaveRider Common Stock After the Merger

When the merger is completed, WaveRider common stock will cease to be traded on the OTC Bulletin Board and it will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Restrictions on Sales of Shares of Wave Wireless Common Stock Received in the Merger

The shares of Wave Wireless common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and should be freely transferable, except for shares of Wave Wireless common stock issued to any person who is deemed to be an “affiliate” of WaveRider prior to the merger. Persons who may be deemed to be “affiliates” of WaveRider prior to the merger include individuals or entities that control, are controlled by, or are under common control with WaveRider, prior to the merger, and may include officers and directors, as well as principal stockholders of WaveRider, prior to the merger. Affiliates of WaveRider will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of WaveRider prior to the merger may not sell any of the shares of Wave Wireless common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Wave Wireless’ registration statement on Form S-4, of which this proxy statement/prospectus forms a part, covers the resale of shares of Wave Wireless common stock to be received in connection with the merger by certain parties who may be deemed to be affiliates of WaveRider prior to the merger.

Dissenters’ Rights of Appraisal

Under Nevada law, subject to certain exceptions that do not apply to the merger, a stockholder is entitled to dissent from, and obtain cash payment for the fair value of his or her shares (i) in the event of consummation of a plan of merger or plan of exchange in which the Nevada corporation is a constituent entity, and (ii) any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares.

You do have the right to dissent from the merger and obtain cash payment for the “fair value” of your shares, as determined in accordance with the Nevada Revised Statutes (“NRS”). Below is a description of the steps you must take if you wish to exercise dissenters’ rights with respect to the merger under NRS Sections 92A.300 to 92A.500, the Nevada dissenters’ rights statute. The text of the statute is set forth in full as Annex B to this proxy statement/prospectus. This description is not intended to be complete. If you are considering exercising your dissenters’ rights with respect to the merger, you should review NRS Sections 92A.300 to 92A.500 carefully, particularly the steps required to perfect dissenters’ rights. Failure to take any one of the required steps may result in termination of your dissenters’ rights under Nevada law. If you are considering dissenting, you should consult with your own legal advisor.

To exercise your right to dissent, you must:

•
before the effective date of the Merger, deliver written notice to WaveRider Communications Inc., Attention: Investor Relations, 255 Consumers Road, Suite 500, Toronto, Ontario, Canada A6 M2J IR4, stating that you intend to demand payment for your shares if the merger is completed; and

•	not vote your shares in favor of the merger, either by proxy or in person.

Failure to vote against the merger will not constitute a waiver of dissenters’ rights. A vote against is not deemed to satisfy the written notice requirement. If you satisfy those conditions, WaveRider will send you a written dissenter’s notice within 10 days after the merger is effective. This dissenter’s notice will:

•	specify where you should send your payment demand and where and when you must deposit your stock certificates, if any;

•	inform holders of uncertificated shares to what extent the transfer of their shares will be restricted after their payment demand is received;

•	supply a form of payment demand that includes the date the merger was first publicly announced and the date by which you must have acquired beneficial ownership of your shares in order to dissent;

•	set a date by when WaveRider must receive the payment demand, which may not be less than 30 or more than 60 days after the date the dissenters’ notice is delivered; and

•	provide you a copy of Nevada’s dissenters’ rights statute.

After you have received a dissenter’s notice, if you still wish to exercise your dissenters’ rights, you must:

•	demand payment either through the delivery of the payment demand form to be provided or other comparable means;

•	certify whether you have acquired beneficial ownership of the shares before the date set forth in the dissenter’s notice; and

•	deposit your certificates, if any, in accordance with the terms of the dissenter’s notice.

FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTER’S NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR SHARES PURSUANT TO NEVADA’S DISSENTERS’ RIGHTS STATUTE. YOUR RIGHTS AS A STOCKHOLDER WILL CONTINUE UNTIL THOSE RIGHTS ARE CANCELED OR MODIFIED BY THE COMPLETION OF THE MERGER.

Within 30 days after receiving your properly executed payment demand, WaveRider will pay you what it determines to be the fair value of your shares, plus accrued interest (computed from the effective date of the merger until the date of payment). The payment will be accompanied by:

•
WaveRider’s balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how WaveRider estimated the fair value of the shares and how the interest was calculated;

•	information regarding your right to challenge the estimated fair value; and

•	a copy of Nevada’s dissenters’ rights statute.

WaveRider may elect to withhold payment from you if you became the beneficial owner of the shares on or after the date set forth in the dissenter’s notice. If WaveRider withholds payment, after the consummation of the merger, WaveRider will estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to you in full satisfaction of your demand. The offer will contain a statement of WaveRider’s estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters’ rights to demand payment under NRS Section 92A.480.

If you believe that the amount WaveRider pays in exchange for your dissenting shares is less than the fair value of your shares or that the interest is not correctly determined, you can demand payment of the difference between your estimate and WaveRider’s. You must make such demand within 30 days after WaveRider has made or offered payment; otherwise, your right to challenge calculation of fair value terminates. If there is still disagreement about the fair market value within 60 days after WaveRider receives your demand, WaveRider will petition the District Court of Reno, Nevada to determine the fair value of the shares and the accrued interest. If WaveRider does not commence such legal action within the 60-day period, WaveRider will have to pay the amount demanded for all unsettled demands. All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either:

•	the amount of the fair value of the shares, plus interest, in excess of the amount WaveRider paid; or

•	the fair value, plus accrued interest, of the after-acquired shares for which WaveRider withheld payment.

WaveRider will pay the costs and expenses of the court proceeding, unless the court finds the dissenters acted arbitrarily, vexatiously or in bad faith, in which case the costs will be equitably distributed. Attorney fees will be divided as the court considers equitable.

FAILURE TO FOLLOW THE STEPS REQUIRED BY NRS SECTIONS 92A.400 THROUGH 92A.480 FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IF DISSENTERS’ RIGHTS ARE NOT PERFECTED, YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF 13 NEVADA’S DISSENTERS’ RIGHTS STATUTE, IF YOU ARE CONSIDERING OBJECTING TO THE MERGER YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

Structure of the Merger

The merger agreement provides for the merger of Wave Acquisition Corporation, a newly formed, wholly-owned subsidiary of Wave Wireless, with and into WaveRider with WaveRider surviving the merger as a wholly-owned subsidiary of Wave Wireless.

Completion and Effectiveness of the Merger

We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “—Conditions to Completion of the Merger” on page 54 of this proxy statement/prospectus are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the stockholders of WaveRider. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Nevada.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger in the first quarter of 2006. However, because completion of the merger is subject to various conditions, we cannot predict the exact timing of the merger or whether the merger will occur at all.

Conversion of WaveRider Common Stock in the Merger

As of the date of this proxy/statement prospectus, it is expected that each share of WaveRider common stock issued and outstanding immediately before the effective time of the merger, other than shares owned by Wave Wireless, Wave Acquisition Corporation or any other direct or indirect subsidiary of Wave Wireless or shares that are owned by WaveRider or its direct or indirect subsidiaries, will automatically be converted into the right to receive approximately 1.3 shares of Wave Wireless common stock (subject to adjustment as described below). Due to the adjustments described below, the precise number of shares of Wave Wireless common stock that will be issued in the merger for each outstanding share of WaveRider common stock (which is referred to in this proxy statement/prospectus as the “exchange ratio”) will not be known until immediately prior to the completion of the merger. Wave Wireless will not issue any fractional shares. Instead, WaveRider stockholders that would otherwise be entitled to receive a fractional share will receive a cash payment in accordance with the terms of the merger agreement, as described below in “— Fractional Shares.”

Wave Wireless and WaveRider intend that, upon completion of the merger, the former stockholders and holders of options, warrants and other convertible securities of WaveRider, as a group, will hold or be entitled to receive approximately 50% of the total outstanding shares of Wave Wireless common stock, assuming the cashless exercise of all in-the-money options and warrants and the conversion of certain other convertible securities of both Wave Wireless and WaveRider. If all in-the-money options and warrants had been exercised on a cashless basis and certain other convertible securities of both Wave Wireless and WaveRider had been converted on January 3, 2006, the date of the merger agreement, Wave Wireless would have had 63,030,914 shares of common stock outstanding and WaveRider would have had 51,754,498 shares of common stock outstanding on that date. Based on these numbers, if the merger had been completed on that same date, the exchange ratio would have been 1.2179, as indicated in the merger agreement. However, in order to account for any changes that may occur to the capital structure of Wave Wireless or WaveRider between the date of the merger agreement and the effective time of the merger, the merger agreement provides that the exchange ratio will be adjusted immediately prior to the completion of the merger so that the stockholders and holders of options, warrants and other convertible securities of WaveRider will receive or become entitled to receive 50% of the total outstanding shares of Wave Wireless common stock immediately following the merger (assuming the cashless exercise of all in-the-money options and warrants and the conversion of certain other convertible securities of Wave Wireless).

After adjusting the exchange ratio as described above, the exchange ratio will be further adjusted immediately prior to completion of the merger to account for any deficiency or surplus in the required net working capital of Wave Wireless and WaveRider. The merger agreement requires that Wave Wireless and WaveRider must each have at least $1 million in net working capital as of December 31, 2005. If the actual net working capital of Wave Wireless or WaveRider on December 31, 2005 is more or less than $1 million, a corresponding adjustment will be made to the exchange ratio. The effect of this adjustment may cause the stockholders and holders of options, warrants and other convertible securities of WaveRider, as a group, to receive more or less than 50% of the total outstanding shares of Wave Wireless common stock immediately after the merger (assuming the exercise of all in-the-money options and warrants and the conversion of all other convertible securities of Wave Wireless).

Wave Wireless and WaveRider anticipate that, after making all of the adjustments provided for in the merger agreement, the exchange ratio immediately prior to the Closing will be approximately 1.3.

Conversion of WaveRider Convertible Debentures and Convertible Preferred Stock

As of December 31, 2005, Crescent International Ltd. (“Crescent”), held convertible debentures issued by WaveRider with a total outstanding principal amount of approximately $1.5 million. WaveRider has issued to Crescent 350 shares of WaveRider’s Series D Convertible Preferred Stock with an aggregate face value of $350,000 as consideration for Crescent’s agreement to: (i) not convert most of its convertible debentures into shares of WaveRider common stock prior to the merger, (ii) vote in favor of the merger, and (iii) exchange the convertible debentures and preferred shares for Wave Wireless’ equity securities in the merger. In the merger, all outstanding shares of WaveRider’s Series D Convertible Preferred Stock issued to Crescent and all of WaveRider’s outstanding convertible debentures will be converted, in the aggregate, into the following securities of Wave Wireless:

•
a number of shares of Wave Wireless’ Series H Convertible Preferred Stock with an aggregate face value of approximately $1.3 million and a conversion price of approximately $0.15 per share (which means that these shares will be convertible into approximately 8.8 million shares of Wave Wireless common stock);

•
a number of shares of Wave Wireless Series I Convertible Preferred Stock with an aggregate face value of approximately $133,000 and a conversion price of approximately $0.01 per share (which means these shares will be convertible into approximately 13.3 million shares of Wave Wireless common stock); and

•	and warrants to purchase approximately 8.8 million shares of Wave Wireless common stock at an exercise price of $0.20 per share.

Under the terms of the Series H Convertible Preferred Stock, Series I Convertible Preferred Stock and warrants issued to Crescent in the merger, the holder of these securities may not convert or exercise them into shares of Wave Wireless common stock, and Wave Wireless may not issue shares of its common stock to any of these holders, if the conversion or exercise would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than 4.99% of Wave Wireless’ outstanding common stock.

WaveRider has also issued 450 shares of Series D Convertible Preferred Stock to Wave Wireless in exchange for the cancellation of certain promissory notes in the aggregate principal amount of $450,000 previously issued by WaveRider to Wave Wireless. In the merger, all shares of Series D Convertible Preferred Stock held by Wave Wireless will be automatically cancelled and no securities of Wave Wireless will be issued in exchange for those shares.

Fractional Shares

Wave Wireless will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of WaveRider common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of Wave Wireless will receive cash, without interest, in an amount equal to the fraction multiplied by the average closing sale price of one share of Wave Wireless common stock for the ten most recent trading days that Wave Wireless common stock has traded ending on the trading day one day prior to the date the merger is completed, as reported on the OTC Bulletin Board.

Exchange Procedures

Promptly following completion of the merger, Wave Wireless will cause its transfer agent, the exchange agent for the merger, to mail to each record holder of WaveRider common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing Wave Wireless common stock and the cash portion of the merger consideration. Those holders of WaveRider common stock who properly surrender their WaveRider stock certificates in accordance with the exchange agent’s instructions will receive (1) the number of whole shares of Wave Wireless common stock that the holder is entitled to receive pursuant to the merger agreement, (2) cash in lieu of any fractional share of Wave Wireless common stock, and (3) any dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. The surrendered certificates representing WaveRider common stock will be canceled. After the effective time of the merger, each certificate representing shares of WaveRider common stock that has not been surrendered will represent only the right to receive each of items (1) through (3) enumerated in this paragraph. Following the completion of the merger, WaveRider will not register any transfers of WaveRider common stock on its stock transfer books.

Holders of WaveRider common stock should not send in their WaveRider stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of WaveRider stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of WaveRider common stock are not entitled to receive any dividends or other distributions on Wave Wireless common stock until the merger is completed. After the merger is completed, holders of WaveRider common stock will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Wave Wireless common stock which they are entitled to receive upon exchange of their WaveRider stock certificates, but they will not be paid any dividends or other distributions on the Wave Wireless common stock until they surrender their WaveRider stock certificates to the exchange agent in accordance with the exchange agent instructions.

Representations and Warranties

WaveRider made a number of representations and warranties to Wave Wireless in the merger agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger, including representations and warranties relating to the following subject matters:

•	corporate organization, qualification to do business, good standing and corporate power of WaveRider and its subsidiaries;

•	WaveRider’s capital structure and the absence of restrictions or encumbrances with respect to the capital stock of WaveRider or any subsidiary;

•	corporate authorization to enter into the merger agreement and consummate the transactions under the merger agreement, and the enforceability of the merger agreement;

•
absence of any conflict with or violation of the charter and bylaws of WaveRider and equivalent organizational documents of its subsidiaries, or any applicable legal requirements resulting from the execution of the merger agreement or the completion of the merger;

•	governmental and regulatory approvals required to complete the merger;

•	filings and reports with the Securities and Exchange Commission;

•	financial statements;

•	the absence of certain changes and events, including any material adverse effect on WaveRider, since September 30, 2005;

•	the absence of certain undisclosed liabilities;

•	litigation;

•	good and valid title to or valid leasehold interests in all material tangible properties and assets used in its business;

•	intellectual property rights;

•	real property rights;

•	compliance with applicable legal requirements;

•	possession of and compliance with all permits required for the operation of business;

•	agreements, contracts and commitments;

•	taxes;

•	employee benefit plans and labor relations;

•	personnel;

•	environmental matters;

•	accuracy of information supplied in this proxy statement/prospectus and the related registration statement filed by Wave Wireless with the Securities and Exchange Commission;

•	the absence of any unlawful payments made to certain parties;

•	transactions between WaveRider and its affiliates;

•	insurance;

•	the accuracy and completeness of all minutes books of WaveRider and its subsidiaries;

•	the vote of stockholders required to complete the merger; and

•	payment, if any, required to be made to brokers and finders on account of the merger.

Wave Wireless made a number of representations and warranties to WaveRider in the merger agreement, including representations and warranties relating to the following subject matters:

•	corporate organization, qualification to do business, good standing and corporate power of Wave Wireless and its subsidiaries;

•	Wave Wireless’ capital structure and the absence of restrictions or encumbrances with respect to the capital stock of WaveRider or any subsidiary;

•	corporate authorization to enter into the merger agreement and consummate the transactions under the merger agreement, and the enforceability of the merger agreement;

•
absence of any conflict with or violation of the charter and bylaws of Wave Wireless and equivalent organizational documents of its subsidiaries, or any applicable legal requirements resulting from the execution of the merger agreement or the completion of the merger;

•	governmental and regulatory approvals required to complete the merger;

•	filings and reports with the Securities and Exchange Commission;

•	financial statements;

•	the absence of certain changes and events, including any material adverse effect on Wave Wireless, since September 30, 2005;

•	the absence of certain undisclosed liabilities;

•	litigation;

•	good and valid title to or valid leasehold interests in all material tangible properties and assets used in its business;

•	intellectual property rights;

•	real property rights;

•	compliance with applicable legal requirements;

•	possession of and compliance with all permits required for the operation of business;

•	agreements, contracts and commitments;

•	taxes;

•	employee benefit plans and labor relations;

•	personnel;

•	environmental matters;

•	accuracy of information supplied in this proxy statement/prospectus and the related registration statement filed by Wave Wireless with the Securities and Exchange Commission;

•	the absence of any unlawful payments made to certain parties;

•	transactions between Wave Wireless and its affiliates;

•	insurance;

•	the accuracy and completeness of all minutes books of Wave Wireless and its subsidiaries; and

•	payment, if any, required to be made to brokers and finders on account of the merger.

The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to read carefully Articles II and III of the merger agreement attached as Annex A entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent.”

Conduct of Business Before Completion of the Merger

Under the merger agreement, Wave Wireless and WaveRider have each agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other consents in writing, it will use all reasonable efforts to carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and will use all reasonable efforts to preserve intact its present business organization and continue to manage in the ordinary course its business relationships with third parties.

Under the merger agreement, Wave Wireless and WaveRider have each also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, it will conduct its business in compliance with a number of specific restrictions and will not (and not permit its subsidiaries to), subject to specified exceptions:

•	waive any stock repurchase rights, accelerate vesting or exercisability of options or restricted stock, reprice options or authorize cash payments in exchange for options under any equity plans;

•	enter into any material partnership arrangements, joint development agreements or strategic alliances;

•	grant any severance or termination pay to any officer or employee in excess of $15,000 individually and $150,000 in the aggregate;

•	adopt any new severance retention or amend, alter or modify any existing severance plan or agreement;

•
enter into any agreement which transfers or licenses or otherwise extends, amends or modifies in any material respect any rights to intellectual property, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

•
declare or pay dividends or make any other distributions in respect of any capital stock, or effect any stock splits, combinations or reclassifications or authorize the issuance of any other securities in respect of capital stock;

•
purchase, redeem or otherwise acquire any shares of capital stock except repurchases of unvested shares at cost pursuant to stock option or purchase agreements in connection with the termination of employees;

•
issue, deliver, sell, authorize or encumber any shares of capital stock or any securities convertible into, or rights, warrants or options to acquire, shares of capital stock, other than shares pursuant to exercise of outstanding stock options or warrants or issuable in accordance with WaveRider’s employee stock purchase plan;

•	authorize or propose any amendments to its charter or bylaws (or similar governing instruments of its subsidiaries);

•
acquire or agree to acquire any business or any corporation, partnership or other business organization or otherwise acquire or agree to acquire any assets that are significant, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

•
sell, transfer, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to its business except in the ordinary course consistent with past practice;

•
incur any indebtedness, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition, or incur or modify any other material liability, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, and (ii) pursuant to existing credit facilities in the ordinary course of business;

•	adopt or amend any employee benefit, stock purchase or stock option plan;

•	make payments outside of the ordinary course of business in excess of $75,000 in the aggregate;

•
amend or terminate any material contract or agreement to which it or a subsidiary is a party, or waive, delay the exercise of, release or assign any material rights or claims under such contracts or agreements, except in the ordinary course of business consistent with past practice;

•	except as required by GAAP, revalue any assets or make any change in accounting methods, principles or practices;

•	incur or enter into any agreement or commitment in excess of $100,000 individually;

•	hire any employee or consultant with an annual compensation level in excess of $75,000;

•	pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction of amounts in the ordinary course of business; or

•	agree in writing or otherwise to take any of the foregoing actions.

Wave Wireless and WaveRider Prohibited from Soliciting Other Offers

No Solicitation of Acquisition Proposals

Wave Wireless and WaveRider have agreed, subject to the limitations described below, that they will not nor will they permit or authorize any of their subsidiaries or any of their or their subsidiaries’ respective officers, directors or employees or other representatives to:

•	solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•
participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal, except as to the existence of the terms of the merger agreement regarding acquisition proposals;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.

Both parties further agree that they and their subsidiaries and their respective representatives, including non-officer employees and other agents will immediately cease any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal with respect to themselves, and will promptly request each person who has entered into a confidentiality agreement in connection with their consideration of an acquisition proposal to return all confidential information furnished by the party.

An acquisition proposal is any offer or proposal relating to any transaction or series of related transactions (other than the merger) involving:

•
any purchase from Wave Wireless or WaveRider, as the case may be, or any acquisition by any person or group of more than a 15% interest in the total outstanding voting securities of Wave Wireless or WaveRider, as the case may be;

•	any merger, consolidation, business combination or similar transaction involving Wave Wireless or WaveRider, as the case may be, or any of its subsidiaries;

•
any purchase from Wave Wireless or WaveRider, as the case may be, of more than a 15% interest in the total outstanding voting securities of Wave Wireless or WaveRider or the granting or issuance of rights to acquire more than a 15% interest in the total outstanding voting securities of Wave Wireless or WaveRider; or

•
any sale, lease outside the ordinary course of business, transfer, distribution, acquisition or disposition of more than 15% of the assets of Wave Wireless or WaveRider (including its subsidiaries taken as a whole).

Notification of Unsolicited Acquisition Proposals

Wave Wireless and WaveRider are obligated to promptly notify the other party in writing upon receipt of any type of acquisition proposal described above or any request for nonpublic information or inquiry it reasonably believes would lead to an acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and a copy of all written materials provided in connection with the acquisition proposal, request or inquiry. The recipient of an acquisition proposal must also keep the other party informed as promptly as practicable in all material respects of the status and details of the acquisition proposal, request or inquiry. Wave Wireless and WaveRider further agreed to generally provide the other party with 48 hours’ notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition proposal.

Superior Offers

If WaveRider receives an acquisition proposal that its board determines in good faith constitutes or is reasonably likely to lead to a superior offer, it may, at any time prior to obtaining WaveRider stockholder approval for the merger, take the following actions, but only if WaveRider has not otherwise breached its obligations with respect to any acquisition proposal, and its board of directors believes in good faith that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties:

•
furnish nonpublic information to the third party making the acquisition proposal, provided that (i) at least one business day prior to furnishing any nonpublic information, WaveRider gives Wave Wireless written notice of its intent to furnish the nonpublic information, (ii) WaveRider receives from the third party an executed confidentiality agreement, with terms that are at least as restrictive as the terms contained in any confidentiality agreement between Wave Wireless and WaveRider, and (iii) WaveRider furnishes the same nonpublic information to Wave Wireless; and

•	engage in discussions or negotiations with the third party with respect to the superior offer, after giving Wave Wireless at least 48 hours prior written notice of its intent to do so.

A superior offer is any an unsolicited, bona fide written acquisition proposal made by a third party after the date of the merger agreement on terms that the WaveRider board of directors believes in good faith (i) is reasonably capable of being completed on the terms proposed and (ii) if completed would result in a transaction more favorable, from a financial point of view, to WaveRider’s stockholders than the terms of the merger.

Change of Recommendation

In response to a superior offer, the WaveRider board of directors may withdraw, amend or modify its recommendation to WaveRider’s stockholders that they approve and adopt the merger agreement and approve the merger and, in the case of a superior offer that is a tender or exchange offer made directly to WaveRider stockholders, the WaveRider board of directors may recommend that its stockholders accept the tender or exchange offer, if certain conditions are satisfied.

Treatment of WaveRider Stock Options and Warrants

When the merger is completed, Wave Wireless will assume all outstanding options to purchase shares of WaveRider common stock. Under the terms of the merger agreement, these options will be converted into options to purchase shares of Wave Wireless common stock. Each assumed WaveRider option will be converted into an option to purchase that number of shares of Wave Wireless common stock equal to the number of shares of WaveRider common stock purchasable pursuant to the WaveRider option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Wave Wireless common stock. The exercise price per share will be equal to the exercise price per share of WaveRider common stock divided by the exchange ratio, rounded up to the nearest whole cent.

Each assumed option will be subject to all other terms and conditions set forth in the applicable documents evidencing each WaveRider option immediately prior to the effective time of the merger, including any repurchase rights or vesting provisions. As of the record date, options to purchase approximately 1,485,912 shares of WaveRider common stock were outstanding in the aggregate under various WaveRider stock option plans.

The conversion of options that are intended to be “incentive stock options,” as defined in Section 422 of the Code will be effected in a manner consistent with the applicable provisions of the Code for purposes of preserving incentive stock option treatment where appropriate.

Wave Wireless will file a registration statement on Form S-8 with the Securities and Exchange Commission, to the extent available and applicable, for the shares of Wave Wireless common stock issuable with respect to WaveRider options assumed by Wave Wireless in connection with the merger as soon as practicable after the merger.

Treatment of Rights under the WaveRider Employee Stock Purchase Plan

WaveRider’s employee stock purchase plan permits eligible WaveRider employees to purchase WaveRider common stock at a discount pursuant to such employees’ participation in the WaveRider employee stock purchase plan. Prior to the effective time of the merger, the WaveRider employee stock purchase plan will be terminated.

Directors and Officers Indemnification and Insurance

Wave Wireless has agreed to cause the company surviving the merger to honor all of the indemnification obligations of WaveRider to its directors and officers that exist immediately prior to completion of the merger pursuant to WaveRider’s articles of incorporation and bylaws. For five years after the completion of the merger, the articles of incorporation and bylaws of the company surviving the merger will contain provisions regarding indemnification that are at least as favorable to the directors and officers of WaveRider immediately prior to completion of the merger as the indemnification provisions that are contained in the articles of incorporation and bylaws of WaveRider at the time the merger agreement was executed.

For a period of three years after the completion of the merger, Wave Wireless has also agreed to cause the company surviving the merger to use all reasonable efforts to maintain directors’ and officers’ liability insurance covering those directors and officers of WaveRider who are currently covered by WaveRider’s directors’ and officers’ liability insurance on terms comparable to those applicable to the current directors and officers. However, the company surviving the merger will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of $50,000.

Conditions to Completion of the Merger

The respective obligations of Wave Wireless and Wave Acquisition Corporation, on the one hand, and WaveRider, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

•	the merger agreement has been adopted and approved and the merger has been approved by the vote of the holders of the requisite number of shares of WaveRider common stock;

•
no statute, rule, regulation or order has been adopted or promulgated and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree has been issued by a court or other governmental entity authority that has the effect of making the merger illegal or otherwise prohibiting or unduly delaying consummation of the merger; and

•
the Securities and Exchange Commission has declared Wave Wireless’ registration statement effective, no stop order suspending its effectiveness has been issued and no proceedings for suspension of the registration statement’s effectiveness, or a similar proceeding in respect of this proxy statement/prospectus, has been initiated or threatened in writing by the Securities and Exchange Commission.

In addition, individually, the respective obligations of Wave Wireless and Wave Acquisition Corporation on the one hand, and WaveRider on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party are true and correct as of the date the merger is to be completed;

•
the other party will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger;

•
since the date of the merger agreement, there has not been any state of facts, events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the other party;

•
all waivers, licenses, agreements, permits, consents, approvals and authorizations of third parties and governmental entities and any modifications or amendments to existing agreements with third parties required to be obtained by the other party in order to consummate the merger have been obtained and are in full force and effect and without conditions or limitations that unreasonably restrict the ability to consummate the merger;

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by WaveRider stockholders:

•	by mutual written consent duly authorized by the boards of directors of Wave Wireless and WaveRider;

•
by Wave Wireless or WaveRider if the merger is not completed by April 30, 2006, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date (the date determined by this paragraph being referred to as the “termination date”);

•
by Wave Wireless or WaveRider, if there is any order of a court or other action or inaction of any governmental entity having the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the merger which is final and non-appealable;

•
by Wave Wireless or WaveRider if the merger agreement and the merger fails to receive the requisite affirmative vote for adoption and approval at a meeting of WaveRider stockholders or at any adjournment of that meeting;

•	by Wave Wireless, if any of the following triggering events occur:

•
WaveRider breaches or fails to perform in any material way its representations, warranties and agreements made in the merger agreement, and the breach is not, or cannot be, cured within 30 days of notice of the breach or the termination date, whichever is earlier;

•	WaveRider’s board of directors fails to authorize, approve or recommend the merger; or

•
WaveRider’s board of directors withdraws, amends or modifies, in a manner adverse to Wave Wireless, its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger.

•	by WaveRider, if any of the following triggering events occur:

•
Wave Wireless breaches or fails to perform in any material way its representations, warranties and agreements made in the merger agreement, and the breach is not, or cannot be, cured within 30 days of notice of the breach or the termination date, whichever is earlier;

•
WaveRider’s board of directors withdraws, amends or modifies, in a manner adverse to Wave Wireless, its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger.

Payment of Termination Fee

Under the terms of the merger agreement, Wave Wireless and WaveRider have each agreed to pay to the other party a termination fee of $300,000 if the merger agreement is terminated by either party due to its receipt of a superior offer, which is described in the section entitled “—Wave Wireless and WaveRider Prohibited from Soliciting Other Offers” on page 51 of this proxy statement/prospectus. If the merger agreement is terminated by either Wave Wireless or WaveRider for any other reason, the terminating party is required to pay to the non-terminating party an amount equal to 110% of the non-terminating party’s actual out-of-pocket costs and expenses incurred in connection with the proposed merger, up to a maximum of $250,000.

Extension, Waiver and Amendment of the Merger Agreement

Wave Wireless and WaveRider may amend the merger agreement before completion of the merger by mutual written consent.

Either Wave Wireless or WaveRider may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements for Wave Wireless, on pages F-A1 to F-A4 of this proxy statement/prospectus, have been prepared to illustrate the acquisition of WaveRider in a transaction to be accounted for as a purchase in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” with Wave Wireless treated as the acquiror. The unaudited pro forma condensed consolidated balance sheet on page F-A1 combines the historical audited consolidated balance sheets of Wave Wireless and WaveRider as of September 30, 2005, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), giving effect to the merger as if it occurred on September 30, 2005. The unaudited pro forma condensed consolidated statements of operations on page F-A2 and F-A3 combine the historical consolidated statement of operations of Wave Wireless and WaveRider for the nine-months ended September 30, 2005 and the year ended December 31, 2004, respectively, prepared in accordance with GAAP, giving effect to the merger as if it occurred as of the beginning of the period presented, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

These unaudited pro forma condensed consolidated financial statements are for informational purposes only. They do not purport to present the results that would have actually occurred had the merger been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Wave Wireless allocated the purchase price of WaveRider using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to WaveRider’s business, the assumptions and estimates herein could change significantly. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma condensed consolidated financial statements included herein are preliminary and subject to change. The pro forma financial information does not reflect any potential operating efficiencies. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Wave Wireless Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “WaveRider Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including the related notes, of Wave Wireless and WaveRider covering these periods, included in this proxy statement/prospectus.

WAVE WIRELESS MANAGEMENT AFTER THE MERGER

Directors and Officers

Wave Wireless’ board of directors is authorized to have seven directors. Upon completion of the merger, the executive officers and directors of Wave Wireless, their ages as of Dec 31, 2005, their positions and their backgrounds will be as follows:

Name	Age	Position
Charles W. Brown	50	Chief Executive Officer and Director
T. Scott Worthington	51	Chief Financial Officer
Don Meiners	44	President
Carlos Belfiore	61	Vice President – Engineering and Chief Technical Officer
James D. Bletas	60	Vice President – Sales and Marketing
Frederick R. Fromm	56	Director
Daniel W. Rumsey	44	Director
Richard Reiss	48	Director
Michael Chevalier	63	Director
Michael Milligan	48	Director
D. Bruce Sinclair	54	Director

Upon completing the merger, George P. Roberts and R. Craig Roos, each a current director of Wave Wireless will resign from the board of directors, and Charles W. Brown, the current Chief Executive Officer and a current director of WaveRider, and Michael Chevalier, Michael Milligan and D. Bruce Sinclair, each a current director of WaveRider, will join the combined company’s board of directors. In addition, upon completing the merger, Daniel W. Rumsey will resign from his position as an executive officer of Wave Wireless, and Charles W. Brown and T. Scott Worthington, the current Chief Financial Officer of WaveRider, will become the Chief Executive Officer and Chief Financial Officer, respectively, of the combined company.

Background

Charles W. Brown. Mr. Brown, age 50, has been WaveRider’s chief executive officer since March 2005. Prior to his promotion to chief executive officer, Mr. Brown was WaveRider’s executive vice president of the Company since October 15, 2002. From February 1998 to October 2002, he served as WaveRider’s vice president of marketing. From 1994 until February 1998, Mr. Brown was Clearnet Communications’ first vice president and CIO. From 1993 to 1994, he served as vice president of, sales and marketing for Trillium Communications and, from 1990 to 1993, he served as director of, strategic planning and marketing for BCE Mobile. Mr. Brown has a Masters in Business Administration from the University of Western Ontario.

T. Scott Worthington. Mr. Worthington, age 51, has been WaveRider’s vice president and the Company’s chief financial officer since January 1998. Mr. Worthington has over 25 years of senior financial and executive management, including 9 years at Dell Computer Corporation, in Canada, where he held numerous positions including chief financial officer of the Canadian subsidiary. Mr. Worthington has a Bachelor of Business Administration from York University and is a Chartered Accountant.

Don Meiners. Mr. Meiners, age 44, was appointed President on March 10, 2005. Prior to his appointment, he served as Wave Wireless’ Vice President - Operations, and has held a variety of management roles since he joined Wave Wireless in 1992. These include Vice President of Operations, Vice President Engineering, Vice President Manufacturing and Vice President of Engineering Program Management. Prior to joining Wave Wireless, Mr. Meiners served in design engineering roles and project management for Digital Microwave Corporation and Equitorial Inc. Mr. Meiners graduated from the Missouri Institute Of Technology in 1983.

Carlos T. Belfiore. Mr. Belfiore, age 61, currently serves as Wave Wireless’ Vice President – Engineering, and Chief Technical Officer. Prior to joining Wave Wireless in November 2003, he was an independent engineering consultant. Prior to that, Dr. Belfiore held various management and technical leadership positions at Stratex Networks, which he joined in 1988, including Senior Director IDU Development, Director of New Technology Development, Director of Modem Development, and Senior Scientist. Prior to joining Stratex, Dr. Belfiore was with the Microwave Communication Division of Harris Corporation, serving as Manager of Advanced Development and Principal Development Engineer. Dr. Belfiore received a Ph.D. in electrical engineering from University of Minnesota in 1976.

James D. Bletas. Mr. Bletas, age 60, currently serves as Wave Wireless’ Vice President – Sales and Marketing. Mr. Bletas has 35 years of experience in the wireless telecommunications industry focused on sales and marketing. Prior to joining Wave Wireless, Mr. Bletas founded Wireless Networks International, Inc., a global distributor of networking and wireless communications products and services. During his four-year tenure as President and CEO, Mr. Bletas grew the company’s annual revenue to more than $20 million, and expanded the operations to geographic areas outside of the U.S., including Latin America, the Middle East and Asia. Before joining Wireless Networks International, Inc., Mr. Bletas was the Vice President of Sales at Wireless Inc., a pioneer in the licensed exempt market and an original developer of broadband access and subscriber equipment. He began his sales career in wireless telecommunications equipment in the microwave communications division of Harris Corporation, where he last served as Vice President of Worldwide Sales and Marketing.

Frederick R. Fromm. Mr. Fromm, age 56, has served as a director of Wave Wireless since June 2001. Since February 2004, Mr. Fromm has served as a consultant to several telecommunications companies. From May 2003 to February 2004, Mr. Fromm was President and Chief Executive Officer of Gluon Networks, Inc. a telecommunications equipment company. From July 2000 to October 2001, he was President, and from Nov. 2001 to October 2002 he was also Chief Executive Officer, of Oplink Communications, Inc., an optical components company. From October 1998 to July 2000, he was President and Chief Executive Officer of Siemens Information and Communications, Inc, a telecommunications equipment company. From October 1996 to October 1998, he was President and Chief Executive Officer of Siemens Telecom Networks, Inc., a telecommunications equipment company.

Daniel W. Rumsey. Mr. Rumsey, age 44, was appointed Chief Restructuring Officer on March 10, 2005 and to the Wave Wireless board of directors on May 13, 2005. Mr. Rumsey’s title was changed to Acting Chief Executive Officer in July 2005. Prior to his appointment as Chief Restructuring Officer, since March 2003, Mr. Rumsey served as Wave Wireless’ Vice President, Acting Chief Financial Officer and General Counsel. Prior to joining Wave Wireless, Mr. Rumsey was Vice President and General Counsel of Knowledge Kids Network, Inc., a multi-media education company. Knowledge Kids Network is part of the Knowledge Universe family of companies. Prior to joining Knowledge Kids Network, Mr. Rumsey was the President and Chief Executive Officer of Aspen Learning Systems and NextSchool, Inc., which he joined in February 1997. Mr. Rumsey sold Aspen Learning Systems and NextSchool to Knowledge Kids Network in 1999. Mr. Rumsey has an extensive restructuring, legal and finance background, dating back to 1987 when he served as a staff attorney in the U.S. Securities and Exchange Commission’s Division of Corporation Finance. He has also served as Assistant General Counsel for Terra Industries, Inc. and Associate General Counsel and Corporate Secretary of EchoStar Communications Corporation. Mr. Rumsey also serves as the Chairman of the Board of Directors of Prescient Applied Intelligence, and as a director of Dirt Motor Sports, Inc. Mr. Rumsey received his J.D. from the University of Denver College of Law in 1985, and his B.S. from the University of Denver in 1983.

Richard Reiss. Mr. Reiss, age 48, has served as director of Wave Wireless since March 2005. Mr. Reiss is currently the Chairman of the Board of Directors of Glowpoint, Inc., where he has served since May 2000. He served as the Chief Executive Officer of Glowpoint from May 2000 to April 2002, and as President from May 2000 to April 2002. Mr. Reiss served as Chairman of the Board of Directors, President and Chief Executive Officer of All Communications Corporation from its formation in 1991 until the formation of Glowpoint’s predecessor pursuant to a merger of All Communications Corporation and View Tech, Inc. in May 2000.

Michael Chevalier. Mr. Chevalier, age 63, has been a director of WaveRider since January 2005. From January 2001 to September 2002, he served as VP and General Manager of Magnetic Data International, a worldwide leader in cell phone and hard drive warranty repair. From 1991 to 2001, he was in varying capacities of increasing responsibilities for Motorola’s Wireless Data Division. He started up the Canadian operation in Toronto and subsequently led the European Wide Operations for the same division in the UK and Germany. Mr. Chevalier studied at Mount Allison University and Sir George Williams University in Mathematics and Physics.

Michael Milligan. Mr. Milligan, age 48, has been one of WaveRider’s directors since July 2003. Mr. Milligan is the president and chief executive officer of Kasten Chase, a high-assurance data security solutions company. From 1995 until December 2003, Mr. Milligan served as executive vice president, chief financial officer, general counsel and secretary of Kasten Chase. Prior to joining Kasten Chase, Mr. Milligan was a partner in the law firm of Cunningham, Swan, Carty, Little & Bonham in Kingston Ontario. He earned a Bachelor of Commerce degree at Carleton University and a Bachelor of Laws degree at Queen’s University.

D. Bruce Sinclair. Mr. Sinclair, age 54, has been a director of WaveRider since December 1997 and its chief executive officer from November 1997 to March 2005. Since March 2005, when Mr. Sinclair stepped down from his position as chief executive officer for short-term medical reasons, he has been a consultant to WaveRider, focused on financing, mergers and acquisitions and strategic partnerships. From November 1997 to October 2002, he served as WaveRider’s president. Mr. Sinclair is an experienced management professional who has worked in sales and management with companies including IBM Canada, Nortel and Harris Systems Limited. From 1988 to 1995, Mr. Sinclair was with Dell Computer Corporation where he held numerous positions including President of the Canadian subsidiary, vice-president of Europe and head of Dell in Europe. He earned his Masters of Business Administration from the University of Toronto.

Board Committees

The board of directors will have an Audit Committee and a Compensation Committee. At the first meeting of the board of directors following the consummation of the merger, it is intended that the board will nominate individuals to serve on each of the committees.

Wave Wireless’ current Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, currently consists of two directors, Frederick R. Fromm and R. Craig Roos. The Audit Committee is primarily responsible for approving the services performed by Wave Wireless’ independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The board of directors of Wave Wireless has determined that Mr. Roos is a financial expert in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in those activities; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Both Mr. Fromm and Mr. Roos meet the requirements of an independent director set forth in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. Upon consummation of the Merger, Mr. Roos will resign as a director of Wave Wireless.

Wave Wireless’ Compensation Committee currently consists of two directors, Frederick R. Fromm and Richard Reiss. Mr. Reiss was appointed to the Compensation Committee in April 2005. The Compensation Committee is primarily responsible for reviewing and approving Wave Wireless’ general compensation policies and setting compensation levels for its executive officers. The Compensation Committee also has the authority to administer Wave Wireless’ Employee Stock Purchase Plan, its 1995 Stock Option/Stock Issuance Plan and our 2004 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

None of the members of Wave Wireless’ Compensation Committee has at any time been an officer or employee of Wave Wireless. None of Wave Wireless’ executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on Wave Wireless’ board of directors or Compensation Committee.

Wave Wireless Director Compensation

Non-employee directors of Wave Wireless do not receive cash compensation for their services as directors. Following consummation of the merger, it is anticipated that the Compensation Committee of the board of directors will meet to decide whether to continue the practice of not paying cash compensation to directors for their service to the board of directors, or whether to provide for compensation for such service.

WaveRider Director Compensation

Effective April 1, 2005, the Chairman of the Board of WaveRider, Mr. Robert Francis received $6,500 per month as total cash compensation for his role. During the year ended December 31, 2005, the compensation plan for all other non-employee directors included: (1) a $2,500 annual retainer, payable quarterly; (2) a $1,000 annual retainer for each committee chairman; (3) a $1,000 meeting fee for each director who attended a board of directors or committee meeting in person; and (4) a $250 meeting fee for each director who attended a board of directors or committee meeting via telephone. Also, effective the next annual meeting of shareholders, there is an automatic award of options to purchase 50,000 shares of common stock for each non-employee director elected at the annual meeting to serve the following year. On February 9, 2005, the non-employee directors were each awarded 50,000 options under the Employee Stock Option (2002) Plan for their participation on the board of directors and each of its subcommittees.

Wave Wireless Executive Compensation

The following table provides certain information summarizing the compensation earned for services rendered in all capacities to Wave Wireless and its subsidiaries for each of the last three fiscal years by Wave Wireless’ “named executive officers,” who consist of its Chief Executive Officer and each of our four other most highly compensated executive officers, each of whom were executive officers as of December 31, 2005 and whose salary and bonus for the fiscal year ended December 31, 2005 was in excess of $100,000.

Summary Compensation Table

						Long Term Compensation
	Annual Compensation					Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)	Securities Underlying Options and Warrants (#)	All Other Compensation ($)
Samuel Smookler (3)	2005	73,327	—	—				—
Former Chief Executive Officer and Former Director	2004	252,100	125,000	—			—	—
	2003	139,569	—	53,083	(2)		166,667	—
Daniel W. Rumsey	2005	202,346	—	—		11,250	264,000	—
Acting Chief Executive Officer and Director	2004	158,269	—	—			—	—
	2003	104,369	—	—			73,333	8,000	(4)
Don Meiners	2005	150,469	—	—		9,750	240,000	—
President	2004	130,046	—	—			—	—
	2003	103,699	—	—			73,333	—
James D. Bletas (5)	2005	115,385	—	—		9,750	240,000	—
Vice President - Sales and Marketing	2004	—	—	—			—	—
	2003	—	—	—			—	—
Carlos A. Belfiore	2005	138,000	41,400	—		9,750	240,000	—
Vice President - Engineering and Chief Technical Officer	2004	138,000	—	—			—	—
	2003	18,577	—	—			91,667	—

(1)	Includes amounts deferred under Wave Wireless’ 401(k) Plan.
(2)
On October 8, 2003, Mr. Smookler acquired 23.33 shares of Series C Preferred Stock of Wave Wireless convertible into 13,611 shares of common stock, resulting in an effective purchase price of $3.00 per share of common stock. The closing price per share of common stock as reported on the OTC Bulletin Board on October 8, 2003 was $6.90 per share.

(3)	Mr. Smookler’s employment with Wave Wireless was terminated on March 10, 2005.
(4)	Prior to joining Wave Wireless full time in April 2003, Mr. Rumsey was paid $8,000 as a consultant to Wave Wireless.
(5)	Mr. Bletas was hired as Executive Vice President – Sales and Marketing on March 21, 2005.

Option Grants in Last Fiscal Year

No stock options were granted by Wave Wireless to its named executive officers during the 2005 fiscal year. No stock appreciation rights were granted to these individuals during that fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The table below provides information with respect to Wave Wireless’ named executive officers concerning: (i) the options that they exercised in 2005 and (ii) the number and value of their unexercised options as of December 31, 2005.

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)(3)		Value of Unexercised In-The-Money Options at Fiscal Year End ($)(1)
Name	Shares Acquired On Exercise (#)	Value Realized ($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Sam Smookler	—	—	79,999	—	—	—
Don Meiners	—	—	44,513	30,555	—	—
Daniel W. Rumsey	—	—	42,778	30,555	—	—
James Bletas	—	—	—	—	—	—
Carlos A. Belfiore	—	—	48,268	34,731	—	—

(1)
Based on the fair market value of the option shares at the 2005 fiscal year-end ($0.13 per share based on the closing selling price on the OTC Bulletin Board as of December 31, 2005) less the exercise price.

(2)	Based on the fair market value of the shares on the exercise date less the exercise price paid for those shares.
(3)
The options are immediately exercisable for all the options shares. However, any shares purchased under the options are subject to repurchase by Wave Wireless, at the original exercise price paid per share, upon the optionee’s cessation of service prior to vesting in such shares.

WaveRider Executive Compensation

The following table describes the compensation earned in fiscal 2005 by the Chief Executive Officer of WaveRider and the other executive officers who received compensation in excess of $100,000 in 2005, 2004 and 2003 (“named executive officers”).

Summary Compensation Table

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Options (#)	All Other Compensation ($)(1)
D. Bruce Sinclair	2005	49,519	—	500,000	—
CEO/Director	2004	115,972	—	—	—
	2003	105,966	62,214	—	—
Charles W. Brown	2005	131,721	—	50,000	—
Executive Vice President	2004	159,729	—	—	—
	2003	157,442	25,627	—	—
T. Scott Worthington	2005	131,721	—	50,000	—
Vice President and CFO	2004	135,089	—	—	—
	2003	128,016	21,390	—	—

(1)	In accordance with regulations promulgated by the SEC, perquisites are not included if the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth certain information regarding exercisable and unexercisable stock options held as of December 31, 2005, by each of the named executive officers of WaveRider. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and the last sale price of WaveRider common stock on December 31, 2005, as reported on the OTC Bulletin Board ($0.11 per share). No stock options were exercised by WaveRider’s named executive officers during 2005.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
D. Bruce Sinclair (1)	—	—	717,500	5,000	—	—
Charles W. Brown	—	—	75,000	55,000	500	—
T. Scott Worthington	—	—	75,000	55,000	500	—

(1)	Included in Mr. Sinclair’s options are 77,500 options received from other stockholders.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Compensation Committee of the Wave Wireless board of directors, as Plan Administrator of the Wave Wireless 2004 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of Wave Wireless common stock subject to any outstanding options held by the Chief Executive Officer and any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of Wave Wireless or the subsequent termination of the officer’s employment following the change in control event.

Existing and Terminated Agreements.

Wave Wireless entered into an Employment and Continuity of Benefits Agreement with George P. Roberts, dated May 31, 2001 (“Roberts Agreement”), outlining his continued employment with Wave Wireless as Chairman of the Board following his resignation as Chief Executive Officer on May 30, 2001. The Roberts Agreement provided for an employment period commencing May 31, 2001 through May 30, 2002. Throughout the employment period, Mr. Roberts was eligible to participate in all benefit plans that are made available to Wave Wireless’ executives and for which Mr. Roberts qualified.

Wave Wireless entered into a letter agreement with George P. Roberts, dated April 28, 2003, extending the employment period under the Roberts Agreement through May 30, 2005. The letter agreement provided for the amendment of the Roberts Agreement upon the assignment of a new Chief Executive Officer of Wave Wireless. Effective September 1, 2003, due his resignation and the appointment of a new Chief Executive Officer of Wave Wireless, Mr. Roberts was entitled to compensation equal to half his salary prior to recent reductions, with one half of his total salary of $188,000 paid in cash, and the other half paid in common stock of Wave Wireless. On June 14, 2005, Wave Wireless entered into a further letter agreement with Mr. Roberts terminating the Roberts Agreement. Under the terms of the letter agreement, in lieu of paying Mr. Roberts approximately $132,000 due him under the Roberts Agreement, Mr. Roberts received a warrant to purchase 600,000 shares of common stock of Wave Wireless at an exercise price of $.30 per share. In addition, Wave Wireless agreed to pay Mr. Roberts’ medical, dental and supplemental executive health care coverage for the remainder of Mr. Roberts’ natural life.

Wave Wireless entered into an agreement with Sam Smookler, its former President and Chief Executive Officer, dated July 25, 2003, providing for the employment of Mr. Smookler as President and Chief Executive Officer for a period of two years. The agreement further provided for the payment to Mr. Smookler of a salary of $36,000 per month beginning September 1 and continuing through December 31, 2003. Beginning January 1, 2004, Mr. Smookler was paid a base salary of $250,000 per year. On September 2, 2004, Mr. Smookler was paid a cash bonus equal to 50% of his base salary. The agreement also provided for the grant of an option to purchase 2% of Wave Wireless’ total number of shares of common stock issued and outstanding as of September 2, 2003. By agreement with the board of directors, this number was fixed at 166,666 shares, which amount was reduced to 80,000 due to limitations in Wave Wireless 1995 Stock Option/Stock Issuance Plan. Wave Wireless granted Mr. Smookler a warrant to purchase 86,666 shares of common stock, thereby making up the difference between the 166,666 shares granted by the board of directors, and the 80,000 actually issued under the 1995 Stock Option/Stock Issuance Plan. Mr. Smookler’s employment with Wave Wireless was terminated on March 10, 2005. On January 17, 2006, Wave Wireless and Mr. Smookler entered into a Settlement Agreement and Release of Claims, pursuant to which Wave Wireless will pay Mr. Smookler $50,000 upon the earlier to occur of the receipt of at least $1.5 million in financing, or March 31, 2006. In addition, Wave Wireless has agreed to pay Mr. Smookler $3,750 for twenty months, with a balloon payment of $25,000 on September 1, 2007 the end of such period. Wave Wireless also issued Mr. Smookler a warrant to purchase 769,231 shares of its common stock at an exercise price of $.13 per share.

Wave Wireless entered into an agreement with Daniel W. Rumsey, its Acting Chief Executive Officer, and former Vice President, General Counsel and Acting Chief Financial Officer, on April 4, 2003. Under the terms of the agreement, in the event Mr. Rumsey’s employment with Wave Wireless terminates at any time by reason of an involuntary termination, Wave Wireless is obligated to pay him severance equal to the higher of his base salary on the date of the agreement, or his base salary on the date of his involuntary termination, which amount is obligated to be paid in a series of successive biweekly installments over the twelve month period measured from the date of his involuntary termination. At the time of his involuntary termination, each unvested option granted to Mr. Rumsey shall continue to vest, and such options plus options already vested but unexercised as of the date of his involuntary termination shall continue to be exercisable in accordance with the 1995 Stock Option/Stock Issuance Plan from the date of involuntary termination to the first anniversary date thereof. For purposes of the agreement, an involuntary termination shall mean the termination of his employment with Stock Option/Stock Issuance (i) involuntarily upon his discharge or dismissal; or (ii) voluntarily following his resignation following (a) a change in level of management to which he reports, (b) a decrease or material change in his responsibilities, or (c) a reduction in his base salary. Mr. Rumsey’s agreement with Wave Wireless was amended on July 13, 2005. Under the terms of the amendment, Mr. Rumsey’s base salary was reduced to $190,000 (“Interim Salary”) from $240,000 (“Base Salary”), until such time as Wave Wireless either achieves positive earnings before income taxes, depreciation and amortization, or the board of directors restores his Interim Salary to the Base Salary. In the event of an involuntary termination under the existing agreement, Wave Wireless is obligated to pay Mr. Rumsey the difference between his Interim Salary and his Base Salary.

Wave Wireless entered into an agreement with Dr. Carlos Belfiore, its Vice President of Engineering and Chief Technical Officer, on October 20, 2003. Under the terms of the agreement, Dr. Belfiore is paid a base salary of $138,000 per year. Dr. Belfiore was also paid a cash bonus equal to 30% of his base salary on January 15, 2005. The agreement also provided for the grant of an option to purchase 91,666 shares of common stock of Wave Wireless, which amount was reduced to 80,000 due to limitations in the 1995 Stock Option/Stock Issuance Plan. Wave Wireless granted Dr. Belfiore a warrant to purchase 11,666 shares of common stock, thereby making up the difference between the 91,666 shares granted by the board of directors, and the 80,000 actually issued under the 1995 Stock Option/Stock Issuance Plan. In the event Dr. Belfiore’s employment is terminated at any time without cause, Wave Wireless is obligated to pay Dr. Belfiore his salary for six months following such termination, and all options previously granted to Dr. Belfiore continue to vest in accordance with their terms and conditions for a period of two years following the date of such termination. Following a change in control of Wave Wireless, Wave Wireless is obligated to pay Dr. Belfiore his base salary for a period of one year, and his options shall automatically accelerate so that each option becomes fully vested and immediately exercisable for the total number of shares subject to the option. A change in control will be deemed to occur under the agreements upon: (a) a merger or consolidation in which Wave Wireless is not the surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the assets of Wave Wireless in complete liquidation or dissolution of Wave Wireless; (c) a reverse merger in which Wave Wireless is the surviving entity but in which securities representing fifty percent (50%) or more of the total combined voting power of Wave Wireless’ outstanding securities are transferred to persons different from the persons holding those securities immediately prior to such merger; and the acquisition, directly or indirectly by any person or related group of persons of beneficial ownership of securities possessing more than thirty percent (30%) of Wave Wireless’ outstanding voting securities pursuant to a tender or exchange offer made directly to Wave Wireless stockholders.

In the event that Mr. Meiners is terminated within twelve months of a change in control, Wave Wireless is obligated to pay his salary for a period of one year following such termination and all options granted shall automatically accelerate so that each option will become fully vested and immediately exercisable for the total number of shares of Wave Wireless common stock subject to those options (“Severance Benefits”). For purposes of the agreement, a Change of Control shall mean any of the following transactions effecting a change in ownership or control of Wave Wireless: (a) a merger or consolidation in which Wave Wireless is not the surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the assets of Wave Wireless in complete liquidation or dissolution of Wave Wireless; (c) any reverse merger in which Wave Wireless is the surviving entity but in which securities representing 50% or more of the total combined voting power of Wave Wireless’ outstanding securities are transferred to a person(s) different from the person(s) holding those securities immediately prior to such merger; or (d) the acquisition, directly or indirectly by a person or related group of persons of beneficial ownership of securities possessing more than 30% of the total combined voting power of Wave Wireless’ outstanding securities pursuant to a tender or exchange offer made directly to Wave Wireless’ stockholders.

Mr. Meiners shall be entitled to receive his Severance Benefits if, at any time within twelve months of a Change of Control: (a) his level of responsibility at Wave Wireless is materially reduced; (b) his place of employment is moved to a location that is more than 50 miles from his place of employment immediately prior to a Change in Control; or (c) his salary or bonus plan is reduced without his prior written consent. Effective March 10, 2005, Mr. Meiners annual salary was increased to $150,000.

Effect of Merger on Existing Agreements.

As a result of the merger, Mr. Rumsey’s employment with Wave Wireless will be terminated, resulting in the payment of $50,000 in deferred compensation to him. Although Mr. Rumsey is entitled to one-year’s severance and other benefits under the terms of his agreement, he has agreed to accept one-half of his severance payable over one year, in addition to the payment of health benefits, and has agreed to provide certain legal and other consulting services to Wave Wireless after consummation of the merger as additional consideration for the severance payments. Mr. Rumsey will continue to serve on the board of directors of Wave Wireless after the merger.

It is currently anticipated that Wave Wireless will not be obligated to pay any other severance obligations to executive officers of Wave Wireless as a result of the merger.

See also the description of the employment agreements and other arrangements entered into between WaveRider and certain of its executive officers in the section entitled “The Merger—Interests of WaveRider Directors and Executive Officers in the Merger” on page 39 of this proxy/statement prospectus.

WAVE WIRELESS’ BUSINESS

Summary

Wave Wireless develops, manufactures and distributes next generation wireless mesh routers for the telecommunications, security and surveillance and public safety markets. Wave Wireless’ mesh, point-to-point and point-to-multipoint broadband wireless access systems combine high performance, versatility and AES encryption to deliver a broad range of powerful applications and turnkey solutions ideally suited for internet service providers, educational institutions, corporate enterprises and government agencies. Wave Wireless’ wireless access systems are sold globally through its own sales force, as well as through strategic partners, distributors, systems integrators, and value added resellers. Wave Wireless also is focused on supporting its global customer base in connection with its repair and maintenance business (“RMA Business”).

Wave Wireless originally acquired the Wave Wireless networking product line (“SPEEDLAN”) from SPEEDCOM Wireless Corporation in December 2003 as a means to complement its legacy business focused on licensed wireless backhaul products, and to gain entry into the rapidly growing market for enterprise-class license-exempt wireless solutions. In April 2005, Wave Wireless announced a formal restructuring plan designed to dramatically reduce costs, refocus its strategic direction, and ultimately achieve profitability (“Restructuring Plan”). Key elements of the Restructuring Plan involved both (i) divesting Wave Wireless’ legacy product lines for the licensed market that were expected to result in continued substantial operating losses, and (ii) refocusing Wave Wireless’ product strategy around its SPEEDLAN product line and the market for robust license-exempt and licensed public safety band wireless applications. Wave Wireless will also continue to provide repair and maintenance (“RMA”) support services to its installed base of legacy products for the licensed wireless backhaul market.

In connection with the Restructuring Plan, Wave Wireless changed its corporate name from “P-Com, Inc.” to “Wave Wireless Corporation” on August 22, 2005, and on August 12, 2005, Wave Wireless effected a recapitalization whereby all outstanding shares of its Series C Preferred Stock were automatically converted into shares of its Series G Preferred Stock and common stock. Both the name change and the recapitalization were approved at Wave Wireless’ 2005 Annual Meeting of Stockholders, which was held on August 12, 2005.

Wave Wireless was formed in 1991, and its executive offices are located at 1996 Lundy Avenue, San Jose, California 95131, and its telephone number is (408) 943-4200.

Information About Wave Wireless’ Products

Wave Wireless’ products consist of license exempt, next generation wireless mesh routers and other licensed and unlicensed point-to-point, spread spectrum and point-to-multipoint radio systems for carriers, systems integrators and value added resellers. Wave Wireless also provides RMA and other services to its licensed and other customers worldwide.

The contribution of each product line to total sales was as follows:

	Year Ended December 31,
Product Line	2004	2003	2002
Point-to-Point (Licensed)	79%	79%	71%
Spread Spectrum (Unlicensed)	21%	19%	21%
Point-to-Multipoint (Licensed)	—	2%	8%
Total	100%	100%	100%

As a result of the Restructuring Plan, a substantial portion of Wave Wireless’ sales in subsequent periods are anticipated to come from the sale of refurbished point-to-point radios in connection with Wave Wireless’ RMA Business and from the sale of unlicensed spread spectrum radios.

Information About Our Geographic Segments

Wave Wireless’ sales by geographic region for each year ended December 31, 2004 are as follows (in thousands):

Sales	2004	2004	2003	2002
North America	11%	$2,579	$3,042	$2,949
United Kingdom	23%	5,583	6,349	5,894
Continental Europe	21%	5,178	3,693	4,487
Asia	14%	3,386	5,831	15,018
Other	31%	7,449	1,926	1,338
	100%	$24,175	$20,841	$29,686

Narrative Description of Wave Wireless’ Business

Wave Wireless currently develops, manufactures and markets licensed exempt, next generation wireless mesh routers and other licensed and unlicensed point-to-point, spread spectrum and point-to-multipoint radio systems to carriers, systems integrators and value added resellers. Wave Wireless also provides repair, maintenance and other services to its licensed and other customers worldwide. Wave Wireless’ systems enable Internet service providers, enterprises and governmental organizations to deliver high-speed video, data, and voice transmissions across a broad range of applications, including safety and surveillance. Cellular and personal communications service providers have employed Wave Wireless’ point-to-point systems to transmit data between remote tower sites and switching centers. Network service providers and Internet service providers are able, through the deployment of Wave Wireless’ equipment and systems, to respond to the demands for high-speed wireless access services, such as Internet access associated with business-to-business and e-commerce business processes. Systems integrators have utilized Wave Wireless’ products for various security and surveillance applications, including fixed and mobile video surveillance for public safety organizations, such as the Chicago Police Department.

Industry Background

Growth of the Internet and Internet Protocol applications including security, surveillance, video, IP telephony and Voice over IP (VoIP) are driving access and bandwidth demand. End users such as cellular providers, consumers, universities, businesses, state and local governments and other enterprise customers can transport data using wireline (cable, fiber, DSL) or wireless (microwave, spread spectrum) protocols. Global deregulation and privatization of telecommunications markets and increased demand for broadband wireless access to the Internet, and local and storage area networks have spurred competition to supply wireless-based systems as a cost-effective alternative to traditional wireline service delivery systems. Broadband wireless systems are competitive due to the relatively short set up and deployment time, high return on capital investment, scalability, portability and ability to connect customers quickly once the transmission hardware and software infrastructure are in place. Moreover, network operators can mitigate the risk of “stranded capital costs” inherent in wireline hardware.

In addition to the above considerations, wired networks often fall short of supplying cost effective, reliable “last mile” connectivity to the end user. To overcome such limitations in a quick and efficient manner, wireless solutions are increasingly being adopted and integrated with wired solutions. Furthermore, in many parts of the world, telecommunications services are inadequate, unreliable or non-existent due to the lack of existing wired infrastructure. Additionally, many such countries have privatized the state-owned telecommunications monopoly and opened their markets to competitive network service providers. Competitive service providers in such markets often find deployment of wireless broadband the quickest, most economical and scalable means of providing reliable, modern telecommunications services.

Most wireless networks use RF (radio frequency) spectrum to provide network access for data, voice and video applications. RF based wireless broadband networks are designed to run on radio frequencies that do not require a license (typically 2.4 GHz and 5.8 GHz) or the “public bands,” as well as frequencies that require the carrier to own a license (typically microwave and up to 38 GHz or the 4.9 GHz public safety band). For a communications service provider to use licensed spectrum, they have to own the licenses required to operate these systems. Historically, Wave Wireless’ business was focused on the sale of licensed products to large carriers and system integrators. With the implementation of the restructuring plan, Wave Wireless is now focused on the market for license exempt product solutions that enable corporate enterprises, educational institutions, government agencies and municipalities, and wireless internet service providers to rapidly and cost effectively deliver high-speed data, voice and video connectivity to their customers and subscribers. Wave Wireless is also focused on the emerging Homeland Security market, as a result of the November 2005 introduction of the SPEEDLAN 9200 operating in the 4.9 GHz public safety band.

Broadband Wireless Implementation

Global deregulation of telecommunications markets and the related allocation of radio frequencies for broadband wireless access transmission has spurred competition to supply wireless-based systems as a cost-effective alternative to traditional wireline service delivery systems. Broadband wireless systems are competitive due to the relatively short set-up and deployment time, high return on capital investment, and ability to connect customers quickly once the transmission hardware and software infrastructure are in place. Moreover, network operators can mitigate the risk of “stranded capital costs” inherent in wireline hardware. Such systems do not scale as well as the wireless alternatives as users’ needs expand or change over time.

End users who need to transport information from one location to another have a choice of wired or wireless solutions. Wired solutions typically take the form of lines that are leased from telephone companies. The associated lease payments tend to be less attractive than the cost of ownership of a wireless digital microwave system. Wireless transmission of voice, data and video traffic has become a desirable alternative to wired solutions due to its advantages in cost, speed of deployment, reliability, range, and ease of installation Extended range license exempt wireless broadband systems allow telecommunications providers to establish an alternative network that they can control to enable them to offer superior connectivity.

Global Privatization and Deregulation: Stimuli to Broadband Wireless Access Growth

In many parts of the world, telecommunications services are inadequate, unreliable or non-existent due to the lack of existing infrastructure. Additionally, many such countries have privatized the state-owned telecommunications monopoly and have opened their markets to competitive network service providers. Wave Wireless believes competitive service providers in such markets often find deployment of wireless broadband the quickest, most economical and scalable means of providing reliable, modern telecommunications services.

Network Architecture Bottlenecks

Fiber optic networks have received much attention because of the speed and quality associated with the technology. Increasingly, network service providers are constructing fiber optic interoffice backbones to meet the significant demand created by Internet and data, video conferencing, and voice services. To satisfy the growing user demand for high-speed access, the fiber optic channels would (if not supplemented by other systems) have to extend all the way into the buildings in which the users reside. The fiber optic channel usually ends short of the building, at the beginning of the “last mile.” Thus, users are often forced to use slower dial-up modem connections and ISDN (Integrated Services Digital Network) services, or ADSL (Asymmetrical Digital Subscriber Line) service, with its inherent distance limitations. This local access “bottleneck” denies users the real benefits afforded by fiber optic backbones because the highest speed that users can experience is limited by the local access portion of their end-to-end connection. To overcome such limitations in a quick and efficient manner, Wave Wireless believes a broadband wireless solution is attractive to incumbent and competitive carriers alike because the local access speed restrictions are eliminated with broadband wireless equipment.

The Wave Wireless Strategy

Wave Wireless’ current strategy is to be a leading worldwide supplier of high-performance license-exempt wireless access equipment in point to point, point to multipoint and self-healing mesh topologies. In addition, Wave Wireless intends to continue its focus on the security and surveillance market by offering advanced encryption, multi-band, wireless networking solutions, serving both license-exempt and licensed users accessing the 4.9 GHz public safety band. To accomplish these objectives, Wave Wireless intends to:

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Focus on point-to-point licensed and spread spectrum point-to-point and point-to-multipoint microwave markets. Wave Wireless designs products specifically for the spread spectrum (unlicensed band) microwave frequency bands, and licensed public safety bands. Wave Wireless has designed its core architecture to optimize the systems for operation at microwave frequencies.

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Focus on the safety and surveillance markets. Wave Wireless currently has systems deployed in public safety, and security and surveillance applications. Wave Wireless intends to market the benefits of its microwave systems, as well as the success of current installations, to drive additional demand for its wireless access equipment.

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Continue expansion of Wave Wireless’ identified global market opportunities. Wave Wireless maintains international sales and/or support offices in Italy, Brazil, Mexico, Singapore and the United Kingdom. Wave Wireless intends to continue its focus on the international market where it believes substantial demand exists for its products.

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Build and sustain manufacturing cost advantage. Wave Wireless designs its system architecture to reduce the number of components incorporated into each system, thereby allowing for the use of common components and “building blocks” across the range of Wave Wireless’ products. This approach reduces Wave Wireless’ manufacturing costs enabling it to take advantage of volume purchases and a standardized manufacturing process.

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Outsource manufacturing to reduce costs. Beginning in January 2004, Wave Wireless outsourced the manufacture of the SPEEDLAN product to a contract manufacturer. Wave Wireless also entered into an arrangement to outsource manufacturing of its point-to-point products. Utilization of turnkey contract manufacturers eliminates expensive in-house manufacturing assembly, and provides Wave Wireless with the ability to scale up or down as market conditions dictate.

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Position Wave Wireless’ products for the anticipated convergence of carrier class and unlicensed technology. Wave Wireless believes that its technology and experience in both the licensed and unlicensed markets will allow it to rapidly develop network solutions for the anticipated convergence of carrier grade and unlicensed technology.

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Leverage and maintain software leadership. Wave Wireless differentiates its systems through proprietary software. This software is designed to allow Wave Wireless to deliver to its customers a high level of functionality that can be easily reconfigured by the customer to meet changing needs. Software tools are also used to facilitate network management.

Wave Wireless also intends to continue the sale of refurbished licensed products in connection with its RMA Business.

Products & Services

License Exempt Products. Wave Wireless intends to focus on the large growth opportunity in the license exempt and licensed public safety band markets, as it believes its leading edge SPEEDLAN family of products is uniquely positioned to capture market share. The current SPEEDLAN product line enables service providers, enterprises and government agencies to deliver high-speed data, voice and video connectivity enabling a broad range of applications. The SPEEDLAN product line, which currently consists of the SPEEDLAN 9100 and 9200 series, are high performance wireless routers that provide wireless connectivity for local area networks utilizing mesh, point-to-point and point-to-multipoint topologies. Introduced in 2002, SPEEDLAN 9100 was the very first mesh product to market. The mesh topology creates networks that use multi-hop connections to transmit IP packets between the initiation and termination points. The ability to use different paths between any two points, based on the detected conditions, allows path redundancy and, in essence, a self-healing wireless network.

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SPEEDLAN 9100. The SPEEDLAN 9100 series of broadband wireless routers offers flexibility in meeting the challenges of designing, building, and managing today’s fixed wireless networks. By allowing the user to choose between star, mesh, or a point-to-point deployment, the SPEEDLAN 9100 provides a platform that can grow and easily be re-deployed as the customers needs change. The SPEEDLAN 9100 utilizes 802.11 standards to communicate at 11 Mbps per second in the 2.4 GHz band.

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SPEEDLAN 9200. The SPEEDLAN 9200, released in September 2004, combines high performance, a broad feature set and multiple operating frequencies to provide a flexible, scalable and robust solution. The SPEEDLAN 9200 is designed for outdoor environments such as outdoor wireless LANs, metropolitan wireless infrastructures, or security and surveillance solutions. Based on a self-healing mesh network architecture, the 9200 provides 54 Mbps throughput at either 2.4 GHz, 5.8 GHz or 4.9 GHz and supports the latest 802.11a/g-based standards and remote access by laptop and PDA users. The 9200 utilizes OFDM non-line-of-sight technology and provides for secure network performance through 128-bit AES encryption technology. These features make the 9200 ideally suited for the current and emerging IP-based applications, and particularly attractive for video applications.

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SPEEDLAN 9300 (Under Development). The SPEEDLAN 9300, currently under development, is a higher capacity, scalable unit, featuring several internal radio modules based on state-of-the-art 802.11x technology. The product can be configured as a node in a multiple-radio channel mesh backbone and/or a combination of mesh node plus standard access points, thus providing the flexibility needed to address challenging customer network requirements in difficult environments. This multiple radio feature, a new improved mesh protocol, and the use of a powerful network processor with hardware acceleration engines that can perform packet classification, bring the SPEEDLAN 9300 to a new level of performance.

The SPEEDLAN 9100, 9200 and 9300 series are all outdoor units designed for the most severe environmental conditions. Target markets for the SPEEDLAN family of products include security, surveillance, wireless ISPs and other private networks for a myriad of IP-based applications.

Repair and Maintenance (“RMA”) Business. As a result of the Restructuring Plan, a substantial portion of Wave Wireless’s revenue is derived from the RMA Business. The RMA Business results from the repair and maintenance of a single legacy product line, Tel-Link, which was the first product introduced by Wave Wireless in 1992. The Tel-Link radio was very successful, shipping over 150,000 radios during the life of the product line, which continued until 2005. While these radios have proved to be very reliable over the years, they often require repair due to standard wear and tear and degradation of performance. Because Wave Wireless maintains a buffer stock of repaired, fully tested refurbished Tel-Link radios, it is uniquely positioned to provide unmatched service to its network customers.

Wave Wireless’s RMA customers consist of operators of large networks, as well as a number of smaller network operators and system integrators geographically dispersed throughout the world, Wave Wireless’ top three customers accounted for approximately 95% of all revenue attributable to the RMA Business during the fiscal year ended December 31, 2004. It is currently anticipated that Wave Wireless’ RMA Business will decline over time as its customers replace existing Tel-Link radios with new radios rather than send them to Wave Wireless for repair and maintenance.

Most failed radios are shipped to Wave Wireless’ intake facility in Reddich, England, which Wave Wireless maintains to satisfy the requirements of many of its European customers. All indoor units (“IDUs”) are sent to Wave Wireless’ facility in San Jose, California, while all outdoor units (“ODUs”) are sent to Tortona, Italy, where they are refurbished under a Repair Service Agreement with Nuove Officine Radio Tortona s.r.l. The Repair Service Agreement expires in June 2007. Refurbished ODUs and IDUs are then returned to the Reddich facility for shipment back to the customers.

Technology

Wave Wireless’ technological approach to digital microwave radio systems is different from conventional approaches. Through the use of proprietary designs, Wave Wireless can quickly produce highly integrated, feature-rich systems. The results of these integrated designs are reliability, ability to customize customer specific designs and continuing ability to be cost competitive, particularly in the current market.

Wave Wireless’ products are optimized for streamlined components, immunity to noise and interference, ease of high-volume manufacturing and installation. Yet, Wave Wireless’ radios contain superior features. Equally important, because critical components and building blocks perform common functions across different product lines, Wave Wireless’ philosophy is to design sections of each radio in a way that enables the designs to be reused with little or no modification in a different product line.

Wave Wireless’ point-to-point and certain of its spread spectrum microwave radios consist of three primary assemblies: the IDU, the ODU and the antenna. The IDU houses the digital signal processing and interfaces to the ODU via a single coaxial cable. The ODU, a radio frequency drum or enclosure, which is installed outdoors, establishes the specific frequencies for transmitting and receiving data. The antenna interfaces directly with the ODU via proprietary technology. Wave Wireless’ SPEEDLAN product family consists of an ODU only.

Software embedded in Wave Wireless’ systems allows the user to easily configure and adjust system settings such as frequency, power, and capacity without manual tuning and mechanical adjustments. Software provided with Wave Wireless’ systems includes PC-based sophisticated diagnostics, maintenance, network management, and system configuration tools.

Competing systems also employ the ODU/IDU concept but Wave Wireless’ products are differentiated by how Wave Wireless implements the components within the IDU and ODU. By moving many frequency-sensitive components to the ODU, the user is afforded improved reliability, lower cost and easier interchangeability.

Wave Wireless believes that its spread spectrum products are industry leaders, especially with its latest product release in November 2005 of the SPEEDLAN 9200 operating in the 4.9 GHz public safety band. This product delivers 54 Mbps per second signaling rate at 4.9 GHz utilizing mesh networking, non-line of site OFDM modulation, and mobility.

Manufacturing and Testing

Wave Wireless’ San Jose, California facility received its initial ISO 9001 registration in December 1993, and maintains a current certification. Wave Wireless’ ISO 9001 registration for the United Kingdom sales and customer support facility was received in 1996 and has current certifications. On December 15, 2003, Wave Wireless successfully upgraded to ISO 9001:2000. Once a system reaches commercial status, Wave Wireless outsources manufacturing to one or more of several turnkey fabricators available to Wave Wireless to build radio system units in commercial quantities. Utilization of such fabricators relieves Wave Wireless of expensive investments in manufacturing facilities, equipment, and parts inventories. This strategy enables Wave Wireless to quickly scale to meet varying customer demands and changes in technology.

Sales Channels and Wave Wireless’ Customers

Wave Wireless’ sales and marketing efforts are directed from its corporate offices in San Jose, California. In the United States, Wave Wireless maintains sales support through offices located in Florida, California, Washington D.C. and Oregon. Wave Wireless plans to add additional sales support in the Midwest region. Outside the United States, Wave Wireless maintains sales operations and customer support facilities in the United Kingdom that serves the European market, Singapore for the Asian market, and Mexico for the Latin American market. Internationally, Wave Wireless uses a variety of sales channels, including system integrators, original equipment manufacturers, dealers, and local agents with full service local capabilities, ranging from marketing and sales, to systems design, installation, and maintenance. Wave Wireless also sells directly to select customers, while avoiding conflict with its authorized local distribution channels. Wave Wireless has established agent relationships in numerous other countries in the Asia/Pacific region, the Middle East, Latin America, and Europe, and continues to add to its growing network of resellers and agents.

Typically, Wave Wireless’ sales process commences with the solicitation of bids by prospective customers. If selected to proceed further, Wave Wireless may provide systems for incorporation into system trials, or Wave Wireless may proceed directly to contract negotiations. Wave Wireless can not record revenue until system trials are successfully completed, and Wave Wireless then negotiates a contract with the customer to set technical and commercial terms of sale. These terms of sale govern the purchase orders issued by the customer as the network is deployed and/or enhanced.

Due to the complexity of Wave Wireless’ radio systems, a high level of technical sophistication is required on the part of its sales and marketing personnel. In addition, Wave Wireless believes that post-sale customer service programs are fundamental to customer satisfaction and the potential for follow-on business. New customers are provided engineering assistance for installation of the initial units as well as varying degrees of field training depending upon the customer’s technical aptitude. Wave Wireless’ customer service efforts are supplemented by its system providers.

For the years ended December 31, 2005, 2004, and 2003, Wave Wireless’ significant customers, and their respective percent contribution to its sales are as follows:

Customer	2005	2004	2003
MynTahl Corporation	—	—	13%
Orange Personal Communications System	27%	13%	18%
Vodafone (Mannesmann)	5%	15%	13%
Aces	10%	1%	1%
T-Mobile	10%	12%	12%
TelCel	12%	25%	7%
Total	64%	66%	64%

During 2004, sales to TelCel and Vodafone accounted for 25% and 15% of Wave Wireless’ total sales, respectively. Sales to TelCel have substantially decreased due to management’s decision to discontinue sales of its licensed radio systems in connection with the Restructuring Plan. Sales to a relatively small number of customers, particularly in connection with its RMA Business, will continue to account for a high percentage of its sales in the foreseeable future. Although the composition of Wave Wireless’ largest customer group may vary from period to period, the loss of a significant customer or a major reduction in orders by any significant customer, through reductions due to market, economic or competitive conditions in the telecommunications industry, may adversely affect Wave Wireless’ business, financial condition, and results of operations. Wave Wireless’ ability to maintain or increase its sales in the future will depend, in part, upon its ability to obtain orders from new customers as well as the financial condition and success of its customers, and the economy in general.

Research and Development

As part of the restructuring plan, Wave Wireless divested its interest in P-Com Italia, which manufactured certain product components for Wave Wireless, and provided it with select research and development services. Wave Wireless ceased further development of new licensed spectrum products but plans to continue research and development on its license exempt products from its San Jose, California facility. Wave Wireless expects to continue to invest in research and development to maintain superior features for the SPEEDLAN family of products. Wave Wireless invested approximately $5.0 million, $6.1 million, and $12.7 million in 2004, 2003 and 2002, respectively, in total research and development efforts, including amortization and depreciation. As a result of the Restructuring Plan announced in April 2005, Wave Wireless anticipates investing approximately $600,000 per quarter in research and development efforts, focused principally on the SPEEDLAN product line.

Wave Wireless’s research and development efforts can be classified into two distinct efforts: (1) increasing the functionality of its point-to-point, point-to-multipoint and mesh radio systems through a) the development of additional frequencies and product capacities, and b) the enhancement of its network management system software offering, and (2) integrating new functionality to extend the reach of its products into customer networks, such as access technology which allows the customer to manage telecommunications services on-site and integrate voice, data, video and facsimile in one offering. Wave Wireless also intends to develop additional SPEEDLAN products with smaller size, greater functionality and greater ease of use for new markets, including developing a line of next generation fixed wireless broadband products based on the 802.11a/g and/or 802.16 standards.

Competition

The worldwide wireless communications market is extremely competitive. Wave Wireless’ wireless radio systems compete with other wireless telecommunications products and alternative telecommunications transmission media, including copper and fiber optic cable. The Company has experienced competition worldwide from a number of leading telecommunications companies that offer a variety of competitive products and services, including Alcatel Network Systems, Alvarion, Ceragon, AirSpan, Motorola, Cisco Systems, Stratex, and Terabeam Wireless. Many of these companies have substantially greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than Wave Wireless.

In addition, numerous start-ups continue to enter the marketplace with competing products. The principal elements of competition in Wave Wireless’ market, and the basis upon which customers typically select the Wave Wireless’ systems, include price, performance, software functionality, ability to meet quick delivery requirements, and customer service and support capabilities. Wave Wireless expects its competitors to continue to improve the performance and lower the price of their current products and to introduce new products or new technologies that provide added functionality and other features. New product introductions and enhancements by Wave Wireless’ competitors has caused a significant decline in its sales or loss of market acceptance of its systems, and in certain cases, has made its systems or technologies obsolete or noncompetitive. Wave Wireless has experienced significant price competition and expects price competition to intensify as a result of new entrants into the market. This has adversely affected Wave Wireless’ business, financial condition and results of operations. Wave Wireless believes that its ability to continue to compete successfully is based on factors both within and outside of its control. Timing of new product line introductions, performance characteristics of Wave Wireless’ equipment and the ability of its customers to be successful all play key roles. In order to remain competitive, Wave Wireless will be required to continue to expend significant resources on new product development, cost reduction and enhancements.

Government Regulation

Radio telecommunications are subject to extensive regulation by the United States and foreign governmental agencies and international treaties. Wave Wireless’ products must conform to a variety of domestic and international requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. Each country has a different regulatory process. Historically, in many developed countries, the limited availability of frequency spectra has inhibited growth of wireless telecommunications networks.

In order for Wave Wireless to operate within a specific country’s jurisdiction, it must obtain regulatory approval for its systems and comply with different regulations in each jurisdiction. Regulatory bodies worldwide continue to adopt new standards for wireless telecommunications products. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems, which in turn may have prevented or delayed the recognition of the sale of Wave Wireless’ systems.

The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in suspension or cessation of operations in that particular jurisdiction. These regulations and changes could require Wave Wireless to modify its products and incur substantial costs and delays to comply with these time-consuming regulations and changes. In addition, Wave Wireless is also affected by the regulation, allocation and auction of radio frequency spectrum by domestic and international authorities. Equipment to support new services can be marketed only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. If personal communications service operators and others are delayed in deploying their systems, Wave Wireless could experience delays in orders for Wave Wireless’ products. Failure by the regulatory authorities to allocate suitable frequency spectrum could adversely affect its business, financial condition and results of operations.

The regulatory environment in which Wave Wireless operates is subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact its operations by restricting the development efforts of its customers, making current systems obsolete or increasing the opportunity for additional competition. Any of these regulatory changes, including changes in the allocation of available spectrum, could adversely affect Wave Wireless’ business and results of operations. Wave Wireless might modify its systems in order to operate in compliance with applicable regulations. These modifications could be costly and time consuming to implement.

Intellectual Property

Wave Wireless generally owns its intellectual property, except for its existing patents, which were sold to a third party in November 2005. In connection with this sale, Wave Wireless retained a non-exclusive, perpetual, royalty free right and license to use the patents in connection with its millimeter wave radio licensed products.

Wave Wireless relies on its ability to obtain and enforce its intellectual property rights, including patents and copyrights on its proprietary software. Wave Wireless generally enters into confidentiality and nondisclosure agreements with service providers, customers and others, and limits access to and distribution of its proprietary technology. Wave Wireless also enters into software license agreements with its customers and others. However, these measures may not provide adequate protection for Wave Wireless’ trade secrets and other proprietary information. Disputes over the ownership of Wave Wireless’ intellectual property rights may still arise and its trade secrets and proprietary technology may otherwise become known or be independently developed by competitors. Any patent Wave Wireless owns or licenses may be invalidated, circumvented or challenged, the rights granted thereunder may not provide competitive advantages or any of its pending or future patent applications may not be issued with the scope of the claims sought, if at all. Furthermore, others may develop similar products or software, duplicate Wave Wireless’ products or software, or third parties may assert intellectual property infringement claims against it. In addition, foreign intellectual property laws may not adequately protect Wave Wireless’ intellectual property rights abroad. Failure to protect Wave Wireless’ proprietary rights could adversely affect its business, financial condition, and results of operations.

Litigation may be necessary to enforce Wave Wireless’ intellectual property rights, to protect its trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This litigation could result in substantial costs and diversion of resources and could adversely affect Wave Wireless’ business, financial condition and results of operations regardless of the outcome of the litigation. Infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims may be asserted in the future and these assertions may adversely affect Wave Wireless’ business, financial condition, and results of operations. If any claims or actions are asserted against Wave Wireless, it may seek to obtain a license under a third party’s intellectual property rights. However, a license may not be available under reasonable terms or at all. In addition, if Wave Wireless decides to litigate these claims, the litigation could be extremely expensive and time consuming and could adversely affect Wave Wireless’ business, financial condition and results of operations, regardless of the outcome of the litigation.

Employees

As of December 31, 2005, Wave Wireless employed a total of 47 employees, including 18 in Operations, seven in Research and Development, 15 in Sales and Marketing and seven in Administration. Wave Wireless believes that future success will depend in large part on its ability to attract and retain highly skilled employees. No employees are represented by a labor union, and Wave Wireless has not experienced any work stoppages.

Properties

Location of Leased Facility	Functions	Square Footage	Date Lease Expires

Headquarters, San Jose, CA	Administration/Customer
	Support/Sales/Engineering;
	Manufacturing	19,219	June 30, 2010

Redditch, England	Warehouse/Operations	6,700	September 28, 2009

Sarasota, FL	Sales/Customer Support	1,200	July 31, 2006

Wave Wireless does not own any real property.

Legal Proceedings

On June 20, 2003, Agilent Financial Services, Inc. ("Agilent") filed a complaint against Wave Wireless for Breach of Lease, Claim and Delivery and Account Stated, in Superior Court of the State of California, County of Santa Clara. The amount claimed is approximately $2.5 million, and represents accelerated amounts due under the terms of capitalized equipment leases of Wave Wireless. On June 27, 2003, the parties filed a Stipulation for Entry of Judgment and Proposed Order of Dismissal of Action With Prejudice. Under the terms of the Stipulation, Wave Wireless paid Agilent $50,000 on July 15, 2003 and $100,000 on September 1, 2003, and paid $50,000 per month though November 2004. On November 30, 2004, Agilent entered into an agreement with us to restructure the $1,725,000 due Agilent on December 31, 2004. Under the terms of the agreement, we paid Agilent an initial payment of $250,000 on December 1, 2004; and paid monthly payments of $92,187 though March 2005. Also, we issued Agilent a warrant to purchase 178,571 shares of our common stock. The warrant has an initial exercise price of $0.56 and a term of five years. On March 31, 2005, Wave Wireless and Agilent entered into a further agreement whereby one half of the remaining debt of $1,111,599 would be paid in equal payments over 18 months beginning April 1, 2005, with the other half being paid in the form of senior preferred stock convertible at any time at the option of the holder into common stock at a price of $.50 per share. As a result of the Stipulation, judgment under the Complaint will not be entered unless and until Wave Wireless defaults under the terms of the Stipulation, as amended to reflect the agreements described above. In the event Wave Wireless satisfies each of its payment obligations under the terms of the Stipulation, the Complaint will be dismissed, with prejudice.

In June 2000, two former consultants to P-Com Italia S.p.A. filed a complaint against P-Com Italia in the Civil Court of Rome, Italy seeking payment of certain consulting fees allegedly due the consultants totaling approximately $615,000. The Civil Court of Rome appointed a technical consultant in order to determine the merit of certain claims made by the consultants. On April 20, 2005, the Civil Court of Rome issued judgment dismissing the case, and ordered the consultants to pay P-Com Italia's legal fees. The Court's order has been appealed by the consultants to the Court of Appeal of Rome. While no assurances can be given, Wave Wireless believes that the Court of Appeal of Rome will dismiss the Appeal.

On September 16, 2005, Wave Wireless was served with a Complaint filed by Lakewood Ranch Properties, Inc. (the "Landlord") for failure to pay one month's rent due under the terms of a Sublease Agreement dated January 3, 2005, by and between the Landlord and Wave Wireless (the "Sublease"), in the amount of $26,771.43. The Complaint seeks eviction of the Registrant from its facility in Sarasota, Florida, and damages in the amount of $28,110.00. Landlord also alleges that Registrant is liable under the Sublease for accelerated future monthly rent through September 30, 2016. The total amount of the Complaint filed was $3,533,828.70. On October 17, 2005, both parties entered into a Lease Termination Agreement and Lakewood Ranch has agreed to dismiss the Complaint filed in the amount of $3,533,828.70, after payments totaling $310,000 are made. As of December 31, 2005, the amount remaining to be paid is $240,000. On January 30, 2006, Wave Wireless and the Landlord entered into an Amendment to Addendum of Termination Agreement (“Amendment”). Under the term of the Amendment, Wave Wireless paid $30,000 to Landlord on February 1, 2006, and is required to pay $30,000 to Landlord or before February 28, 2006, and $180,000 on or before March 31, 2006. Wave Wireless intends to seek financing to make the required payments. No assurances can be given that Wave Wireless will be able to obtain the necessary financing to make the remaining required payments.

In the event Wave Wireless is unable to satisfactorily resolve these and other proceedings that might arise, its financial position and results of operations may be materially affected.

WAVE WIRELESS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Wave Wireless’ discussion and analysis of financial condition and results of operations contains forward-looking statements, which involve risks and uncertainties. Wave Wireless’ actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the section entitled “Risk Factors” beginning on page 17 of this proxy statement/prospectus.

Overview

Wave Wireless develops, manufactures and distributes next generation wireless mesh routers for the telecommunications, security and surveillance and public safety markets. Wave Wireless’ mesh, point-to-point and point-to-multipoint broadband wireless access systems combine high performance, versatility and AES encryption to deliver a broad range of powerful applications and turnkey solutions ideally suited for internet service providers, educational institutions, corporate enterprises and government agencies. Wave Wireless’ wireless access systems are sold globally through its own sales force, as well as through strategic partners, distributors, systems integrators, and value added resellers. Wave Wireless also is focused on supporting its global customer base in connection with its repair and maintenance business (“RMA Business”).

Summary of Operations

Wave Wireless has incurred substantial losses in recent years. During the years ended December 31, 2004, 2003, and 2002, Wave Wireless recorded net losses from continuing operations of ($3.3) million, ($10.7) million, and ($44.9) million, respectively. While Wave Wireless achieved revenue growth in the year ended December 31, 2004 compared to the year ended December 31, 2003, lower average selling prices have continued to impact Wave Wireless’ operating results in 2004 compared to 2003 and prior periods. As a result, Wave Wireless continued to reduce operating and other costs throughout 2004. For example, in the second quarter of 2004, Wave Wireless restructured its Italian operations conducted by P-Com Italia, S.p.A. Under the restructuring plan, certain refurbishment operations have been outsourced to NORT S.r.L, an Italian third-party contract manufacturer. The outsourcing arrangement is in addition to arrangements to outsource manufacturing of its point - to - point and spread spectrum products entered into in the first quarter of 2004, which resulted in lower costs of manufacturing those product lines.

The continued curtailments in capital spending among telecommunication carriers in the United States, Europe, and many parts of Asia and Latin America countries, together with Wave Wireless’ customer concentration, and the intense competition from leading telecommunications equipment and technology suppliers, has resulted in lower average selling prices.

As a result, on April 28, 2005, Wave Wireless announced a restructuring plan that resulted in a significant reduction in spending, and substantially reduced operating and other costs (the “Restructuring Plan”). The Restructuring Plan was caused by the substantial operating losses incurred by Wave Wireless, and its assessment that substantial operating losses would continue in the short term absent a plan to restructure the business, and substantially reduce its cost structure. In addition, absent such a plan, Wave Wireless would likely be unable to attract financing on reasonable terms, if at all.

The Restructuring Plan included the divestiture of certain unprofitable product lines, which includes certain of Wave Wireless’ point-to-point microwave products. Wave Wireless will, however, continue the sale of its unlicensed radio products, and certain of its licensed radio products, including refurbished licensed products in connection with its repair and maintenance business (“RMA Business”). The Restructuring Plan also included a reduction in work force from approximately 130 full and part-time employees to approximately 50 employees worldwide by the end of 2005. The Restructuring Plan is substantially complete as of the end of 2005.

Summary of Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared assuming that Wave Wireless will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the financial statements, Wave Wireless used $9.1 million, $5.9 million and $14.5 million cash, respectively, in supporting its operating activities during the years ended December 31, 2004, 2003 and 2002, respectively. Wave Wireless’ financing activities generated $4.7 million, $11.9 million and $8.0 million during the years ended December 31, 2004, 2003 and 2002, respectively.

For the nine-month period ended September 30, 2005, Wave Wireless incurred a net loss attributable to common stockholders of $15.4 million and used $5.4 million cash in its operating activities. As of September 30, 2005, Wave Wireless had a surplus in stockholders’ equity of $3.9 million and accumulated deficit of $384.3 million. Also, as of September 30, 2005, Wave Wireless had approximately $166,000 in cash and cash equivalents, and a working capital deficiency of approximately $7.3 million. These conditions raise substantial doubt about Wave Wireless’ ability to continue as a going concern.

Wave Wireless’ current working capital requirements are being met principally from available borrowings under a credit facility (“Credit Facility”) with Silicon Valley Bank (the “Bank”), discussed below, borrowings from the issuance of promissory notes convertible into shares of Wave Wireless’ common stock (“Convertible Notes”), and cash from operations. The amount outstanding under the Credit Facility was approximately $1.9 million at September 30, 2005.

Wave Wireless’ plan of restructuring announced in April 2005 (“Restructuring Plan”) was intended to eliminate its dependence on external sources of financing. While the Restructuring Plan has resulted in a substantial reduction in operating losses, and cash used in operations, Wave Wireless currently remains dependent on external sources of financing to continue operations. As a result, Wave Wireless has issued Convertible Notes to address its immediate liquidity needs, and intends to issue additional Convertible Notes to meet its working capital requirements. It is currently anticipated that the Convertible Notes will convert into an equity-based financing that Wave Wireless intends to consummate prior to the end of the quarter ending March 31, 2006. Wave Wireless intends to use the proceeds from the equity-based financing to settle certain commitments, and provide for its long-term working capital needs.

In addition to issuing Convertible Notes, Wave Wireless intends to meet its working capital requirements by (i) accessing available borrowings under the Credit Facility, (ii) further reducing operating and other costs under the Restructuring Plan, and (iii) focusing sales on higher margin products. Wave Wireless currently does not have any commitments from third parties to acquire additional Convertible Notes.

There can be no assurance that Wave Wireless will be successful in issuing additional Convertible Notes or that the it will be able to consummate an Equity Financing on acceptable terms, if at all. Wave Wireless is in the process of a merger and is continuing to consider other merger, acquisition and strategic opportunities that would substantially improve its competitive position, increase sales, and accelerate profitability. If Wave Wireless is unsuccessful in its plans to issue additional Convertible Notes or raise additional capital in the immediate term, or otherwise improve its liquidity position, Wave Wireless will no longer be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary if Wave Wireless unable to continue as a going concern.

Subsequent Events

Since September 30, 2005, Wave Wireless has issued approximately $1,025,000 in Convertible Notes, due March 31, 2006. Interest accrues on the Convertible Notes at an annual interest rate of 10%. Under the terms of the Convertible Notes, the holders have the option to convert the outstanding balance due under the terms of the Convertible Notes into shares of common stock of Wave Wireless at a price per share of $0.15 at any time the Convertible Notes remain outstanding. In addition, the outstanding principal amount and all accrued but unpaid interest under the terms of the Convertible Notes automatically convert into any shares issued in an equity or equity-based financing with gross proceeds of at least $2,500,000 (“Equity Financing”). For purposes of determining the number of equity securities to be received by the holders upon such conversion, the holders shall be deemed to have tendered 120% of the outstanding balance of the Convertible Notes as payment of the purchase price in the Equity Financing. As additional consideration for the loan evidenced by the Convertible Notes, the holders were issued warrants for the issuance of 2,562,500 shares of common stock of Wave Wireless at an exercise price of $.20 per share.

In anticipation of the proposed merger with WaveRider, Wave Wireless has advanced WaveRider $450,000 from the proceeds received from the issuance of the Convertible Notes under a series of 10% convertible promissory notes issued by WaveRider, which convertible promissory notes are due and payable March 31, 2006. Wave Wireless has converted the convertible promissory notes into shares of voting preferred stock of WaveRider.

On November 10, 2005, Wave Wireless and the purchaser of certain promissory notes issued under the Debenture Agreement exchanged all issued and outstanding promissory notes for and in consideration for the issuance to the purchaser of a new promissory note, in the principal amount of $4,153,649 (the “New Note”), which amount represented unpaid principal and accrued interest due under the terms of the old promissory notes as of the date of the New Note, October 1, 2005. Under the terms of the New Note, interest accrues on such debt at an annual interest rate of 8%, and this rate increases to 10% on April 1, 2006 through the maturity date of the loan, December 31, 2007. Payments of principal and accrued interest under the New Note is amortized and paid by Wave Wireless over a period of eight quarters in either cash or shares of Wave Wireless’ common stock, with the first amortization payment due December 31, 2005. Wave Wireless made the first amortization payment using warrants to purchase shares of Wave Wireless’ common stock, exercisable at $.001 per share.

In consideration for allowing borrowings under the Purchase Agreement after December 31, 2004, and for waiving, among other things, certain other conditions to additional draws under the Purchase Agreement, Wave Wireless lowered the exercise price of certain warrants held by the purchaser of the promissory notes from $1.50 to $.001 per share on November 10, 2005.

Estimates and Critical Accounting Policies

Wave Wireless ‘s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Wave Wireless to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Wave Wireless evaluates its estimates frequently. Wave Wireless bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Wave Wireless believes the following critical accounting policies are significant in the preparation of its consolidated financial statements:

Revenue Recognition

Revenue from product sales is recognized upon transfer of title and risk of loss, which is upon shipment of the product, provided no significant obligations remain and collection is probable. Revenue from out-of-warranty repair is recognized upon replacement of the defective unit with a repaired unit to the customers. Provisions for estimated warranty repairs, returns and other allowances are recorded at the time revenue is recognized.

Allowance for Doubtful Accounts

Wave Wireless maintains an allowance for doubtful accounts for estimated losses on customer accounts. Wave Wireless evaluates its allowance for doubtful accounts based on the aging of its accounts receivable, the financial condition of its customers and their payment history, its historical write-off experience and other assumptions. In order to limit its credit exposure, Wave Wireless often require irrevocable letters of credit and even prepayment from certain of its customers before commencing production.

Inventory

Wave Wireless’ inventory is required to be stated at the lower of its cost or recoverable value. Demand from its customers is highly unpredictable, and can fluctuate significantly as a result of factors beyond its control. In addition, its inventories include parts and components that are specialized and subject to rapid technological obsolescence. Finally, Wave Wireless may purchase inventories in advance of a customer’s formal order if it believes the risk of loss is not probable. As a result of these conditions, Wave Wireless maintains an allowance for inventories. Wave Wireless assesses its inventory carrying value and reduces it if necessary, on a specific identification basis. However, such process requires subjective estimates.

Impairment of Long Lived Assets, Other Than Goodwill

In the event that certain facts and circumstances indicate that the long-lived assets other than goodwill may be impaired, an evaluation of recoverability would be performed. When an evaluation of long lived assets other than goodwill becomes necessary, Wave Wireless conducts a probability analysis based on the weighted future undiscounted cash flows associated with the asset or at the lowest discernable level of cash flows. The results are then compared to the carrying amounts to determine if impairment charges require calculation. The cash flow analysis for the property and equipment is performed over the shorter of the expected useful lives of the assets, or the expected life cycles of its product line.

Impairments of Goodwill

Goodwill resulting from the purchase of substantially all the assets of SPEEDCOM Wireless Corporation will not be amortized into operations. Rather, such amounts will be tested for impairment at least annually. This impairment test is calculated at the reporting unit level, which is at the enterprise level. The annual goodwill impairment test has two steps. The first step identifies potential impairments by comparing the fair value of Wave Wireless, as determined using its trading market prices, with its carrying value, including goodwill. If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied amount is less than the carrying amount, a write-down will be recorded. In the event that Wave Wireless determines that the value of goodwill has become impaired using this approach, an accounting charge for the amount of the impairment will be recorded. No impairment of goodwill resulted from this measurement approach during the current year.

Accounting For Income Tax Valuation Allowances

Wave Wireless records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized in future periods. Wave Wireless considers historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event that Wave Wireless determines that it would be able to realize deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period that determination was made.

Years Ended 2004, 2003 and 2002

Sales

In 2004, 2003 and 2002, Wave Wireless’ sales were approximately $24.2 million, $20.8 million and $29.7 million, respectively. The 16% increase in sales from 2003 to 2004 was primarily due to increased shipments to one customer, which generated approximately 25% of its total sales, or $6.2 million. Wave Wireless does not anticipate generating the same level of sales to this customer in 2005.

Sales of licensed products in 2004, including refurbished radios, was $19.1 million, or 79% of total sales, while sales of unlicensed products was $5.1 million, or 21% of total sales. Wave Wireless currently expects the demand for unlicensed wireless equipment to increase, as unlicensed equipment is generally less expensive and the spectrum is free. Demand for licensed wireless equipment has not significantly increased since 2000, when spending on telecommunications equipment peaked, and competition has intensified. As part of Wave Wireless’ restructuring plan announced in April 2005, it has discontinued its licensed product line but will, however, continue the sale of refurbished licensed products in connection with its repair and maintenance business and focus on increasing sales of its unlicensed product line. See Restructuring Activities below.

Sales of refurbished licensed products in 2004 were $11.2 million, or 46% of total sales, and 58% of total sales of licensed products. As a percentage of total sales and total sales of licensed products, sales of refurbished licensed products are anticipated to increase in 2005 relative to 2004 as a result of the decrease in sales of new licensed products in 2005.

The 30% decrease in sales from 2002 to 2003 was primarily due to decreased shipments to China and South East Asia, which decreased to $5.8 million in 2003, compared to $15.0 million in 2002. The decrease was principally caused by the increased competition in the region, and economic conditions exacerbated by the SARS epidemic.

Sales to Orange Personal Communications Services accounted for 13%, 18% and 11% of total sales in 2004, 2003 and 2002, respectively. Sales to MynTahl Corporation accounted for 0%, 13% and 14% of total sales in 2004, 2003 and 2002, respectively. Sales to T-Mobile (previously known as Mercury-One-to-One) accounted for 12%, 12% and 4% of 2004, 2003 and 2002 sales, respectively.

During 2004, Wave Wireless generated 11% of its sales in the United States, 23% in the United Kingdom, 21% in continental Europe, 14% in Asia, 25% in Latin America and 6% in other geographical regions. During 2003, Wave Wireless generated 8% of its sales in the United States, 31% in the United Kingdom, 18% in continental Europe, 32% in Asia, 7% in Mexico and 4% in other geographical regions. During 2002, Wave Wireless generated 10% of its sales in the United States, 20% in the United Kingdom, 15% in continental Europe, 51% in Asia, and 4% in other geographical regions.

Gross Profit (Loss)

Cost of sales consists primarily of costs related to materials, labor and overhead, freight and duty. Cost of sales amounted to $18.7 million, $20.6 million and $30.8 million during the years ended December 31, 2004, 2003, and 2002, respectively. In 2004, 2003, and 2002, gross profit (loss) was $5.5 million, $0.2 million, and $(1.1) million, respectively, or 23%, 1%, and (4%), respectively.

In 2004, 2003 and 2002, cost of sales and gross margins were negatively affected by inventory and other related charges of $0.9 million, $3.7 million, and $5.8 million, respectively (see “Restructuring and Other Charges” below). Product gross profit as a percentage of product sales, not including the effect of the inventory charges described above, was approximately 26%, 19%, and 15%, in 2004, 2003, and 2002, respectively. The higher gross margin in 2004 was principally due to higher levels of revenue attributable to sales of higher margin refurbished licensed product sales and the lower cost of outsourced manufacturing by NORT in its former Italian operations. The NORT arrangement, which was executed in June 2004, is expected to have a continuing beneficial effect on gross margins. The higher gross margin in 2003 over 2002 was principally due to a higher percentage of revenue attributable to refurbished licensed product sales, which contributes a higher gross margin than the gross margin attributable to new product sales.

As further discussed under Restructuring Activities, below, our restructuring plans included the divestiture of certain licensed product lines, other than refurbished licensed products, which will have the effect of further reducing its overall operating costs. Divesting certain product lines resulted in inventories becoming excessive and subject to markdown. Such amounts were recorded as a component of cost of sales when they were estimable.

Research and Development

Research and development expenses consist primarily of costs associated with new product development. Wave Wireless’ research and development activities include the development of additional radio products, frequencies and upgrading operating features, and related software tools. Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred after the establishment of technological feasibility and before general release to customers are capitalized, if material.

In 2004, 2003 and 2002, research and development expenses were approximately $5.0 million, $6.1 million and $12.7 million, respectively. As a percentage of product sales, research and development expenses decreased from 29% in 2003 to 20% in 2004, primarily due to increased revenue and decreases in research and development spending. As a percentage of sales, research and development expenses decreased from 43% in 2002 to 29% in 2003, primarily due to discontinuation of research on the point-to-multipoint product line. Research and development expenses in 2002 were significant due to the substantial final development efforts on the new Encore point - to - point and AirPro Gold spread spectrum products in preparation for commercial rollout of this product line in 2003.

Selling and Marketing

Selling and marketing expenses consist of salaries, sales commissions, travel expenses, customer service and support expenses, and costs related to business development and trade shows. In 2004, 2003, and 2002, selling and marketing expenses were $6.8 million, $3.6 million, and $6.6 million, respectively. As a percentage of sales, selling and marketing expenses increased from 17% in 2003 to 28% in 2004, primarily due to increased payroll, travel and commissions expenses. As a percentage of sales, selling and marketing expenses decreased from 22% in 2002 to 17% in 2003, primarily due to headcount reductions and cost cutting programs that were put in place during the restructuring.

General and Administrative

General and administrative expenses consist primarily of salaries and other expenses for management, as well as finance, accounting, data processing, public company costs, legal, and other professional services. In 2004, 2003, and 2002, general and administrative expenses, were $4.6 million, $5.6 million, and $10.7 million, respectively. As a percentage of sales, general and administrative expenses decreased from 27% in 2003 to 19% in 2004 due to reduced consulting, underwriting fees and other services. As a percentage of sales, general and administrative expenses decreased from 36% in 2002 to 27% in 2003 due to headcount reductions, lower levels of external professional fees, and other cost cutting programs implemented during the year.

On March 10, 2005, Wave Wireless’ Chief Executive Officer, Samuel Smookler, resigned as Chief Executive Officer and a director of Wave Wireless. The Board of Directors is currently negotiating the terms of his severance arrangements. Under the terms of his existing Agreement, Mr. Smookler may be entitled to receive severance payments totaling $250,000. In addition, his incentive stock option to acquire 80,000 shares of common stock vests immediately. Wave Wireless recorded the negotiated severance expense effective with the date of termination during the first fiscal quarter in the year ended December 31, 2005. The acceleration in vesting of Mr. Smookler’s incentive stock options is not considered a modification and, therefore, no expense will be recorded, because acceleration upon termination was provided for in his original employment agreement. See also Restructuring Activities, below.

Restructuring Activities

Wave Wireless implemented the Restructuring Plan announced in April 2005 that significantly curtailed current spending, and substantially reduced liabilities and operating and other costs.

The Restructuring Plan included significant reductions in costs, including the suspension or curtailment of certain research and development efforts, reductions in headcount, restructuring of committed costs, such as leasing arrangements, and the curtailment of activities in certain foreign locations. The Plan also included the divestiture of certain unprofitable product lines, which had the effect of further reducing overall costs. Finally, the Plan included the designation of additional preferred stock that was used to restructure certain liabilities and existing preferred stock of Wave Wireless.

Many of the individual components of the Restructuring Plan resulted in charges to operations and, in some instances, the use of a portion of Wave Wireless’ remaining cash reserves. However, under current accounting standards for restructuring and exit activities, Wave Wireless was required to determine the amounts and the timing of recognition of the cost components individually. Severance costs were recognized when employee groups were identified and the severance benefits were communicated. Divesting certain product lines resulted in inventories becoming excessive and subject to markdown evaluation. Such amounts were recorded as a component of cost of sales when estimable. Other costs associated with the Restructuring Plan, such as lease restructuring or other exit costs, generally were recognized when the costs were incurred through contract execution or otherwise.

Certain time sensitive elements of its Restructuring Plan have been initiated at the direction or approval of the Board of Directors. As noted in General and Administrative above, on March 10, 2005, the employment of Wave Wireless' Chief Executive Officer, Samuel Smookler, was terminated, and its former Acting Chief Financial Officer and General Counsel, Daniel W. Rumsey, was appointed Chief Restructuring Officer. Wave Wireless had also commenced efforts to exit or modify certain facilities and operating lease arrangements, as well restructure certain debts and other obligations of Wave Wireless prior to the announcement in April 2005.

Restructuring and Other Charges

Wave Wireless continually monitors its inventory carrying value in the light of the slowdown in the global telecommunications market. This has resulted in a $2.0 million charge to cost of sales for its point - to - multipoint, Tel-Link point - to - point and Air-link spread spectrum inventories during the second quarter of 2003. In the first quarter of 2003, Wave Wireless recorded a $3.4 million inventory related charge to cost of sales, of which $2.0 million was related to its point - to - multipoint inventories. These charges were offset by credits of $1.8 million in the second quarter associated with a restructurings of accounts payable and purchase commitment liabilities arising from vendor settlements.

In the event that certain facts and circumstances indicate that the long-lived assets may be impaired, an evaluation of recoverability would be performed. When an evaluation occurs, Wave Wireless conducts a probability analysis based on the weighted future undiscounted cash flows associated with the asset. The results are then compared to the asset’s carrying amount to determine if impairment is necessary. The cash flow analysis for the property and equipment is performed over the shorter of the expected useful lives of the assets, or the expected life cycles of its product line. An impairment charge is recorded if the net cash flows derived from the analysis are less than the asset’s carrying value. Wave Wireless deems that the property and equipment is fairly stated if the future undiscounted cash flows exceed its carrying amount. In the first and second quarter of 2003, Wave Wireless continued to reevaluate the carrying value of property and equipment relating to its point - to - multipoint product line, that are held for sale. The evaluation resulted in a $2.5 million provision for asset impairment in the second quarter of 2003, and $0.6 million provision in the first quarter of 2003. As a result of these adjustments, there is no remaining net book value of property and equipment related to the point - to - multipoint product line.

A summary of inventory reserve activities is as follows:

Inventory Reserve
Balance at January 1, 2004	$27,119
Additions charged to Statement of Operations	916
Deductions from reserves	(3,746)
Balance at December 31, 2004	$24,289

In the fourth quarter of 2002, Wave Wireless determined that there was a need to reevaluate its inventory carrying value in light of the continuing worldwide slowdown in the global telecommunications market, especially with regard to an assessment of future demand for its point - to - multipoint product range. This resulted in a $5.8 million inventory charge to product cost of sales, of which $5.0 million was for point - to - multipoint inventories, and $0.8 million was for spread spectrum inventories.

Change in Accounting Principle

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies accounted for as purchase business combinations. Wave Wireless adopted SFAS 142 on January 1, 2002, and, as a result, discontinued recording goodwill amortization; although Wave Wireless did record a transitional impairment charge of $5.5 million in the first quarter of 2002, representing the difference between the fair value of expected cash flows from the services business unit, and its book value.

Goodwill Amortization and Impairment

Wave Wireless accounted for the SPEEDCOM purchase transaction using the purchase method of accounting. Under the purchase method of accounting, the total purchase price, plus the fair value of assumed liabilities, is allocated to the net tangible and identifiable intangible assets acquired, based upon their respective fair values. The total purchase price of approximately $7,514,000 consisted of 2,116,666 shares of its Common Stock, valued using market values for such shares around the commitment date ($3.42). The acquisition resulted in goodwill of approximately $12.0 million, because the value of the assumed liabilities exceeded the value of the tangible assets acquired.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from the purchase, if any, will not be amortized into operations. Rather, such amounts will be tested for impairment at least annually. In the event that Wave Wireless determines that the value of goodwill has become impaired, an accounting charge for the amount of the impairment will be recorded. No impairment of goodwill was recorded in 2004 or 2003 because the enterprise value of the combined business units exceeded the goodwill-carrying amount.

In 2002, Wave Wireless reviewed the carrying value of goodwill related to the services business unit, and based upon its assessment of future cash value of revenue flows and the current depressed business condition of the telecommunications services market, recorded an $11.4 million impairment charge in the fourth quarter of 2002.

Loss on Discontinued Business

In the first quarter of 2003, Wave Wireless decided to exit its service business, P-Com Network Services, Inc. (“PCNS”). Accordingly, this business is reported as a discontinued operation and Wave Wireless recorded losses from its operations for the year ended December 31, 2003 and 2002. On April 30, 2003, Wave Wireless entered into an Asset Purchase Agreement with JKB Global, LLC to sell certain assets of PCNS. Wave Wireless guaranteed PCNS’ obligations under its premises lease, through July 2007. As part of the sale to JKB Global, LLC, JKB Global, LLC agreed to sublet the premises from PCNS for one year beginning May 1, 2003. The terms of the sublease required JKB Global, LLC to pay less than the total amount of rent due under the terms of the master lease. As a result, Wave Wireless remained liable under the terms of the guaranty for the deficiency, and the total obligation under the terms of the master lease was approximately $1.5 million. This amount was accrued in the second quarter of 2003 as loss on disposal of discontinued operations. In September 2003, Wave Wireless entered into an agreement to terminate the premises lease in consideration for the payment to the landlord of $240,000.

Interest Expense

In 2004, 2003 and 2002, interest expense was $0.7 million, $2.2 million and $2.5 million, respectively. In 2004 and 2003, interest expense primarily related to the borrowings on the credit facility with the Bank, the issuance of the Convertible Notes, amortization of discount on promissory notes, and interest on equipment leases. In 2002, interest expense primarily related to the borrowings under the Credit Facility, the 4.25% Convertible Subordinated Notes, the issuance of the Convertible Notes, note conversion expenses and interest on equipment leases. Approximately $0.8 million was charged to interest expense in 2002 related to conversion of the 4.25% Convertible Subordinated Notes to Common Stock, in compliance with SFAS 84.

Other Income (Expense), Net

In 2004, other income, net, related primarily to a gain on the settlement of a contract of $7.5 million. In 2003, other income, net, related primarily to exchange gain arising from the depreciation of the United States dollar against the Euro and British pound of $0.9 million, gain on disposals of property and equipment of $1.1 million, and gain on vendor settlements of $2.2 million. These were partially offset by miscellaneous other losses.

In 2002, other expense, net, related primarily to losses on vendor settlements of $1.2 million, and writing-off of a notes receivable of $0.8 million. These were partially offset by exchange gain arising from Euro and British pound denominated receipts when these currencies appreciated against the United States dollar and other miscellaneous income.

Gain (loss) on Debt Extinguishment

In the second quarter of 2003, Wave Wireless repurchased a portion of its 7% Convertible Subordinated Notes with a face value of $2.3 million, in exchange for property and equipment valued at $0.8 million, resulting in a gain of $1.5 million. In the third quarter of 2003, Wave Wireless redeemed the remaining 7% Convertible Notes plus interest totaling $21.1 million, in exchange for Series B Preferred Stock with a valuation of $11.6 million. The amount of unamortized deferred financing expense of $750,000 was also written-off as part of this transaction, which resulted in a gain of $8.8 million. In the fourth quarter of 2003, Wave Wireless converted Series C Preferred Stock with a face value of $2.2 million, in exchange for Common Stock valued at $6.0 million on the commitment date of the transaction, resulting in a loss of $3.8 million.

In the second quarter of 2002, Wave Wireless repurchased 4.25% Convertible Subordinated Notes with a face value of $1.75 million for approximately $367,000 in cash.

Provision (Benefit) For Income Taxes

There was no provision for income tax in 2004 and 2003, because Wave Wireless incurred net operating losses during the year and the realization of benefits is future years does not rise to the more likely than not standard. In 2002, Wave Wireless recorded a net tax benefit of $(0.5) million, relating to recovery of prior year’s federal income tax, offset by income taxes attributable to foreign jurisdictions that had local taxable income for the year.

Nine Months Ended September 30, 2005 and 2004

Sales

For the nine months ended September 30, 2005, sales were approximately $9.7 million, compared to $19.9 million for the comparable period in the prior year. The significant decrease in revenue as compared to the comparable periods last year is attributable to substantially lower revenue in certain licensed product lines and lower than anticipated refurbished licensed product revenue associated with its RMA Business. The lower revenue attributable to its licensed product lines principally reflects the exiting of an unprofitable product line contemplated in its Restructuring Plan. Because of the significant decline in sales attributable to its licensed product lines, a substantial portion of its product sales continue to come from its RMA Business, which generated approximately $5.1 million for the nine months ended September 30, 2005, but were down from the $8.6 million for the nine months ended September 30, 2004.

The decrease in sales attributable to its RMA Business in the nine month period ending September 30, 2005 is principally caused by lower sales volume attributable to the loss of a single customer in Europe, as well as by the decommissioning of certain of its licensed radio products from another customer’s network. Wave Wireless anticipates that, as its customers’ networks age, and the cost to replace these networks decrease, its customers may similarly elect to decommission its licensed radio products installed in their networks. In addition, competition from other repair and maintenance service providers may negatively affect sales attributable to its RMA Business. Wave Wireless recently entered into an agreement with one of its customers to secure the sale of refurbished licensed radio products to this customer through March 2006, and Wave Wireless is currently negotiating similar agreements with many of its other customers. Nevertheless, it is anticipated that its RMA Business will decline over time. Wave Wireless currently anticipates that the expected decline in its RMA Business over time will be offset by increases in new product sales attributable to its unlicensed product lines.

For the nine months ended September 30, 2005, North America contributed 10% of its sales, 37% of its sales were from the United Kingdom, with 10% of its sales from Europe, while 6% of its sales originated from Asia, 17% of its sales were from Latin America and 20% from other regions. During the comparable period in 2004, 9% of its sales were from North America, 24% of its sales were from the United Kingdom, 18% of its sales were from Europe, 7% of its sales were from Asia, 32% of its sales were from Latin America, and 10% of its sales were generated from other regions.

As a result of the Restructuring Plan, Wave Wireless has divested certain unprofitable product lines, and therefore sales levels for the quarter and full year ending December 31, 2005 will not reach the levels achieved in the comparable periods in 2004. These product lines contributed approximately $3.3 million in revenue during the first nine months of 2005. Our sales in subsequent periods will be substantially dependent on sales of its unlicensed products, which contributed $2.1 million in revenue in the nine months ended September 30, 2005, as well as sales attributable to its RMA Business, which will decline over time.

Gross Profit

Gross profit for the nine months ended September 30, 2005 and 2004 was $2.7 million and $4.9 million, respectively, or 27% and 25% of sales in each of the respective periods. The higher gross margin during the nine months ended September 30, 2005 was principally attributable to non-recurring adjustment items consisting of a favorable accrued inventory liability adjustment of $243,000, shipments of inventory on terminated purchase orders which reduced its accrued cancellation cost by $116,000 and a reduction in inventory reserves of $182,000 due to sales of licensed products which were previously reserved. Absent these favorable non-recurring adjustments, gross margin would have been lower during this period compared to the same period in 2004 due to the significantly lower sales volumes. Sales in connection with its RMA Business were lower during this period compared to the same period in 2004, which typically results in higher gross margins, as well as lower sales volumes in other licensed product lines. The significantly lower sales volume during the nine months ended September 30, 2005 resulted in a substantial amount of unabsorbed overhead relative to the comparable period in 2004.

Research and Development

For the nine months ended September 30, 2005 and 2004, R&D expenses were approximately $2.5 million and $3.8 million, respectively. As a percentage of sales, research and development expenses were 25% for the nine months ended September 30, 2005, compared to 19% for the nine months ended September 30, 2004. The decrease in R&D expenses is principally the result of headcount reductions and other related expense reductions caused by the implementation of the Restructuring Plan, and the resulting focus on unlicensed product development.

Selling and Marketing

For the nine months ended September 30, 2005 and 2004, sales and marketing expenses were approximately $2.7 million and $5.2 million, respectively. The substantial decrease in sales and marketing expenses is due to headcount reductions and other related expense reductions, and lower commissions in light of decreased sales. As a percentage of sales, selling and marketing expenses were 27% for the nine months ended September 30, 2005, and 26% for the comparable period in 2004.

General and Administrative

For the nine months ended September 30, 2005 and 2004, general and administrative expenses were approximately $2.5 million and $3.4 million, respectively. As a percentage of sales, general and administrative expenses were 26% for the nine months ended September 30, 2005, compared to 17% for the nine months ended September 30, 2004. The decrease in general and administrative expenses in the first nine months of 2005 as compared to the comparable period in 2004 is principally attributable to a realization of savings from cost reduction efforts caused by implementation of the Restructuring Plan, including reduced consulting and legal expenses, and facilities consolidation.

Asset Impairment and Other Restructuring Charges

In the event that certain facts and circumstances indicate that the long-lived assets may be impaired, an evaluation of recoverability would be performed. When an evaluation occurs, Wave Wireless conducts a probability analysis based on the weighted future undiscounted cash flows associated with the asset. The results are then compared to the asset’s carrying amount to determine if impairment is necessary. The cash flow analysis for the property and equipment is performed over the shorter of the expected useful lives of the assets, or the expected life cycles of its product line. An impairment charge is recorded if the net cash flows derived from the analysis are less than the asset’s carrying value. Wave Wireless deems that the property and equipment is fairly stated if the future undiscounted cash flows exceed its carrying amount.

In April 2005, Wave Wireless announced the adoption of the Restructuring Plan that significantly curtailed current spending, and substantially reduced liabilities and operating and other costs. The Restructuring Plan included the divestiture of certain unprofitable product lines, workforce reductions, write-down of certain inventory, and a loss associated with the divestiture of its research and development operations in Italy. A restructuring charge of nearly $5.4 million was taken as of March 31, 2005, to cover the costs associated with the Restructuring Plan.

At September 30, 2005, Wave Wireless recorded $310,000 in restructuring expense resulting from the termination of the Sublease Agreement, dated January 3, 2005, between Wave Wireless and Lakewood Ranch Properties, Inc. (“Sublease”). The Termination Agreement, dated October 17, 2005, is intended to result in the dismissal of a Complaint filed September 16, 2005 by Lakewood Ranch Properties for the failure to pay one month’s rent due under the terms of the Sublease, in the amount of $26,771.43. Lakewood Ranch Properties also alleged that Wave Wireless was liable under the Sublease for accelerated future monthly rent through September 30, 2016.

Under the terms of the Termination Agreement, the parties have agreed to terminate the Sublease for and in consideration for the payment to Lakewood Ranch Properties of $10,000 in attorney’s fees, and $300,000 payable $25,000 on or before October 31, 2005, $150,000 on or before November 15, 2005, and $125,000 on or before December 31, 2005. Wave Wireless intends to seek financing to make the required payments. No assurances can be given that Wave Wireless will be able to obtain the necessary financing to make the required payments.

Interest Expense

For the nine months ended September 30, 2005 and 2004, interest expense was $589,000 and $304,000, respectively. Interest expense for the nine months ended September 30, of 2005 was primarily for interest paid on short-term bank borrowings and interest on debentures and promissory notes. As a result of Wave Wireless’ dependence on the Credit Facility to meet its working capital needs, as well as the issuance of the Notes and Convertible Notes, interest expense is anticipated to increase in subsequent periods relative to the levels incurred in the nine months ended September 30, 2005.

Other Income (Expense), Net

For the nine-month period ended September 30, 2005, other expense, net, totaled $397,000 compared to other income of $8.3 million for the same period in 2004. The other income in 2004 was due to a $7.5 million gain on a settlement of a deferred contract obligation and a $1.0 million gain on settlements with various vendors.

Provision (Benefit) for Income Taxes

Wave Wireless has not recorded the tax benefit of its net operating losses since the criteria for recognition has not been achieved. The net operating losses will be available to offset future taxable income, subject to certain limitations and expirations.

Liquidity and Capital Resources

Since its inception in August 1991, Wave Wireless have financed its operations and capital requirements principally through net proceeds of approximately $97.2 million from its initial and two follow-on public offerings of its Common Stock; $113.1 million from private placements of its Common Stock and the exercise of Warrants; $44.6 million from five Preferred Stock financings; $97.5 million from the 4.25% Notes issued in 1997; $3.3 million from the issuance of debentures; and borrowings under bank lines of credit and equipment lease arrangements.

Cash Used in Operations

In 2004, Wave Wireless used approximately $9.1 million of cash in operating activities, primarily due to its net loss of $3.3 million, a non-recurring gain on vendor settlements of approximately $8.5 million, and reductions in accounts payable and other accrued liabilities of $2.3 million, offset by depreciation expenses and inventory charges of $2.4 million and lower receivables, and other assets of $2.4 million.

In 2003, Wave Wireless used approximately $5.9 million of cash in operating activities, primarily due to its net loss of $14.4 million, and a $6.5 million non-cash gain arising from the redemption of the Convertible Notes, plus a $2.1 million of non-cash gain from vendor settlements. These amounts were offset by a $3.7 million non-cash loss related to inventory and related charges, $3.1 million of property and equipment impairment charges, and depreciation expenses of $3.9 million. Significant contributions to cash flow resulted from a net reduction in inventories of $2.5 million, a net reduction in prepaid and other current assets of $1.2 million, offset by a net decrease of other accruals and accounts payable totaling $2.1 million.

During the nine month period ended September 30, 2005, Wave Wireless used approximately $5.4 million of cash in operating activities, primarily due to its net loss of $11.6 million, increases in accounts receivable of $0.4 million, increases in inventory of $0.6 million (excluding the restructuring write-down), and reductions in accounts payable of $1.1 million, offset by a non-cash restructuring charge of $5.6 million, lower other asset values of $0.8 million, and higher other accrued liabilities of $1.5 million and depreciation expense of $0.5 million.

During the nine month period ended September 30, 2004, Wave Wireless used approximately $6.7 million of cash in operating activities, primarily to fund operating losses.

Cash from Investing Activities

During 2004, Wave Wireless received $0.6 million from the sale of property and equipment of $0.9 million, offset by new acquisitions of $0.3 million.

In 2003, Wave Wireless used approximately $0.7 million of cash from investing activities, due principally to $1.6 million paid for the acquisition of SPEEDCOM Wireless Corporation, plus $0.2 million related to the acquisition of property and equipment, offset by changes in the net assets of discontinued operations of $0.6 million.

During the nine-month period ended September 30, 2005, Wave Wireless generated approximately $0.4 million in investing activities. Wave Wireless received $0.5 million from the sale of fixed assets offset by $0.1 million from the acquisition of other property and equipment and increases in restricted cash.

During the nine-month period ended September 30, 2004, Wave Wireless generated approximately $0.6 million of cash in investing activities, principally due to the sale of property in Italy for $0.8 million which was offset by the acquisition of other property and equipment.

Cash from Financing Activities

In 2004, Wave Wireless received $4.7 million through financing activities. This was due primarily to $3.3 million of proceeds from the issuance of debentures and $2.4 million net proceeds from the Special Warrant Offering, offset by $1.0 million of capital lease payments.

In 2003, Wave Wireless generated $11.9 million of cash flows from financing activities, primarily through the receipt of $15.1 million from Preferred Stock and bridge note financings, as more particularly described below, and $0.3 million from the receipt of proceeds from the sale of Common Stock. These were offset by payments of $2.6 million to the Bank under the Credit Facility, a payment of $0.8 million to redeem certain promissory notes assumed as a result of the acquisition of Wave Wireless, and payments of $0.2 million to lessors under capital leases.

During the nine month period ended September 30, 2005, Wave Wireless received approximately $2.9 million of cash from financing activities, primarily from $1.9 million in advances under the Credit Facility, $1.5 million in Note proceeds from the Debenture Financing, and $0.1 million from the issuance of Convertible Notes, offset by $0.6 million in repayments related to outstanding Notes.

During the nine-month period ended September 30, 2004, Wave Wireless generated cash of $3.6 million from financing activities, principally due to the receipt of $2.6 million resulting from the exercise of certain warrants in connection with a special warrant offering, advances of $1.5 million from the Bank under the Credit Facility, and $0.1 million from the sale of certain common stock of SPEEDCOM held by Wave Wireless, offset by $0.6 million in payments related to capital lease obligations.

On March 26, May 28, and July 18, 2003, Wave Wireless completed its bridge financing transactions in which it issued $1.5 million, $0.3 million and $0.9 million, respectively, of 10% convertible promissory notes with a maturity date of one year from the date of issuance (the “Bridge Notes”). The Bridge Notes were subordinated to amounts due under the Credit Facility, but senior to the Convertible Notes. The Bridge Notes were converted into shares of Series C Convertible Preferred Stock, in connection with the Series C Financing, as discussed below.

On August 4, 2003, as a result of the restructuring of its Convertible Notes, the principal amount and accrued interest of $21,138,000 was converted into approximately 1,000,000 shares of Series B Convertible Preferred Stock with a stated value of $21.138 per share.

On October 3 and December 18, 2003, Wave Wireless raised approximately $13.8 million from the issuance and sale of its Series C Convertible Preferred Stock (the “Series C Financing”), resulting in net proceeds of approximately $9.9 million after deducting expenses related to the Series C Financing, and payment of certain claims related to its restructuring.

Current Liquidity

As of September 30, 2005, Wave Wireless’ principal sources of liquidity consisted of borrowings under the Convertible Notes, borrowing availability under the Credit Facility, and approximately $166,000 of cash and cash equivalents, compared to approximately $2.3 million in cash and cash equivalents at December 31, 2004. Available borrowings under the Credit Facility at September 30, 2005 were approximately $50,000, compared to $1.8 million at December 31, 2004. As of September 30, 2005, Wave Wireless was in compliance with the minimum tangible net worth covenant established in the Credit Facility. Wave Wireless is currently dependent on the issuance of additional Convertible Notes and available borrowings under the Credit Facility to satisfy its immediate liquidity needs, as described below.

At September 30, 2005, our total liabilities were approximately $13.5 million, compared to $11.8 million at December 31, 2004. Our current assets of $4.7 million and our current liabilities of $12.0 million at September 30, 2005, resulted in negative working capital of approximately $7.3 million, compared to working capital of $1.3 million at December 31, 2004.

Wave Wireless’ plan of restructuring announced in April 2005 (“Restructuring Plan”) is intended to eliminate its dependence on external sources of financing. While the Restructuring Plan has resulted in a substantial reduction in operating losses, and cash used in operations, Wave Wireless currently remains dependent on external sources of financing to continue operations. As a result, Wave Wireless has issued Convertible Notes to address its immediate liquidity needs, and intends to issue additional Convertible Notes to meet its working capital requirements through the remainder of 2005. It is currently anticipated that the Convertible Notes will convert into an equity-based financing that Wave Wireless intends to consummate prior to the end of the quarter ending March 31, 2006 (“Equity Financing”). Wave Wireless intends to use the proceeds from the Equity Financing to settle certain commitments and provide for its long-term working capital needs.

In addition to issuing Convertible Notes, Wave Wireless intends to meet its working capital requirements by (i) accessing available borrowings under the Credit Facility, (ii) further reducing operating and other costs under the Restructuring Plan, and (iii) focusing sales on higher margin products.

Wave Wireless currently does not have any commitments from third parties to acquire additional Convertible Notes. There can be no assurance that Wave Wireless will be successful in issuing additional Convertible Notes or that it will be able to consummate Equity Financing on acceptable terms, if at all. Wave Wireless is in the process of a merger and is continuing to consider other merger, acquisition and strategic opportunities that would substantially improve its competitive position, increase sales, and accelerate profitability. If Wave Wireless is unsuccessful in its plans to issue additional Convertible Notes or raise additional capital in the immediate term, or otherwise improve its liquidity position, Wave Wireless will no longer be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary if Wave Wireless is unable to continue as a going concern.

There can be no assurance that its restructuring plan will be successful. Accordingly, Wave Wireless is also evaluating the merits of a strategic acquisition or other transaction that would substantially improve its liquidity and capital resource position, as well as the merits of an outright sale of its business. If ultimately required, there can also be no assurances that these actions will be successful.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts or to amounts and classification of liabilities that may be necessary if Wave Wireless is unable to continue as a going concern.

Commitments and Off Balance Sheet Instruments

Rent expense under operating leases totaled approximately $900,000 for the year ended December 31, 2005. Wave Wireless expects to incur rent expense of approximately $116,000 through each quarter of 2006. These payments exclude certain rent obligations under Wave Wireless’ Lease Agreement by and between Wave Wireless and Lakewood Ranch Properties, LLC (“Landlord”), which obligations Wave Wireless has agreed to satisfy for and in consideration for the payment to the Landlord of $310,000. As of December 31, 2005, the amount remaining to be paid to Landlord is $240,000. On January 30, 2006, Wave Wireless and the Landlord entered into an Amendment to Addendum of Termination Agreement (“Amendment”). Under the term of the Amendment, Wave Wireless paid $30,000 to Landlord on February 1, 2006, and is required to pay $30,000 to Landlord or before February 28, 2006, and $180,000 on or before March 31, 2006. Wave Wireless intends to seek financing to make the required payments. No assurances can be given that Wave Wireless will be able to obtain the necessary financing to make the remaining required payments.

Wave Wireless has future non-cancelable lease payments under operating leases of approximately $438,414 in 2006, and $537,114 in 2007.

During the first and second quarter of 2005, Wave Wireless entered into several payment plan agreements with vendors and creditors requiring Wave Wireless to pay off balances past due, or amounts agreed to between Wave Wireless and such vendors or creditors under settlement agreements. At December 31, 2005, the total amount remaining to be paid under those agreements totaled approximately $631,000, of which, approximately $241,000 is remaining for one creditor which will be paid over 8 equal monthly installments, and $305,000 to a vendor which was obligated to be paid over 9 equal monthly installments. Wave Wireless failed to make the required payment to this vendor on October 1, 2005, and is negotiating a revised payment plan taking into consideration Wave Wireless’ current liquidity. These amounts are reflected as other accrued liabilities on Wave Wireless' balance sheet.

Wave Wireless also entered into a Settlement Agreement and Release (“Settlement Agreement”) on September 15, 2004 with Seimans Aktiengesellchaft ("Siemens") with respect to certain claims between Siemens and Wave Wireless arising under a Joint Development and License Agreement and Original Equipment Manufacturer Agreement entered into between the parties. Under the terms of the Settlement Agreement, Wave Wireless agreed to pay Siemens $500,000, of which it paid $100,000 on October 1, 2004. Wave Wireless was obligated to pay an additional $100,000 upon the earlier of the receipt of financing by Wave Wireless equal to at least $100,000 or December 31, 2004, and $300,000 in twelve monthly installments of $25,000 per month beginning January 1, 2005. Wave Wireless did not make the December 31, 2004 $100,000 payment but did make the first two monthly payments of $25,000 each in January and February 2005. Wave Wireless has made no other payments to Siemens. The amount due Siemens as of September 30, 2005, $350,000, is reflected as a short-term liability on Wave Wireless' balance sheet. In the event of a default, all amounts due Siemens are immediately payable and interest is accrued at 7%. See "Current Liquidity" above for a discussion of management's plan to satisfy Wave Wireless' requirements with respect to these commitments and to provide cash to finance projected operations.

Wave Wireless does not have any material commitments for capital equipment. Additional future capital requirements will depend on many factors, including its plans to increase manufacturing capacity, working capital requirements for its operations, and its internal free cash flow from operations.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123R, Accounting for Share Based Payments. Statement 123R establishes revised accounting standards for employee-stock based compensation measurement that requires employee stock-based compensation be measured at the fair value of the award, replacing the intrinsic approach currently available to companies under Statement 123. Compensation cost continues to be recognized over the period during which the employee is required to provide service. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after December 15, 2005. Wave Wireless accounts for options issued to employees using the intrinsic approach. Implementation of this new standard is currently expected to result in increases in future compensation expense. However, such effect is not currently estimable.

In March 2005, the FASB issued interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. Wave Wireless is currently evaluation the effect that the adoption of FIN 47 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Correction (“SFAS 154”), which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by Wave Wireless in the first quarter of fiscal 2006. Wave Wireless is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition, but does not expect it to have a material impact.

WAVE WIRELESS’ PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of Wave Wireless common stock and Series E Preferred Stock as of January 20, 2006 by each of the following:

•	each person known by Wave Wireless to be the beneficial owner of 5% of more of the outstanding shares of Wave Wireless common stock and Series E Preferred Stock;

•	each of Wave Wireless’ directors and named executive officers; and

•	all of Wave Wireless’ directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, Wave Wireless believes that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock and Series E Preferred Stock shown as being beneficially owned by that stockholder. The percentage of beneficial ownership is based on 22,461,684 shares of common stock and approximately 923.1 shares of Series E Preferred Stock outstanding as of January 20, 2006. Shares of common stock subject to convertible notes, warrants and options that are currently convertible or exercisable within 60 days of January 20, 2006 are considered outstanding and beneficially owned by the stockholder who holds those convertible notes, warrants or options for the purpose of computing the percentage ownership of that stockholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise indicated below, the address of each stockholder listed below is 1996 Lundy Avenue, San Jose, California 95131.

	Common Stock			Series E Convertible Preferred Stock
Name and Address of Beneficial Owner	Shares Issuable Pursuant to Convertible Notes, Warrants and Options Exercisable Within 60 Days of January 20, 2006	Number of Shares Beneficially Owned (Including the Number of Shares Shown in the First Column)	Percentage of Shares Outstanding	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding
North Sound Legacy Institutional Fund LLC 1209 Orange Street Wilmington, DE 19801 (2)	888,541	2,311,672	9.9%	—	—
North Sound Legacy International Fund Ltd. Bison Court, Roadtown Tortola, BVI (2)	888,541	2,311,672	9.9%	—	—
SDS Capital Group SPC, Ltd. 113 Church Street PO Box 134GT Grand Canyon, Cayman Islands	2,196,122	2,441,122	9.9%	—	—
Bryan Family Partnership II Ltd. 5450 Thornwood Drive, Ste G San Jose, CA 95123	2,000,000	2,185,378	8.9%	—	—
Whalehaven Capital Fund Ltd. PO Box HM 2257, 3rd Floor Par La Ville Place 14 Par-La-Ville Road Hamilton HM JX, Bermuda	1,157,331	1,157,331	4.9%	—	—
Agilent Financial Services, Inc. 1 CIT Drive, MS4110A Livingston, NJ 07039	178,571	178,571	*	555.8	60.2%
Able Electronics Corporation 31033 Huntwood Avenue Hayward, CA 94544	—	—	—	367.3	39.8%
Frederick R. Fromm	13,879	83,879	*	—	—
R. Craig Roos	—	87,333	*	—	—
George P. Roberts	653,739	743,066	3.2%	—	—
Daniel W. Rumsey	202,028	277,028	1.2%	—	—
Richard Reiss	—	70,000	*	—	—
Don Meiners	195,763	260,834	1.2%	—	—
Sam Smookler (3)	139,637	148,803	*	—	—
Carlos A. Belfiore	206,630	271,630	1.2%	—	—
James D. Bletas	146,667	211,667	*	—	—
All current directors and executive officers as a group (7 persons)	1,558,343	2,154,240	9.0%	—	—

*	Less than 1%.
(1)	There are no outstanding warrants or options to purchase shares of Series E Convertible Preferred Stock.
(2)	Includes shares beneficially owned by North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, and North Sound International Fund Ltd.
(3)	Mr. Smookler’s employment with Wave Wireless was terminated effective March 10, 2005.

WAVERIDER’S BUSINESS

WaveRider Communications Inc. is incorporated under the laws of the State of Nevada and trades on the OTC Bulletin Board under the symbol “WAVR.”

WaveRider is a wireless technology company that develops, manufactures and markets products to take advantage of the world-wide growth of the Internet, increasing acceptance of wireless technology, and the demand for high speed, Internet access.

WaveRider believes that providing the “last mile solution” is the key to capitalize on the opportunities presented by today’s rapidly changing telecommunications market place. The ability to provide a full suite of products and services that will quickly enable all types of users to conduct business, access services and enhance communication is key to securing a dominant market position. The demands of the customer are growing beyond traditional voice communication, as today’s end user wants access to a growing set of services that require high-speed access. As a result, WaveRider has developed a family of fixed wireless access products capable of providing wireless high-speed Internet access to businesses, organizations and consumers.

With an early-to-market family of products that include the world’s first non-line-of-sight, easy to set up, wireless Internet network available today, WaveRider is well positioned to take a leadership position in the fixed wireless access market. Further, cost advantages are derived from operating in the unlicensed frequencies and result in one of the only viable and profitable wireless Internet networks available to service providers today.

WaveRider’s executive offices are located at 255 Consumers Road, Suite 500, Toronto, Ontario, Canada, M2J 1R4. WaveRider’s telephone number is (416) 502-3200 and its Web Site address is www.waverider.com.

WaveRider’s Historical Development

WaveRider was originally incorporated under the laws of the State of Nevada on August 6, 1987, as Athena Ventures Inc. By the end of 1996, the Company had become inactive but was still listed on the OTC Bulletin Board.

In May 1997, the Company completed the acquisition of Major Wireless through a share exchange and entered into an escrow arrangement which restricted the conversion of the preferred shares, received by the former stockholders of Major Wireless, into common stock until certain performance milestones were achieved. Subsequently, the name was changed to WaveRider Communications Inc. and Major Wireless Inc.’s name to WaveRider Communications (Canada) Inc.

On June 11, 1999, WaveRider acquired Transformation Techniques, Inc. or TTI through a merger with WaveRider’s newly created subsidiary WaveRider Communications (USA) Inc. On October 1, 2000, WaveRider acquired ADE Network Technology Pty Ltd. or ADE of Melbourne, Australia, a privately held wireless infrastructure company. Subsequently, ADE’s name was changed to WaveRider Communications (Australia) Pty Ltd. On July 2, 2003, WaveRider acquired Avendo Wireless Inc, a privately held wireless development company.

WaveRider’s Business

WaveRider designs, develops, markets and supports fixed wireless Internet access products. WaveRider’s products are designed to deliver efficient, reliable, and cost-effective solutions to bring high-speed Internet access to markets around the world.

WaveRider is focused on providing the solution to the “last mile” problem faced by traditional wired telecommunications services: how to profitably build out a network that provides the level of services demanded by end users. In medium to small markets, and in areas of the world with limited telecommunications infrastructure, the cost to install or upgrade wired services to provide the level of access customers expect can be prohibitive.

WaveRider believes that its fixed wireless Internet access products are faster and less expensive to deploy than traditional wired services, with a lower cost-per-user to install, deploy and manage.

WaveRider’s wireless network products are designed to operate in the license-free ISM radio spectrum, which facilitates a more rapid and low-cost market introduction for service providers than for licensed or hardwire solutions. WaveRider’s products utilize direct sequence spectrum or DSS communications, which ensures high speed, reliable, secure, low-interference communications.

WaveRider’s Products

WaveRider’s current product portfolio includes the Last Mile Solution or LMS product line and the Network Communications Links or NCL product line. These product families are designed to deliver scalable, high-speed, fixed wireless Internet access to businesses, home offices and residential users. Both WaveRider’s LMS and NCL product families include WaveRider’s proprietary patent-pending technologies developed at WaveRider’s research and development facility.

Last Mile Solution

The Last Mile Solution systems are designed to enable service providers to deliver high-speed Internet access to both business and residential customers. Operating in the license-free 900 MHz spectrum the LMS delivers data throughput speeds up to 2.0 Mbps and delivers non-line-of-sight communication between the communications access point and the end-user modem. This eliminates the need for an external antenna and thereby permits the end-user to self install the equipment at their office or home. WaveRider’s non-line of-sight capability significantly reduces the time and cost of installations.

The LMS supports a variety of services including Internet access for Voice over IP, e-mail, large file transfers, web browsing, streaming audio and streaming video. The LMS is optimized for Internet Protocol or IP Networks. Connectivity is provided to network users via an LMS end user modem designed specifically for business or residential use.

The LMS is designed to be highly scalable, allowing network operators to begin with a small initial network and gradually build out a larger network with more users over time. There are no limits as to the number of network subscribers that can be supported by an LMS network due to its cellular like architecture which allows for the efficient re-use of radio channels.

NCL Products

The NCL product family is a series of wireless bridges and routers designed specifically for use by Internet service providers, network managers and information technology managers. Offering point-to-point and point-to-multipoint line of sight wireless connectivity in the 5.8GHz and 900MHz license-free frequency bands, WaveRider’s NCL products can be used to establish wide area networks and building-to-building links. The NCL can connect a single computer or computer network to other single computers or computer networks.

NCL5000 Series

WaveRider’s NCL5000 Series of 5.8 GHz bridge/routers with OFDM technology is an ideal solution for point-to-point backhaul and enterprise applications. With data rates of up to 72 Mbps, the NCL5000 Series supports heavy user traffic including large data files, video, MP3 files and other high-bandwidth applications such as streaming multimedia. The NCL5000’s advanced OFDM technology offers the NLOS characteristics needed for successful wireless deployments. With increased spectral frequency and multiple, non-overlapping channels, OFDM is much more immune to multi-path problems and more resistant to potential interferers than other wireless technologies. Equipped with a 400 mW radio, the NCL5000 outperforms other 5.8 GHz products in its class.

NCL1900

WaveRider launched the NCL1900 in May 2003. The NCL1900 delivers high speed wireless connections for LAN-to-LAN and LAN-to-Internet connectivity, on a non-line of sight basis, in the 900MHz license-free frequency band. The NCL1900 features WaveRider’s proprietary dynamic polling algorithm, which drastically improves performance in point-to-multipoint connections, eliminating the frequent packet collisions inherent with CSMA/CA. WaveRider’s Dynamic Polling MAC also alleviates “hidden node” and “near-far” problems associated with 802.11-based systems.

WaveRider’s Market

The market for WaveRider’s fixed wireless access products is driven by the worldwide demand for Internet access as well as the increasing demand for high speed Internet access. WaveRider’s target market in North America is comprised of cities with a population of fewer than 150,000, suburban areas of larger cities and industrial parks. In these markets, WaveRider’s products address the demands of organizations and consumers who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers.

In many international markets, the telecommunications infrastructure is inadequate or unavailable for basic Internet access. There are large parts of less developed regions in India, Africa, Southeast Asia and South America that have only limited and high cost Internet access. In these markets, WaveRider’s wireless products have a significant cost advantage over wired technologies. Accordingly, WaveRider believes that its international target markets are potentially even broader than WaveRider’s North American target markets.

Internet access prices can be broken down into three components: access equipment, Internet access provision and telephone service charges. In relative terms, the costs to get connected are much higher in developing countries. While prices may not differ drastically in absolute terms, there is a large gap between high and low income countries when costs relative to per capita income are considered. In WaveRider’s view, fixed wireless access technology is well positioned to bridge the gap between those who have access to high-speed services and those who do not, and to provide the means to overcome the obstacles to gain basic access to the Internet. WaveRider believes there are significant advantages, such as reduced cost and faster deployment, to WaveRider’s fixed wireless access technology over traditional wired access.

In summary, the key demand drivers for fixed wireless access include:

•	Growth in the number of Internet users world wide,

•	Growing demand for high speed Internet access,

•	Scarcity of access technologies that are capable of efficiently and economically delivering more than 1 Mbps,

•	Lack of wireline infrastructures in developing countries, and

•	Lack of suitable broadband access technologies in rural and suburban areas in North America.

In meeting these market requirements, WaveRider’s fixed wireless access product line offers several benefits as a communications technology:

•	Instant blanket coverage without digging up streets or leasing capacity from competitors,

•	A pay-as-you-grow deployment model, which allows for low-cost market entry with incremental costs matched to incremental revenues,

•	Bandwidth increments that address the requirements of small and mid-size businesses,

•	Point-to-multipoint technology allowing for burstable, bandwidth on demand services, which are specially suited towards a data-centric environment,

•	Wireless technology which enables those who do not have access to copper, coaxial or fiber optic wire to participate in the high-speed Internet access market,

•	Significant cost advantages through the use of license-free radio frequencies, and

•	Easy to set up, non-line-of-sight modems resulting in further significant cost savings by avoiding expensive truck rolls to install customer premise equipment.

Currently, WaveRider’s products operate in the unlicensed spectrum, specifically 900 MHz and 5.8 GHz. WaveRider believes that its 900 MHz products in particular could enjoy wide acceptance because of their non-line-of-sight and easy to set up features. Deployments that combine business and consumer subscribers can be shown to offer a viable and profitable business case for service operators.

WaveRider’s Market Strategy

WaveRider believes that it is in a position to meet the Internet access needs of organizations and consumers in North America and abroad. In North America, WaveRider’s products address the demands of users who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers. These customers are typically found in smaller cities in North America, and in most suburban and semi-rural areas where there are few Internet access options other than traditional telephone dial-up connections.

In many international markets, the basic telecommunications infrastructure is inadequate or unavailable for basic Internet access. In these markets, WaveRider’s wireless products have a significant cost advantage over wired technologies. In addition, they can be deployed rapidly and easily maintained.

WaveRider’s market approach uses a direct and indirect sales model consisting of strategic industry partnerships and key relationships. WaveRider markets directly to larger Internet service providers, telephone companies (including competitive local exchange carriers, independent local exchange carriers and independents), cellular providers and emerging carriers (municipal governments and power utilities). WaveRider also markets indirectly through channel partners including distributors, value added resellers and system integrators. In some international markets, WaveRider expects to form alliances with local partners who will provide sales, support and installation services for LMS systems.

The LMS system provides an attractive and profitable business model for operators. WaveRider’s system enables the operator to provide high-speed wireless Internet access to both the business and consumer/residential markets. Also, the system’s scalability allows an operator to launch a wireless network with a relatively small investment and grow the network as the number of subscribers increase.

Target Customers

Wireless Carriers - Internet access provides wireless carriers with the opportunity to expand their service offerings and revenue base. Wireless carriers are an attractive target market for WaveRider because they have wireless expertise and an existing infrastructure that can be used to build a wireless Internet access service using WaveRider’s equipment.

Rural cellular providers in the United States provide the largest potential in this segment. There are approximately 428 Rural Service Areas in the United States. The cost to develop and build an advanced rural communication network infrastructure is substantial. WaveRider’s systems enable the rural cellular providers to establish a wireless Internet access service to meet the demand for broadband services at a relatively low cost per subscriber.

Wireline Carriers (Independent Telephone Companies) - Independent regional telephone companies offer a significant potential market for WaveRider’s wireless service package. WaveRider is attracted to this type of company because it services a market that has an unmet need for broadband services and is challenged by expanding the range of services to its customers.

In the United States there are nearly 1,000 independent telephone companies ranging in size from fewer than 50 customers to more than 50,000. These companies provide telephone service to nearly five million rural Americans. In Canada there are approximately 50 independent telephone companies of which nine are municipally owned and the rest are privately owned. In addition to basic telephone service, many independents offer other communications services including cellular, paging, cable television, and Internet access services.

Several characteristics make rural communities different from urban areas. There are greater distances between centers and smaller more scattered populations. These characteristics make single lines more expensive given the longer cable loops required which reduce the advantage of volume concentration. Because of this and regulatory changes, much less upgrading and modernization has been done in rural areas.

Internet Service Providers - ISPs fall into three categories: national backbone providers, regional networks and independent service providers. Independent and regional providers act as intermediaries between the owners of the transmission networks over which Internet traffic is passed and the owners of the traffic that is available on the World Wide Web. For this reason, in the Internet service provider market, WaveRider is targeting independent and regional operators who understand that the value of incorporating a wireless strategy to enhance their position in the marketplace reduces their dependence on independent local exchange carriers.

The demand for high-speed access has provided additional challenges, opportunities and threats to Internet service providers. As telephone companies roll out digital subscriber line services and cable companies offer their own Internet access services, the independent internet service provider has an opportunity to partner with us to remain a competitive player in the high-speed access market. In regions that lack a communications infrastructure for high-speed access, WaveRider’s solution provides independent and regional Internet service providers with an opportunity to satisfy the demand for high-speed Internet access. WaveRider offers additional benefits to Internet service providers. An Internet service provider can go beyond just being an access provider to becoming a communications provider with control over their own infrastructure by implementing a wireless Internet access system.

Alternative Carriers - WaveRider has seen the emergence of two new carrier segments: municipal government and power utilities.

Municipal governments are building and operating or partnering with carriers to build broadband wireless networks in order to provide broadband services to their residential and business taxpayers. The driving force behind this segment is the need to attract new taxpayers to the municipality, a task that is greatly hampered if broadband access is not available.

Power utilities (distributors, co-ops, etc.) are expanding their capabilities and deploying wireless broadband networks. These entities are utilizing existing infrastructure such as towers, right of ways, and network management systems to build out broadband networks upon which they can offer Internet access services to their customer bases.

International Sales Strategies

WaveRider’s target markets outside of North America, for WaveRider’s LMS product family, are predicated on spectrum availability. Most parts of South America, the Caribbean and Latin America provide the 900MHz spectrum on a license exempt basis, with rules that are compatible with WaveRider’s LMS product offering.

WaveRider believes that its revenue potential in these international markets can be quite significant because the telecommunications infrastructure required for Internet access is underdeveloped. However, WaveRider recognizes that international business has longer sales cycles and requires a local presence for major LMS deals.

In 2000, WaveRider acquired ADE Network Technology Pty, LTD. in Australia, a wireless product integrator. This acquisition provided WaveRider with a base of customers and staff to exploit opportunities for the NCL product family and third party wireless products in Australia and Southeast Asia.

See Note 19 to WaveRider’s attached consolidated financial statements, entitled “Segment Information”, for a list of the foreign countries from which WaveRider derives revenues.

Professional Services

WaveRider’s professional services group is an important component in WaveRider’s sales and marketing strategy and in WaveRider’s opinion, provides an important competitive advantage.

WaveRider’s professional services strategy is to deliver flexible, cost effective and market driven service offerings. WaveRider believes that it is positioned to deliver this support strategy globally.

WaveRider has utilized both global and local service partnerships to provide engineering design and installation services of WaveRider’s LMS and NCL products, under WaveRider’s direction. Through WaveRider’s systems engineers, WaveRider contracts directly with its customers for these services.

WaveRider’s professional services group, coupled with WaveRider’s global service partners, has the international capabilities to provide:

Application engineering;	System and program planning and implementation management;
Path survey, design and engineering;	Network engineering, operations and wireless services;
Permitting;	Civil works (engineering and construction);
Line of sight verification;	Backhaul;
Site inspection and audit;	Installation, testing and acceptance;
Structured cable installation;	Final documentation.

Manufacturing and Logistics

WaveRider has entered into long term manufacturing agreements with Solectron Corporation, or Solectron, to manufacture and package WaveRider’s products. WaveRider has a long term logistics agreement with Alliance Corporation or Alliance for the pick, pack and shipment of WaveRider’s products. In addition, WaveRider have a value added distributor agreement with Alliance in which they purchase products for their own account and resell WaveRider products to their customer base.

Solectron - Solectron provides a full range of global manufacturing and supply-chain management services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, high-tech product manufacturing, product warranty and end-of-life support. Solectron, the first two-time winner of the Malcolm Baldrige National Quality Award, has a full range of industry-leading capabilities on five continents. Its headquarters are in Milpitas, California.

Through WaveRider’s association with Solectron, WaveRider has the capability to meet the demands of a rapidly growing Internet market, with high quality products which are efficiently manufactured.

WaveRider provides its contract manufacturer with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the agreement with Solectron, WaveRider has committed to assume liability for all parts required to manufacture WaveRider’s forecast products for 13 weeks and all final assembly costs for the forecast products for four weeks, on a rolling basis.

Alliance Corporation (www.alliancecorporation.ca) - Alliance Corporation is a value-added distribution and logistics resource that has historically focused on the wireless communications and broadcast Industries. Since 1999, Alliance has been making substantial ongoing investments to develop a similar strength in the broadband communications industry with particular emphasis on wireless solutions. Adding skilled technical and engineering services to its offering, Alliance is positioned to support systems integrators as they develop wireless solutions for their enterprise customers, including ISPs.

Competition

There is intense competition in the data communications industry. WaveRider competes not only with other fixed wireless Internet companies, but also with companies that deliver hard-wired technologies (wire or fiber optic cable). Competition is based on design and quality of the products, product performance, price and service, with the relative importance of each factor varying among products and markets.

WaveRider competes against companies of various sizes in each of the markets it serves. Many of these companies have much greater financial and other resources available to help them withstand adverse economic or market conditions. These factors, in addition to other influences such as increased price competition and market and economic conditions could potentially impair WaveRider’s ability to compete.

WaveRider’s major competitors include AirSpan, Alvarion, Motorola and Proxim.

Regulation of Wireless Communications

Currently, WaveRider’s technology is deployed in the highly regulated license- free frequency bands. As such, WaveRider’s products are not subject to any wireless or transmission licensing in the United States, Canada and many other jurisdictions worldwide. The products do, however, have to be approved by the Federal Communications Commission, for use in the United States, Industry Canada, for use in Canada, and other regulatory bodies for use in other jurisdictions, to ensure they meet the rigorous requirements for use of these bands.

Continued license-free operation will be dependent upon the continuation of existing government policy and, while WaveRider is not aware of any policy changes planned or expected, this cannot be assured. License-free operation of WaveRider’s products in the 902 to 928 MHz and the 5.8 GHz bands are subordinate to certain licensed and unlicensed uses of the bands and WaveRider’s products must not cause harmful interference to other equipment operating in the bands and must accept interference from any of them. If WaveRider should be unable to eliminate any such harmful interference, or should WaveRider’s products be unable to accept interference caused by others, WaveRider or WaveRider’s customers could be required to cease operations in the bands in the locations affected by the harmful interference. Additionally, in the event the 902 to 928 MHz or the 5.8 GHz bands becomes unacceptably crowded, and no additional frequencies are allocated, WaveRider’s business could be adversely affected.

Research and Development

In 2003, WaveRider concentrated its efforts on sustaining engineering and product enhancement in three development areas:

•	increasing the speed, reliability and user capacity of the networks to allow more users at greater throughput speeds;

•	enhancing the network capabilities of the systems to support new developing applications, and

•	reducing the cost of WaveRider’s product offerings to provide pricing flexibility and higher margins.

During 2004, WaveRider continued these initiatives while developing new form factors for WaveRider’s products to enhance outdoor installation capabilities and portability.

Research and Development expenditures in 2004, amounted to $1,666,131 compared with $996,487 in 2003.

Employees

WaveRider currently has approximately full-time 34 employees located in WaveRider’s head office in Toronto, Ontario and WaveRider’s sales offices and subsidiaries in the United States, Canada and Australia, as well as at WaveRider’s subsidiary, JetStream Internet Services in Salmon Arm, British Columbia.

The majority of these employees are involved in the design, development and marketing of WaveRider’s line of wireless data communications products.

Description Of Property

WaveRider owns no real estate or other properties. Its main offices and test sites are in Toronto, Ontario, Canada and its Australian subsidiary’s head office is in Melbourne, Australia. These offices house sales, administration and research operations and are leased from unrelated parties. WaveRider maintains sales offices in Australia, Canada, and the United States. In addition, WaveRider’s subsidiary JetStream Internet Services Inc. maintains offices in Salmon Arm, British Columbia, Canada.

WaveRider’s Toronto office lease was renewed in March 1, 2003 for a period of six years and three months ending May 31, 2009, its Melbourne office lease expires in March 31, 2006 and the lease for JetStream’s office was renewed effective December 1, 2003, for a five-year period. WaveRider believes its existing facilities are adequate to meet its current requirements.

Cost commitments related to present leases are set forth in Note 13 “Commitments and contingencies” in the attached financial statements on page F-E21 of this proxy statement/prospectus.

Legal Proceedings

None.

WAVERIDER MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF WAVERIDER AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. STATEMENTS IN THIS MANAGEMENT’S DISCUSSION AND ANALYSIS AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE “FORWARD-LOOKING STATEMENTS.”

Overview

WaveRider designs, develops, markets and supports fixed wireless Internet access products. WaveRider’s products are designed to deliver efficient, reliable, and cost-effective solutions; bringing high-speed Internet access to markets around the world.

WaveRider is focused on providing the solution to the “last mile” problem faced by traditional wired telecommunications services: how to profitably build out a network that provides the level of services demanded by end users. In medium to small markets, and in areas of the world with limited or no existing telecommunications infrastructure, the cost to install or upgrade wired services to provide the level of access customers expect can be prohibitive.

WaveRider believes that its fixed wireless Internet access products are faster and less expensive to deploy than traditional wired services, with a lower cost-per-user to install, deploy and manage.

WaveRider’s wireless network products are designed to operate in the license-free ISM radio spectrum, which facilitates a more rapid and low-cost market introduction for service providers than for licensed or hardwire solutions. WaveRider’s products utilize direct sequence spectrum or DSS communications, which ensures reliable, secure, low-interference communications.

Market Environment and Strategic Direction

Over the past several years, the global telecommunications market deteriorated, reflecting a significant reduction in capital spending by established service providers and a lack of venture capital for new entrants. Reasons for this market deterioration include the economic slowdown in the technology sector, network overcapacity, customer bankruptcies, network build-out delays and limited capital availability. As a result, WaveRider’s sales and results of operations have been significantly adversely affected.

During this prolonged sector downturn, WaveRider has concentrated on working closely with its customers to get WaveRider’s products and services established in a number of markets, significantly reducing its cost structure, reducing its breakeven revenue level and improving its balance sheet, through tightening accounts receivable and inventory levels. However, if capital investment levels continue to decline, or if the telecommunications market does not improve or improves at a slower pace than WaveRider anticipates, its revenues and profitability will continue to be adversely affected. In addition, if WaveRider’s sales volume and product mix does not improve, or WaveRider does not continue to realize cost reductions or reduce inventory related costs, WaveRider’s gross margin percentage may not improve as much as it has targeted, resulting in lower than expected results of operations.

Going Concern

WaveRider’s financial statements have been prepared on a going-concern basis, which assumes that WaveRider will realize its assets and discharge its liabilities in the normal course of business. WaveRider incurred a net loss of $1,639,060 for the year ended December 31, 2004 (2003 - $1,586,306) and reported an accumulated deficit at that date of $86,426,358 (2003 - $84,787,298). In addition, the requirements to continue investing in research and development activities to meet WaveRider’s growth objectives, without assurance of broad commercial acceptance of its products, lend significant doubt as to the ability of WaveRider to continue normal business operations.

While WaveRider has a plan that it believes will allow it to achieve profitability and cash flow positive operations, it does not presently have, in the absence of further financing, adequate cash to fund ongoing operations. In the past, WaveRider has obtained financing primarily through the sale of convertible securities. If WaveRider is unable to obtain additional financing and achieve its planned cash flow positive operations and profitability, it will, in all likelihood, be obliged to seek protection under the bankruptcy laws; in which event WaveRider believes it is unlikely that its common stock will have any value.

The ability of WaveRider to continue as a going concern is dependent upon it securing additional external funding and achieving and maintaining profitable and cash flow positive operations to meet its obligations as they come due. Should WaveRider be unable to continue as a going concern, assets and liabilities would require restatement on a liquidation basis which would differ materially from the going concern basis.

Results of Operations - Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue

The following table presents WaveRider’s North American and non-North American revenues and the approximate percentage of total revenues ($000’s) for the years ended December 31, 2004 and 2003, respectively:

	Year ended December 31,

	2004	2003	% Change
North America	$5,940	$10,376	(42.8)%
Non-North America	3,602	2,703	33.3%

Total revenues	$9,542	$13,079	(27.0)%

Percentage of total revenue

North America	62.2%	79.3%
Non-North America	37.8%	20.7%

Total revenue declined 27% in the year ended December 31, 2004 compared to the year ended December 31, 2003 mainly as a result of a significant decline in its North American business caused by WaveRider’s major distributors not placing stocking orders and, the significant reduction in average selling prices of WaveRider’s products. In addition, it is WaveRider’s view that new installations have been hampered by the confusion in the market caused by the announcements surrounding Wi-MAX, which increase WaveRider’s sales cycles, and by other competitive offerings.

Non-North American revenues were mainly focused on WaveRider’s operating subsidiary in Australia. WaveRider Australia has experienced a 44% increase in revenues through an increase in sales of licensed microwave products and related service revenues. The relative strength of the Australian dollar versus the U.S. dollar has further enhanced Australian based revenues.

WaveRider’s focus on the 900 MHz non-line of sight LMS product family had allowed it to make gains in the North American market but has limited its potential in a large part of the rest of the world, where the 900 MHz band is not available on a license exempt basis. As a result, WaveRider is exposed to potential significant swings when the focused market for WaveRider’s main product experiences periods of weakness.

WaveRider has taken initial steps to access the Caribbean, Latin American and South American markets, which in most parts do provide license exempt availability of 900 MHz spectrum, but expects that there will be relatively long sales cycles in these markets.

Gross Margin

The following table presents WaveRider’s gross margin and the percentage of total revenues ($000’s):

	Year ended December 31,
	2004	2003
Product revenue
Gross margin	$2,470	$4,214
Gross margin rate	31.8%	36.5%

Service revenue
Gross margin	$879	$966
Gross margin rate	49.3%	63.3%

Total revenue
Gross margin	$3,349	$5,180
Gross margin rate	35.1%	39.6%

Gross margins in 2004 decreased to 35.1% of revenue compared to 39.6% of revenue in 2003. In addition, due to the decline in quarterly revenues, total gross margin dollars decreased 35.3% compared to 2003.

The decline in product revenue’s gross margin percentage was mainly due to the write off of surplus inventories. In August 2003, WaveRider was required to place a final order for the processors, which are used in the current version of the its products, as a result of an end of life announcement by the manufacturer. These processors were delivered over the period from September 2003 through June 2004. As a result of the decline in revenues that WaveRider has experienced, management determined that WaveRider had an excess number of processors when compared to current forecasts. As a result, WaveRider provided for an additional inventory obsolescence charge of $253,000, included in cost of goods sold, in June 2004.

The remainder of the decrease in product revenue’s gross margin percentage from the 2003 level was due to continued price reductions in the LMS products to meet competitive pressures and stimulate demand. WaveRider is actively involved in continuing to find cost savings and product enhancements on WaveRider’s LMS products. WaveRider expects that cost reductions and improved sales mix will more than offset ongoing volume discounts and competitive pricing pressures to result in gross margin percentages at or above current levels over the next fiscal year.

Service revenue’s gross margin percentage declined due to WaveRider using subcontractors in 2004 to design and implement network build outs for some of its customers. While the use of subcontractors allows WaveRider to expand its service offerings, the gross margins on subcontracted work is significantly lower.

Selling, General and Administrative expenses

Selling, general and administrative expenses declined by 7.3% to $4,975,289 for the year ended December 31, 2004 from $5,366,858 for the year ended December 31, 2003. The decline in 2004 versus 2003 was mainly due to ongoing tight cost controls. As a result, WaveRider has reduced its compensation costs and related staff expenses and reduced its costs of professional services.

While WaveRider intends to maintain tight cost controls, it believes that tactical spending in advertising and marketing communications could provide access to additional markets and potential customers. As such, WaveRider intends to increase spending on sales and marketing, both within North America and internationally.

Research and Development expenses

Research and Development expenses for the year ended December 31, 2004 amounted to $1,666,131 compared to $996,487 for the year ended December 31, 2003, an increase of 67.2%. The increase was mainly due to new development programs surrounding WaveRider’s integrated outdoor unit, the EUM 3006, next generation modems based on the 802.16 standard and foreign exchange fluctuations.

It is WaveRider’s view that products based on the Wi-MAX standard will not be generally available until 2006 or later. It is WaveRider’s belief that its current product technology will continue to provide technology solutions until the next generation modems are developed. At the same time, WaveRider intends to continue to enter into OEM and resale agreements with vendors of complementary products to expand WaveRider’s product offerings and to explore new product areas to expand its potential markets.

Depreciation and Amortization expense

Depreciation and amortization expense declined by 43.1% to $290,529 for the year ended December 31, 2004 compared to $510,536 for the year ended December 31, 2003. During the last three years, WaveRider has withheld spending on new capital assets and does not plan any major capital acquisitions through fiscal 2005.

Foreign Exchange

WaveRider incurred a foreign exchange loss for the year ended December 31, 2004 of $138,627 compared to a gain of $273,909 for the year ended December 31, 2003. The loss is due to the significant decline of the U.S. dollar versus the Canadian and Australian dollars throughout 2004. Most of WaveRider’s operating expenses are denominated in Canadian or Australian dollars, while much of WaveRider’s revenue is denominated in US dollars.

Write down of goodwill

During the three months ended December 31, 2003, WaveRider undertook a complete review of its development plans and resources required to bring the Avendo technology, acquired in 2003, to commercial viability and compared these costs to the expected net present value of the discounted future cash flows As a result of management’s analysis, it was determined that WaveRider would not undertake to fully commercialize the product, under current circumstances. WaveRider, therefore, determined that an impairment charge of $2,755,446 was required on the basis that the carrying value of goodwill exceeded its fair value.

Interest expense

Interest expense amounted to $425,320 for the year ended December 31, 2004 compared to $210,421 for the year ended December 31, 2003, an increase of 97%. Included in interest expense for the year ended December 31, 2004 were non-cash charges for the accretion to face value of the convertible debentures and amortization of deferred financing charges, in the amount of $279,644 and $88,219 respectively. Included in interest expense for the year ended December 31, 2003 were non-cash charges for the accretion to face value of the convertible debentures and amortization of deferred financing charges, in the amount of $88,889 and $36,178 respectively.

Derivative instrument income (expense)

Derivative instrument income (expense) amounted to $2,502,319 for the year ended December 31, 2004 compared to $2,985,601 for the year ended December 31, 2003. Derivative instrument income arises from fair value adjustments for certain financial instruments, such as warrants to acquire common stock and the embedded conversion features of the convertible debentures that are indexed to the Company’s common stock, and are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such derivative financial instruments are initially recorded at fair value with subsequently changes in the fair value charged (credited) to operations each reporting period.

Fair value for WaveRider’s option-based derivative financial instruments is determined using the Black-Scholes Model. The Black-Scholes Model requires the development of highly-subjective assumptions, such as the expected term of exercise and volatility. Changes to these assumptions may arise from both internal (e.g. contract renegotiation) and external factors (e.g. changes in the trading market value of our common stock); such changes may result in material changes to the fair values of our derivative financial instruments. The increase in the derivative instrument income noted above is largely due to the decline in the price of our common stock and, with the passage of time, reductions in the life, and in certain case the expiration, of the warrants. Reductions in the remaining life of unexercised warrants and continuing declines in our stock price will reduce the fair value of the warrants resulting in additional credits to operations. However, increases in our stock prices will increase the fair value of the warrants and may result in charges to operations. WaveRider will continue to adjust the derivative financial instruments to fair value throughout their term, or until WaveRider achieves the ability to net-share settle these instruments, at which time they would be reclassified to equity.

Liquidity and Capital Resources

WaveRider has funded its operations, for the most part, through equity and convertible debenture financing and has had no line of credit or similar credit facility available to it. WaveRider’s outstanding shares of common stock, par value $.001 per share, are traded under the symbol “WAVR” in the over-the-counter market on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. WaveRider must rely on its ability to raise money through equity and convertible debenture financing to pursue its business endeavors. The majority of funds raised have been allocated to the development of the WaveRider line of wireless data communications products and the operations of the company.

During November 2004, WaveRider issued convertible debentures, in the aggregate principal amount of $531,250, for cash proceeds of $500,000, less cash fees of $49,000. During April 2004, WaveRider issued convertible debentures, in the aggregate principal amount of $2,125,000, for cash proceeds of $2,000,000, less cash fees of $100,000.

During July 2003, WaveRider issued convertible debentures, in the aggregate principal amount of $1,600,000, for cash proceeds of $1,504,000, less cash fees of $87,120. WaveRider also entered into an agreement to purchase Avendo Wireless Inc., through the issue of 8,749,999 shares of common stock and 3,000,000 common stock purchase warrants. Upon acquisition, WaveRider received $1,177,420 in cash and $196,925 in other net assets. In addition, WaveRider raised $35,245 through the sale of 341,167 shares of common stock under its employee stock purchase plan.

WaveRider has determined that it does not control its ability to physically or net-share settle certain financial instruments that are convertible or exercisable into common stock. As a result, WaveRider ha recorded its warrants and the embedded derivatives associated with its convertible debentures as liabilities. WaveRider has never net cash settled any conversions or exercises of these instruments and does not currently expect to pay cash in settlement of future conversions or exercises.

WaveRider used $2,838,062 of cash in operating activities in 2004 (2003 - $1,613,803). WaveRider expects to return to revenue and gross margin growth and to control cash expenditures in 2005. However, based on WaveRider’s current plans and projections, the company’s management believes that WaveRider will have to raise additional funds in 2005 to meet its current and future financial commitments until it achieves positive cash flows from operations.

While WaveRider has a plan that it believes will allow it to achieve profitability and cash flow positive operations, the company’s management believes that WaveRider will have to raise additional funds in 2005 to meet its current and future financial commitments until WaveRider achieves positive cash flows from operations. In the past, WaveRider has obtained financing primarily through the sale of convertible securities. If WaveRider is unable to obtain additional financing and achieve its planned cash flow positive operations and profitability, it will, in all likelihood, be obliged to seek protection under the bankruptcy laws; in which event WaveRider believes it is unlikely that its common stock will have any value.

Contractual Obligations

Obligations (in $000):	Total	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
Long-term debt obligations	$2,427,776	$—	$2,427,776	$—	$—
Capital lease obligations	4,636	2,781	1,854	—	—
Operating leases	1,731,613	398,758	784,076	548,779	—
Purchase obligations	700,000	700,000	—	—	—

WaveRider provides its contract manufacturer with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the agreement with the contract manufacturer, WaveRider is committed to assume liability for all parts required to manufacture WaveRider’s forecast products for 13 weeks and all final assembly costs for the forecast products for four weeks, on a rolling basis. WaveRider issued a letter of credit to WaveRider’s contract manufacturer in the amount of $100,000 at December 31, 2004. The letter of credit secures WaveRider’s payment obligations under the purchase agreement. WaveRider has pledged cash to WaveRider’s bank as collateral for the letter of credit in the same amount as the letter of credit. This pledge has been classified as restricted cash.

WaveRider plans to pay its contract manufacturer for the unconditional purchase obligation through net cash generated from operations.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses WaveRider’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including those related to bad debts, inventories, intangible and other long-lived assets, income taxes, warranty obligations, product returns, fair value of equity instruments, litigation and contingencies. Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Allowance for Losses on Receivables

WaveRider has historically provided financial terms to certain customers in connection with purchases of WaveRider’s products. Financial terms, for credit-approved customers, are generally on a net 30-day basis.

Total receivables at December 31, 2004 and 2003 were $1,090,990 and $2,165,041, respectively, with an allowance for losses on these receivables of $34,887 and $243,066, respectively.

Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors considered include economic conditions, collateral values and each customer’s payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management’s best estimate of potential losses.

Inventory Valuation Reserves

WaveRider records valuation reserves on its inventory for estimated obsolescence or unmarketability. The amount of the write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Net Inventories consisted of the following:

December 31	2004	2003
Finished goods	$1,239,278	$1,306,580
Raw materials	314,777	36,330
	1,554,055	1,342,910
Less inventory reserves	(610,411)	(376,477)
	$943,644	$966,433

WaveRider provides its contract manufacturer with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the agreement with the contract manufacturer, WaveRider has committed to assume liability for all parts required to manufacture its forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next four weeks, on a rolling basis.

WaveRider balances the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Convertible Instruments

WaveRider reviews the terms of convertible debt and equity securities for indications requiring bifurcation, and separate accounting, for the embedded conversion feature. Generally, embedded conversion features where the ability to physically or net-share settle the conversion option is not within the control of WaveRider are bifurcated and accounted for as derivative financial instruments. (See Derivative Financial Instruments below). Bifurcation of the embedded derivative instrument requires allocation of the proceeds first to the fair value of the embedded derivative instrument with the residual allocated to the debt instrument. The resulting discount to the face value of debt instrument is amortized through periodic charges to interest expense.

Derivative Financial Instruments

WaveRider generally does not use derivative financial instruments to hedge exposures to cash-flow or market risks. However, certain other financial instruments, such as warrants to acquire common stock and the embedded conversion features of debt and preferred stock instruments that are indexed to WaveRider’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of WaveRider. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value with subsequent changes in fair value charged (credited) to operations each reporting period. If WaveRider subsequently achieves the ability to net-share settle the instruments, they would be reclassified at their fair value to equity.

Revenue Recognition

Revenue from product sales to end-user and Value-Added Reseller customers is recognized when all of the following criteria have been met: (a) evidence of an agreement exists, (b) delivery to the customer has occurred, (c) the price to the customer is fixed and determinable, and (d) collectibility is reasonably assured. Delivery occurs when the product is shipped, except when the terms of a specific contract include substantive customer acceptance. WaveRider continuously monitors inventory levels at distributors to ensure that inventory on-hand is reasonable.

Revenue from hardware maintenance contracts is recognized ratably over the term of the contract, which is generally one year. Revenue from installation and other services is recognized as earned and the associated costs and expenses are recognized as incurred. In cases in which extended warranty, maintenance or installation services are bundled with the sale of the product, WaveRider unbundles these components and defers the recognition of revenue for the services at the time the product sales revenue is recognized, based upon the vendor specific evidence of the value of the service element. Revenue from rentals and operating leases is recognized monthly as the fees accrue.

Revenue from Internet service contracts is recognized over the term of the contracts, which do not exceed one year.

Results of Operations - Three and Nine Months Ended September 30, 2005

Product supply issues

On September 7, 2005, WaveRider’s contract manufacturer announced its plans to close the manufacturing plant that produces WaveRider’s products. The plant will be wound down over the coming months with final closure taking place on or before March 31, 2006. WaveRider is working with the contract manufacturer to transition its production to another of the contract manufacturer’s plants and does not anticipate any significant manufacturing delays or shortages. However, any transition can result in unexpected issues, which could impact WaveRider’s ability to supply products over the coming two quarters.

Over the past several years, as the industry downturn continued, most parts manufacturers reduced their production capacities, shutting down production lines and reducing staffing levels. As a result, parts lead times have lengthened and there are significantly fewer parts available in the secondary or reseller markets. As a result, it has been difficult to react quickly to increased demand and WaveRider is vulnerable to production delays resulting from individual part shortages.

Results of Operations - Three Months Ended September 30, 2005 Compared to the Three Months Ended September 30, 2004

Revenue

The following table presents WaveRider’s North American and non-North American revenues and the approximate percentage of total revenues ($000’s):

	Three Months Ended September 30,
	2005	2004	% Change
North America	$2,076	$1,768	17.4%
Non-North America	933	901	3.6%

Total revenues	$3,009	$2,669	12.7%

Percentage of total revenue

North America	69.0%	66.2%
Non-North America	31.0%	33.8%

Total revenue increased 12.7% in Q3 2005 compared to Q3 2004. WaveRider’s focus on the 900 MHz non-line of sight LMS product family had allowed us to make gains in the North American market but has limited its potential in a large part of the rest of the world, where the 900 MHz band is not available on a license exempt basis. As a result, WaveRider is exposed to potential significant swings when the focused market for its main product experiences periods of weakness.

Total revenues in North America have increased in Q3 2005 due to the introduction of WaveRider’s integrated outdoor end-user modem, the EUM 3006, at the end of February 2005 and the introduction of the latest generation indoor modem, the EUM 3005, at the beginning of June 2005. WaveRider also experienced a significant increase in its sales of base station units, the LMS4000 CCU, as its customers expand their networks.

Non-North American revenues were mainly focused on WaveRider’s operating subsidiary in Australia. Revenues in Australia have shown year on year growth during 2005 and are expected to continue to show growth, subject to changes in the foreign exchange rate, as that subsidiary expands its ongoing service offerings.

WaveRider has taken initial steps to access the Caribbean, Latin American and South American markets, which in most parts do provide license exempt availability of 900 MHz spectrum, but it expects that there will be relatively long sales cycles in these markets.

Gross Margins

The following table presents WaveRider’s gross margin and the percentage of total revenues ($000’s):

	Three months ended September 30,
	2005	2004
Product revenue
Gross margin	$818	$826
Gross margin rate	33.9%	36.4%

Service revenue
Gross margin	$255	$199
Gross margin rate	42.9%	49.9%

Total revenue
Gross margin	$1,073	$1,025
Gross margin rate	35.7%	38.4%

Gross margins in Q3 2005 declined to 35.7% compared to 38.4% of revenue in Q3 2004. However, as a result of the increase in quarterly revenue, total gross margin dollars increased by 4.7% compared to Q3 2004.

With the introduction of two new products, the EUM3006 and EUM3005, WaveRider has seen an increase in both its average selling price and its product cost, resulting in higher absolute gross margins but a lower gross margin percentage. As these products mature, WaveRider expects to continue to be actively involved in finding cost savings, through economies of scale and product refinement. WaveRider expects, however, that future cost reductions will be offset by volume discounts offered to its customers and to competitive pricing pressures. As such, WaveRider expects that gross margin percentages for product revenue will be at or near current levels over the balance of the fiscal year.

Service revenue gross margins percentages were negatively affected by WaveRider’s use of subcontract labor for a major installation undertaken in the third quarter. While use of outside contractors allows WaveRider to provide larger scale installations and thereby increase overall gross margins it does negatively impact gross margin percentages.

Selling, General and Administrative expenses

Selling, general and administrative expenses declined to $1,051,346 from $1,121,693 in Q3 2004. The decline was mainly due to a reduction in compensation expense and other discretionary expenses. WaveRider anticipates that selling, general and administrative expenses, barring a significant change in foreign exchange rates, will remain at or near the current levels for the balance of the year.

Research and Development expenses

Research and development expenses declined to $96,896 in Q3 2005 from $521,436 in Q3 2004. With the introduction of the EUM3006 in late February of 2005 and the EUM 3005 in June 2005, WaveRider focused on finalizing those programs and getting the products into manufacturing, before continuing other development programs.

WaveRider expects to increase its research and development spending over the balance of the year as it continues its programs surrounding next generation modems based on 802.XX and Wi-MAX standards and completion of WaveRider’s MobileWAN product family, designed to provide rapid deployment mobile wireless access networking solutions for voice, video and data services.

Depreciation and Amortization expense

Depreciation and amortization expense declined to $32,386 in Q3 2005 compared to $53,364 in Q3 2004. During the last several years, WaveRider has withheld spending on new capital assets and does not plan any major capital acquisitions through the balance of 2005.

Interest expense

Interest expense amounted to $90,114 in Q3 2005 compared to $113,593 in Q3 2004. Included in interest expense for the three months ended September 30, 2005 is $83,632 (2004 - $105,320) of non-cash charges related to the accretion to face value of the convertible debentures and amortization of deferred financing charges.

Derivative instrument income (expense)

Derivative instrument income (expense) amounted to $10,281 for the three months ended September 30, 2005 compared to $355,646 for the three months ended September 30, 2004. Derivative instrument income arises from fair value adjustments for certain financial instruments, such as warrants to acquire common stock and the embedded conversion features of the convertible debentures that are indexed to WaveRider’s common stock, and are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of WaveRider. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such derivative financial instruments are initially recorded at fair value with subsequent changes in the fair value charged (credited) to operations each reporting period.

Foreign Exchange

WaveRider incurred a foreign exchange loss for the three months ended September 30, 2005 in the amount of $2,738 compared to a loss for the three months ended September 30, 2004 in the amount of $32,345. The foreign exchange losses are due to a strengthening of the U.S. dollar versus the Canadian and Australian dollars.

Results of Operations - Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004

Revenue

The following table presents WaveRider’s North American and non-North American revenues and the approximate percentage of total revenues ($000’s):

	Nine Months Ended September 30,
	2005	2004	% Change
North America	$5,145	$4,619	11.4%
Non-North America	2,785	2,769	0.6%

Total revenues	$7,930	$7,388	7.3%

Percentage of total revenue

North America	64.9%	62.5%
Non-North America	35.1%	37.5%

Total revenue increased 7.3% in the nine months ended September 30, 2005 compared to 2004. WaveRider’s focus on the 900 MHz non-line of sight LMS product family had allowed us to make gains in the North American market but has limited its potential in a large part of the rest of the world, where the 900 MHz band is not available on a license exempt basis. As a result, WaveRider is exposed to potential significant swings when the focused market for its main product experiences periods of weakness.

Total revenues in North America have increased in 2005 due to the introduction of WaveRider’s integrated outdoor end-user modem, the EUM 3006, at the end of February 2005 and the introduction of the latest generation indoor modem, the EUM 3005, at the beginning of June 2005. WaveRider also experienced a significant increase in its sales of base station units, the LMS4000 CCU, as its customers expand their networks.

Non-North American revenues were mainly focused on WaveRider’s operating subsidiary in Australia. Revenues in Australia have shown year on year growth during 2005 and are expected to continue to show growth, subject to changes in the foreign exchange rate, as that subsidiary expands its ongoing service offerings.

WaveRider has taken initial steps to access the Caribbean, Latin American and South American markets, which in most parts do provide license exempt availability of 900 MHz spectrum, but it expects that there will be relatively long sales cycles in these markets.

Gross Margins

The following table presents WaveRider’s gross margin and the percentage of total revenues ($000’s):

	Nine months ended September 30,
	2005	2004
Product revenue
Gross margin	$2,076	$1,873
Gross margin rate	31.8%	31.6%

Service revenue
Gross margin	$619	$621
Gross margin rate	43.9%	42.5%

Total revenue
Gross margin	$2,695	$2,494
Gross margin rate	34.0%	33.8%

Gross margins remained relatively flat at 34.0% in 2005 compared 33.8% in 2004 but, in conjunction with the increase in revenue, total gross margin dollars increased 8.0% compared to 2004.

In Q2 2004, WaveRider recorded an additional inventory obsolescence charge of $253,000, which reduced product margins by 6.9% and overall margins by 5.4%. No similar provision was recorded in 2005.

With the introduction of two new products, the EUM3006 and EUM3005, WaveRider has seen an increase in both its average selling price and its product cost, resulting in higher absolute gross margins but a lower gross margin percentage. As these products mature, WaveRider expects to continue to be actively involved in finding cost savings, through economies of scale and product refinement. WaveRider expects, however, that future cost reductions will be offset by volume discounts offered to its customers and to competitive pricing pressures. As such, WaveRider expects that gross margin percentages will be at or near current levels over the balance of the fiscal year.

Selling, General and Administrative expenses

Selling, general and administrative expenses declined to $3,105,720 in 2005 from $3,871,484 in 2004. Included in 2004 expenses was a charge of $250,000 related to the joint registration statement/proxy filed on form F-4 on July 20, 2004. No similar amount was incurred in 2005. The remaining decline was mainly due to a reduction in compensation expense and other discretionary expenses. WaveRider anticipates that selling, general and administrative expenses, barring a significant change in foreign exchange rates, will remain at or near the current levels for the balance of the year.

Research and Development expenses

Research and development expenses declined to $357,236 in 2005 from $1,376,230 in 2004. With the introduction of the EUM3006 in late February of 2005 and the EUM 3005 in June 2005, WaveRider focused on finalizing those programs and getting the products into manufacturing, before continuing other development programs.

WaveRider expects to increase its research and development spending over the balance of the year as it continues its programs surrounding next generation modems based on 802.XX and Wi-MAX standards and completion of WaveRider’s MobileWAN product family, designed to provide rapid deployment mobile wireless access networking solutions for voice, video and data services.

Depreciation and Amortization expense

Depreciation and amortization expense declined to $117,098 in 2005 compared to $242,087 in 2004. During the last several years, WaveRider has withheld spending on new capital assets and does not plan any major capital acquisitions through the balance of fiscal 2005.

Interest expense

Interest expense amounted to $312,834 for the nine months ended September 30, 2005 compared to $301,910 for the nine months ended September 30, 2004. Included in interest expense for the nine months ended September 30, 2005 is $290,685 (2004 - $265,716) of non-cash charges related to the accretion to face value of the convertible debentures and amortization of deferred financing charges.

Derivative instrument income (expense)

Derivative instrument income (expense) amounted to $135,598 for the nine months ended September 30, 2005 compared to $2,491,622 for the nine months ended September 30, 2004. Derivative instrument income arises from fair value adjustments for certain financial instruments, such as warrants to acquire common stock and the embedded conversion features of the convertible debentures that are indexed to WaveRider’s common stock, and are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of WaveRider. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such derivative financial instruments are initially recorded at fair value with subsequent changes in the fair value charged (credited) to operations each reporting period.

Foreign Exchange

WaveRider incurred a foreign exchange loss for the nine months ended September 30, 2005 in the amount of $12,377 compared to a loss for the nine months ended September 30, 2004 in the amount of $182,442. The foreign exchange losses are due to a strengthening of the U.S. dollar versus the Canadian and Australian dollars.

Liquidity and Capital Resources

WaveRider has funded its operations for the most part through equity and convertible debenture financing and has had no line of credit or similar credit facility available to it. WaveRider’s outstanding shares of Common stock, par value $.001 per share, are traded under the symbol “WAVR” in the over-the-counter market on the OTC Electronic Bulletin Board by the National Association of Securities Dealers, Inc. WaveRider must rely on its ability to raise money through equity and convertible debenture financing to pursue its business endeavors. The majority of funds raised have been allocated to the development of the WaveRider(R) line of wireless data communications products and the operations of WaveRider.

WaveRider used $649,951 of cash in operating activities during the nine months ended September 30, 2005 (2004 - $2,441,829). WaveRider expects to continue to have revenue and gross margin growth and to control cash expenditures through the remainder of 2005. However, based on WaveRider’s long term plans and projections, Management believes that WaveRider will have to raise additional funds in 2005 or early 2006 to meet its current and future financial commitments until WaveRider achieves positive cash flows from operations.

WaveRider has determined that it does not control its ability to physically or net-share settle certain financial instruments that are convertible or exercisable into common stock. As a result, WaveRider has recorded its warrants and the embedded derivatives associated with its convertible debentures as liabilities. WaveRider has never net cash settled any conversions or exercises of these instruments and does not currently expect to pay cash in settlement of future conversions or exercises.

In the past, WaveRider has obtained financing primarily through the sale of convertible securities. If WaveRider is unable to obtain additional financing and achieve its planned cash flow positive operations and profitability, it will, in all likelihood, be obliged to seek protection under the bankruptcy laws; in which event WaveRider believes it is unlikely that its common stock will have any value.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses WaveRider’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including those related to bad debts, inventories, investments, intangible and other long-lived assets, income taxes, warranty obligations, product returns, restructuring costs, litigation and contingencies. Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Current Activities

WaveRider currently have approximately 30 employees located in its head office in Toronto, Ontario and its sales offices and subsidiaries in the United States, Canada and Australia, as well as at WaveRider’s subsidiary, JetStream Internet Services in Salmon Arm, British Columbia.

The majority of these employees are involved in the design, development and marketing of WaveRider’s line of wireless data communications products.

WAVERIDER’S PRINCIPAL STOCKHOLDERS

	Common Stock			Series D Convertible Preferred Stock
Name and Address of Beneficial Owner (1)	Shares Issuable Pursuant to Convertible Preferred Stock, Convertible Notes, Warrants and Options Exercisable Within 60 Days of February 8, 2006	Number of Shares Beneficially Owned (Including the Number of Shares Shown in the First Column) (2)	Percentage of Shares Outstanding	Number of Shares Beneficially Owned (2)	Percentage of Shares Outstanding

Crescent International Limited
Clarendon House
2 Church Street
Hamilton H11, Bermuda	7,000,000 (3)	9,614,705	19.32%	350	43.75%
Wave Wireless Corporation
1996 Lundy Avenue
San Jose, CA 95131	9,000,000	9,000,000	18.08%	450	56.25%
Gerry Chastelet	57,500	57,500	0.12%
Michael Chevalier	50,000	51,500	0.11%
Donald Gibbs	50,000	50,000	0.10%
Steven Grant	50,000	50,000	0.10%
Michael Milligan	55,000	55,000	0.11%
Bruce Sinclair	739,000	968,061	2.36%
Charles Brown	97,042	104,605	0.22%
Scott Worthington	97,042	104,542	0.22%
All current directors and
executive officers as a group
(8 persons)	1,195,583	1,441,207	3.29%	-	-

(1)	Each director’s address and officer’s address is c/o WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4.
(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable 60 days of February 8, 2006, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 33,765,854 shares of common stock and 800 shares of Series D Convertible Preferred Stock outstanding as of February 8, 2006, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(3)
Consists entirely of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock. Crescent International Ltd. (“Crescent”) also holds convertible debentures issued by WaveRider in the principal amount of $1,468,202 and warrants to purchase 547,550 shares of WaveRider common stock. The shares issuable upon conversion of the convertible debentures and upon exercise of the warrants are not considered to be beneficially owned by Crescent as of February 8, 2005 due to a limitation that prevents Crescent from converting or exercising these securities if such conversion or exercise would result in Crescent, together with any of its affiliates, beneficially owning more than 9.999% of the outstanding shares of WaveRider common stock.

DESCRIPTION OF WAVE WIRELESS CAPITAL STOCK

This section describes the material terms of Wave Wireless’ capital stock and related terms of its certificate of incorporation and bylaws as currently in effect. This summary is not complete. For more detailed information, please see Wave Wireless’ certificate of incorporation and bylaws. All share numbers relating to Wave Wireless common stock have been adjusted to reflect the 1-for-30 reverse split of Wave Wireless common stock effected on July 19, 2004.

Authorized Capital Stock

Wave Wireless is currently authorized to issue a total of 252,000,000 shares of capital stock consisting of:

•	250,000,000 shares of common stock, par value $0.0001 per share; and

•	2,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of Wave Wireless common stock are entitled to one vote for each share held on all matters submitted to a vote of Wave Wireless stockholders. Holders of common stock are entitled to receive dividends, ratably, if any, as may be declared by the Wave Wireless board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. If Wave Wireless liquidates, dissolves or winds up, the holders of its common stock are entitled to share ratably in all assets remaining after satisfaction of liabilities and the liquidation preference of any shares of preferred stock that are outstanding at that time. Holders of common stock have no preemptive rights and no right to convert their common stock onto any other securities. There are no redemption or sinking fund provisions applicable to Wave Wireless common stock. The rights, preferences and privileges of holders of Wave Wireless common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Wave Wireless may designate and issue in the future without further stockholder approval. As of January 20, 2006, 22,461,684 shares of Wave Wireless common stock were issued and outstanding.

Preferred Stock

Wave Wireless’ board of directors is authorized to issue from time to time, without further stockholder approval, up to an aggregate of 2,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Wave Wireless may issue preferred stock in ways that may delay, defer or prevent a change in control of the company without further action by its stockholders and may adversely affect the voting and other rights of the holders of its common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Wave Wireless common stock, including the loss of voting control to others.

Series A Junior Participating Preferred Stock

Wave Wireless has designated 500,000 shares of its preferred stock as Series A Junior Participating Preferred Stock, which are issuable under certain circumstances pursuant to Wave Wireless’ stockholder rights plan, which is described in more detail below. No shares of Series A Junior Participating Preferred Stock are currently issued or outstanding.

Series E Convertible Preferred Stock

Wave Wireless has designated 2,000 shares of its preferred stock as Series E Convertible Preferred Stock, of which approximately 923.1 shares were issued and outstanding as of January 20, 2006. The holders of Wave Wireless’ Series E Preferred Stock are entitled to certain rights and preferences with respect to the holders of its common stock, including the following:

•
Voting. The holders of Wave Wireless’ Series E Preferred Stock are entitled to vote together with the holders of its common stock, as a single class, on all matters submitted to a vote of its stockholders. The holders of Wave Wireless’ Series E Preferred Stock are entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of their shares of Series E Preferred Stock.

•
Conversion. The Series E Preferred Stock has a liquidation preference amount equal to $1,000 per share. Each share of Series E Preferred Stock is convertible into a number of shares of common stock equal to the liquidation preference amount divided by the conversion price of $0.50. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Wave Wireless’ Series E Convertible Stock may convert their shares into shares of common stock at any time and, if certain conditions are satisfied, Wave Wireless has the right to mandatorily convert their shares into shares of common stock at any time.

•
Dividends. Holders of Wave Wireless’ Series E Preferred Stock are entitled to receive, out of legally available funds, dividends at the rate of 6% per annum beginning on the second anniversary of the date of issuance. Dividends are payable annually, either in cash or shares of Wave Wireless’ common stock.

•
Liquidation. If Wave Wireless liquidates, dissolves or winds up, the holders of its Series E Preferred Stock are entitled to receive the liquidation preference amount ($1,000 per share) of their shares prior to any amounts being paid to the holders of Wave Wireless’ Series A Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and common stock.

Series F Convertible Preferred Stock

Wave Wireless has designated 250 shares of its preferred stock as Series F Convertible Preferred Stock, of which 179 shares were issued and outstanding as of January 20, 2006. The holders of Wave Wireless’ Series F Preferred Stock are entitled to certain rights and preferences with respect to the holders of its common stock, including the following:

•
Voting. Except for the purpose of approving certain specified corporate actions and as otherwise required by the Delaware General Corporation Law, the holders of Wave Wireless’ Series F Preferred Stock do not have any voting rights.

•
Conversion. The Series F Preferred Stock has a face value of $10,000 per share. Each share of Series F Preferred Stock is convertible into a number of shares of common stock equal to the face value divided by the conversion price of $0.50. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Wave Wireless’ Series F Preferred Stock may voluntarily convert their shares into shares of common stock at any time and, if certain conditions are satisfied, Wave Wireless has the right to mandatorily convert their shares into shares of common stock at any time. However, no shares of Series F Preferred Stock may be converted (either voluntarily or mandatorily) into shares of common stock if the conversion would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than 9.99% of Wave Wireless’ outstanding common stock.

•
Dividends. Holders of Wave Wireless’ Series F Preferred Stock are entitled to share pro-rata, on an as-converted basis, in any dividends that may be declared by the board of directors with respect to Wave Wireless’ common stock.

•
Liquidation. If Wave Wireless liquidates, dissolves or winds up, the holders of its Series F Preferred Stock are not entitled to receive any preferential amounts prior to any amounts being paid to the holders of the other classes and series of Wave Wireless’ capital stock.

Series G Convertible Preferred Stock

Wave Wireless has designated 10,000 shares of its preferred stock as Series G Convertible Preferred Stock, of which approximately 6,556 shares were issued and outstanding as of January 20, 2006. The holders of Wave Wireless’ Series G Preferred Stock are entitled to certain rights and preferences with respect to the holders of its common stock, including the following:

•
Voting. Except for the purpose of approving certain specified corporate actions and as otherwise required by the Delaware General Corporation Law, the holders of Wave Wireless’ Series G Preferred Stock do not have any voting rights.

•
Conversion. The Series G Preferred Stock has a liquidation preference amount equal to $1,000 per share. Each share of Series G Preferred Stock is convertible into a number of shares of common stock equal to the liquidation preference amount divided by the conversion price of $0.50. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Wave Wireless’ Series G Preferred Stock may voluntarily convert their shares into shares of common stock at any time and, if certain conditions are satisfied, Wave Wireless has the right to mandatorily convert their shares into shares of common stock at any time. However, no shares of Series G Preferred Stock may be converted (either voluntarily or mandatorily) into shares of common stock if the conversion would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than 9.99% of Wave Wireless’ outstanding common stock.

•
Dividends. Holders of Wave Wireless’ Series G Preferred Stock are entitled to share pro-rata, on an as-converted basis, in any dividends that may be declared by the board of directors with respect to Wave Wireless’ common stock.

•
Liquidation. If Wave Wireless liquidates, dissolves or winds up, the holders of its Series G Preferred Stock are entitled to receive the liquidation preference amount ($1,000 per share) of their shares prior to any amounts being paid to the holders of Wave Wireless’ Series A Preferred Stock, Series F Preferred Stock and common stock.

Series H Convertible Preferred Stock

Prior to the completion of the merger, Wave Wireless anticipates that it will designate approximately 1,500 shares of its preferred stock as Series H Convertible Preferred Stock for issuance to Crescent International Ltd. (“Crescent”) in connection with the exchange of its existing securities in WaveRider for securities issued by Wave Wireless. The relative rights, preferences and privileges of the Series H Convertible Preferred Stock with respect to the existing series of Wave Wireless preferred stock and Wave Wireless common stock have not yet been determined and are subject to negotiations between Wave Wireless and Crescent, which must be completed prior to the completion of the merger. However, Wave Wireless anticipates that the holders of its Series H Preferred Stock will be entitled to certain rights and preferences with respect to the holders of its common stock, including the following:

•
Voting. Except for the purpose of approving certain specified corporate actions and as otherwise required by the Delaware General Corporation Law, the holders of Wave Wireless’ Series H Preferred Stock will not have any voting rights.

•
Conversion. The Series H Preferred Stock has a liquidation preference amount of $1,000 per share. Each share of Series H Preferred Stock is convertible into a number of shares of common stock equal to the liquidation preference amount divided by the conversion price of approximately $0.15. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Wave Wireless’ Series H Preferred Stock may voluntarily convert their shares into shares of common stock at any time and, if certain conditions are satisfied, Wave Wireless has the right to mandatorily convert their shares into shares of common stock at any time. However, no shares of Series H Preferred Stock may be converted (either voluntarily or mandatorily) into shares of common stock if the conversion would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than 4.99% of Wave Wireless’ outstanding common stock.

•
Dividends. Holders of Wave Wireless’ Series H Preferred Stock are entitled to share pro-rata, on an as-converted basis, in any dividends that may be declared by the board of directors with respect to Wave Wireless’ common stock.

•
Liquidation. If Wave Wireless liquidates, dissolves or winds up, the holders of its Series H Preferred Stock are entitled to receive the liquidation preference amount ($1,000 per share) of their shares prior to any amounts being paid to the holders of Wave Wireless’ Series A Preferred Stock and common stock.

Series I Convertible Preferred Stock

Prior to the completion of the merger, Wave Wireless anticipates that it will designate approximately 150 shares of its preferred stock as Series I Convertible Preferred Stock for issuance to Crescent in connection with the exchange of its existing securities in WaveRider for securities issued by Wave Wireless. The relative rights, preferences and privileges of the Series I Convertible Preferred Stock with respect to the existing series of Wave Wireless preferred stock and Wave Wireless common stock have not yet been determined and are subject to negotiations between Wave Wireless and Crescent, which must be completed prior to the completion of the merger. However, Wave Wireless anticipates that the holders of its Series I Preferred Stock will be entitled to certain rights and preferences with respect to the holders of its common stock, including the following:

•
Voting. The holders of Wave Wireless’ Series I Preferred Stock are entitled to vote together with the holders of its common stock, as a single class, on all matters submitted to a vote of its stockholders. The holders of Wave Wireless’ Series I Preferred Stock are entitled to a number of votes equal to the maximum number of shares of common stock that could be issued upon conversion of their shares of Series I Preferred Stock on the applicable record date.

•
Conversion. The Series I Preferred Stock has a face value of $1,000 per share. Each share of Series I Preferred Stock is convertible into a number of shares of common stock equal to the face value divided by the conversion price of $0.01. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Wave Wireless’ Series I Preferred Stock may voluntarily convert their shares into shares of common stock at any time and, if certain conditions are satisfied, Wave Wireless has the right to mandatorily convert their shares into shares of common stock at any time. However, no shares of Series I Preferred Stock may be converted (either voluntarily or mandatorily) into shares of common stock if the conversion would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than 4.99% of Wave Wireless’ outstanding common stock.

•
Dividends. Holders of Wave Wireless’ Series I Preferred Stock are entitled to share pro-rata, on an as-converted basis, in any dividends that may be declared by the board of directors with respect to Wave Wireless’ common stock.

•
Liquidation. If Wave Wireless liquidates, dissolves or winds up, the holders of its Series I Preferred Stock are not entitled to receive any preferential amounts prior to any amounts being paid to the holders of the other classes and series of Wave Wireless’ capital stock.

Anti-Takeover Effects of Wave Wireless’ Certificate of Incorporation and Bylaws

Provisions of Wave Wireless’ certificate of incorporation and bylaws may delay, defer or discourage another party from acquiring control of Wave Wireless. Wave Wireless expects that these provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Wave Wireless to first negotiate with its board of directors, which Wave Wireless believes may result in an improvement of the terms of any such acquisition in favor of its stockholders. However, they also give the board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for Wave Wireless’ board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences that could impede the success of any attempt to acquire the company. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changing control or management of Wave Wireless.

Requirements for Advance Notification of Stockholder Meetings, Vacancies and Newly Created Directorships

Wave Wireless’ bylaws prohibit the conduct of any business at a special meeting of the stockholders other than as specified in the notice of special meeting. This provision may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Wave Wireless. Additionally, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum. This provision may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of Wave Wireless.

Amendment Provisions

Wave Wireless’ certificate of incorporation grants Wave Wireless’ board of directors the authority to amend and repeal its bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or its certificate of incorporation.

Stockholder Rights Plan

Wave Wireless currently has in effect a stockholder rights plan, which is governed by the terms and conditions contained in the Amended and Restated Rights Agreement, dated as of January 24, 2001, between Wave Wireless and Fleet National Bank, as rights agent. In the event that Wave Wireless is acquired in an asset purchase or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, each holder of Wave Wireless common stock will have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person becomes the beneficial owner of 15% or more of the outstanding shares of Wave Wireless common stock proper provision will be made so that each holder of Wave Wireless common stock, other than the acquiring person, will thereafter have the right to receive that number of shares of Wave Wireless common stock or preferred stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

The rights plan has certain anti-takeover effects. The rights plan will cause substantial dilution to a person or group that attempts to acquire Wave Wireless on terms not approved by its board of directors. The rights plan should not interfere with any asset purchase or other business combination approved by the board of directors because the rights granted to each holder of common stock may be redeemed by us prior to such asset purchase or other business combination.

COMPARISON OF RIGHTS OF HOLDERS OF WAVE WIRELESS
COMMON STOCK AND WAVERIDER COMMON STOCK

This section of the proxy statement/prospectus describes certain differences between the rights of holders of WaveRider common stock and the rights of holders of Wave Wireless common stock. While Wave Wireless and WaveRider believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between being a stockholder of WaveRider and being a stockholder of Wave Wireless.

As a stockholder of WaveRider, your rights are governed by Nevada law, WaveRider’s articles of incorporation, as amended, and WaveRider’s bylaws, each as currently in effect. After completion of the merger, you will become a stockholder of Wave Wireless and your rights will be governed by Delaware law, Wave Wireless’ restated certificate of incorporation, as amended, and Wave Wireless’ amended and restated bylaws, as amended, each as currently in effect.

Although the corporate statutes of Nevada and Delaware are similar, certain differences exist. The most significant differences, in the judgment of the management of WaveRider, are summarized below. This summary is not intended to be complete, and stockholders should refer to the General Corporation Law of the State of Delaware (“Delaware law”) and Chapters 78 and 92A of the Nevada Revised Statutes (“Nevada law”) to understand how these laws apply to WaveRider and Wave Wireless.

Classified Board of Directors. Delaware law permits a corporation to classify its board of directors into as many as three classes as equally as possible with staggered terms of office, while Nevada law permits a corporation to classify its board into as many as four classes. Since WaveRider will, after the merger, be a wholly-owned subsidiary of Wave Wireless, the merger will result in the former business of WaveRider being controlled by a corporation that has less flexibility in classifying its board of directors than WaveRider had as an independent Nevada corporation.

Removal of Directors. With respect to removal of directors, under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. Nevada does not distinguish between removal of directors with and without cause or removal of directors when the board is divided into classes. Under Delaware law, directors of a corporation without a classified board may be removed with or without cause by the holders of a majority of shares then entitled to vote in an election of directors. Accordingly, removal is easier in Delaware when the board is not classified. However, if the board is classified, Delaware law provides that a director can be removed only for cause by the holders of a majority of the shares then entitled to vote in an election of directors unless the certificate of incorporation provides otherwise.

Special Meetings of Stockholders. Delaware law permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting. Nevada law does not address the manner in which special meetings of stockholders may be called.

Indemnification of Officers and Directors and Advancement of Expenses. Delaware and Nevada have substantially similar provisions that permit indemnification by a corporation of its officers, directors, employees and agents where they acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, Nevada law also provides that a director or officer is not liable to the corporation or its shareholders for any act or failure to act unless it is proven that his or her act or failure to act constitutes a breach of fiduciary duty and the breach of that duty involved intentional misconduct, fraud, or a knowing violation of law, and the corporation is free to indemnify the director or officer if the director or officer is not liable under this provision and regardless of any determination of the director’s or officer’s good faith. Delaware and Nevada law also differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. Delaware law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. A Delaware corporation has the discretion to decide whether or not to advance expenses, unless its certificate of incorporation or bylaws provides for mandatory advancement. Under Nevada law, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Thus, a Nevada corporation may have no discretion to decide whether or not to advance expenses to directors or officers. For more information regarding the indemnification of the officers and directors of WaveRider, please see “-Interests of WaveRider Directors and Executive Officers in the Merger” beginning on page 39 of this proxy statement/prospectus.

Limitation on Personal Liability of Directors. A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. The similar limitation of liability provision under Nevada law applies automatically, unless limited in the certificate of incorporation or bylaws, to both directors and officers and applies to the breach of any fiduciary duty, including the duty of loyalty. For more information regarding the personal liability of the directors of WaveRider, please see “-Interests of WaveRider Directors and Executive Officers in the Merger” beginning on page 39 of this proxy statement/prospectus.

Dividends. Delaware law is more restrictive than Nevada law with respect to when dividends may be paid. Under Delaware law, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, Delaware law provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation. Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.

Amendment to Articles of Incorporation/Certificate of Incorporation or Bylaws. In general, both Delaware law and Nevada law require the approval of the holders of a majority of all outstanding shares entitled to vote to approve proposed amendments to a corporation’s certificate/articles of incorporation. Both Delaware law and Nevada law also provide that in addition to the vote above, the vote of a majority of the outstanding shares of a class may be required to amend the certificate of incorporation or articles of incorporation. Neither state requires stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation’s organizational documents grant such power to its board of directors. Both Nevada law and Delaware law permit, in general, the number of authorized shares of any such class of stock to be increased or decreased (but not below the number of shares then outstanding) by the board of directors unless otherwise provided in the articles of incorporation or resolution adopted pursuant to the certificate of incorporation, respectively. However, Nevada law allows the board of directors, without shareholder approval, to increase or decrease the number of authorized shares of capital stock if the number of outstanding shares is proportionately increased or decreased. Delaware law does not have a similar provision.

Actions by Written Consent of Stockholders. Nevada law and Delaware law each provide that, unless the articles/certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing. In addition, Delaware law requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

Stockholder Vote for Mergers and Other Corporation Reorganizations. In general, both jurisdictions require authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the merger agreement does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. Nevada law does not require a stockholder vote of the surviving corporation in a merger under substantially similar circumstances.

Restrictions on Business Combinations. Both Delaware law and Nevada law contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. The restrictions prohibit a corporation, except in limited circumstances, from engaging in a business combination with any interested stockholder for a three-year period following the date such stockholder became an interested stockholder. Under Delaware law an interested stockholder is a person who holds 15% or more of the outstanding voting stock, which was acquired other than solely through an action by the corporation. Under Nevada law, the definition of interested stockholder is similar except that a holder of 10% or more of the voting stock is an interested stockholder. Both Delaware law and Nevada law permit a corporation to opt out of application of the statutory provisions limiting business combinations with interested stockholders by making a statement to that effect in its certificate of incorporation.

PROPOSAL TO ADJOURN OR POSTPONE THE WAVERIDER SPECIAL MEETING

General

WaveRider may propose to adjourn or postpone the WaveRider special meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposal to adopt the merger agreement and approve the merger. If WaveRider proposes to adjourn the meeting, WaveRider will ask its stockholders to vote only on the adjournment proposal.

Among other things, approval of the adjournment proposal could mean that if WaveRider had received a sufficient number of proxies to defeat the merger proposal, WaveRider could adjourn or postpone the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes in favor of approving and adopting the merger agreement and approving the merger.

The affirmative vote of the holders of a majority of the shares of WaveRider common stock present in person or represented by proxy and entitled to vote thereon is necessary for the proposal to pass.

Recommendation of the WaveRider Board of Directors

The WaveRider board of directors unanimously recommends that WaveRider stockholders vote “FOR” the proposal to permit adjournment or postponement of the WaveRider special meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposal to approve and adopt the merger agreement and approve the merger.

If your proxy card does not specify how you want to vote your shares, WaveRider will vote your shares “FOR” the foregoing proposal to permit adjournment or postponement of the WaveRider special meeting.

SELLING STOCKHOLDERS

As discussed above in the section entitled “The Merger—Restrictions on Sales of Shares of Wave Wireless Common Stock Received in the Merger” on page 42 of this proxy statement/prospectus, shares of Wave Wireless common stock issued in connection with the Merger should be freely transferable, except for shares that are issued to any person who is considered an “affiliate” of WaveRider prior to the merger. The selling stockholder named in the table below is considered an affiliate of WaveRider and, as a result, would not ordinarily be able to freely transfer the shares of Wave Wireless common stock that it receives in the merger. In order to permit the selling stockholder to offer and sell the shares of Wave Wireless common stock that it receives in connection with the merger, Wave Wireless is registering the offer and sale of those shares on the registration statement on Form S-4, of which this proxy statement/prospectus forms a part.

The following table sets forth the name of the selling stockholder and the number of shares of Wave Wireless common stock being registered for sale as of the date of this proxy statement/prospectus and sets forth the number of shares of Wave Wireless common stock known by us to be beneficially owned by the selling stockholder upon completion of the merger. The following table assumes that the selling stockholder will sell all of the shares of Wave Wireless common stock that it receives in connection with the merger for its account. However, Wave Wireless is unable to determine the exact number of shares that will actually be sold. The shares of Wave Wireless common stock offered by the selling stockholder may be offered and sold from time to time. This information is based upon information provided by the selling stockholder, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of Wave Wireless common stock that will be beneficially owned by the selling stockholder upon completion of the merger is determined in accordance with the rules of the Securities and Exchange Commission.

The number of shares of Wave Wireless common stock being sold by the selling stockholder will be greater than the number of shares of Wave Wireless common stock beneficially owned immediately following the merger. This is due to a limitation on the number of shares of common stock that the selling stockholder can hold at any given time. Under the terms of the Series H Convertible Preferred Stock, Series I Convertible Preferred Stock and warrants issued to the selling stockholder in connection with the merger, no holder of these securities may convert or exercise these securities into shares of Wave Wireless common stock, and Wave Wireless may not issue shares of its common stock to any of these holders, if the conversion or exercise would cause the holder or any of its affiliates, individually or in the aggregate, to beneficially own more than 4.99% of Wave Wireless’ outstanding common stock. Due to this limitation, the selling stockholder does not beneficially own all of the shares of common stock that are issuable upon conversion of its Series H Convertible Preferred Stock or Series I Convertible Preferred Stock or exercise of its warrants. However, regardless of this limitation, Wave Wireless is registering the resale of all of the shares of common stock that are issuable upon conversion or exercise of these securities. Consequently, the selling stockholder is shown in the table below as selling a greater number of shares of common stock than it beneficially owns.

The selling stockholder has not had a material relationship with Wave Wireless within the past three years other than as a result of the ownership of Wave Wireless’ securities.

The term “selling stockholder” includes the stockholder listed below and its transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for the selling stockholder is based on approximately 85,225,638 shares of Wave Wireless common stock that are expected to be outstanding upon completion of the merger.

	Shares Beneficially Owned Prior to the Offering (Upon Completion of the Merger)		Shares of Common Stock Being Sold in the Offering				Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number (1)%		Common Stock	Upon Conversion of Series H Preferred Stock	Upon Conversion of Series I Preferred Stock	Upon Exercise of Warrants	Number (2)%
Crescent International Ltd.	4,216,087	4.9%	3,399,117	8,842,449	13,650,000	9,554,264	—	—

(1)
The shares of Series H Convertible Preferred Stock, Series I Convertible Preferred Stock and warrants issued in connection with the merger are subject to a conversion blocker that caps the number of shares eligible for conversion so that the holder will not beneficially own more than 4.99% of the outstanding common stock of Wave Wireless immediately following such conversion.

(2)
Assumes that all shares being offered by the selling stockholder under this proxy statement/prospectus are sold and that the selling stockholder acquires no additional shares of Wave Wireless common stock before the completion of this offering.

PLAN OF DISTRIBUTION

Wave Wireless is registering, on behalf of the selling stockholder, 35,445,830 shares of common stock issued in the merger or issuable upon conversion of the Series H Convertible Preferred Stock and Series I Convertible Preferred Stock and upon exercise of the warrants to be issued to the selling stockholder in the merger. The selling stockholder named in the table above or its pledgees, donees, transferees or other successors-in-interest who receive convertible securities from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this proxy statement/prospectus may sell the shares of common stock listed in the table above from time to time. The selling stockholder will act independently in making decisions regarding the timing, manner and size of each sale. The sales may be made on the OTC Bulletin Board or on any stock exchange or automated interdealer quotation system on which Wave Wireless’ common stock is listed or quoted at the time of sale, in the over-the-counter market, through put or call option transactions relating to the shares, in negotiated transactions, or a combination of these methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price. The selling stockholder may effect these transactions by selling the shares of Wave Wireless common stock to or through broker-dealers, or not. The shares of Wave Wireless common stock may be sold through one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account under this proxy statement/prospectus;

•	“at the market” to or through market makers into an existing market for the shares;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	through transactions in options, swaps or other derivative securities (whether exchange-listed or otherwise);

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in privately negotiated transactions; and

•	any other method permitted by applicable law.

To the extent required, this proxy statement/prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares short and redeliver the shares to close out those short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this proxy statement/prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this proxy statement/prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended (the “Securities Act”). Because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any shares covered by this proxy statement/prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this proxy statement/prospectus. The selling stockholder has advised Wave Wireless that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, and that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to Wave Wireless common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, provisions of which may limit the timing of purchases and sales of the shares of Wave Wireless common stock by the selling stockholder.

Wave Wireless will make copies of this proxy/statement prospectus available to the selling stockholder and has informed the selling stockholder of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Wave Wireless will bear all costs, expenses and fees in connection with the registration of the shares being sold by the selling stockholder. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of those shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act.

USE OF PROCEEDS

Wave Wireless will not receive any of the proceeds from the sale of its common stock by the selling stockholder. If and when Wave Wireless’ outstanding Series H Convertible Preferred Stock and Series I Convertible Preferred Stock are converted by the selling stockholder into shares of Wave Wireless common stock, Wave Wireless will not receive any proceeds from the conversion. Wave Wireless may receive proceeds from the exercise of the warrants issued to the selling stockholder in connection with the merger if the selling stockholder opts to pay the exercise price in cash rather than executing a cashless exercise. Any net proceeds that Wave Wireless receives from the exercise of these warrants will be used for general corporate purposes, including working capital for its business.

LEGAL MATTERS

Procopio, Cory, Hargreaves & Savitch LLP will pass upon the validity of the shares of Wave Wireless common stock offered by this proxy statement/prospectus for Wave Wireless.

EXPERTS

The consolidated financial statements of Wave Wireless as of December 31, 2003 and 2004, and for the years then ended, have been included in this proxy statement/prospectus and in the registration statement to which this proxy statement/prospectus relates in reliance upon the report of Aidman, Piser & Company, P.A., Wave Wireless’ independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of P-Com, Inc. as of December 31, 2002, and for the year then ended, have been included in this proxy statement/prospectus and in the registration statement to which this proxy statement/prospectus relates in reliance upon the report (which includes an explanatory paragraph relating to P-Com's ability to continue as a going concern as described in Note 1 to the financial statements), of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of WaveRider as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included in this proxy statement/prospectus in reliance upon the reports of Wolf & Company, P.C., independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 7, 2003, PricewaterhouseCoopers LLP, (“PricewaterhouseCoopers”), was dismissed as P-Com's independent registered public accounting firm. On August 7, 2003, P-Com’s Audit Committee approved Aidman Piser & Company (“Aidman Piser”) as the company’s new independent registered public accounting firm.

The reports of PricewaterhouseCoopers on the financial statements of P-Com, Inc. for the preceding two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. However, the reports of PricewaterhouseCoopers contained an explanatory paragraph indicating that there was substantial doubt about the ability of P-Com, Inc. to continue as a going concern.

In connection with the audits for the two most recent fiscal years in the period ended December 31, 2002 and through August 7, 2003, there were no disagreements with PricewaterhouseCoopers, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference in their audit report.

FUTURE WAVERIDER STOCKHOLDER PROPOSALS

WaveRider will not hold an annual meeting of stockholders if the merger is completed. However, the time for WaveRider stockholders to submit proposals for inclusion in WaveRider’s proxy statement for WaveRider’s 2005 annual meeting of stockholders in accordance with the standards contained in Rule 14a-8 of the Exchange Act has passed. Accordingly, no new stockholder proposals may be submitted to WaveRider for inclusion in WaveRider’s proxy statement for WaveRider’s 2005 annual meeting of stockholders under Rule 14a-8 of the Exchange Act. In addition, the time for notification of stockholders proposals has passed, and if a stockholder proposal is received management personnel who have been appointed as proxies may have the discretion to vote against such stockholder proposal. However, if the date of WaveRider’s 2005 stockholder meeting is moved more than 30 days before or after the anniversary date of the prior year’s meeting, the deadline for inclusion of proposals in WaveRider’s proxy statement or to otherwise submit a proposal is a reasonable time before WaveRider begins to print and mail its proxy materials. Stockholder proposals should be submitted to Corporate Secretary, WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario M2J 1R4.

WHERE YOU CAN FIND MORE INFORMATION

WaveRider has filed reports, proxy statements and other information with the Securities and Exchange Commission. Copies of WaveRider’s reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding WaveRider. The address of the SEC website is http://www.sec.gov.

You should rely only on the information contained in this proxy statement/prospectus or on information to which WaveRider has referred you. Wave Wireless and WaveRider have not authorized anyone else to provide you with any information. Wave Wireless provided the information concerning Wave Wireless contained in this proxy statement/prospectus, and WaveRider provided the information concerning WaveRider in this proxy statement/prospectus.

Wave Wireless has filed a registration statement under the Securities Act of 1933, as amended, with the SEC with respect to the shares of Wave Wireless common stock to be issued to WaveRider stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of Wave Wireless filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

Index to Consolidated Financial Statements and Financial Statement Schedule

PRO FORMA FINANCIAL INFORMATION

Pro Forma Condensed Consolidated Balance Sheet as at September 30, 2005	F-A1

Pro Forma Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2005	F-A2

Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2004	F-A3

Notes to the Pro Forma Condensed Consolidated Financial Statements	F-A4

WAVE WIRELESS CORPORATION (formerly P-Com, Inc.)

Condensed Consolidated Balance Sheets as at September 30, 2005 (unaudited) and December 31, 2004	F-B1

Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2005 (unaudited)	F-B2

Condensed Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2005 and 2004 (unaudited)	F-B3

Notes to the Condensed Consolidated Financial Statements as of September 30, 2005 and December 31, 2004 and for the three and nine months ended September 30, 2005 and 2004 (unaudited)	F-B5

Report of Independent Registered Public Accounting Firm of Aidman, Piser & Company, P.A.	F-C1

Report of Independent Registered Public Accounting Firm of PricewaterhouseCoopers, LLP.	F-C2

Consolidated Balance Sheets as at December 31, 2004 and 2003	F-C3

Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002	F-C4

Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Loss for the years ended December 31, 2004, 2003 and 2002	F-C5

Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-C7

Notes to the Consolidated Financial Statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002	F-C8

WAVERIDER COMMUNICATIONS INC.

Consolidated Balance Sheets as at September 30, 2005 (unaudited) and December 31, 2004	F-D1

Consolidated Statements of Loss, Deficit and Comprehensive Loss for the three and nine months ended September 30, 2005 (unaudited)	F-D2

Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2005 and 2004 (unaudited)	F-D3

F-1

Notes to the Consolidated Financial Statements as of September 30, 2005 and December 31, 2004 and for the three and nine months ended September 30, 2005 and 2004 (unaudited)	F-D4

Report of Independent Registered Public Accounting Firm of Wolf & Company, P.C.	F-E1

Consolidated Balance Sheets as at December 31, 2004 and 2003	F-E2

Consolidated Statements of Loss for the years ended December 31, 2004 and 2003	F-E3

Consolidated Statements of Changes in Stockholders' (Deficit) Equity and Comprehensive Loss for the years ended December 31, 2004 and 2003	F-E4

Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-E5

Notes to the Consolidated Financial Statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003	F-E6

F-2

WAVE WIRELESS CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS AT SEPTEMBER 30, 2005
(In thousands) (Unaudited)

	Wave Wireless	WaveRider	Pro forma Adjustments	Pro forma Consolidated
ASSETS

Current assets:
Cash and cash equivalents	$166	$688	—	$854
Restricted cash	95			95
Accounts receivable, net	3,300	1,607	—	4,907
Inventory	220	562	—	782
Prepaid expenses and other assets	870	101		971

Total current assets	4,651	2,958	—	7,609
Property and equipment, net	691	210	—	901

Excess of purchase price over net assets acquired and goodwill	11,991	—	9,645	21,636
Other assets	28	—	—	28

Total assets	$17,361	$3,168	$9,645	$30,174

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,399	$1,462	650	$3,511
Other accrued liabilities	4,663	1,334	—	5,997
Loan payable to bank	1,948	—	—	1,948
Notes payable current	3,777	393	(2,393)	1,777
Derivate financial instruments	—	350	(350)	—
Liabilities of discontinued operations	184	—	—	184

Total current liabilities	11,971	3,539	(2,093)	13,417

Notes payable, long-term	1,520	891	(891)	1,520

Total liabilities	13,491	4,430	(2,984)	14,937

Stockholders' equity (deficit):
Series E Preferred Stock	332	—	—	332
Series F Preferred Stock	711	—	—	711
Series G Preferred Stock	4,804	—	—	4,804
Series H Preferred Stock	—	—	2,416	2,416
Common Stock	2	30	(25)	7
Treasury stock, at cost; 30 shares	(74)	—	—	(74)
Additional paid-in capital	382,373	86,542	(77,598)	391,317
Accumulated deficit	(384,278)	(87,512)	87,514	(384,276)
Accumulated other comprehensive loss	—	(322)	322	—

Total stockholders' equity	3,870	(1,262)	12,629	15,237

Total liabilities and stockholders' equity	$17,361	$3,168	$9,645	$30,174

F-A1

WAVE WIRELESS CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2005
(In thousands, except per share data, unaudited)

	Wave Wireless	WaveRider	Pro forma Adjustments	Pro forma Consolidated

Sales	$9,691	$7,930	—	$17,621
Cost of sales	7,028	5,235	—	12,263

Gross profit	2,663	2,695	—	5,358
Gross margin	27%	34%	—	30%

Operating expenses:
Research and development/engineering	2,466	357	—	2,823
Selling, general and administration	5,178	3,242	—	8,420
Restructuring charges	5,597	—	—	5,597

Total operating expenses	13,241	3,599	—	16,840

Operating loss	(10,578)	(904)	—	(11,482)

Interest expense	(589)	(313)	399	(503)
Other income (expense), net	(397)	133	(136)	(400)

Net income (loss)	(11,564)	(1,084)	263	(12,385)

Preferred stock accretions	(3,829)	—	—	(3,829)

Net loss attributable to common stockholders	$(15,393)	$(1,084)	263	$(16,214)

Basic and diluted income (loss) per common share	$(1.10)	(0.05)	—	$(0.20)

Shares used in basic and diluted per share computation	13,931	23,524	67,713	81,644

Diluted net income (loss) per share applicable to common stockholders	$(1.10)			$(0.20)

Shares used in diluted per share Computation	13,931		67,713	81,644

F-A2

WAVE WIRELESS CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004
(In thousands, except per share data, unaudited)

	Wave Wireless	WaveRider	Pro forma Adjustments	Pro forma Consolidated

Sales	$24,175	$9,542	—	$33,717
Cost of sales	18,720	6,193	—	24,913

Gross profit	5,455	3,349	—	8,804
Gross margin	23%	35%	—	26%

Operating expenses:
Research and development/engineering	4,976	1,667	—	6,643
Selling, general and administration	11,324	5,264	—	16,588

Total operating expenses	16,300	6,931	—	23,231

Operating loss	(10,845)	(3,582)	—	(14,427)

Interest expense	(687)	(425)	380	(732)
Other income (expense), net	8,252	2,368	(2,502)	8,118

Loss before discontinued operations	(3,280)	(1,639)	(2,124)	(7,041)

Loss from discontinued operations	(40)	—	—	(40)

Net income (loss)	(3,320)	(1,639)	(2,124)	(7,081)

Preferred stock accretions	(2,392)	—	—	(2,392)
Preferred stock dividends	(156)	—	—	(156)

Net loss attributable to common stockholders	$(5,868)	$(1,639)	(2,124)	$(9,629)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.56)			$(0.12)
Loss from discontinued operations	—			—

Basic and diluted loss per common share	$(0.56)			$(0.12)

Shares used in Basic and Diluted per share computation	10,429		67,713	78,142

F-A3

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Acquiring entity for accounting purposes

The companies have performed an analysis based upon Statement of Financial Accounting Standards ("SFAS”) No. 141 to determine the acquirer for accounting purposes. In performing this analysis, the companies have considered the following facts and circumstances:

1)	Wave Wireless will be the issuer of securities in the merger.

2)
After adjustment for Wave Wireless’ holding in WaveRider as a result of their acquisition of preferred shares upon conversion of the bridge notes, Wave Wireless’ current shareholders will maintain approximately 59% of the voting rights in the merged company while WaveRider shareholders will have 41% of the voting rights.

3)
Upon consummation of the merger, Crescent International Ltd., WaveRider’s largest beneficial owner, will have a 4.99% cap on the number of beneficial shares it can hold in the merged company. As a result, the only significant minority shareholders in the merged company will be Wave Wireless’ existing minority beneficial shareholders.

4)
The board of directors of the merged company (the governing body) will be composed of Mr. Charles Brown, the current CEO of WaveRider, three current directors of Wave Wireless and three current directors of WaveRider.

5)
The officers of the merged company will consist of the Chairman of the Board who is appointed by the directors from Wave Wireless, the Chief Executive Officer and Chief Financial Officer from WaveRider and the President of Wave Wireless.

6)
As of the date of the merger agreement, January 3, 2006, and based on the calculated exchange ratio, before adjustments, Wave Wireless would be providing the shareholders of WaveRider a 53.6% premium to the closing price of the common stock.

7)	Based on number of employees, past revenue, total assets and market valuation, Wave Wireless is the larger of the two entities in the merger.

Based on these facts and circumstances the companies have determined that Wave Wireless Corporation is the acquirer for accounting purposes.

Note 2 - The pro forma balance sheet has been prepared to reflect the acquisition of WaveRider Communications Inc. by Wave Wireless Corporation for aggregate consideration of $9,442,031, as if the acquisition occurred on September 30, 2005. Pro forma adjustments are made to reflect:

a)	the elimination of the common shareholders' equity (deficit) in WaveRider Communications Inc.

b)	conversion of all of WaveRider Communications Inc.’s convertible debentures and $2,000,000 in Wave Wireless Corporation’s current notes payable into capital upon closing.

c)	the net assets of WaveRider Communications Inc. at estimated fair value at the acquisition date.

d)	the excess of acquisition cost over the fair value of net assets acquired. This has been presented with goodwill.

e)	the expenses incurred on acquisition

Note 3 - The pro forma statements of loss have been prepared to reflect the acquisition of WaveRider Communications Inc. by Wave Wireless Corporation as if the acquisition occurred on January 1, 2004.

Note 4 - The estimated purchase price and the purchase price allocation for this acquisition has been based on available information at the time of preparation of these pro forma financial statements. To the extent that these amounts prove to be excessive or inadequate they will be adjusted up to a year from the date of acquisition.

F-A4

WAVE WIRELESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2005	2004
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$166	$2,280
Restricted cash	95	—
Accounts receivable, net	3,300	2,828
Inventory	220	4,722
Prepaid expenses and other assets	870	1,519
Total current assets	4,651	11,349
Property and equipment, net	691	1,755
Goodwill	11,991	11,991
Other assets	28	328
Total assets	$17,361	$25,423

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,399	$3,139
Other accrued liabilities	4,663	3,500
Loan payable to bank	1,948	—
Notes payable current	3,777	3,178
Liabilities of discontinued operations	184	249
Total current liabilities	11,971	10,066
Notes payable, long-term	1,520	1,743
Total liabilities	13,491	11,809

Redeemable preferred stock:
Series B Preferred Stock	—	1,569
Series C Preferred Stock	—	2,537
Series D Preferred Stock	—	2,000
Total redeemable Preferred Stock	—	6,106
Commitments and contingencies (Notes 5 and 10)	—	—

Stockholders' equity (deficit):
Series E Preferred Stock	332	—
Series F Preferred Stock	711	—
Series G Preferred Stock	4,804	—
Common Stock	2	35
Treasury stock, at cost; 30 shares	(74)	(74)
Additional paid-in capital	382,373	376,430
Accumulated deficit	(384,278)	(368,885)
Accumulated other comprehensive loss	—	2
Total stockholders' equity	3,870	7,508
Total liabilities and stockholders' equity	$17,361	$25,423

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-B1

WAVE WIRELESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Sales	$2,933	$6,143	$9,691	$19,897
Cost of sales	1,546	4,986	7,028	15,009
Gross profit	1,387	1,157	2,663	4,888
Gross margin	47%	19%	27%	25%

Operating expenses:
Research and development/engineering	496	1,310	2,466	3,825
Selling and marketing	564	2,003	2,652	5,188
General and administrative	658	1,130	2,526	3,383
Restructuring charges	310	—	5,597	—
Total operating expenses	2,028	4,443	13,241	12,396
Operating loss	(641)	(3,286)	(10,578)	(7,508)

Interest expense	(201)	(142)	(589)	(304)
Other income (expense), net	(430)	(10)	(397)	8,286
Income (loss) from continuing operations	(1,272)	(3,438)	(11,564)	474

Loss from discontinued operations	—	—	—	(40)
Net income (loss)	(1,272)	(3,438)	(11,564)	434

Preferred stock accretions	(2,670)	(683)	(3,829)	(2,132)
Net loss attributable to common stockholders	$(3,942)	$(4,121)	$(15,393)	$(1,698)
Basic and diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.22)	$(0.27)	$(1.10)	$(0.16)
Basic and diluted income (loss) per common share	$(0.22)	$(0.27)	$(1.10)	$(0.16)

Shares used in basic and diluted per share computation	17,940	15,358	13,931	10,842
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.22)	$(0.27)	$(1.10)	$(0.16)
Diluted net income (loss) per share applicable to common stockholders	$(0.22)	$(0.27)	$(1.10)	$(0.16)

Shares used in diluted per share computation	17,940	15,358	13,931	10,842

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-B2

WAVE WIRELESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(11,564)	$434
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from discontinued operations	—	40
Depreciation	498	1,158
(Gain) or loss on debt extinguishment	33	—
(Gain) or loss on disposal of property and equipment	(237)	73
Warrant expense	169	—
Amortization of warrants	68	115
Gain on vendor settlements	(92)	(964)
Gain of deferred contract obligation	—	(7,500)
Bad debt expense	172	—
Loss on restructuring	5,597	—
Changes in operating assets and liabilities:
Accounts receivable	(445)	121
Inventory	(551)	1,114
Prepaid expenses and other assets	806	(313)
Accounts payable	(1,108)	(412)
Other accrued liabilities	1,241	(527)
Net cash used in operating activities	(5,413)	(6,661)

Cash flows from investing activities:
Acquisition of property and equipment	(44)	(203)
Increase in restricted cash	(95)	—
Proceeds from sale of property and equipment	502	829
Net cash provided by investing activities	363	626

Cash flows from financing activities:
Proceeds from bank loan	1,948	1,457
Proceeds from debt financing	1,500	—
Proceeds from convertible note	100	—
Proceeds from special warrant offer	—	2,589
Payments under capital lease obligations	—	(563)
Proceeds from sale of SPEEDCOM common stock	—	100
Payments under note payable obligations	(610)	—
Net cash provided by financing activities	2,938	3,583
Effect of exchange rate changes on cash	(2)	(2)
Net decrease in cash and cash equivalents	(2,114)	(2,454)

Cash and cash equivalents at beginning of the period	2,280	6,185
Cash and cash equivalents at end of the period	$166	$3,731

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-B3

WAVE WIRELESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CONTINUED
(In thousands, unaudited)

	Nine months ended September 30,
	2005	2004
Supplemental cash flow disclosures:

Cash paid for interest	$141	$303

Non-cash investing and financing activities :

Issuance of notes payable to settle deferred contract obligation	$—	$500

Warrants issued in connection with convertible promissory notes	$44	$—

Warrants issued in connection with promissory notes	$32	$—

Conversion of Series C Preferred stock into Common Stock	$3,254	$521
Conversion of Series B Preferred stock into Common Stock	1,708	—
Conversion of Series F Preferred stock into Common Stock	138	—

Warrants issued in connection with lease termination	$233	$—
Warrants issued in connection with officer settlement	93	—
Warrants issued in connection with Preferred Stock conversion	180	—

Issuance of Common Stock to settle accounts payable obligation	138	—

The accompanying notes are an integral part of these condensed consolidated financial statements

F-B4

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of Wave Wireless Corporation’s (referred to herein, together with its wholly-owned subsidiaries, as “Wave Wireless” or the “Company”) financial condition as of September 30, 2005, and the results of their operations and their cash flows for the three-month and nine-month periods ended September 30, 2005 and 2004. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited 2004 consolidated financial statements, including the notes thereto, and the other information set forth therein, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Operating results for the three-month and nine-month periods ended September 30, 2005 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2005.

Certain amounts reported in previous years and interim periods have been reclassified to conform to the current year presentation.

LIQUIDITY AND MANAGEMENT'S PLANS

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the financial statements, for the nine-month period ended September 30, 2005, the Company incurred a net loss attributable to common stockholders of $15.4 million and used $5.4 million cash in its operating activities. As of September 30, 2005, the Company had a surplus in stockholders' equity of $3.9 million and accumulated deficit of $384.3 million. Also, as of September 30, 2005, the Company had approximately $166,000 in cash and cash equivalents, and a working capital deficiency of approximately $7.3 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company's current working capital requirements are being met principally from available borrowings under a credit facility (“Credit Facility”) with Silicon Valley Bank (the “Bank”), discussed below, borrowings from the issuance of promissory notes convertible into shares of the Company’s common stock (“Convertible Notes”), and cash from operations. The amount outstanding under the Credit Facility was approximately $1.9 million at September 30, 2005, and no amounts remained outstanding as of November 11, 2005.

The Company's plan of restructuring announced in April 2005 (“Restructuring Plan”) is intended to eliminate the Company's dependence on external sources of financing. While the Restructuring Plan has resulted in a substantial reduction in operating losses, and cash used in operations, the Company currently remains dependent on external sources of financing to continue operations. As a result, the Company has issued Convertible Notes to address its immediate liquidity needs, and intends to issue additional Convertible Notes to meet its working capital requirements through the remainder of 2005. It is currently anticipated that the Convertible Notes will convert into an equity-based financing that the Company intends to consummate prior to the end of the quarter ending March 31, 2006 (“Equity Financing”). The Company intends to use the proceeds from the Equity Financing to settle certain commitments of the Company, and provide for the Company’s long-term working capital needs.

In addition to issuing Convertible Notes, the Company intends to meet its working capital requirements by (i) accessing available borrowings under the Credit Facility, (ii) further reducing operating and other costs under the Restructuring Plan, and (iii) focusing sales on higher margin products. The Company currently does not have any commitments from third parties to acquire additional Convertible Notes. As of November 11, 2005, the Company had approximately $200,000 in available borrowing capacity under the Credit Facility.

F-B5

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

There can be no assurance that the Company will be successful in issuing additional Convertible Notes or that the Company will be able to consummate an Equity Financing on acceptable terms, if at all. Management is also evaluating merger, acquisition and other strategic opportunities that would substantially improve its competitive position, increase sales, and accelerate profitability. If management is unsuccessful in its plans to issue additional Convertible Notes or raise additional capital in the immediate term, or otherwise improve its liquidity position, the Company will no longer be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary if the Company is unable to continue as a going concern.

2.  NET LOSS PER SHARE

For purposes of computing basic and diluted net loss per common share in the three and nine- months ended September 30, 2005 and 2004, the weighted average common share equivalents do not include stock options with an exercise price that exceeds the average fair market of the Company's common stock for the period because the effect would be anti-dilutive. Because losses were incurred in the three and nine-months ended September 30 of 2005 and 2004, all options, warrants, and convertible notes are excluded from the computations of diluted net loss per share because they are anti-dilutive.

3.  BORROWING AND OTHER OBLIGATIONS

Credit Facility. On September 17, 2005, we renewed our credit facility (the “Credit Facility”) with Silicon Valley Bank (the “Bank”) through November 17, 2005 (the “September Amendment”). By amendment dated November 4, 2005, the Credit Facility was further extended through January 17, 2006 (the “November Amendment”). The Credit Facility consists of a Loan and Security Agreement for a $2.5 million borrowing line based on domestic receivables, and a Loan and Security Agreement under the Export-Import (“EXIM”) program for a $2.5 million borrowing line based on export related inventories and receivables. On June 29, 2005, the Credit Facility was amended, resulting in a reduction in borrowing availability based on domestic receivables from $1.0 million to $500,000, and a reduction in borrowing availability under the EXIM program from $3.0 million to $2.0 million. As amended by the September Amendment and the November Amendment, the Credit Facility provides for cash advances equal to 75% of eligible accounts receivable balances for both the EXIM program and domestic lines. Advances under the Credit Facility bear interest at the Bank's prime rate plus 3.5% per annum. The Credit Facility is secured by all of our receivables, deposit accounts, general intangibles, investment properties, inventories, cash, property, plant and equipment. We also issued a $4.0 million secured promissory note underlying the Credit Facility to the Bank. Under the terms of the September Amendment, the Company was permitted an over-advance under the Credit Facility in the amount of $200,000 until October 16, 2005, which over-advance was extended under the November Amendment until November 10, 2005. As of September 30, 2005, $1.9 million was outstanding under the Credit Facility, and no amounts remained outstanding as of November 11, 2005.

As of September 30, 2005, we were in compliance with the loan covenants established in the Credit Facility.

Debenture Financing. On November 3, 2004, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with a purchaser (“Purchaser”) whereby the Purchaser agreed to purchase debentures in the aggregate principal amount of up to $5,000,000 (the “Notes”) (the “Debenture Financing”). In addition, the Company agreed to issue warrants to purchase in the aggregate up to 800,000 shares of the Company's common stock. The warrants had an initial exercise price of $1.50 and a term of five years. Interest accrues under the terms of the Notes at an annual interest rate of 8%, and this rate increases to 10% on April 1, 2006 through the maturity date of the Notes, December 31, 2006. The Purchase Agreement provided that the Notes and warrants be issued in multiple closings prior to December 31, 2004, and that payments of principal and accrued interest under the Notes would be amortized and paid by the Company over a period of eight quarters in either cash or shares of the Company’s common stock, with the first amortization payment due March 31, 2005. The total number of shares of the Company’s common stock that could be used to make the required amortization payments under the terms of all outstanding Notes is 6,000,000. The first closing took place on November 26, 2004, and consisted of a $3,300,000 Note and warrants to purchase 528,000 shares of the Company's common stock. The remaining closings took place after December 31, 2004, with the second and third closings on March 21, 2005 and March 31, 2005, which consisted of Notes for $250,000 and $600,000, and warrants to purchase 40,000 and 96,000 of the Company's common stock, respectively. The fourth and fifth closings took place on May 2, 2005, and June 30, 2005, and consisted of Notes for $350,000 and $500,000, and warrants to purchase 56,000 and 80,000 of the Company's common stock, respectively.

F-B6

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 1, 2005, the first amortization payment date, the total principal and accrued interest due the Purchaser under the terms of the Notes on such date was $524,396, and was paid $200,000 in cash. The remaining $324,396 was paid in 627,676 shares of the Company’s common stock, and 40.799 shares of the Company’s Series F Preferred Stock, convertible into 815,980 shares of the Company’s common stock. The Company owed $719,473 in principal and accrued interest on June 30, 2005, the second amortization date. On that date, the Company issued 209.201 shares of the Company’s Series F Preferred Stock, convertible into 4,184,020 shares of common stock. As a result of this issuance, the Company owed the Purchaser $225,100 in principal and accrued but unpaid interest on the second amortization date, which amount the Purchaser agreed to add to the total amount owed the Purchaser under the terms of the Notes. As of September 30, 2005, the total principal and accrued interest due under the terms of the Notes is $4,153,649.

On November 10, the Company and the Purchaser exchanged all issued and outstanding Notes for and in consideration for the issuance to the Purchaser of a new promissory note, in the principal amount of $4,153,649 (the “New Note”), which amount represented unpaid principal and accrued interest due under the terms of the old Notes as of the date of the New Note, October 1, 2005. Under the terms of the New Note, interest accrues on such debt at an annual interest rate of 8%, and this rate increases to 10% on April 1, 2006 through the maturity date of the loan, December 31, 2007. Payments of principal and accrued interest under the Notes are amortized and paid by the Company over a period of eight quarters in either cash or shares of the Company’s common stock, with the first amortization payment due December 31, 2005.

In consideration for allowing borrowings under the Purchase Agreement after December 31, 2004, and for waiving, among other things, certain other conditions to additional draws under the Purchase Agreement, the Company lowered the exercise price of the warrants from $1.50 to $.0001 per share on November 10, 2005.

Convertible Notes. On September 27, 2005, the Company issued a Convertible Note to a purchaser in the principal amount of $100,000, payable on or before March 31, 2005. Interest accrues on the Convertible Note at an annual interest rate of 10%. Under the terms of the Convertible Note, the holder has the option to convert the outstanding balance due under the terms of the Convertible Note into shares of common stock of the Company at a price per share of $0.15 at any time the Convertible Note remains outstanding. In addition, the outstanding principal amount and all accrued but unpaid interest under the terms of the Convertible Note automatically convert into any shares issued in an equity or equity-based financing with gross proceeds of at least $2,500,000 (“Equity Financing”). For purposes of determining the number of equity securities to be received by the holder upon such conversion, the holder shall be deemed to have tendered 120% of the outstanding balance of the Convertible Note as payment of the purchase price in the Equity Financing. As additional consideration for the loan evidenced by the Convertible Note, the holder was issued warrants for the issuance of 250,000 shares of common stock of the Company at an exercise price of $.20 per share.

Agilent Note. On November 30, 2004, Agilent Financial Services (“Agilent”) entered into an agreement with us to restructure the $1,725,000 due Agilent on December 31, 2004. Under the terms of the agreement, we paid Agilent an initial payment of $250,000 on December 1, 2004; with the balance payable in sixteen monthly payments of $92,187 beginning January 1, 2005, up to and including April 1, 2006. In addition, we issued Agilent a warrant to purchase 178,571 shares of our common stock. The warrant has an initial exercise price of $0.56 and a term of five years. On March 31, 2005, the Company and Agilent entered into an agreement whereby one half of the remaining debt of $1,111,599 will be paid in equal payments over eighteen months beginning April 1, 2005, with the other half paid in the form of 555.799 shares of Series E Convertible Preferred Stock, convertible at any time at the option of the holder into common stock equal to the quotient obtained by dividing the liquidation preference amount of the shares to be converted by the conversion price. The Series E Preferred Stock was authorized and issued in the quarter ending June 30, 2005, and the Company recorded a gain on the conversion of $355,712.

F-B7

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.  BALANCE SHEET COMPONENTS

Inventory

Inventory consists of the following (in thousands of dollars, unaudited):

	September 30,	December 31,
	2005	2004
Raw materials	$43	$475
Work-in-process	102	299
Finished goods	75	3,948
	$220	$4,722

Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands, unaudited):

	September 30,	December 31,
	2005	2004
Purchase commitment	$621	$278
Accrued warranty (a, b)	341	491
Accrued compensation and employee benefits	657	987
Value added tax payable	149	175
Customer advances	270	298
Accrued rent	6	308
Deferred revenue	1,714	112
Other	905	851
Balance at September 30, 2005	$4,663	$3,500

a) A summary of product warranty reserve activity for the nine-month period ended September 30, 2005 is as follows:

Balance at January 1, 2005	$491
Additions relating to products sold	238
Decreases in products under warranty	(297)
Payments	(91)
Balance at September 30, 2005	$341

F-B8

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

b) A summary of product warranty reserve activity for the nine-month period ended September 30, 2004 is as follows:

Balance at January 1, 2004	$1,110
Additions relating to products sold	353
Payments	(532)
Balance at September 30, 2004	$931

5.  INDEMNIFICATIONS

Officer and Director Indemnifications

As permitted under Delaware law and to the maximum extent allowable under that law, the Company has agreements whereby the Company indemnifies its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company's request in such capacity. These indemnifications are valid as long as the director or officer acted in good faith and in a manner that a reasonable person believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits the Company's exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company's insurance policy coverage, the Company believes the estimated fair value of these indemnification obligations is minimal.

Other Indemnifications

As is customary in the Company's industry, as provided for in local law in the U.S. and other jurisdictions, many of the Company's standard contracts provide remedies to its customers, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, the Company indemnifies customers against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of our products and services. In addition, from time to time, the Company also provides protection to customers against claims related to undiscovered liabilities or additional product liability. In the Company's experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

6. STOCKHOLDERS' EQUITY

The authorized capital stock of Wave Wireless consists of 250 million shares of common stock, $0.0001 par value, and 2.0 million shares of preferred stock, $0.0001 par value, including 500,000 shares of which have been designated Series A Junior Participating Preferred Stock (the “Series A”) pursuant to the Stockholder Rights Agreement (see discussion below), 2,000 shares of Series E Preferred Convertible Preferred Stock (the “Series E Preferred Stock”), 250 shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock”), and 10,000 shares of Series G Convertible Preferred Stock (the “Series G Preferred Stock”). Effective July 19, 2004, Wave Wireless effected a one for thirty reverse stock split. All numbers have been restated to reflect the stock split.

During the quarter ended September 30, 2005, the Company converted all its outstanding Series B Preferred Stock into common stock and all the Series C Preferred Stock into a specified number of Series G Preferred Stock and common stock or Warrants for common stock.

PREFERRED STOCK

The Board of Directors is authorized to issue shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series, without further action by the holders of common stock.

F-B9

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SERIES B CONVERTIBLE PREFERRED STOCK

On August 4, 2003, as a result of the restructuring of its Convertible Notes, the principal amount and accrued interest of $21,138,000 was converted into approximately 1,000,000 shares of Series B Convertible Preferred Stock with a stated value of $21.138 per share. Each share of Series B Convertible Preferred Stock converts into a number of shares of the Company's common stock equal to the stated value divided by $6.00. Certain holders of Series B Convertible Preferred Stock agreed to convert the Series B Convertible Preferred Stock into common stock upon receipt of stockholder approval to increase the number of authorized shares of the Company's common stock to allow for conversion of the Series B Preferred Stock. The Company received the stockholder approval on December 2, 2003 and these holders converted their Series B Convertible Preferred Stock into common stock. If declared, the holders of the Series B Preferred Stock shall be entitled to receive dividends payable out of funds legally available therefore. Holders of Series B Preferred Stock shall share pro rata in all dividends and other declared distributions. The basis of distribution shall be the number of shares of common stock that the holders would hold if all of the outstanding shares of Series B Preferred Stock had converted into common stock.

Any time after January 31, 2004 and subject to certain limitations, the Company may require the remaining holders of Series B Preferred Stock to convert all outstanding shares of Series B Preferred Stock into shares of common stock, in accordance with the optional conversion formula, and all of the following conditions are met:

o	Closing bid price of the common stock for 10 consecutive trading days prior to delivery of the mandatory conversion notice equals or exceeds $12.00;

o
Company shall have filed a registration statement covering all shares of common stock issuable upon conversion of the Series B Preferred Stock, declared effective by the SEC, and continuing effectiveness through and including the date of the mandatory conversion;

o
All shares of common stock issuable upon conversion of Series B Preferred Stock are authorized and reserved for issuance; registered for resale under the 1933 Act; and listed on the Bulletin Board or other national exchange; and

o	All amounts, if any, accrued or payable under the Certificate of Designation, Rights and Preferences of the Series B Preferred Stock (“Certificate of Designation”) shall have been paid.

o	Upon the occurrence of the following events, the holders of Series B Preferred Stock may require the Company to purchase their shares of Series B Preferred Stock for cash:

o	Company fails to remove any restrictive legend on any common stock certificate issued to Series B Preferred stockholders upon conversion as required by the Certificate of Designation;

o	Company makes an assignment for creditors or applies for appointment of a receiver for a substantial part of its business/property or such receiver is appointed;

o	Bankruptcy, insolvency, reorganization or liquidation proceedings shall be instituted by or against the Company;

o	Company sells substantially all of its assets;

o
Company merges, consolidates or engages in a business combination with another entity that is required to be reported pursuant to Item 1 of Form 8-K (unless the Company is the surviving entity and its capital stock is unchanged);

F-B10

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

o
Company engages in transaction(s) resulting in the sale of securities whereby such person or entity would own greater than 50% of the outstanding shares of common stock of the Company (on a fully-diluted basis);

o	Company fails to pay any indebtedness of more than $250,000 to a third party, or cause any other default which would have a material adverse effect on the business or its operations.

The Series B Preferred Stock ranks senior to the common stock, the Series A Preferred Stock and any class or series of capital stock of the Company created thereafter. The consent of the majority holders of the Series B Preferred Stock is required to create any securities that rank senior or pari passu to the Series B Preferred Stock. Upon a liquidation event, any securities senior to the Series B Preferred Stock shall receive a distribution prior to the Series B Preferred Stock and pursuant to the rights, preferences and privileges thereof, and the Series B Preferred Stock shall receive the liquidation preference with respect to each share. If the assets and funds for distribution are insufficient to permit the holders of Series B Preferred Stock and any pari passu securities to receive their preferential amounts, then the assets shall be distributed ratably among such holders in proportion to the ratio that the liquidation preference payable on each share bears to the aggregate liquidation preference payable on all such shares. If the outstanding shares of common stock are increased/decreased by any stock splits, stock dividends, combination, reclassification, reverse stock split, etc., the conversion price shall be adjusted accordingly. Upon certain reclassifications, the holders of Series B Preferred Stock shall be entitled to receive such shares that they would have received with respect to the number of shares of common stock into which the Series B Preferred Stock would have converted. If the Company issues any securities convertible for common stock or options, warrants or other rights to purchase common stock or convertible securities pro rata to the holders of any class of common stock, the holders of Series B Preferred Stock shall have the right to acquire those shares to which they would have been entitled upon the conversion of their shares of Series B Preferred Stock into common stock. The Series B Preferred Stock does not have voting rights.

A summary of Series B Preferred Stock activity is as follows (in thousands):

	Shares	Amount
Balances as of December 31, 2004	108	$1,569
Preferred Stock accretions to accrete the fair value to the stated value		139
September 2005 Conversion into Common Stock	(108)	(1,708)
Balances as of September 30, 2005	—	$—

(a) The Company, after consideration of several valuation models, determined the fair value of the preferred stock as an amount equals to the fair value of the number of common shares into which the Series B Preferred Stock is convertible into using the trading market price on the date the Series B Preferred Stock was issued.

(b) The Company accreted its Series B Preferred Stock to redemption value through periodic charges to retained earnings.

(c) The Series B Preferred Stock was classified as a mezzanine security, outside of stockholders equity in the accompanying consolidated balance sheets due to the cash redemption provisions noted above. Under Statements of Financial Accounting Standards No. 150, this security would have been classified as equity in a non-public filing context.

F-B11

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2005, all outstanding Series B Preferred Stock was converted into 381,914 shares of common stock.

SERIES C CONVERTIBLE PREFERRED STOCK AND WARRANTS

In October and December 2003, Wave Wireless issued approximately 10,000 shares of Series C Convertible Preferred Stock with a stated value of $1,750 per share, together with warrants to purchase approximately 4.6 million shares of common stock. Each share of Series C Convertible Preferred Stock converts into a number of shares of the Company's common stock equal to the stated value divided by $3.00. These shares of Series C Convertible Preferred Stock outstanding on June 30, 2005 are convertible into approximately 3,465 shares of common stock. Holders of Series C Convertible Preferred Stock are entitled to receive, out of legally available funds, dividends at the rate of 6% per annum beginning on the first anniversary of their date of issuance and 8% per annum beginning on the second anniversary of their date of issuance. Dividends are payable semi-annually, either in cash or shares of Wave Wireless common stock.

Each share of Series C Convertible Preferred Stock is convertible into a number of shares of common stock equal to the stated value, plus any accrued and unpaid dividends, divided by an initial conversion price of $3.00. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The conversion price is also subject to adjustment in the event that Wave Wireless makes a dilutive issuance of common stock or other securities that are convertible into or exercisable for common stock at an effective per share purchase price that is less than the conversion price of the Series C Preferred Stock in effect at the time of the dilutive issuance. The holders of Series C Preferred Stock may convert their shares into shares of common stock at any time. However, no holder of Series C Preferred Stock may convert its shares into shares of common stock if the conversion would result in the holder or any of its affiliates, individually or in the aggregate, beneficially owning more than 9.999% of Wave Wireless outstanding common stock. In the event a holder is prohibited from converting into common stock under this provision due to the 9.999% ownership limitation discussed above, the excess portion of the Series C shall remain outstanding, but shall cease to accrue a dividend.

Subject to limitations above, the Series C Convertible Preferred Stock is also mandatorily convertible at the option of Wave Wireless 180 days after the effective date of a registration statement covering the shares of common stock issuable upon the conversion of the Series C Convertible Preferred Stock, and upon the satisfaction of the following conditions: (i) for ten consecutive days, the Common stock closes at a bid price equal to or greater than $6.00; (ii) the continued effectiveness of the registration statement; (iii) all shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock and Series C-1 and Series C-2 Warrants are authorized and reserved for issuance, are registered under the Securities Act for resale by the holders, and are listed or traded on the OTC Bulletin Board or other national exchange; (iv) there are no uncured redemption events; and (v) all amounts accrued or payable under the Series C Convertible Preferred Stock Certificate of Designation or registration rights agreement have been paid. As of September 30, 2005, all shares of Series C Convertible Preferred Stock had been converted into approximately 6.4 million shares of common stock (exclusive of approximately 0.7 million shares of common stock issued for unpaid dividends), 5,258 shares of Series G Preferred Stock (exclusive of 268 shares of Series G Preferred Stock for unpaid dividends) (“Series C Exchange”), and approximately 4.1 million warrants at an exercise price of $.0001 per share (exclusive of warrants to purchase approximately 0.4 million shares of common stock at an exercise price of $.0001 per share for unpaid dividends). As of September 30, 2005, 3,933 shares of the Series C Warrants have been exercised.

The number of shares of common stock issuable upon exercise of the Series C-1 and Series C-2 Warrants are subject to adjustment for stock splits, stock dividends and similar transactions and for certain dilutive issuances.

The investors of Series C were issued 233 Series C-1 Warrants and 233 Series C-2 Warrants for every share of Series C purchased. The C-1 Warrant has a term of five years and an initial exercise price of $4.50 per warrant, increasing to $5.40 per warrant beginning February 6, 2005. The Series C-2 Warrant has a term of five years and an initial exercise price of $5.40 per warrant, increasing to $6.60 per warrant beginning August 6, 2005. Subject to an effective registration statement, beginning twenty-four (24) months after the Effective Date, the Company may redeem the Series C-1 Warrants for $0.03 per Warrant if the Closing Bid Price of the Company's common stock is equal to or greater than $10.80 for ten (10) consecutive trading days. Beginning February 6, 2007, the Company may redeem the Series C-2 Warrants for $0.03 per Warrant if the Closing Bid Price of the Company's common stock is equal to or greater than $13.20 for ten (10) consecutive trading days. The Conversion Price of the Series C and the Exercise Price of the C-1 and C-2 Warrants shall be subject to adjustment for issuances of common stock at a purchase price less than the then-effective Conversion Price or Exercise Price, based on weighted average anti-dilution protection, subject to customary carve-outs (See Common Stock Warrants, below).

F-B12

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

If Wave Wireless completes a private equity or equity-linked financing (the “New Financing”), the Series C holders may exchange any outstanding Series C at 100% of face value for the securities issued in the New Financing. Such right shall be voided in the event the Company raises $5.0 million of additional equity capital at a price of not less than $3.60 per share.

For any equity or equity-linked private financing consummated within 12 months after the closing of the Series C Financing, the investors in the Series C shall have a right to co-invest in any private financing up to fifty percent (50%) of the dollar amount invested in the Series C Financing. The investors shall have five (5) trading days to respond. This co-investment provision shall not apply to the issuance of stock in situations involving bona-fide strategic partnerships, acquisition candidates and public offerings.

Upon the occurrence of the following events, (each a “Redemptive Event”), the holders of Series C Preferred Stock may require the Company to purchase their shares of Series C Preferred Stock for cash:

o
the Company fails to remove any restrictive legend on any common stock certificate issued to Series C Preferred Stock holders upon conversion as required by the Certificate of Designation and such failure continues uncured for five business days after receipt of written notice;

o	the Company makes an assignment for the benefit of creditors or applies for appointment of a receiver for a substantial part of its business/property or such receiver is appointed;

o	bankruptcy, insolvency, reorganization or liquidation proceedings shall be instituted by or against the Company and shall not be dismissed within 60 days of their initiation;

o	the Company sells substantially all of its assets;

o
the Company merges, consolidates or engages in a business combination with another entity that is required to be reported pursuant to Item 1 of Form 8-K (unless the Company is the surviving entity and its capital stock is unchanged);

o
the Company engages in transaction(s) resulting in the sale of securities to a person or entity whereby such person or entity would own greater than fifty percent (50%) of the outstanding shares of common stock of the Company (calculated on a fully diluted basis);

o	the Company fails to pay any indebtedness of more than $250,000 to a third party, or cause any other default which would have a material adverse effect on the business or its operations.

The Series C Preferred Stock ranks senior to the common stock, the Series A Preferred Stock, the Series B Preferred Stock and ranks pari passu with the Series D Preferred Stock. The consent of the majority holders of the Series C Preferred Stock is required to create any securities that rank senior or pari passu to the Series C Preferred Stock. If Wave Wireless liquidates, dissolves or winds up, the holders of Series C Preferred Stock and Series D Preferred Stock are entitled to receive the stated value of their shares plus all accrued and unpaid dividends prior to any amounts being paid to the holders of Series B Preferred Stock and Wave Wireless common stock. In addition, the holders of Series C Preferred Stock are entitled to share ratably together with the holders of the Series D Preferred Stock, the Series B Convertible Preferred Stock and Wave Wireless common stock in all remaining assets after the satisfaction of all other liquidation preferences. If the assets and funds for distribution are insufficient to permit the holders of Series C.

F-B13

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Preferred stock and any pari passu securities to receive their preferential amounts, then the assets shall be distributed ratably among such holders in proportion to the ratio that the liquidation preference payable on each share bears to the aggregate liquidation preference payable on all such shares. If the outstanding shares of common stock are increased/decreased by any stock splits, stock dividends, combination, reclassification, reverse stock split, etc., the conversion price shall be adjusted accordingly.

Upon certain reclassifications, the holders of Series C Preferred Stock shall be entitled to receive such shares that they would have received with respect to the number of shares of common stock into which the Series C Preferred Stock would have converted. If the Company issues any securities convertible for common stock or options, warrants or other rights to purchase common stock or convertible securities pro rata to the holders of any class of common stock, the holders of Series C Preferred Stock shall have the right to acquire those shares to which they would have been entitled upon the conversion of their shares of Series C Preferred Stock into common stock.

The holders of Series C Preferred Stock are entitled to vote together with the holders of the Series D Preferred Stock and common stock, as a single class, on all matters submitted to a vote of Wave Wireless stockholders. The holders of the Series C Preferred Stock are entitled to a number of votes equal to the number of shares of Wave Wireless common stock that would be issued upon conversion of their shares of Series C Preferred Stock.

A summary of Series C Preferred Stock activities is as follows (in thousands):
	Shares	Amount
Balance as of December 31, 2004	6.07	$2,537

Preferred Stock accretions to accrete the fair value to the stated value		1,319

Redemption of Series C Preferred Stock for 6.4 million shares of common stock, warrants to acquire 4.1 million shares of common stock and 5,258 shares of Series G preferred stock	(6.07)	(3,856)
Balances as of September 30, 2005	—	$—

(a) The Company, after consideration of several valuation models, determined the fair value of the preferred stock as an amount equal to the fair value of the number of common shares into which the Series C Preferred Stock is convertible into using the trading market price on the date the Series C Preferred Stock was issued.

(b) The Company allocated proceeds between the Series C Preferred Stock and the Warrants based upon their relative fair values.

(c) The beneficial conversion feature was calculated using the adjusted conversion rate, following the allocation of proceeds to warrants discussed in item (b) above.

(d) The Company accretes its Series C Preferred Stock to redemption value through periodic charges to retained earnings.

(e) The Series C Preferred Stock is classified as a mezzanine security, outside of stockholders equity in the accompanying balance sheet due to the cash redemption provisions noted above. Under Statements of Financial Accounting Standards No. 150, this security would have been classified as equity in a non-public filing context.

F-B14

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2005, all outstanding Series C Preferred Stock were converted into approximately 6.4 million shares of common stock (exclusive of approximately 0.7 million shares of common stock issued for unpaid dividends), and 5,258 shares of Series G Preferred Stock (exclusive of 268 shares of Series G Preferred Stock for unpaid dividends) (“Series C Exchange”). In addition, due to certain limitations set forth in the Certificate of Designations for the Series C Preferred Stock, certain shareholders received warrants to purchase approximately 4.1 million shares of common stock at an exercise price of $0.001 per share (exclusive of warrants to purchase approximately 0.4 million shares of common stock at an exercise price of $.0001 per share for unpaid dividends), in lieu of shares of common stock otherwise required to be issued to such shareholders in connection with the Series C Exchange.

Beneficial conversion feature represents the excess of the aggregate fair value of the common stock, using the market price at around the Series C commitment date, that the preferred stockholders would receive at conversion over the proceeds received, and it is accreted over a five-year period.

SERIES D CONVERTIBLE PREFERRED STOCK

Wave Wireless has designated 2,000 shares of its preferred stock as Series D Convertible Preferred Stock. In December 2003, Wave Wireless issued the 2,000 shares of Series D Convertible Preferred Stock to redeem $2.0 million of notes payable assumed from the SPEEDCOM asset acquisition. The Series D Preferred Stock has a stated value of $1,000 per share. Each share of Series D Preferred Stock is convertible into a number of shares of common stock equal to the stated value divided by an initial conversion price of $4.50. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Series D Preferred Stock may convert their shares into shares of common stock at any time. However, no holder of Series D Preferred Stock may convert its shares into shares of common stock if the conversion would result in the holder or any of its affiliates, individually or in the aggregate, beneficially owning more than 9.999% of Wave Wireless outstanding common stock.

Holders of Series D Preferred Stock are entitled to share pro-rata, on an as-converted basis, in any dividends or other distributions that may be declared by the board of directors of Wave Wireless with respect to the common stock. If Wave Wireless liquidates, dissolves or winds up, the holders of Series D Preferred Stock and the holders of Series C Preferred Stock are entitled to receive the stated value of their respective shares plus all accrued and unpaid dividends, pari passu, and prior to any amounts being paid to the holders of Series B Preferred Stock and Wave Wireless common stock. In addition, the holders of Series D Preferred Stock are entitled to share ratably together with the holders of Series C Preferred Stock, Series B Preferred Stock and Wave Wireless common stock in all remaining assets after the satisfaction of all other liquidation preferences.

The holders of Series D Preferred Stock are entitled to certain rights and preferences with respect to the holders of Wave Wireless common stock. The holders of Series D Preferred Stock are entitled to vote together with the holders of Wave Wireless common stock and holders of Series C Preferred Stock, as a single class, on all matters submitted to a vote of Wave Wireless stockholders. The holders of Series D Preferred Stock are entitled to a number of votes equal to the number of shares of Wave Wireless common stock that would be issued upon conversion of their shares of Series D Preferred Stock.

Upon the occurrence of the following events, (each a “Redemptive Event”), the holders of Series D Preferred Stock may require the Company to purchase their shares of Series D Preferred Stock for cash:

o	the Company fails to remove any restrictive legend from certificates representing shares of Wave Wireless common stock that are issued to holders who convert their shares of Series D Preferred Stock;

o	the Company makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee;

o	Any bankruptcy, insolvency, reorganization or other proceeding for the relief of debtors is instituted by or against Wave Wireless and is not dismissed within 60 days;

F-B15

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

o
the Company sells substantially all of its assets, merges or consolidates with any other entity or engages in a transaction that results in any person or entity acquiring more than 50% of Wave Wireless outstanding common stock on a fully diluted basis;

o	the Company fails to pay when due any payment with respect to any of its indebtedness in excess of $250,000;

o
the Company breaches any agreement for monies owed or owing in an amount in excess of $250,000 and the breach permits the other party to declare a default or otherwise accelerate the amounts due under that agreement; and

o
the Company permits a default under any agreement to remain uncured and the default would or is likely to have a material adverse effect on the business, operations, properties or financial condition of Wave Wireless.

(a) The Company, after consideration of several valuation models, determined the fair value of the preferred stock as an amount equal to the fair value of the number of common shares into which the Series D Preferred Stock is convertible into using the trading market price on the date the Series D Preferred Stock was issued.

(b) The Series D Preferred Stock is classified as a mezzanine security, outside of stockholders equity in the accompanying balance sheet due to the cash redemption provisions noted above. Under Statements of Financial Accounting Standards No. 150, this security would have been classified as equity in a non-public filing context.

On May 31, 2005, the Series D Preferred Stock was exchanged for 1,000 shares of Series G Convertible Preferred Stock, plus warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.001 per share.

SERIES E CONVERTIBLE PREFERRED STOCK

Wave Wireless has designated 2,000 shares of its Preferred Stock as Series E Convertible Preferred Stock. In June 2005, Wave Wireless issued 923 shares of Series E Convertible Preferred Stock to redeem $555,000 in promissory notes and settle certain vendor payables totaling $367,000. These transactions were in connection with the Company's Restructuring Plan, and resulted in a net gain of $267,000 in the quarter ended June 30, 2005.

The holders of Series E Preferred Stock are entitled to certain rights and preferences with respect to the holders of our common stock, including the following:

o
Voting. The holders of Series E Preferred Stock are entitled to vote together with the holders of our common stock, as a single class, on all matters submitted to a vote of our stockholders. The holders of Series E Preferred Stock are entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of their shares of Series E Preferred Stock.

o
Conversion. The Series E Preferred Stock has a liquidation preference amount equal to $1,000 per share. Each share of Series E Preferred Stock is convertible into a number of shares of common stock equal to the liquidation preference amount divided by the conversion price of $0.50. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Series E Convertible Stock may convert their shares into shares of common stock at any time.

o
Dividends. Holders of Series E Preferred Stock are entitled to receive, out of legally available funds, dividends at the rate of 6% per annum beginning on the second anniversary of the date of issuance. Dividends are payable annually, either in cash or shares of our common stock.

o
Liquidation. If we liquidate, dissolve or wind up, the holders of Series E Preferred Stock are entitled to receive the liquidation preference amount ($1,000 per share) of their shares prior to any amounts being paid to the holders of our Series B Preferred Stock, Series C Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and common stock.

F-B16

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) The Company, after consideration of several valuation models, determined the fair value of the preferred stock as an amount equal to the fair value of the number of common shares into which the Series E Preferred Stock is convertible into using the trading market price on the date the Series E Preferred Stock was issued.

(b) The Company allocated proceeds between the Series E Preferred Stock and the Warrants based upon their relative fair values.

(c) As of September 30, 2005, outstanding Series E Preferred Stock are convertible into approximately 1,846,262 shares of common stock.

SERIES F CONVERTIBLE PREFERRED STOCK

Wave Wireless has designated 250 shares of its preferred stock as Series F Convertible Preferred Stock. In the three months ended June 30, 2005, Wave Wireless issued 250 shares of Series F Convertible Preferred Stock to make certain debenture amortization payments due March 31, 2005, and June 30, 2005. The Company recorded a loss of $228,000 in connection with these equity transactions in lieu of cash payment transactions.

The holders of Series F Preferred Stock are entitled to certain rights and preferences with respect to the holders of our common stock, including the following:

o
Voting. Except for the purpose of approving certain specified corporate actions and as otherwise required by the Delaware General Corporation Law, the holders of Series F Preferred Stock do not have any voting rights.

o
Conversion. The Series F Preferred Stock has a face amount equal to $10,000 per share. Each share of Series F Preferred Stock is convertible into a number of shares of common stock equal to the face amount divided by the conversion price of $0.50. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. We have the right to convert all outstanding shares of our Series F Preferred Stock into shares of our common stock, but only if the conversion would not cause the holder to beneficially own more than 9.99% of our outstanding common stock.

o
Dividends. Holders of Series F Preferred Stock are entitled to participate in all dividends declared on our common stock, based on the number of shares of common stock issuable upon conversion of their Series F Preferred Stock.

o
Liquidation. If we liquidate, dissolve or wind up, the holders of Series F Preferred Stock are not entitled to receive any preferential amounts prior to any amounts being paid to the holders of the other classes and series of our capital stock.

(a) The Company, after consideration of several valuation models, determined the fair value of the preferred stock as an amount equal to the fair value of the number of common shares into which the Series F Preferred Stock is convertible into using the trading market price on the date the Series F Preferred Stock was issued.

(b) During the third quarter of 2005 41 shares of Series F Preferred Stock was converted into 815,980 shares of common stock. As of September 30, 2005, 209 shares of Series F Preferred Stock remain outstanding and are convertible into approximately 4.2 million shares of common stock.

SERIES G CONVERTIBLE PREFERRED STOCK

Wave Wireless has designated 10,000 shares of its Preferred Stock as Series G Convertible Preferred Stock, of which 6,526 shares were issued and outstanding as of September 30, 2005.

The holders of Series G Preferred Stock are entitled to certain rights and preferences with respect to the holders of our common stock, including the following:

F-B17

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

o
Voting. Except for the purpose of approving certain specified corporate actions and as otherwise required by the Delaware General Corporation Law, the holders of Series G Preferred Stock do not have any voting rights.

o
Conversion. The Series G Preferred Stock has a liquidation preference amount equal to $1,000 per share. Each share of Series G Preferred Stock is convertible into a number of shares of common stock equal to the liquidation preference amount divided by the conversion price of $0.50. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Series G Convertible Stock may convert their shares into shares of common stock at any time. However, no holder of Series G Preferred Stock may convert its shares into shares of common stock if the conversion would cause the holder to beneficially own more than 9.99% of our outstanding common stock.

o
Dividends. Holders of Series G Preferred Stock are entitled to participate in all dividends declared on our common stock, based on the number of shares of common stock issuable upon conversion of their Series G Preferred Stock.

o
Liquidation. If we liquidate, dissolve or wind up, the holders of Series G Preferred Stock are entitled to receive the liquidation preference amount ($1,000 per share) of their shares prior to any amounts being paid to the holders of our Series F Preferred Stock and common stock.

(a) The Company, after consideration of several valuation models, determined the fair value of the preferred stock as an amount equal to the carrying value of the Series D and C Preferred Stock which was exchanged for the Series G Preferred Stock, less the fair value of the Warrant also received as part of the exchange transaction.

(b) As of September 30, 2005, all outstanding shares of Series G Preferred Stock are convertible into approximately 13.1million shares of common stock.

STOCKHOLDER RIGHTS AGREEMENT

On September 26, 1997, the Board of Directors of Wave Wireless adopted a Stockholder Rights Agreement (the “Rights Agreement”). Pursuant to the Rights Agreement, Rights (the “Rights”) were distributed as a dividend on each outstanding share of its common stock held by stockholders of record as of the close of business on November 3, 1997. Each Right will entitle stockholders to buy Series A Preferred at an exercise price of $125.00 upon certain events. The Rights will expire ten years from the date of the Rights Agreement.

In general, the Rights will be exercisable only if a person or group acquires 15% or more of Wave Wireless common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of Wave Wireless common stock. In the case of the State of Wisconsin Investment Board, Firsthand Capital Management, Alpha Capital and Stone Street Limited Partnership the threshold figure is 20% rather than 15%. If, after the Rights become exercisable, Wave Wireless is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, each unexercised Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price. At any time within ten days after the public announcement that a person or group has acquired beneficial ownership of 15% or more of Wave Wireless common stock, the Board of Directors, in its sole discretion, may redeem the Rights for $0.003 per Right.

7.  ASSET IMPAIRMENT AND OTHER RESTRUCTURING CHARGES

The Company continually monitors its inventory carrying value in the light of the slowdown in the global telecommunications market, especially with regard to an assessment of future demand for its licensed, and its other legacy product lines. In the quarter ended June 30, 2005, the Company decided to discontinue selling certain licensed products, which resulted in a charge to restructuring of $3.0 million in licensed inventory.

A summary of inventory reserve activities is as follows:

F-B18

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Inventory
Reserve
Balance at January 1, 2005	$25,312
Additions charged to Statement of Operations	3,043
Deductions from reserves	(14,073)
Balance at September 30, 2005	$14,282

In April 2005, Wave Wireless announced a formal restructuring plan that will significantly reduce current spending and substantially reduce liabilities and operating and other costs (the “Restructuring Plan”). The Restructuring Plan was necessitated in order to curtail the substantial operating losses incurred by Wave Wireless and management's assessment that substantial operating losses would continue absent a plan to restructure the business, and substantially reduce its cost structure. In addition, absent such a plan, Wave Wireless would likely be unable to attract financing on reasonable terms, if at all.

The Restructuring Plan includes the divestiture of certain unprofitable product lines, which includes certain of our licensed point-to-point microwave products. Wave Wireless will, however, continue the sale of its unlicensed radio products, and certain of its licensed radio products, including refurbished licensed products in connection with our repair and maintenance business. As part of The Restructuring Plan, we reduced our work force from approximately 130 full and part-time employees to approximately 60 employees. The anticipated cost of the Restructuring Plan is approximately $5.6 million and includes severance and related liabilities, costs associated with the cancellation of purchase order commitments, the write-down of certain inventory, and the loss anticipated from the divestiture of the Wave Wireless engineering operation in Italy. As of the end of the third quarter of 2005, the Restructuring Plan was substantially completed.

A summary of restructuring costs is as follows:

Restructuring
Costs
Severance	$524
Purchase commitment charge	905
Impairment charge on P-Com Italia	826
Licensed product inventory charge	2,987
Florida building lease cancellation	310
Other	45
Balance at September 30, 2005	$5,597

F-B19

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.  SALES BY GEOGRAPHIC REGION AND CONCENTRATIONS

The breakdown of product sales by geographic region is as follows (in thousands):

	Three months ended Sept 30		Nine months ended Sept 30
	2005	2004	2005	2004
North America	$495	$834	$969	$1,897
United Kingdom	978	1,190	3,616	4,691
Europe	80	1,181	967	3,596
Asia	94	388	554	1,431
Latin America	718	1,836	1,664	6,341
Other regions	568	714	1,921	1,941
	$2,933	$6,143	$9,691	$19,897

During the nine-month period ended September 30, 2005 and 2004, four customers accounted for a total of 62% and 67% of our total sales, respectively.

9.  NET LOSS

The Company's reported net loss includes the currency translation adjustment associated with our foreign operations. Net loss attributable to common stockholders was $3.9 million and $4.1 million for the three months ended September 30, 2005 and 2004, respectively. Net loss attributable to common stockholders was $15.4 million and $1.7 million for the nine months ended September 30, 2005 and 2004, respectively.

10.  CONTINGENCIES

In June 2000, two former consultants to P-Com Italia S.p.A. filed a complaint against P-Com Italia in the Civil Court of Rome, Italy seeking payment of certain consulting fees allegedly due the consultants totaling approximately $615,000. The Civil Court of Rome has appointed a technical consultant in order to determine the merit of certain claims made by the consultants. On April 20, 2005, the Civil Court of Rome issued judgment dismissing the case, and ordered the consultants to pay P-Com Italia's legal fees. The Court's order has been appealed by the consultants to the Court of Appeal of Rome.

On September 16, 2005, the Company was served with a Complaint filed by Lakewood Ranch Properties, Inc. (the “Landlord”) for failure to pay one month's rent due under the terms of a Sublease Agreement dated January 3, 2005, by and between the Landlord and the Company (the “Sublease”), in the amount of $26,771.43. The Complaint seeks eviction of the Company from its facility in Sarasota, Florida, and damages in the amount of $28,110.00. Landlord also alleges that the Company is liable under the Sublease for accelerated future monthly rent through September 30, 2016.

On October 17, 2005, the Company and Lakewood Ranch Properties, LLC, entered into a Termination Agreement, as amended by the Addendum to Termination Agreement, dated October 21, 2005, pursuant to which the parties have agreed to terminate the Lease Agreement by and between the Company and Lakewood Ranch for and in consideration for the payment to Lakewood Ranch of $10,000 in attorney's fees, and $300,000 payable $25,000 on or before October 31, 2005, $150,000 on or before November 15, 2005, and $125,000 on or before December 31, 2005. Any late payments under the terms of the Termination Agreement are subject to a 5% penalty and interest in the amount of 10% annually. In the event the required payments are made, Lakewood Ranch has agreed to dismiss a Complaint filed by Lakewood Ranch against the Company seeking damages in the amount of $3,533,828.70.

F-B20

WAVE WIRELESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of November 14, 2005, the Company has not made any payments under the Termination Agreement, and intends to seek financing to make the required payments. No assurances can be given that the Company will be able to obtain the necessary financing to make the required payments.

11.  GOODWILL

Goodwill represents the excess of the purchase price over the fair values of net assets acquired in connection with the Wave Wireless acquisition. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill resulting from the purchase will not be amortized into operations. Rather, such amounts will be tested for impairment annually. This impairment test is calculated at the reporting unit level, which, for Wave Wireless, is at the enterprise level. The annual goodwill impairment test has two steps. The first identifies potential impairments by comparing the fair value of Wave Wireless, as determined using its trading market prices, with its carrying value, including goodwill. If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied goodwill is less than the carrying amount, a write-down will be recorded. In the event that the management of Wave Wireless determines that the value of goodwill has become impaired using this or other approaches, Wave Wireless will record a charge for the amount of the impairment. No impairment of goodwill resulted from this measurement approach immediately following the Wave Wireless acquisition, or to date. Wave Wireless will perform this test annually, on the first day to the fourth quarter of each year. As the effects of the Company's restructuring discussed in Note 1 become clearer in the fourth quarter of 2005, it is possible that goodwill impairment charges could result at that time.

12.  SUBSEQUENT EVENTS

On October 27, 2005, the Company issued a Convertible Note to a purchaser in the principal amount of $250,000, payable on or before March 31, 2006. Interest accrues on the Convertible Note at an annual interest rate of 10%. Under the terms of the Convertible Note, the holder has the option to convert the outstanding balance due under the terms of the Convertible Note into shares of common stock of the Company at a price per share of $0.15 at any time the Convertible Note remains outstanding. In addition, the outstanding principal amount and all accrued but unpaid interest under the terms of the Convertible Note automatically convert into any shares issued in an equity or equity-based financing with gross proceeds of at least $2,500,000 (“Equity Financing”). For purposes of determining the number of equity securities to be received by the holder upon such conversion, the holder shall be deemed to have tendered 120% of the outstanding balance of the Convertible Note as payment of the purchase price in the Equity Financing. As additional consideration for the loan evidenced by the Convertible Note, the holder was issued warrants for the issuance of 575,000 shares of common stock of the Company at an exercise price of $.20 per share.

On November 10, 2005, the Company and the Purchaser of Notes issued under the Debenture Agreement exchanged all issued and outstanding Notes for and in consideration for the issuance to the Purchaser of a new promissory note, in the principal amount of $4,153,649 (the “New Note”), which amount represented unpaid principal and accrued interest due under the terms of the old Notes as of the date of the New Note, October 1, 2005. Under the terms of the New Note, interest accrues on such debt at an annual interest rate of 8%, and this rate increases to 10% on April 1, 2006 through the maturity date of the loan, December 31, 2007. Payments of principal and accrued interest under the New Note is amortized and paid by the Company over a period of eight quarters in either cash or shares of the Company’s common stock, with the first amortization payment due December 31, 2005.

In consideration for allowing borrowings under the Purchase Agreement after December 31, 2004, and for waiving, among other things, certain other conditions to additional draws under the Purchase Agreement, the Company lowered the exercise price of the warrants from $1.50 to $.0001 per share on November 10, 2005.

F-B21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
P-Com, Inc.

We have audited the accompanying consolidated balance sheets of P-Com, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for the years then ended. Our audit also included the financial statement schedule listed in the Index at Item 8. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of P-Com, Inc. and subsidiaries as of December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The Company has incurred recurring net losses, has used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant reconfiguration of its operations to sustain its operations beyond June 30, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Further information and management's plans with regard to this uncertainty, including management's specific plans for restructuring and exit activities, are discussed in the footnotes. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying consolidated financial statements for the year ending 2003 have been restated to give effect to a one-for-thirty reverse stock split that became effective on July 19, 2004.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida
January 26, 2005, except for Note 17, as to which
the date is March 10, 2005

F-C1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF P-COM, INC.

In our opinion, the accompanying consolidated statements of operations, stockholders' deficit and comprehensive loss and cash flows present fairly, in all material respects, the results of operations and cash flows of P-Com, Inc. and subsidiaries for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule for the year ended December 31, 2002 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002.

The accompanying financial statements for the year ended December 31, 2002 have been restated to give effect to a one-for-thirty reverse stock split that became effective July 19, 2004.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 31, 2003, except for Note 1 (Discontinued Operations), as to which the date is September 3, 2003 and for Note 1 (Restatements), as to which the date is
July 19, 2004

F-C2

P-COM, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amount)

	DECEMBER 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$2,280	$6,185
Accounts receivable, net of allowances of $430 and $310 respectively	2,828	4,801
Inventory	4,722	5,258
Prepaid expenses and notes receivable	1,519	2,216
Assets of discontinued operations	—	40

Total current assets	11,349	18,500

Property and equipment, net	1,755	3,807
Goodwill and other assets	12,319	12,258

Total assets	$25,423	$34,565

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,139	$4,035
Other accrued liabilities	3,500	16,226
Loan payable to bank	—	1
Liabilities of discontinued operations	249	313
Notes payable current	3,178	—

Total current liabilities	10,066	20,575
Other long-term liabilities	1,743	6

Total liabilities	11,809	20,581

Commitments and contingencies (notes 13 and 14)
Redeemable preferred stock:
Series B preferred stock	1,569	1,361
Series C preferred stock	2,537	870
Series D preferred stock	2,000	2,000

Total preferred stock	6,106	4,231

Stockholders' equity:
Common stock, par value $0.001 per share: 35 million shares authorized; 11.9 million and 6.8 million shares issued; 11.8 million and 6.8 million shares outstanding, respectively	35	20
Treasury stock, at cost; 30 shares	(74)	(74)
Additional paid-in capital	376,430	373,186
Accumulated deficit	(368,885)	(363,173)
Accumulated other comprehensive loss	2	(206)

Total stockholders' equity	7,508	9,753

Total liabilities, redeemable preferred stock and stockholders' equity	$25,423	$34,565

The accompanying notes are an integral part of these consolidated financial statements.

F-C3

P-COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	FOR THE YEARS ENDED DECEMBER 31,
	2004	2003	2002

Sales	$24,175	$20,841	$29,686
Cost of sales	18,720	20,604	30,777

Gross profit (loss)	5,455	237	(1,091)

Operating expense:
Research and development	4,976	6,099	12,745
Selling and marketing	6,772	3,557	6,621
General and administrative	4,552	5,607	10,750
Goodwill impairment and amortization	—	—	11,409
Restructuring charges	—	3,712	—

Total operating expenses	16,300	18,975	41,525

Loss from operations	(10,845)	(18,738)	(42,616)
Other income (expenses):
Interest expense	(687)	(2,249)	(2,457)
Gain on debt extinguishment, net	—	6,499	1,393
Other income (expense), net	8,252	3,739	(1,312)

Loss before discontinued operations, income taxes, and cumulative effect of change in accounting principle	(3,280)	(10,749)	(44,992)
Income tax benefit	—	—	(470)

Loss before discontinued operations and cumulative effect of change in accounting principle	(3,280)	(10,749)	(44,522)
Loss from discontinued operations	(40)	(2,137)	(4,284)

Loss from continuing operations before cumulative effect of accounting change	(3,320)	(12,886)	(48,806)
Cumulative effect of change in accounting principle	—	—	(5,500)

Net loss	(3,320)	(12,886)	(54,306)

Preferred stock accretions	(2,392)	(1,521)	—
Preferred stock dividends in arrears	(156)	—	—

Net loss attributable to common stockholders	$(5,868)	$(14,407)	$(54,306)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.56)	$(6.80)	$(52.28)
Loss from discontinued operations	—	(1.18)	(5.03)
Cumulative effect of change in accounting principle	—	—	(6.46)

Basic and diluted loss per common share	$(0.56)	$(7.98)	$(63.77)

Shares used in basic and diluted per share computation	10,429	1,805	852

The accompanying notes are an integral part of these consolidated financial statements.

F-C4

P-COM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND
COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total

Balance at December 31, 2001	566	8	319,994	(294,460)	(1,286)	—	24,256
Issuance of Common Stock for cash, net of issuance costs of $821	493	7	7,706	—	—	—	7,713
Issuance of warrants for Common Stock in conjunction with line of credit borrowings	—	—	65	—	—	—	65
Issuance of Common Stock as part of vendor settlements	42	1	1,273	—	—	—	1,274
Conversion of notes payable to Common Stock	46	—	4,187	—	—	—	4,187
Issuance of warrants for Common Stock for services rendered	—	—	480	—	—	—	480
Issuance of Common Stock under employee stock purchase plan	1	—	35	—	—	—	35
Cumulative translation adjustment	—	—	—	—	946	946	946
Net loss	—	—	—	(54,306)	—	(54,306)	(54,306)
Comprehensive loss						(53,360)

Balance at December 31, 2002	1,148	$16	$333,740	$(348,766)	$(340)		$(15,350)

The accompanying notes are an integral part of these financial statements.

F-C5

P-COM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND
COMPREHENSIVE LOSS (CONTINUED)

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Compre-hensive Income (Loss)	Net Compre-hensive Income (Loss)	Total

Balance at December 31, 2002	1,148	$16	$333,740		$(348,766)	$(340)	—	$(15,350)
Non-monetary exchange of common stock for equipment	(31)			(74)				(74)
Issuance of common stock for cash, net of expenses	70		307					307
Discount on convertible promissory notes	—		693					693
Issuance of common stock for professional services rendered	150		450					450
Issuance of common stock for vendor settlement	159		558					558
Exercise of warrants for common stock	36		1					1
Issuance of common stock to SpeedCom for business purchase	2,117	6	7,232					7,238
Warrant amortization expenses	—		367					367
Conversion of Series B preferred stock to common stock	3,141	9	10,909					10,918
Discount on Series C preferred stock, related to beneficial conversion feature			18,918					18,918
Accretions of preferred stock; $651 related to Series B, and $870 related to Series C					(1,521)			(1,521)
Foreign currency translation adjustments						134	134	134
Other changes		(11)	11
Net loss					(12,886)		(12,886)	(12,886)
Comprehensive loss
							(12,752)
Balance at December 31, 2003	6,790	$20	$373,186	$(74)	$(363,173)	$(206)		$9,753

Preferred series C conversion	2,275	6	517					517
Placement warrants converted to common stock	182	1						1
Warrant issuance net of expense of $187K	2,600	8	2,420					2,434
Warrants issued in connection with debentures			307					307
Accretion of preferred stock: $208 Related to series B and $2,184 related to series C					(2,392)			(2,392)
Foreign currency translation adjustments						208	208	208
Net loss					(3,320)		(3,320)	(3,320)
Comprehensive loss							(3,112)
Balance at December 31, 2004	11,847	$35	$376,430	$(74)	$(368,885)	2		7,508

The accompanying notes are an integral part of these financial statements.

F-C6

P-COM, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(3,320)	$(12,886)	$(54,306)
Adjustments to reconcile net loss to net cash flows from operating activities:
Gain on retirement of convertible notes	—	(6,499)	(1,393)
Depreciation expense	1,489	3,890	6,602
Inventory valuation and other charges	916	3,734	5,770
Asset impairment and other restructuring charges	—	3,712	—
Loss on discontinued operations	40	2,137	4,284
Goodwill impairment charge	—	—	11,409
Cumulative effect of change in accounting principle	—	—	5,500
Gain on vendor settlements, included in other income (expenses), net	(964)	(2,060)	—
Gain on settlement of contract	(7,500)	—	—
Stock compensation expenses for consultants	—	779	—
Amortization of discount on promissory notes	—	731	—
(Gain) loss on disposal of equipment, included in other income (expenses), net	167	(635)	153
Notes conversion expense	—	—	771
Amortization of stock warrants	138	367	546
Write-off of notes receivable	—	100	159
Increase (decrease) in cash resulting from changes in:
Accounts receivable, net of reserve	2,048	144	979
Inventory	(172)	2,487	12,664
Prepaid expenses and other assets	349	846	3,874
Accounts payable	(1,011)	(1,181)	440
Other accrued liabilities	(1,327)	(1,539)	(11,963)

Net cash flows from operating activities	(9,147)	(5,873)	(14,511)
Cash flows from investing activities:
Acquisition of property and equipment	(321)	(182)	(596)
Proceeds from sale of property and equipment	829	—	251
Proceeds from sales of Speedcom common stock	100	—	—
Change in restricted cash	—	415	2,496
Cash paid for Speedcom business purchase	—	(1,580)	—
Net asset of discontinued operation	—	635	2,900

Net cash flows from investing activities	608	(712)	5,051
Cash flows from financing activities:
Payments of notes payable	—	(750)	(2,111)
Proceeds from issuance of common stock, net of expenses	—	307	7,713
Proceeds from issuance of preferred stock, net of expenses	—	15,108	—
Proceeds from Employee Stock Purchase Plan	—	—	35
Proceeds from (repayment of) loan payable to bank	(1)	(2,603)	2,604
Proceeds from exercise of warrant offers, net of expenses	2,434	—	—
Proceeds from debentures	3,300	—	—
Payments under capital lease obligations	(1,052)	(186)	(497)

Net cash flows from financing activities	4,681	11,876	7,744

Effect of exchange rate changes on cash	(47)	33	52

Net increase (decrease) in cash and cash equivalents	(3,905)	5,324	(1,664)
Cash and cash equivalents at beginning of the year	6,185	861	2,525

Cash and cash equivalents at end of the year	$2,280	$6,185	$861

The accompanying notes are an integral part of these financial statements.

F-C7

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.	THE COMPANY, LIQUIDITY AND MANAGEMENT'S PLANS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

P-Com, Inc. (“P-Com” or the “Company”) was incorporated in Delaware on August 23, 1991 to engage in the design, manufacture and marketing of millimeter network access wave radio systems for use in the worldwide wireless telecommunications market. See Note 9 for sales and other information by geographic area.

BUSINESS ACQUISITION

As more fully discussed in Note 12, on December 10, 2003, P-Com acquired substantially all of the operating assets and certain liabilities of the Wave Wireless Division of SPEEDCOM Wireless Corporation (“Wave Wireless”) in a transaction accounted for using the purchase method. Wave Wireless is engaged in the design, manufacture, configuration and delivery of a variety of broadband fixed-wireless products that are intended to complement the Company's current product line and geographic presence. Under the purchase method of accounting, the results of operations are included in the Company's results commencing on the date of acquisition.

DISCONTINUED OPERATIONS

Prior to March 31, 2003, P-Com's services business unit provided network services including system and program planning and management, path design, and installation for the wireless communication market through its service sales segment. As disclosed in Note 8, the services business was sold and, accordingly, the consolidated financial statements for December 31, 2003, 2002 and 2001 have been reclassified to reflect P-Com's services business unit as a discontinued operation.

LIQUIDITY AND MANAGEMENT'S PLANS

The Company has been experiencing challenging operating conditions in recent years as a result of the continuing depressed telecommunications equipment market; such conditions have persisted since approximately 2000. These conditions, coupled with a significant continuing legacy cost structure, which includes, among other costs, higher than market occupancy costs, have resulted in substantial losses and the use of substantial amounts of cash in operations. Notwithstanding significant liability restructuring activities in recent years, during the years ended December 31, 2004, 2003, and 2002, the Company recorded losses from continuing operations of ($3.3) million, ($10.7) million, and ($44.5) million, respectively, and used ($9.1) million, ($5.9) million, and ($14.5) million cash, respectively, in supporting its operating activities at their current levels. As of December 31, 2004, the Company had cash and cash equivalents of $2.3 million and working capital of $1.3 million. At current operating levels, internal projections reflect an aggregate cash shortfall of approximately $4.0 million for the year ended December 31, 2005. In addition, at current operating levels, management estimates that its cash reserves will be exhausted by or near the end of the first quarter of the year ended December 31, 2005. There are currently no formal, committed financing arrangements available to the Company, other than a highly-restricted bank line of credit, to balance this projected cash shortfall. These negative trends and conditions raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period.

The Company's ability to continue as a going concern for a reasonable period at current operating levels is dependent upon acquiring additional cash through financing arrangements. While management is actively seeking additional equity and/or debt financing, there are currently no commitments. There can be no assurances that any additional financing will be available on acceptable terms, if at all. Accordingly, management is actively engaged in the development of a formal restructuring plan that will significantly curtail current spending, and substantially reduce liabilities and operating and other costs. The plan is subject to the approval of the Company's Board of Directors, and is expected to be presented for approval before the end of the first fiscal quarter of 2005.

F-C8

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The restructuring plan is expected to include significant reductions in costs, including the suspension or curtailment of certain research and development efforts, reductions in headcount, restructuring of committed costs, such as leasing arrangements, and the curtailment of activities in certain foreign locations. The plan is also expected to include the divestiture of certain unprofitable product lines, which will have the effect of further reducing overall costs. Finally, the plan will likely include the designation of additional preferred stock that will be used to restructure certain liabilities and existing preferred stock of the Company.

Many of the individual components of the restructuring plan will result in charges to operations and, in some instances, the use of a portion of the Company's remaining cash reserves. The associated amounts have not yet been determined. However, under current accounting standards for restructuring and exit activities, the Company will generally be required to determine the amounts and the timing of recognition of the cost components individually. Expenses associated with employee severance costs will not be recorded before the date that the Board of Directors approves the formal plan (the “Commitment Date”). Subsequently, severance costs will be recognized when employee groups are identified and the severance benefits are communicated. Divesting certain product lines may result in inventories becoming excessive and subject to markdown evaluation. If markdowns are necessary, such amounts will be recorded as a component of cost of sales when estimable. Other costs associated with the restructuring plan, such as lease restructuring or other exit costs, generally will be recognized when the costs are incurred through contract execution or otherwise.

There can be no assurance that the aforementioned restructuring plan will be successful. Accordingly, management is also evaluating the merits of a strategic acquisition or other transaction that would substantially improve its liquidity and capital resource position and the merits of an outright sale of the Company's operation. If ultimately required, there can also be no assurances that these actions will be successful.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary if the Company is unable to continue as a going concern.

RESTATEMENTS

All share and per share information in the accompanying consolidated financial statements for the years ended December 31, 2003 and 2002 have been restated to give effect to a one-for-thirty reverse stock split that became effective on July 19, 2004.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT'S USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of P-Com and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

F-C9

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FOREIGN CURRENCY

The value of the United States dollar rises and falls day-to-day on foreign currency exchanges. Since the Company does business in foreign countries, these fluctuations affect the Company's financial position and results of operations. Assets and liabilities of our foreign subsidiaries are translated from their local currencies into United States dollars at exchange rates in effect at the respective balance sheet date. Income and expense accounts are translated from their local currencies into United States dollars at average exchange rates for the respective period.

Accumulated net translation adjustments are recorded as a component of comprehensive income (loss) in stockholders' equity (deficit). Foreign exchange transaction gains and losses are included in the results of operations in the periods incurred, and were not material in all periods presented. The Company does not enter into any contracts to hedge the effects of foreign currency exchange fluctuations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of cash, accounts receivable and payable, debt and accrued liabilities at December 31, 2004 and 2003 approximated their respective historical cost due to the short maturities.

CASH AND CASH EQUIVALENTS

P-Com considers all highly liquid debt instruments with a maturity when acquired of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

P-Com records an allowance for doubtful accounts receivable based on our general collection history and specifically identified amounts that management believed to be uncollectible. P-Com has a limited number of customers with individually large amounts due at any given balance sheet date. However, any unanticipated change in one of those customer's credit worthiness could have a material adverse effect on P-Com's results of operations in the period in which such changes or events occur and losses become estimable. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

REVENUE RECOGNITION

Revenue from product sales is recognized upon transfer of title and risk of loss, which is upon shipment of the product provided no significant obligations remain and collection is probable. Shipping and handling costs related to our product sales are included as a component of cost of sales. The Company has not experienced material returns of products. The Company warrants its products and provides parts and labor to repair any manufacturing defects on its equipment for a period of one year to three years. Provisions for estimated warranty repairs, returns and other allowances are recorded at the time revenue is recognized. (See Note 3)

INVENTORY

Inventory is stated at the lower of cost or market; cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized using the straight-line method based upon the shorter of the estimated useful lives of the respective improvements or the lease term.

F-C10

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

GOODWILL

Goodwill at December 31, 2004 and 2003 represents the excess of the purchase price over the fair values of net assets acquired in connection with the Wave Wireless acquisition. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill resulting from the purchase will not be amortized into operations. Rather, such amounts will be tested for impairment at least annually. This impairment test is calculated at the reporting unit level, which, for P-Com is at the enterprise level. The annual goodwill impairment test has two steps. The first identifies potential impairments by comparing the fair value of P-Com, as determined using its trading market prices, with its carrying value, including goodwill. If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied goodwill is less than the carrying amount, a write-down will be recorded. In the event that P-Com's management determines that the value of goodwill has become impaired using this approach, P-Com will record a charge for the amount of the impairment. No impairment of goodwill resulted from this measurement approach immediately following the Wave Wireless acquisition. P-Com will perform this test annually, on the first day of the fourth quarter of each year. No impairments arose during 2004.

During the year ended December 31, 2002, management reviewed the carrying value of goodwill related to the services business unit, and based upon its assessment of future cash value of revenue flows and the current depressed business condition of the telecommunications services market, recorded a ($11.4) million impairment charge in the fourth quarter of 2002. In addition, effective upon the adoption of SFAS 142, the Company recorded ($5.5) million of transitional impairment charges in the first quarter of the year ended December 31, 2002, which represented the difference between the fair value of expected cash flows from the services business unit, and its book value on the effective date of the then newly-issued pronouncement.

IMPAIRMENT OF LONG-LIVED ASSETS

In the event that facts and circumstances indicate that the long-lived assets, other than goodwill, may be impaired, an evaluation of recoverability would be performed to determine whether impairments were present by comparing the net book value of long-lived assets, other than goodwill, to projected undiscounted cash flows at the lowest discernable level for which cash flow information can be projected. In the event that undiscounted cash flows are insufficient to recover the net carrying value over the remaining useful lives, impairment charges are calculated and recorded in the period first estimable using discounted cash flows or other fair value information, whichever is more appropriate. During the year ended December 31, 2003, an impairment charge of $(3.7) million was reflected in the caption, “Restructuring charges on the consolidated statement of operations.”

COMPREHENSIVE INCOME (LOSS)

Under Statements on Financial Accounting Standards No. 130, Reporting Comprehensive Income (“SFAS 130”), P-Com is required to display comprehensive income and its components as part of our full set of financial statements. Comprehensive income comprises net income (loss) and other comprehensive income (loss) items Other comprehensive income (loss) includes certain changes in equity of P-Com that are excluded from net income (loss). Specifically, SFAS 130 requires adjustments arising from P-Com's foreign currency translation, which were reported separately in stockholders' equity, to be included in accumulated other comprehensive income (loss). Comprehensive income (loss) in 2004, 2003 and 2002 has been reflected in the Consolidated Statement of Stockholders' Equity (Deficit) and Comprehensive Loss.

F-C11

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ACCOUNTING FOR STOCK-BASED COMPENSATION

P-Com accounts for and reports its stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (“FIN 44”), and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS 148”). Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of its stock at the date of grant over the stock option exercise price. P-Com accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under SFAS 123, stock awards issued to non-employees are accounted for at their fair value on the date issued.

The following table reflects supplemental financial information related to stock-based employee compensation, as required by SFAS 148 for each year ending December 31:

	2004	2003	2002

Stock-based employee compensation costs used in the determination of net income (loss) attributable to common stockholders, as reported	$—	$—	$—

Loss attributable to common stockholders, as reported	$5,868	$14,407	$54,306

Stock-based employee compensation costs that would have been included in the determination of net loss if the fair value method (SFAS 123) had been applied to all awards	$1,940	$1,967	$2,747

Unaudited pro forma net loss attributable to common stockholders, if the fair value method had been applied to all awards	$7,808	$16,374	$57,053

Net loss attributable to common stockholders per common share, as reported	$0.56	$7.98	$63.77

Unaudited pro forma net loss attributable to common Stockholders per common share, if the fair value method had been applied to all awards	$0.75	$9.07	$67.00

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMER INFORMATION

Financial instruments that potentially subject P-Com to significant concentrations of credit risk consist principally of cash equivalents and trade accounts receivable. As of December 31, 2003, P-Com had in excess of $2.0 million on deposit in Silicon Valley Bank. The failure of this bank may result in a substantial loss of these deposits.

P-Com has sold most of its products in international markets. Sales to several customers have been denominated in British Pounds Sterling and Euro. At December 31, 2004, 2003 and 2002, accounts receivable from these customers represented 40%, 30%, and 29%, respectively, of total accounts receivable. Any gains or losses that arise in the translation of foreign denominated financial instruments are included in operations each period when measurable.

P-Com performs credit evaluations of its customers' financial condition to determine the customer's credit-worthiness. Sales are then generally made either on 30 to 90 day payment terms, COD or pursuant to letters of credit. P-Com extends payment terms to international customers of up to 90 days, which is consistent with prevailing business practices.

F-C12

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

At December 31, 2004 and 2003, approximately 44% and 50%, respectively, of trade accounts receivable represent amounts due from three customers, respectively. For the year ended December 31, 2004, 2003 and 2002, five, four, and two customers accounted for 56%, 54%, and 26% of total sales, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on the Company's current financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Company's current financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged. The Company is currently evaluating the methodology for adoption on the impending effective date.

2.  CHANGE IN ACCOUNTING PRINCIPLE

GOODWILL

Effective January 1, 2002, P-Com adopted Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Pursuant to the impairment recognition provisions of SFAS 142, P-Com conducted an evaluation of the impact of adopting SFAS 142. Accordingly, under the transitional provisions of SFAS 142, a goodwill impairment loss of $5.5 million was recorded related to P-Com's services segment during the first quarter of 2002, representing the difference between the fair value of expected cash flows from the services business unit, and its book value. The fair value of the services segment was estimated using a discounted cash flows model over a four-year period from 2002 to 2005. A residual value was calculated assuming that the services business unit will continue as a going concern beyond the discrete projected period. A discount factor of 25% was used to compute the present value of expected future cash flows. The residual of the goodwill balance amount of $11.4 million was also assessed to be impaired in the fourth quarter of 2002, and a charge was recorded for the same amount.

F-C13

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following table sets forth a reconciliation of net loss and loss per share information for the year ended December 31, 2002, as adjusted for the non-amortization provisions of SFAS 142 (in thousands, except per share amounts):
FOR THE YEAR ENDED DECEMBER 31,
2002

Reported net loss attributable to common stockholders	$(54,306)
Add back: Goodwill amortization	—

Adjusted net loss	(54,306)

Basic and diluted loss per share attributable to common stockholders:
Reported net loss	$(63.77)
Add back: Goodwill amortization	—

Adjusted net loss	$(63.77)

Weighted average number of shares	852

Changes in the carrying amount of goodwill for the year ended December 31, 2004, 2003 and 2002 are as follows (in $000):
	2004	2003	2002

Balance at January 1,	$11,981	$—	$16,909
Purchased goodwill during the year	—	11,981	—
Goodwill amortization expense	—	—	—
Transition impairment	—	—	(5,500)
Impairment charge	—	—	(11,409)

Balance at December 31,	$11,981	$11,981	$—

3.  SELECTED BALANCE SHEET AND STATEMENT OF OPERATIONS COMPONENTS

Inventory consists of the following (in thousands of dollars):
	As of December 31,
	2004	2003

Raw materials	$475	$3,219
Work-in-process	299	1,682
Finished goods	3,948	277
Inventory at customer sites	—	80

	$4,722	$5,258

F-C14

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Property and equipment consists of the following (in thousands of dollars):
		As of December 31,
	Useful life	2004	2003
Tooling and test equipment	3 - 5 years	$27,188	$27,196
Computer equipment	3 years	6,065	6,480
Furniture and fixtures	5 years	2,307	2,360
Land and buildings and leasehold improvements	5 to 7, and 33 years	642	1,736
Construction in process		147	14
		36,349	37,786
Less: Accumulated depreciation and amortization		(34,594)	(33,979)
		$1,755	$3,807

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 amounted to $1,489 thousand, $3,890 thousand, and $6,602 thousand, respectively.

The above amounts include leasehold improvements under capital leases and related accumulated amortization of $6,994 thousand and $6,021 thousand at December 31, 2004, $6,994 thousand and $4,889 thousand at December 31, 2003, and $6,990 thousand and $3,370 thousand at December 31, 2002, respectively. In 2003, P-Com recorded a provision for impairment of equipment relating to the point - to - multipoint product lines, of which $5,550 thousand was financed on capital leases as of December 31, 2003 and this equipment was secured with the lessor.

Other accrued liabilities consist of the following (in thousands):
	As of December 31,

	2004	2003

Purchase commitment	$278	$1,238
Deferred contract obligations (a)	—	8,000
Deferred revenue	112	243
Accrued employee benefits	987	1,092
Accrued warranty (b)	491	1,110
Lease obligations	—	2,335
Accrued rent	308	497
Customer advance	298	468
Other	1,026	1,243

	$3,500	$16,226

(a) Deferred contract obligations

Under a joint license and development contract, P-Com determined that an Original Equipment Manufacturer agreement with a vendor provided for payments of $8.0 million, specifically earmarked for marketing our products under a joint license and development contract. Accordingly, beginning in 1998, the Company had recorded a liability of $3.0 million, and this was increased to $8.0 million in 1999. As of December 31, 2003 and 2002, the liability of $8.0 million under this arrangement remained. The Company entered into a settlement agreement with the vendor in July 2004 whereby the Company was obligated to pay the vendor $500,000. As of December 31, 2004, the liability of $400,000 under this arrangement remained, with a payment of $100,000 due January 1, 2005, and twelve monthly installments of $25,000 per month beginning on January 31, 2005.

F-C15

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(b) A summary of product warranty reserve activity is as follows (in thousands):

	2004	2003	2002
Balance at January 1,	$1,110	$936	$2,843
Additions relating to product sold	367	729	430
Payments	(984)	(555)	(2,337)
Balance at December 31,	$493	$1,110	$936

c) Other long-term liabilities consist of the following (in thousands):

	December 31,

	2004	2003
Capital lease obligations	$1,743	$6
	$1,743	$6

Other income (expense), net consists of the following for each year ended December 31:

	2004	2003	2002

Gains (losses) on settlements of accounts payable and liabilities	$8,300	$2,194	$(1,254)
Gains (losses) on disposals of property and equipment	(30)	1,061	(217)
Gains (losses) on transactions denominated in foreign currencies	(143)	852	148
Write-off advance to an ex-employee	—	(100)	(159)
Write-off notes receivable from Spectrasite	—	—	(791)
Accruals write-back	—	—	416
Other income (expenses), net	125	(268)	545
Total other income (expenses), net	$8,252	$3,739	$(1,312)

4.  BORROWING ARRANGEMENTS

NOTES PAYABLE

On November 3, 2004, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with a purchaser (“Purchaser”) whereby the Purchaser agreed to purchase debentures in the aggregate principal amount of up to $5,000,000 (the “Notes”) (the “Debenture Financing”). From the date of issuance, the outstanding principal balance of the Notes bear interest, in arrears, at a rate per annum equal to seven percent (7%), increasing to eight percent (8%) on July 1, 2005 and ten percent (10%) on April 1, 2006 through the maturity date of December 31, 2006. Interest shall be payable on a quarterly basis commencing on March 31, 2005.

F-C16

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

In addition, the Company agreed to issue warrants to purchase in the aggregate up to 800,000 shares of the Company's common stock (the “Warrants”). The Warrants will have an initial exercise price of $1.50 and a term of five years. The Purchase Agreement provided that the Notes and Warrants be issued in two closings. The first closing took place on November 26, 2004 and consisted of $3,300,000 principal amount of Notes. The Purchase Agreement originally contemplated that the second closing would take place no later than December 30, 2004. While no assurances can be given, the parties are currently negotiating the conditions necessary to obtain the additional $1,700,000 under the Purchase Agreement, in light of our deteriorating financial condition and results from operations.

On November 30, 2004, Agilent Financial Services (“Agilent”) entered into an agreement with us to restructure the $1.725 million due Agilent on December 31, 2004. Under the terms of the agreement, we paid Agilent an initial payment of $250,000 on December 1, 2004. Interest shall accrue on the $1.725 million at a rate of 10.25% per annum from December 1, 2004 through April 1, 2006. We are required to pay monthly payments equal to $92,187, for sixteen months, from January 1, 2005, up to and including April 1, 2006. On the earlier of May 1, 2006 or within thirty (30) days of full repayment of the $1.725 million, we shall pay any and all interest accrued. In addition, we issued Agilent a warrant to purchase 178,571 shares of our common stock. The warrant has an initial exercise price of $0.56 and a term of five years.

On September 17, 2004, the Company renewed its Credit Facility with Silicon Valley Bank (the “Bank”) until September 17, 2005. The Credit Facility consists of a Loan and Security Agreement for a $1.0 million borrowing line based on domestic receivables, and a Loan and Security Agreement under the Export-Import (“EXIM”) program for a $3.0 million borrowing line based on export related inventories and receivables. The Credit Facility provides for cash advances equal to 75% of eligible accounts receivable balances for both the EXIM program and domestic lines, and up to $750,000 for eligible inventories (limited to 25% of eligible EXIM accounts receivable), under the EXIM program. Advances under the Credit Facility bear interest at the Bank's prime rate plus 3.5% per annum. The Credit Facility is secured by all receivables, deposit accounts, general intangibles, investment properties, inventories, cash, property, plant and equipment of the Company. The Company has also issued a $4.0 million secured promissory note underlying the Credit Facility to the Bank. As of December 31, 2004, there was no balance outstanding under this Credit Facility. The Company has however issued Letter of Credits totaling $ 294 thousand with maturity to April 2005 to certain vendors under this Credit Facility. The Letter of Credits have not been drawn upon yet, as of December 31, 2004.

The Company has an unsecured overdraft line with a bank in Italy, for borrowings of up to $83,000, based on domestic trade receivables. Borrowings under this line bear interest at 4.5% per annum. At December 31, 2004, there were no amounts drawn under this facility.

CONVERTIBLE SUBORDINATED NOTES

On November 5, 1997, P-Com issued $100 million in 4.25% Convertible Subordinated Notes due November 1, 2002. The 4.25% Convertible Subordinated Notes were convertible into shares of P-Com Common Stock. Interest on the 4.25% Convertible Subordinated Notes was due semi-annually on May 1 and November 1 of each year. During the period following issuance, through November 1, 2002, holders exercised conversion options reducing the carrying amount to $22.4 million. During the year ended December 31, 2002, certain conversions resulted in a gain on debt extinguishment of $1.3 million.

On November 1, 2002, P-Com issued $22.4 million aggregate face value of 7% Convertible Subordinated Notes due November 1, 2005, in exchange for the 4.25% Convertible Subordinated Notes. The 7% Convertible Subordinated Notes were originally convertible into P-Com's Common Stock at $63.00 per share. On May 28, 2003, $2.3 million of the Convertible Subordinated Notes were redeemed through an exchange for property and equipment that resulted in a gain of $1.5 million, included in the caption, “Gain on Debt Extinguishments, net,” in the Consolidated Statements of Operations for the year ended December 31, 2003. On August 4, 2003, the remaining principal and accrued interest of the Convertible Subordinated Notes totaling $21.1 million was converted into approximately 1,000,000 shares of Series B Convertible Preferred Stock that resulted in a gain of $8.8 million included in the caption, “Gain on Debt Extinguishments, net” in the Consolidated Statements of Operations for the year ended December 31, 2003.

F-C17

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

BRIDGE NOTES

The Company received $2.7 million in bridge note financings during the year ended December 31, 2003 in advance of the sale of Series C Preferred Stock, discussed in Note 5. The bridge notes were convertible into Series C Preferred Stock, and included detachable Series A Warrants to purchase 2.5 million shares of Common Stock and Series B Warrants to acquire 3.5 million shares of the Company's Common Stock. The proceeds from the bridge notes was allocated between the notes and warrants based upon their relative fair values on the commitment date, resulting in a debt carrying value of $2.0 million. Neither the original conversion rate nor the adjusted conversion rate, giving effect to the allocation of proceeds to warrant equity, resulted in a beneficial conversion charge. During the year ended December 31, 2003, the discounted bridge notes were accreted to a balance of $2.2 million, through periodic charges to interest expense. During the fourth quarter, the holders of the bridge notes converted their balances into Series C Preferred stock at an induced, beneficial conversion rate, that resulted in a charge of $3.8 million included in the caption, “Gain on Debt Extinguishments, net,” in the Consolidated Statements of Operations for the year ended December 31, 2003.

5.  STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

The authorized capital stock of P-Com is 35 million shares of Common Stock, $0.003 par value (the “Common Stock”), and 2 million shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”), including 500,000 shares of which have been designated Series A Junior Participating Preferred Stock (the “Series A”) pursuant to the Stockholder Rights Agreement (see discussion below), 1,000,000 shares as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 10,000 shares as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), and 2,000 shares as Series D Convertible Preferred Stock (the “Series D Preferred Stock”). Effective July 19, 2004, P-Com effected a one for thirty reverse stock split. All numbers have been restated to reflect the stock split.

PREFERRED STOCK

The Board of Directors is authorized to issue shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series, without further action by the holders of Common Stock.

SERIES B CONVERTIBLE PREFERRED STOCK

On August 4, 2003, as a result of the restructuring of its Convertible Notes, the principal amount and accrued interest of $21,138,000 was converted into approximately 1,000,000 shares of Series B Convertible Preferred Stock with a stated value of $21.138 per share. Each share of Series B Convertible Preferred Stock converts into a number of shares of the Company's Common Stock equal to the stated value divided by $6.00. Certain holders of Series B Convertible Preferred Stock agreed to convert the Series B Convertible Preferred Stock into Common Stock upon receipt of stockholder approval to increase the number of authorized shares of the Company's Common Stock to allow for conversion of the Series B Preferred Stock. The Company received the stockholder approval on December 2, 2003 and these holders converted their Series B Convertible Preferred Stock into Common Stock. If declared, the holders of the Series B Preferred Stock shall be entitled to receive dividends payable out of funds legally available therefore. Holders of Series B Preferred Stock shall share pro rata in all dividends and other declared distributions. The basis of distribution shall be the number of shares of Common Stock that the holders would hold if all of the outstanding shares of Series B Preferred Stock had converted into Common Stock.

F-C18

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Any time after January 31, 2004 and subject to certain limitations, the Company may require the holders of Series B Preferred Stock to convert all outstanding shares of Series B Preferred Stock into shares of Common Stock, in accordance with the optional conversion formula, and all of the following conditions are met:

o	Closing bid price of the Common Stock for 10 consecutive trading days prior to delivery of the mandatory conversion Notice equals or exceeds $12.00;

o
Company shall have filed a registration statement covering all shares of Common Stock issuable upon conversion of the Series B Preferred Stock, declared effective by the SEC, and continuing effectiveness through and including the date of the mandatory conversion;

o
All shares of Common Stock issuable upon conversion of Series B Preferred Stock are authorized and reserved for issuance; registered for resale under the 1933 Act; and listed on the Bulletin Board or other national exchange; and

o	All amounts, if any, accrued or payable under the Certificate of Designation, Rights and Preferences of the Series B Preferred Stock (“Certificate of Designation”) shall have been paid.

Upon the occurrence of the following events, the holders of Series B Preferred Stock may require the Company to purchase their shares of Series B Preferred Stock for cash:

o	Company fails to remove any restrictive legend on any Common Stock certificate issued to Series B Preferred stockholders upon conversion as required by the Certificate of Designation;

o	Company makes an assignment for creditors or applies for appointment of a receiver for a substantial part of its business/property or such receiver is appointed;

o	Bankruptcy, insolvency, reorganization or liquidation proceedings shall be instituted by or against the Company;

o	Company sells substantially all of its assets;

o
Company merges, consolidates or engages in a business combination with another entity that is required to be reported pursuant to Item 1 of Form 8-K (unless the Company is the surviving entity and its capital stock is unchanged);

o
Company engages in transaction(s) resulting in the sale of securities whereby such person or entity would own greater than 50% of the outstanding shares of Common Stock of the Company (on a fully-diluted basis);

o	Company fails to pay any indebtedness of more than $250,000 to a third party, or cause any other default which would have a material adverse effect on the business or its operations.

F-C19

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The Series B Preferred Stock ranks senior to the Common Stock and the Series A Preferred Stock. The consent of the majority holders of the Series B Preferred Stock is required to create any securities that rank senior or pari passu to the Series B Preferred Stock. Upon a liquidation event, any securities senior to the Series B Preferred Stock shall receive a distribution prior to the Series B Preferred Stock and pursuant to the rights, preferences and privileges thereof, and the Series B Preferred Stock shall receive the liquidation preference with respect to each share. If the assets and funds for distribution are insufficient to permit the holders of Series B Preferred Stock and any pari passu securities to receive their preferential amounts, then the assets shall be distributed ratably among such holders in proportion to the ratio that the liquidation preference payable on each share bears to the aggregate liquidation preference payable on all such shares. If the outstanding shares of Common Stock are increased/decreased by any stock splits, stock dividends, combination, reclassification, reverse stock split, etc., the conversion price shall be adjusted accordingly. Upon certain reclassifications, the holders of Series B Preferred Stock shall be entitled to receive such shares that they would have received with respect to the number of shares of Common Stock into which the Series B Preferred Stock would have converted. If the Company issues any securities convertible for Common Stock or options, warrants or other rights to purchase Common Stock or convertible securities pro rata to the holders of any class of Common Stock, the holders of Series B Preferred Stock shall have the right to acquire those shares to which they would have been entitled upon the conversion of their shares of Series B Preferred Stock into Common Stock. The Series B Preferred Stock does not have voting rights.

A summary of Series B Preferred Stock activity is as follows (in thousands):

	Shares	Amount
Activity during the year ended December 31, 2003:
Issuance of Series B preferred stock	1,000	$11,619

Preferred stock accretions to accrete the Fair value to the stated value (b)		651

Conversion of Series B preferred stock for 3,141 Shares of common stock	(892)	(10,909)

Balances as of December 31, 2003 (c) (d)	108	$1,361

Activity during the year ended December 31, 2004:
Preferred stock accretions to accrete the fair value to the stated value (b)		208
Balances as of December 31, 2004 (c) (d)	108	$1,569

(a) The Company, after consideration of several valuation models, determined the fair value of the Preferred Stock as an amount equals to the fair value of the number of common shares into which the Series C Preferred Stock is convertible into using the trading market price on the date the Series C Preferred Stock was issued.

(b) The Company accretes its Series B Preferred Stock to redemption value through periodic charges to retained earnings.

(c) The Series B Preferred Stock is classified as a mezzanine security, outside of stockholders equity in the accompanying consolidated balance sheets due to the cash redemption provisions noted above. Under Statements of Financial Accounting Standards No. 150, this security would have been classified as equity in a non-public filing context.

(d) As of December 31, 2004, outstanding Series B Preferred Stock is convertible into 381,916 shares of common stock.

SERIES C CONVERTIBLE PREFERRED STOCK AND WARRANTS

In October and December 2003, P-Com issued approximately 10,000 shares of Series C Convertible Preferred Stock with a stated value of $1,750 per share, together with warrants to purchase approximately 4.64 million shares of Common Stock. Each share of Series C Convertible Preferred Stock converts into a number of shares of the Company's Common Stock equal to the stated value divided by $3.00. These shares of Series C Convertible Preferred Stock outstanding on December 31, 2004 are convertible into approximately 3.5 million shares of Common Stock. Holders of Series C Convertible Preferred Stock are entitled to receive, out of legally available funds, dividends at the rate of 6% per annum beginning on the first anniversary of their date of issuance and 8% per annum beginning on the second anniversary of their date of issuance. Dividends are payable semi-annually, either in cash or shares of P-Com Common Stock.

F-C20

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Each share of Series C Convertible Preferred Stock is convertible into a number of shares of Common Stock equal to the stated value, plus any accrued and unpaid dividends, divided by an initial conversion price of $3.00. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The conversion price is also subject to adjustment in the event that P-Com makes a dilutive issuance of Common Stock or other securities that are convertible into or exercisable for Common Stock at an effective per share purchase price that is less than the conversion price of the Series C Preferred Stock in effect at the time of the dilutive issuance. The holders of Series C Preferred Stock may convert their shares into shares of Common Stock at any time. However, no holder of Series C Preferred Stock may convert its shares into shares of Common Stock if the conversion would result in the holder or any of its affiliates, individually or in the aggregate, beneficially owning more than 9.999% of P-Com's outstanding Common Stock. In the event a holder is prohibited from converting into Common Stock under this provision due to the 9.999% ownership limitation discussed above, the excess portion of the Series C shall remain outstanding, but shall cease to accrue a dividend.

Subject to limitations above, the Series C Convertible Preferred Stock is also mandatorily convertible at the option of P-Com 180 days after the effective date of a registration statement covering the shares of Common Stock issuable upon the conversion of the Series C Convertible Preferred Stock, and upon the satisfaction of the following conditions: (i) for ten consecutive days, the Common Stock closes at a bid price equal to or greater than $6.00; (ii) the continued effectiveness of the registration statement; (iii) all shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock and Series C-1 and Series C-2 Warrants are authorized and reserved for issuance, are registered under the Securities Act for resale by the holders, and are listed or traded on the OTC Bulletin Board or other national exchange; (iv) there are no uncured redemption events; and (v) all amounts accrued or payable under the Series C Convertible Preferred Stock Certificate of Designation or registration rights agreement have been paid. As of February 21, 2005, approximately 3933 shares of Series C Convertible Preferred Stock had been converted into approximately 2.29 million shares of Common Stock and approximately 6,009 shares of Series C Convertible Preferred Stock remained outstanding. As of February 21, 2005, 3,933 shares of the Series C Warrants have been exercised.

The shares of Series C Convertible Preferred Stock that remain outstanding are convertible into approximately 3.5 million shares of Common Stock, subject to the limitation on conversion described above. The number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of the Series C-1 and Series C-2 Warrants are subject to adjustment for stock splits, stock dividends and similar transactions and for certain dilutive issuances.

The investors of Series C were issued 233 Series C-1 Warrants and 233 Series C-2 Warrants for every share of Series C purchased. The C-1 Warrant has a term of five years and an initial exercise price of $4.50 per warrant, increasing to $5.40 per warrant beginning February 6, 2005. The Series C-2 Warrant has a term of five years and an initial exercise price of $5.40 per warrant, increasing to $6.60 per warrant beginning August 6, 2005. Subject to an effective registration statement, beginning twenty-four (24) months after the Effective Date, the Company may redeem the Series C-1 Warrants for $0.03 per Warrant if the Closing Bid Price of the Company's Common Stock is equal to or greater than $10.80 for ten (10) consecutive trading days. Beginning February 6, 2007, the Company may redeem the Series C-2 Warrants for $0.03 per Warrant if the Closing Bid Price of the Company's Common Stock is equal to or greater than $13.20 for ten (10) consecutive trading days. The Conversion Price of the Series C and the Exercise Price of the C-1 and C-2 Warrants shall be subject to adjustment for issuances of Common Stock at a purchase price less than the then-effective Conversion Price or Exercise Price, based on weighted average anti-dilution protection, subject to customary carve-outs (See Common Stock Warrants, below).

F-C21

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

If P-Com completes a private equity or equity-linked financing (the “New Financing”), the Series C holders may exchange any outstanding Series C at 100% of face value for the securities issued in the New Financing. Such right shall be voided in the event the Company raises $5.0 million of additional equity capital at a price of not less than $3.60 per share.

For any equity or equity-linked private financing consummated within 12 months after the closing of the Series C Financing, the investors in the Series C shall have a right to co-invest in any private financing up to fifty percent (50%) of the dollar amount invested in the Series C Financing. The investors shall have five (5) trading days to respond. This co-investment provision shall not apply to the issuance of stock in situations involving bona-fide strategic partnerships, acquisition candidates and public offerings.

Upon the occurrence of the following events, (each a “Redemptive Event”), the holders of Series C Preferred Stock may require the Company to purchase their shares of Series C Preferred Stock for cash:

o
the Company fails to remove any restrictive legend on any Common Stock certificate issued to Series C Preferred Stock holders upon conversion as required by the Certificate of Designation and such failure continues uncured for five business days after receipt of written notice;

o	the Company makes an assignment for the benefit of creditors or applies for appointment of a receiver for a substantial part of its business/property or such receiver is appointed;

o	bankruptcy, insolvency, reorganization or liquidation proceedings shall be instituted by or against the Company and shall not be dismissed within 60 days of their initiation;

o	the Company sells substantially all of its assets;

o
the Company merges, consolidates or engages in a business combination with another entity that is required to be reported pursuant to Item 1 of Form 8-K (unless the Company is the surviving entity and its capital stock is unchanged);

o
the Company engages in transaction(s) resulting in the sale of securities to a person or entity whereby such person or entity would own greater than fifty percent (50%) of the outstanding shares of Common Stock of the Company (calculated on a fully-diluted basis);

o	the Company fails to pay any indebtedness of more than $250,000 to a third party, or cause any other default which would have a material adverse effect on the business or its operations.

The Series C Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and ranks pari passu with the Series D Preferred Stock. The consent of the majority holders of the Series C Preferred Stock is required to create any securities that rank senior or pari passu to the Series C Preferred Stock. If P-Com liquidates, dissolves or winds up, the holders of Series C Preferred Stock and Series D Preferred Stock are entitled to receive the stated value of their shares plus all accrued and unpaid dividends prior to any amounts being paid to the holders of Series B Preferred Stock and P-Com Common Stock. In addition, the holders of Series C Preferred Stock are entitled to share ratably together with the holders of the Series D Preferred Stock, the Series B Convertible Preferred Stock and P-Com Common Stock in all remaining assets after the satisfaction of all other liquidation preferences. If the assets and funds for distribution are insufficient to permit the holders of Series C
Preferred Stock and any pari passu securities to receive their preferential amounts, then the assets shall be distributed ratably among such holders in proportion to the ratio that the liquidation preference payable on each share bears to the aggregate liquidation preference payable on all such shares. If the outstanding shares of Common Stock are increased/decreased by any stock splits, stock dividends, combination, reclassification, reverse stock split, etc., the conversion price shall be adjusted accordingly.

F-C22

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Upon certain reclassifications, the holders of Series C Preferred Stock shall be entitled to receive such shares that they would have received with respect to the number of shares of Common Stock into which the Series C Preferred Stock would have converted. If the Company issues any securities convertible for Common Stock or options, warrants or other rights to purchase Common Stock or convertible securities pro rata to the holders of any class of Common Stock, the holders of Series C Preferred Stock shall have the right to acquire those shares to which they would have been entitled upon the conversion of their shares of Series C Preferred Stock into Common Stock.

The holders of Series C Preferred Stock are entitled to vote together with the holders of the Series D Preferred Stock and Common Stock, as a single class, on all matters submitted to a vote of P-Com's stockholders. The holders of the Series C Preferred Stock are entitled to a number of votes equal to the number of shares of P-Com Common Stock that would be issued upon conversion of their shares of Series C Preferred Stock.

A summary of Series C Preferred Stock activities is as follows (in thousands):

	Shares	Amount
Activity during the year ended December 31, 2003:
Sale of Series C preferred stock for cash, net of issuance expenses	9.4	$15,108

Issuance of Series C preferred stock for services and settlements	0.6	905

Allocation of cash proceeds to warrants		(8,136)

Beneficial conversion feature		(7,877)

Preferred stock accretions to accrete the fair value to the stated value		870

Balance as of December 31, 2003	10.0	870

Activity during the year ended December 31, 2004
Preferred stock accretions to accrete the fair value to the stated value		2,184

Conversion of Series C preferred stock for 2,275 shares of common stock	(4.0)	(517)

Balances as of December 31, 2004 (e) (f)	6.0	$2,537

(a) The Company, after consideration of several valuation models, determined the fair value of the Preferred Stock as an amount equal to the fair value of the number of common shares into which the Series C Preferred Stock is convertible into using the trading market price on the date the Series C Preferred Stock was issued.

(b) The Company allocated proceeds between the Series C Preferred Stock and the Warrants based upon their relative fair values.

(c) The beneficial conversion feature was calculated using the adjusted conversion rate, following the allocation of proceeds to warrants discussed in item (b) above.

F-C23

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(d) The Company accretes its Series C Preferred Stock to redemption value through periodic charges to retained earnings.

(e) The Series C Preferred Stock is classified as a mezzanine security, outside of stockholders equity in the accompanying balance sheet due to the cash redemption provisions noted above. Under Statements of Financial Accounting Standards No. 150, this security would have been classified as equity in a non-public filing context.

(f) As of December 31, 2004, outstanding Series C Preferred Stock are convertible into approximately 3.5 million shares of Common Stock.

Beneficial conversion feature represents the excess of the aggregate fair value of the of the Common Stock, using the market price at around the Series C commitment date, that the Preferred Stockholders would receive at conversion over the proceeds received, and it is accreted over a five-year period.

SERIES D CONVERTIBLE PREFERRED STOCK

P-Com has designated 2,000 shares of its Preferred Stock as Series D Convertible Preferred Stock. In December 2003, P-Com issued the 2,000 shares of Series D Convertible Preferred Stock to redeem $2 million of notes payable assumed from the SPEEDCOM asset acquisition. The Series D Preferred Stock has a stated value of $1,000 per share. Each share of Series D Preferred Stock is convertible into a number of shares of Common Stock equal to the stated value divided by an initial conversion price of $4.50. This conversion price is subject to adjustment for any stock splits, stock dividends or similar transactions. The holders of Series D Preferred Stock may convert their shares into shares of Common Stock at any time. However, no holder of Series D Preferred Stock may convert its shares into shares of Common Stock if the conversion would result in the holder or any of its affiliates, individually or in the aggregate, beneficially owning more than 9.999% of P-Com's outstanding Common Stock. The Series D Preferred Stock are convertible into approximately 444,444 shares of Common Stock.

Holders of Series D Preferred Stock are entitled to share pro-rata, on an as-converted basis, in any dividends or other distributions that may be declared by the board of directors of P-Com with respect to the Common Stock. If P-Com liquidates, dissolves or winds up, the holders of Series D Preferred Stock and the holders of Series C Preferred Stock are entitled to receive the stated value of their respective shares plus all accrued and unpaid dividends, pari passu, and prior to any amounts being paid to the holders of Series B Preferred Stock and P-Com Common Stock. In addition, the holders of Series D Preferred Stock are entitled to share ratably together with the holders of Series C Preferred Stock, Series B Preferred Stock and P-Com Common Stock in all remaining assets after the satisfaction of all other liquidation preferences.

The holders of Series D Preferred Stock are entitled to certain rights and preferences with respect to the holders of P-Com Common Stock. The holders of Series D Preferred Stock are entitled to vote together with the holders of P-Com Common Stock and holders of Series C Preferred Stock, as a single class, on all matters submitted to a vote of P-Com's stockholders. The holders of Series D Preferred Stock are entitled to a number of votes equal to the number of shares of P-Com Common Stock that would be issued upon conversion of their shares of Series D Preferred Stock.

Upon the occurrence of the following events, (each a “Redemptive Event”), the holders of Series D Preferred Stock may require the Company to purchase their shares of Series D Preferred Stock for cash:

o	the Company fails to remove any restrictive legend from certificates representing shares of P-Com Common Stock that are issued to holders who convert their shares of Series D Preferred Stock;

o	the Company makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee;

F-C24

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

o	Any bankruptcy, insolvency, reorganization or other proceeding for the relief of debtors is instituted by or against P-Com and is not dismissed within 60 days;

o
the Company sells substantially all of its assets, merges or consolidates with any other entity or engages in a transaction that results in any person or entity acquiring more than 50% of P-Com's outstanding Common Stock on a fully diluted basis;

o	the Company fails to pay when due any payment with respect to any of its indebtedness in excess of $250,000;

o
the Company breaches any agreement for monies owed or owing in an amount in excess of $250,000 and the breach permits the other party to declare a default or otherwise accelerate the amounts due under that agreement; and

o
the Company permits a default under any agreement to remain uncured and the default would or is likely to have a material adverse effect on the business, operations, properties or financial condition of P-Com.

A summary of Series D Preferred Stock activities is as follows (in thousands):

Activity during the year ended December 31, 2004:

	Shares	Amount
Issuance of Series D Preferred Stock, at fair value, to redeem $2 million face value of notes (a)	2,000	$2,000
Balances as of December 31, 2004 (b) (c)	2,000	$2,000

(a) The Company, after consideration of several valuation models, determined the fair value of the Preferred Stock as an amount equal to the fair value of the number of common shares into which the Series D Preferred Stock is convertible into using the trading market price on the date the Series D Preferred Stock was issued.

(b) The Series D Preferred Stock is classified as a mezzanine security, outside of stockholders equity in the accompanying balance sheet due to the cash redemption provisions noted above. Under Statements of Financial Accounting Standards No. 150, this security would have been classified as equity in a non-public filing context.

(c) As of December 31, 2004, outstanding Series D Preferred Stock is convertible into 444,444 shares of Common Stock.

COMMON STOCK

In January 2003, the Company sold 70,000 shares of Common Stock to an existing stockholder for aggregate net proceeds of $307,000. In December 2003, P-Com issued 2.1 million shares of its Common Stock in connection with the SPEEDCOM asset acquisition. In accordance with Statements of Financial Accounting Standards No. 141, Business Combinations, these common shares were valued based upon trading market prices around the commitment date of the purchase transaction, or $7.2 million. In December 2003, holders of Series B Preferred Stock converted the Preferred Stock into 3.14 million shares of Common Stock. During the year ended December 31, 2003, the Company also issued 3.43 million shares of Common Stock in exchange for services and to settle indebtedness. In all instances where Common Stock was issued in exchange for services, the Common Stock was valued using the trading market prices on the commitment date or issue date, whichever is appropriate for the respective transaction.

F-C25

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

In June 2002, P-Com sold approximately 3.82 million shares of unregistered Common Stock at a per share price of $21.00, for an aggregate net proceeds of approximately $7.3 million. In December 2002, P-Com sold approximately 111,111 shares of unregistered Common Stock at a per share price of $4.50, for an aggregate net proceeds of approximately $0.4 million. The shares have subsequently been registered for resale.

At December 31, 2004, P-Com had 3,870,393 shares of Common Stock reserved for issuance upon exercise of outstanding warrants and options.

COMMON STOCK WARRANTS

Three Year Warrant Summary. The following table summarizes our Common Stock warrant activity for each of each year ended December 31, (in thousands, except per share amounts):

	2004		2003		2002

	Shares	Price Range	Shares	Price Range	Shares	Price Range

Outstanding at beginning of year	5,900	$9.00-1,275.00	102	$15.00-42.50	22	$450.00-1,275.00
Issued	707	$0.56-1.50	5,748	$0.30-1.02	55	$9.00-30.60
Adjustments (a)	(525)		711	$0.38-$12.44	25	$131.40-373.20
Exercised	(3,255)	$0.00-0.05	(36)	$0.03-0.03
Cancelled	(124)	$0.24-0.24	(625)	$6.12-255.00
Outstanding at end of year	2,703		5,900		102

Warrants exercisable at end of year	2,703		5,801		102
Weighted-average exercise price of warrants issued during the year	$1.26		$4.80		$19.20

(a) Adjustments to Common Stock warrants arise from anti-dilution terms. The issuance of the Agilent Warrant and the SDS Warrant triggered the antidilution provisions of the Series C-1 Warrants, the Series C-2 Warrants and the Series C Convertible Preferred Stock.

2004 WARRANT ACTIVITIES

In November 2004, P-Com issued a warrant to purchase 528,000 shares of the Company's common stock, in connection with the issuance of the $3.3 million promissory note to SDS Capital SPC Ltd. (the “SDS Warrant”). The SDS Warrant has an initial exercise price of $1.50 and a term of five years. The Company allocated the proceeds between the carrying value of the promissory note and the warrants based on the fair value of the transaction, resulting in an effective interest rate for the promissory note of 13.4%.

In November 2004, P-Com issued a warrant to purchase 178,571 shares of the Company's common stock to Agilent Financial Services, in connection with the restructuring of the $1.725 million obligation owed to Agilent Financial Services (the “Agilent Warrant”). The Agilent Warrant has an initial exercise price of $0.56 and a term of five years. The Company allocated the proceeds between the carrying value of the note and the warrants based on the fair value of the transaction, resulting in an effective interest rate for the note of 17.8%.

F-C26

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STOCKHOLDER RIGHTS AGREEMENT

On September 26, 1997, the Board of Directors of P-Com adopted a Stockholder Rights Agreement (the “Rights Agreement”). Pursuant to the Rights Agreement, Rights (the “Rights”) were distributed as a dividend on each outstanding share of its Common Stock held by stockholders of record as of the close of business on November 3, 1997. Each Right will entitle stockholders to buy Series A Preferred at an exercise price of $125.00 upon certain events. The Rights will expire ten years from the date of the Rights Agreement.

In general, the Rights will be exercisable only if a person or group acquires 15% or more of P-Com's Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of P-Com's Common Stock. In the case of the State of Wisconsin Investment Board, Firsthand Capital Management, Alpha Capital and StoneStreet Limited Partnership the threshold figure is 20% rather than 15%. If, after the Rights become exercisable, P-Com is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, each unexercised Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price. At any time within ten days after the public announcement that a person or group has acquired beneficial ownership of 15% or more of P-Com's Common Stock, the Board of Directors, in its sole discretion, may redeem the Rights for $0.003 per Right.

6.  EMPLOYEE BENEFIT PLANS

STOCK OPTION PLANS

On October 8, 2004, P-Com's stockholders approved the adoption of the 2004 Equity Incentive Plan (the “2004 Plan”) as a successor to P-Com's 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”).

The 2004 Plan authorizes the issuance of up to 3,000,000 shares of Common Stock as of December 31, 2004.

The 2004 Plan provides four different types of equity incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and (iv) stock units.

The exercise price per share for incentive stock options granted under the 2004 Plan may not be less than 100% of the fair market value per share of common stock on the option grant date. The exercise price for non-statutory stock options granted under the 2004 Plan may not be less that 85% of the fair market value per share of common stock on the option grant date. No option will have a term in excess of 10 years.

STOCK APPRECIATION RIGHTS

The Plan Administrator has complete discretion under the 2004 Plan to determine which eligible individuals are to receive stock appreciation rights, the time or times when such grants are to be made, the number of shares subject to each stock appreciation right, the vesting schedule (if any) to be in effect for the stock appreciation right and the maximum term for which any stock appreciation right is to remain outstanding. Under the 2004 Plan, an individual may not receive stock appreciation rights that pertain to more than 833,333 shares of common stock in any given year.

RESTRICTED STOCK

The Plan Administrator has complete discretion under the 2004 Plan to determine which eligible individuals are to receive shares of restricted stock, the time or times when such grants are to be made, the number of shares granted and the vesting schedule (if any) to be in effect for the restricted stock. In any given year, the number of shares of restricted stock that are subject to performance-based vesting conditions granted to a participant in the 2004 Plan may not exceed 833,333 shares.

F-C27

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STOCK UNITS

The Plan Administrator has complete discretion under the 2004 Plan to determine which eligible individuals are to receive stock units, the time or times when such grants are to be made, the number of stock units granted and the vesting schedule (if any) to be in effect for the stock units. In any given year, the number of stock units that are subject to performance-based vesting conditions granted to a participant in the 2004 Plan may not exceed 833,333 shares.

The following table summarizes stock option activity under P-Com's 2004 Plan (in thousands, except per share amounts):

	2004		2003		2002
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	1,104	$26.40	102	$361.50	48	$876.30
Granted	335	2.41	1,034	3.90	68	30.30
Exercised	1	4.17	—	—	—
Canceled	(272)	10.42	(32)	355.80	(14)	504.60
Outstanding at end of year	1,168	23.30	1,104	26.40	102	361.50
Options exercisable at year-end	451	54.83	151	162.00	40	735.90

Weighted-average fair value of options granted during the year		$23.30		$3.60		$23.10

EMPLOYEE STOCK PURCHASE PLAN

On January 11, 1995, P-Com's Board of Directors adopted the Employee Stock Purchase Plan (the “Purchase Plan”), which was approved by stockholders in February 1995. The Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions during successive offering periods with a maximum duration of 24 months. Each offering period shall be divided into consecutive semi-annual purchase periods. The price at which the Common Stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower. A total of 300,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. Awards and terms are established by P-Com's Board of Directors. The Purchase Plan may be canceled at any time at the discretion of its Board of Directors prior to its expiration in January 2005. Under the Plan, P-Com sold approximately 900, 2,633, and 2,600, shares in 2002, 2001, and 2000, respectively. The Board of Directors suspended the plan in January 2002.

Because P-Com has adopted the disclosure-only provision of SFAS No. 123, no compensation expense has been recognized for its stock option plan or for its stock purchase plan. Had compensation costs for its two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS 123, P-Com's net loss and net loss per share would have been reduced to the pro forma amounts indicated as follows:

F-C28

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	2004	2003	2002
Net loss attributable to common stockholders
As reported	$(5,868)	$(14,407)	$(54,306)
Pro forma	$(7,808)	$(16,374)	$(57,054)
Net loss per share
As reported --Basic and Diluted	$(0.56)	$(7.98)	$(63.77)
Pro forma --Basic and Diluted	$(0.75)	$(9.07)	$(67.00)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2004, 2003, and 2002, respectively: expected volatility of 128%, 158%, and 158%; weighted-average risk-free interest rates of 2.8%, 2.1%, and 3.1% ; weighted-average expected lives of 4.0, 4.0, and 4.0; respectively, and a zero dividend yield.

The fair value of the employees' stock purchase rights was estimated using the Black-Scholes model with the following assumptions for 2002: expected volatility of 197% weighted-average risk-free interest rates of 1.7% weighted-average expected lives of 0.5 years and a dividend yield of zero. The weighted-average fair value of those purchase rights granted in 2002 was $24.90. The employee stock purchase plan was suspended in 2002.

401(K) PLAN

P-Com sponsors a 401(k) Plan (the “401(k) Plan”) which provides tax-deferred salary deductions for eligible employees. Employees may contribute up to 60% of their annual compensation to the 401(k) Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The 401(k) Plan permits, but does not require, P-Com to make matching contributions. To date, no matching contributions have been made.

7.  RESTRUCTURING AND OTHER CHARGES

The Company continually monitors its inventory carrying value in the light of the slowdown in the global telecommunications market, especially with regard to an assessment of future demand for its point - to - multipoint, and its other legacy product line. This has resulted in a $2.0 million charge to cost of sales for its point - to - multipoint, Tel-Link point - to - point and Air-link spread spectrum inventories during the second quarter of 2003. In the first quarter of 2003, the Company recorded a $3.4 million inventory related charge to cost of sales, of which $2.0 million was related to its point - to - multipoint inventories. These charges were offset by credits of $1.8 million in the second quarter associated with a write-back of accounts payable and purchase commitment liabilities arising from vendor settlements.

In the event that certain facts and circumstances indicate that the long-lived assets may be impaired, an evaluation of recoverability would be performed. When an evaluation occurs, management conducts a probability analysis based on the weighted future undiscounted cash flows associated with the asset. The results are then compared to the asset's carrying amount to determine if impairment is necessary. The cash flow analysis for the property and equipment is performed over the shorter of the expected useful lives of the assets, or the expected life cycles of our product line. An impairment charge is recorded if the net cash flows derived from the analysis are less than the asset's carrying value. We deem that the property and equipment is fairly stated if the future undiscounted cash flows exceed its carrying amount. In the first and second quarter of 2003, the Company continued to reevaluate the carrying value of property and equipment relating to its point - to - multipoint product line, that are held for sale. The evaluation resulted in a $2.5 million provision for asset impairment in the second quarter of 2003, and $0.6 million provision in the first quarter of 2003. As a result of these adjustments, there is no remaining net book value of property and equipment related to the point - to - multipoint product line.

F-C29

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

A summary of inventory reserve and provision for impairment of property and equipment activities is as follows (in thousands):

	Inventory Reserve

		Additions
	Balance at	Charged to	Deductions
	Beginning	Statement	From	Balance at
	of Year	of Operations	Reserves	End of Year

Year ended December 31, 2002	$38,597	$5,770	$ (4,800)	$39,567
Year ended December 31, 2003	$39,567	$5,460	$(17,908)	$27,119
Year ended December 31, 2004	$27,119	$916	$(3,746)	$24,289

In connection with a workforce reduction in May 2003, the Company accrued a $0.2 million charge relating to severance packages given to certain of its executive officers. All pertinent criteria for recognition of this liability were met during the period of recognition.

In the fourth quarter of 2002, P-Com determined that there was a need to reevaluate its inventory carrying value in light of the continuing worldwide slowdown in the global telecommunications market, especially with regard to an assessment of future demand for P-Com's point - to - multipoint product range. This resulted in a $5.8 million inventory charge to product cost of sales, of which $5.0 million was for point - to - multipoint inventories, and $0.8 million was for spread spectrum inventories.

8.  GAIN (LOSS) ON DISCONTINUED OPERATIONS

In the first quarter of 2003, the Company committed to a plan to sell its services business, P-Com Network Services, Inc. (“PCNS”). Accordingly, beginning in the first quarter of 2003, this business is reported as a discontinued operation and the financial statement information related to this business has been presented on one line, entitled, “Discontinued Operations,” in the Consolidated Statements of Operations. On April 30, 2003, the Company entered into an Asset Purchase Agreement with JKB Global, LLC (“JKB”) to sell certain assets of PCNS. The total cash consideration was approximately $105,000, plus the assumption of certain liabilities. The Company guaranteed PCNS' obligations under its premises lease, through July 2007. As part of the sale to JKB, JKB agreed to sublet the premises from PCNS for one year beginning May 1, 2003. The terms of the sublease required JKB to pay less than the total amount of rent due under the terms of the master lease. As a result, the Company remained liable under the terms of the guaranty for the deficiency, under the terms of the master lease of approximately $1.5 million, and the amount is accrued as loss on disposition of discontinued operations in the second quarter of 2003, which was the period that such loss was incurred. In the third quarter of 2003, the Company reached an agreement with the landlord to settle the lease guarantee for $0.3 million, and therefore wrote-back the excess $1.2 million accrual as a gain in discontinued operations in the third quarter of 2003.

Summarized results of PCNS are as follows (in thousands):
	Year Ended December 31,
	2004	2003	2002
Sales	$—	$1,065	$3,337
Loss from operations	$(40)	$(581)	$(4,284)
Provision for income taxes	—	—	—
Net loss	$(40)	$(581)	$(4,284)

F-C30

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The loss from the sale of the discontinued services unit was $1.6 million for the year ended December 31, 2003, and this was principally due to the write-off of assets upon the discontinuation of the services business unit.

The assets and liabilities of the discontinued operations consisted of the following (in thousands):

	December 31,
	2004	2003
Total assets related to discontinued operations
Cash	$—	$—
Accounts receivable	—	—
Inventory	—	—
Prepaid expenses and other assets	—	—
Property plant and equipment	—	—
Other assets	—	40
	$—	$40
Total liabilities related to discontinued operations
Accounts payable	$183	$183
Other accrued liabilities	66	130
	$249	$313

9.  SALES AND PROPERTY AND EQUIPMENT BY GEOGRAPHIC REGION

The allocation of sales by geographic customer destination and property, plant and equipment, net are as follows (in thousands):
	% of total
Sales	for 2004	2004	2003	2002
North America	11%	$2,579	$3,042	$2,949
United Kingdom	23%	5,583	6,349	5,894
Continental Europe	21%	5,178	3,693	4,487
Asia	14%	3,386	5,831	15,018
Other Geographic Regions	31%	7,449	1,926	1,338
	100%	$24,175	$20,841	$29,686

	2004	2003
Property, plant and equipment, net
United States	$1,467	$2,324
United Kingdom	26	36
Italy	253	1,439
Other geographic regions	9	8
Total	$1,755	$3,807

F-C31

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  NET LOSS PER SHARE

The numerator for calculation of net loss per common share is the Company's net loss for the period, less preferred stock dividends and accretions. The denominator, weighted average common shares outstanding, does not include stock options with an exercise price that exceeds the average fair market value of the underlying Common Stock or other dilutive securities because the effect would be anti-dilutive.

11.  INCOME TAXES

Loss before discontinued operations, income taxes, cumulative effect of change in accounting principle and Preferred Stock accretions consists of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Domestic	$(2,574)	$(10,669)	$(44,694)
Foreign	(706)	(80)	(298)
	$(3,280)	$(10,749)	$(44,992)

The provision (benefit) for income taxes consists of the following (in thousands):

	2004	2003	2002
Current:
Federal	$—	$—	$(503)
State	—	—	—
Foreign	—	—	33
	—	—	(470)
Deferred:
Federal	—	—	—
State	—	—	—
	—	—	—
Total	$—	$—	$(470)

Deferred tax assets consist of the following (in thousands):

	December 31,
	2004	2003

Net operating loss carryforwards	$98,594	$92,133
Credit carryforwards	4,143	4,352
Intangible assets	16,126	18,868
Reserves and other	11,417	15,549
Total deferred tax assets	$130,280	$130,902
Valuation allowance	(130,280)	(130,902)

Net deferred tax asset	$—	$—

F-C32

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

For federal and state tax purposes, a portion of P-Com's net operating loss carryforwards may be subject to certain limitations on utilization in case of change in ownership as defined by federal and state tax law.

Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. In addition, future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. P-Com has assessed its ability to realize future tax benefits, and concluded that as a result of the history of losses, it was more likely than not, that such benefits would not be realized. Accordingly, P-Com has recorded a full valuation allowance against future tax benefits.

As of December 31, 2004, P-Com had a federal net operating loss carry forward of approximately $271,970,000. If not utilized, the losses will begin to expire in 2017.

Reconciliation of the statutory federal income tax rate to its effective tax rate is as follows:

	2004	2003	2002

Income tax benefit at federal statutory rate	-35.0%	-35.0%	-35.0%
State income taxes net of federal benefit	-5.8%	-5.8%	-5.8%
Foreign income taxes at different rate	0.0%	0.0%	0.5%
Change in valuation allowance	40.8%	40.8%	40.8%
Other Net	0.0%	0.0%	-1.4%
Total	0.0%	0.0%	-0.9%

12.  ACQUISITION

WAVE WIRELESS DIVISION OF SPEEDCOM WIRELESS CORPORATION

On December 10, 2003, P-Com acquired substantially all of the operating assets and liabilities of Wave Wireless (“Wave Wireless”), a division of SPEEDCOM Wireless Corporation, a Sarasota, Florida-based company, through the issuance of 2,116,667 shares of P-Com Common Stock valued at $7,238,000, using market values for such shares around the commitment date ($3.42). Wave Wireless designs, manufactures and markets spread spectrum radio products for voice and data applications in both domestic and international markets. P-Com accounted for this acquisition as a purchase business combination. The results of the Wave Wireless division were included from the date of acquisition.

The Company accounted for the Wave Wireless acquisition as a purchase under Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). As a result, the purchase price was allocated to the fair values of assets acquired and liabilities assumed based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities resulted in the recognition of $11.9 million of goodwill. The following tabular presentation reflects the purchase allocation:

F-C33

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Fair value of 63.5 million shares of Common Stock	$7,238
Cash advances to Speedcom	1,580
Liabilities assumed:
Operating liabilities	1,483
Notes payable	3,000
13,301
Assets acquired:
Current assets, at fair values	1,094
Property and equipment and other assets	226
$11,981

The following unaudited pro forma financial information gives effect to the Wave Wireless acquisition, as if it had occurred at the beginning of the respective period. Unaudited pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the acquisition taken place at the beginning of those periods:

	December 31,
	2003	2002

Sales	$25,222	$37,362
Loss from continuing operations applicable to common shareholders	$15,559	$(48,971)

Loss from continuing operations per common share	$(3.90)	$(15.90)
Shares used to compute loss from continuing operations per common share	3,905	3,102

13  COMMITMENTS

OBLIGATIONS UNDER CAPITAL AND OPERATING LEASES

In 2000, P-Com entered into several capital leases for equipment in the amount of $1,869 thousand with interest accruing at 11%. These leases expired in 2002. In 2001, P-Com entered into several capital leases for equipment in the amount of $3,212 thousand with interest accruing at 11%. These leases expired in 2004. In 2002, P-Com entered into several capital leases for equipment in the amount of $459 thousand with interest accruing at 7.25%. These leases expired in 2003. P-Com did not enter into any new capital lease arrangement in 2003. The capital lease obligations are secured on all the leased equipment. Future minimum lease payments required under these leases are as follows (in thousands):

The present value of net minimum lease payments are reflected in the December 31, 2004 and 2003 balance sheets as a component of other accrued liabilities and other long-term liabilities of $0.0 and $2,317 thousand, respectively.

F-C34

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

P-Com leases its facilities under non-cancelable operating leases, which expire at various times through 2015. The leases require P-Com to pay taxes, maintenance and repair costs. Future minimum lease payments under its non-cancelable operating leases at December 31, 2004 are as follows (in thousands):

Year Ending December 31,
2005	$1,671
2006	319
2007	319
2008	319
2009	319
Thereafter	1,678
$4,625

During 2004, 2003, and 2002, the amount of rent expense incurred by P-Com under non-cancelable operating leases was $1,718 thousand, $1,446 thousand, and $3,230 thousand respectively.

14.  CONTINGENCIES

In June 2000, two former consultants to P-Com Italia S.p.A. filed a complaint against P-Com Italia in the Civil Court of Rome, Italy seeking payment of certain consulting fees allegedly due the consultants totaling approximately $615,000. The Civil Court of Rome has appointed a technical consultant in order to determine the merit of certain claims made by the consultants. P-Com believes that the claims are wholly without merit and, while no assurances can be given, that the claims will be rejected.

15.  SUPPLEMENTAL CASH FLOW INFORMATION

The following provides additional information concerning supplemental disclosure of cash flow activities.

	YEAR ENDED DECEMBER 31,

	2004	2003	2002

Cash paid for income taxes	$—	$—	$—
Cash paid for interest	$682	$204	$1,829

NON-CASH TRANSACTIONS

During 2003, P-Com redeemed $20,090,000 of 7% Convertible Notes through an issuance of approximately 1,000,000 shares of Series B Preferred Stock. P-Com also redeemed $2.37 million of the Convertible Notes and repurchased 30,667 shares of Common Stock through an exchange for property and equipment.

During 2003, P-Com issued shares of Common Stock, valued at approximately $0.5 million (2002: $1.27 million), to pay vendors for outstanding liabilities, and issued shares of Common Stock, valued at approximately $0.4 million, to pay a consultant in lieu of services rendered.

F-C35

P-COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

During 2003, P-Com issued 2.1 million shares of Common Stock as consideration for the asset acquisition from SPEEDCOM.

During 2003, P-Com issued shares of Series D Convertible Preferred Stock valued at approximately $2 million, to redeem $2 million of promissory notes assumed from SPEEDCOM.

During 2002, $459,000 of property and equipment were acquired through the assumption of capital lease liabilities, respectively. In 2004 and 2003, no such transactions transpired.

During 2002, P-Com issued shares of Common Stock in exchange for Convertible Subordinated Notes. In conjunction with these transactions, the Company recorded Convertible Subordinated Notes conversion expense of $711 thousand for the year ended December 31, 2002, in accordance with FAS 84, a non-operating gain of $1.4 million for the year ended December 31, 2002. See Note 4 for additional information.

P-Com also issued warrants to purchase Common Stock to a consultant in lieu of services rendered, to Silicon Valley Bank for the bank line of credit, to investors, brokers, investment bankers and other service providers in conjunction with the Common Stock and Preferred Stock issuances, and certain warrant holders for anti-dilution adjustments.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth the Company's condensed consolidated financial information for the quarterly periods during the years ended December 31, 2004 and 2003. The amounts are in thousands, except income (loss) per common share. Income (loss) per common share for periods prior to July 19, 2004 has been restated to give effect to a one-for-thirty reverse stock split.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
YEAR ENDED DECEMBER 31, 2004
Net sales	$6,837	$6,917	$6,143	$4,278
Gross Profit	1,738	1,992	1,157	568
Income (loss) from continuing Operations	(2,341)	6,253	(3,438)	(3,754)
Discontinued operations	(40)	—	—	—
Preferred stock accretions	(776)	(673)	(683)	(260)
Net income (loss) applicable to common shareholders	(3,157)	5,580	(4,121)	(4,170)
Income (loss) per common share	(0.39)	10.83	(0.27)	(0.35)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
YEAR ENDED DECEMBER 31, 2003
Net sales	$4,617	$4,965	$5,569	$5,690
Gross profit	(3,608)	841	1,138	1,866
Income (loss) from continuing Operations	(8,516)	(4,258)	8,033	(6,008)
Discontinued operations	(1,858)	(1,767)	1,367	121
Preferred stock accretions	—	—	—	(1,522)
Net income (loss) applicable to common shareholders	(10,374)	(6,025)	9,400	(7,409)
Income (loss) per share	(8.52)	(133.10)	1.88	(2.29)

17. SUBSEQUENT EVENT

On March 10, 2005, the Company's Chief Executive Officer, Samuel Smookler, resigned as Chief Executive Officer and a director of the Company. The Board of Directors is currently negotiating the terms of his severance arrangements. Under the terms of his existing Agreement, Mr. Smookler may be entitled to receive severance payments totaling $250,000. In addition, his incentive stock option to acquire 80,000 shares of common stock vests immediately. The Company will record the negotiated severance expense effective with the date of termination during the first fiscal quarter in the year ended December 31, 2005. The acceleration in vesting of Mr. Smookler's incentive stock options is not considered a modification and, therefore, no expense will be recorded, because acceleration upon termination was provided for in his original employment agreement.

F-C36

WaveRider Communications Inc.

CONSOLIDATED BALANCE SHEETS
(in U.S. dollars)

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
	(Restated)	(Restated)
ASSETS

Current assets:
Cash and cash equivalents	$688,202	$1,291,822
Restricted cash	—	100,000
Accounts receivable, net	1,607,325	1,056,103
Inventories	561,354	943,644
Prepaid expenses and other assets	101,217	150,940

Current assets	2,958,098	3,542,509

Property, plant and equipment, net	209,662	295,063

	$3,167,760	$3,837,572

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$2,248,493	$2,080,064
Deferred revenue	544,931	407,639
Current portion of convertible debentures, net of discounts of $57,077	392,923	—
Derivative financial instruments	350,122	642,907
Current portion of obligations under capital lease	2,013	2,781

Current liabilities	3,538,482	3,133,391

Convertible debentures, net of discounts of $300,743 and $851,793 respectively	891,094	1,575,984
Obligations under capital lease	—	1,854

Total liabilities	4,429,576	4,711,229

Commitments and Contingencies (Note 9)

Shareholders' deficit:

Preferred Stock, $0.01 par value per share:
issued and outstanding Nil shares in 2005 and 2004	—	—
Common Stock, $0.001 par value per share:
issued and outstanding – 29,592,443 shares at September 30, 2005 and 16,571,732 shares at December 31, 2004	29,592	16,572
Additional paid-in capital	86,541,720	85,873,368
Accumulated other comprehensive loss	(322,477)	(337,239)
Accumulated deficit	(87,510,651)	(86,426,358)

Total shareholders' deficit	(1,261,816)	(873,657)

	$3,167,760	$3,837,572

See accompanying notes to financial statements.

F-D1

WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF LOSS, DEFICIT AND COMPREHENSIVE LOSS
(in U.S. dollars)

	Three Months ended		Nine Months ended
	September 30	September 30	September 30	September 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Restated)	(Restated)	(Restated)	(Restated)
CONSOLIDATED STATEMENTS OF LOSS

REVENUE

Product revenue	$2,413,951	$2,271,435	$6,521,398	$5,925,002
Service revenue	595,543	397,784	1,408,240	1,462,954

	3,009,494	2,669,219	7,929,638	7,387,956

COST OF REVENUE

Product revenue	1,596,489	1,445,226	4,445,459	4,052,247
Service revenue	340,089	199,177	789,495	841,705

	1,936,578	1,644,403	5,234,954	4,893,952

GROSS MARGIN	1,072,916	1,024,816	2,694,684	2,494,004

EXPENSES

Selling, general and administration	1,051,346	1,121,693	3,105,719	3,871,484
Research and development	96,896	521,436	357,236	1,376,230
Depreciation and amortization	32,386	53,364	117,098	242,087
Bad debt expense	—	18,975	18,599	35,715

	1,180,628	1,715,468	3,598,652	5,525,516

LOSS FROM OPERATIONS	(107,712)	(690,652)	(903,968)	(3,031,512)

NON-OPERATING EXPENSES (INCOME)

Interest expense	90,114	113,593	312,834	301,910
Derivative financial instrument (income) expense	(10,281)	(355,646)	(135,598)	(2,491,622)
Foreign exchange loss	2,738	32,345	12,377	182,442
Interest income	(3,054)	(412)	(9,288)	(3,031)

	79,517	(210,120)	180,325	(2,010,301)

NET LOSS	$(187,229)	$(480,532)	$(1,084,293)	$(1,021,211)

BASIC AND FULLY DILUTED LOSS PER SHARE	$(0.01)	$(0.03)	$(0.05)	$(0.07)

Weighted Average Number of Common Shares	27,967,983	15,165,678	23,524,238	14,836,601

CONSOLIDATED STATEMENTS OF DEFICIT

OPENING DEFICIT	(87,323,422)	(85,327,977)	(86,426,358)	(84,787,298)

NET LOSS FOR THE PERIOD	(187,229)	(480,532)	(1,084,293)	(1,021,211)

CLOSING DEFICIT	$(87,510,651)	$(85,808,509)	$(87,510,651)	$(85,808,509)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

NET LOSS FOR THE PERIOD	(187,229)	(480,532)	(1,084,293)	(1,021,211)

OTHER COMPREHENSIVE INCOME

Cumulative translation adjustment	(2,460)	(34,182)	14,762	29,267

COMPREHENSIVE LOSS	$(189,689)	$(514,714)	$(1,069,531)	$(991,944)

See accompanying notes to financial statements.

F-D2

WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in U.S. dollars)

	Nine months ended September 30
	2005	2004
	(Unaudited)	(Unaudited)
	(Restated)	(Restated)
OPERATIONS

Net loss	$(1,084,293)	$(1,021,211)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	117,098	242,087
Unrealized foreign exchange loss	44,381	158,174
Non-cash financing charges	290,685	265,716
Derivative financial instruments income	(135,598)	(2,491,622)
Gain on disposal of fixed assets	(4,600)	(9,428)
Bad debt expense	18,599	35,715
Net changes in working capital items	103,777	378,740

Net cash used in operating activities	(649,951)	(2,441,829)

INVESTING

Acquisition of property, plant and equipment	(29,071)	(161,324)

Net cash used in investing activities	(29,071)	(161,324)

FINANCING

Proceeds from sale of shares net of issue fees	8,837	30,796
Movement in restricted cash	100,000	—
Proceeds from sale of convertible debentures net of issue fees	—	1,900,000
Proceeds from notes receivable	—	20,698
Payments on capital lease obligations	(2,054)	(9,644)

Net cash provided by financing activities	106,783	1,941,850

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(31,381)	(130,542)

Decrease in cash and cash equivalents	(603,620)	(791,845)

Cash and cash equivalents, beginning of period	1,291,822	1,843,135

Cash and cash equivalents, end of period	$688,202	$1,051,290

Supplementary disclosures of cash flow information:

Cash paid during the period for:
Interest	$1,396	$2,292

See accompanying notes to financial statements.

F-D3

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005 (unaudited) and December 31, 2004 (audited)

1.	RESTATEMENT

The Company corrected its accounting for (a) derivative financial instruments to conform to the requirements of Statements of Financial Accounting Standards (“SFAS”) No. 133, as amended, and Emerging Issues Task Force (“EITF”) No. 00-19. Embedded conversion features that meet the definition of derivative financial instruments have, where applicable, been bifurcated from host instruments and, in all instances, derivative financial instruments have been recorded as liabilities and carried at fair value. Other instruments, such as warrants, where physical or net-share settlement is not within the Company’s control are recorded as liabilities and carried at fair value. Finally, instruments that were initially recorded as equity were reclassified to liabilities at the time that the Company no longer possessed the ability to settle the instruments on a physical or net-share basis. Fair value adjustments resulted in a decrease in the net loss and loss per share in the amount of $76.599 and nil per share for the three months ended September 30, 2005 (2004 - $1,509,070 and $0.10 per share) and $733,673 and $0.03 per share for the nine months ended September 30, 2005 (2004 - $4,557,799 and $0.31 per share).

2.	GOING CONCERN

These consolidated financial statements are prepared on a going-concern basis, which assumes that WaveRider Communications Inc. (the “Company”) will realize its assets and discharge its liabilities in the normal course of business. The Company incurred a net loss of $1,084,293 for the nine months ended September 30, 2005 (2004 - $1,021,211) and reported an accumulated deficit at that date of $87,510,651 (2004 - $85,808,509). In addition, the requirements to continue investing in research and development activities to meet the Company’s growth objectives, without assurance of broad commercial acceptance of the Company’s products, lend significant doubt as to the ability of the Company to continue normal business operations.

While the Company has a long term plan that it believes will allow it to achieve profitability and cash flow positive operations, it does not presently have, in the absence of further financing, adequate cash to fund ongoing operations. In the past, the Company has obtained financing primarily through the sale of convertible securities. If the Company is unable to obtain additional financing and achieve its planned cash flow positive operations and profitability, it will, in all likelihood, be obliged to seek protection under the bankruptcy laws; in which event the Company believes it is unlikely that its common stock will have any value.

The ability of the Company to continue as a going concern is dependent upon it achieving and maintaining profitable and cash flow positive operations or securing additional external funding to meet its obligations as they come due. Should the Company be unable to continue as a going concern, assets and liabilities would require restatement on a liquidation basis which would differ materially from the going concern basis.

3.	BASIS OF PRESENTATION

The financial statements for the three and nine months ended September 30, 2005 and 2004 include, in the opinion of Management, all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the results of operations for such periods. Results of operations for the three and nine months ended September 30, 2005, are not necessarily indicative of results of operations which will be realized for the year ending December 31, 2005. The financial statements should be read in conjunction with the Company's Form 10-KSB for the year ended December 31, 2004.

F-D4

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005 (unaudited) and December 31, 2004 (audited)

4.	NET LOSS PER SHARE

Basic loss per share represents loss applicable to common stock divided by the weighted average number of common shares outstanding during the period. Potential common shares that may be issued by the Company relate to outstanding stock options and warrants (determined using the treasury stock method) and convertible debentures. For all periods presented, options, warrants and convertible debentures were anti-dilutive and excluded from the net loss per share computation. As a result, diluted loss per share is the same as basic loss per share.

5.	STOCK OPTIONS

The Company applies SFAS No. 123, together with APB No. 25 as permitted under SFAS No. 123, in accounting for its stock option plans. Accordingly, the Company uses the intrinsic value method to measure the costs associated with the granting of stock options to employees and this cost is accounted for as compensation expense in the consolidated statements of loss over the option vesting period or upon meeting certain performance criteria. In accordance with SFAS No. 123, the Company discloses the fair values of stock options issued to employees. Stock options issued to outside consultants are valued at their fair value and charged to the consolidated statements of loss in the period in which the services are rendered. Fair values of stock options are determined using the Black-Scholes option-pricing model.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to the stock-based employee compensation:

	Three Months ended		Nine Months ended
	September 30	September 30	September 30	September 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss, as reported	$(187,229)	$(480,532)	$(1,084,293)	$(1,021,211)

Add: Stock-based employee compensation expense included in reported net loss	—	—	—	—
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	(103,543)	(52,054)	(215,290)	(193,678)

Pro forma net loss	$(290,772)	$(532,586)	$(1,299,583)	$(1,214,889)

Basic and diluted loss per share,
as reported	$(0.01)	$(0.03)	$(0.05)	$(0.07)
Basic and diluted loss per share,
pro forma	$(0.01)	$(0.04)	$(0.06)	$(0.08)

F-D5

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005 (unaudited) and December 31, 2004 (audited)

6.	ACCOUNTS RECEIVABLE
	September	December
	30, 2005	31, 2004
	(Unaudited)	(Audited)
Accounts receivable – trade	$1,672,729	$1,076,013
Other receivables	18,207	14,977
Allowance for doubtful accounts	(83,611)	(34,887)

	$1,607,325	$1,056,103

7.	INVENTORIES

	September	December
	30, 2005	31, 2004
	(Unaudited)	(Audited)
Finished products	$940,798	$1,239,278
Raw materials	10,723	314,777
Valuation allowance	(390,167)	(610,411)

	$561,354	$943,644

8.	DERIVATIVE FINANCIAL INSTRUMENTS

	September	December
	30, 2005	31, 2004
	(Unaudited)	(Audited)
Warrant liability	$21,755	$157,352
Embedded derivatives	328,367	485,555

	$350,122	$642,907

9.	CONVERTIBLE DEBENTURES

During the quarter ended September 30, 2005, convertible debentures in an aggregate nominal value of $151,485 were converted to 4,166,965 shares of common stock.

During the quarter ended June 30, 2005, convertible debentures in an aggregate nominal value of $160,670 were converted to 3,405,113 shares of common stock.

During the quarter ended March 31, 2005, convertible debentures in an aggregate nominal value of $473,784 were converted to 5,275,366 shares of common stock.

During the three and nine months ended September 30, 2005, $84,669 and $293,940, respectively, in non-cash financing expenses were charged to the statement of loss. These expenses included those relating to accretion of the convertible debentures and the amortization of deferred financing expenses. At September 30, 2005, the face amount of convertible debentures outstanding is $1,641,837 less unamortized discounts of $357,820.

F-D6

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005 (unaudited) and December 31, 2004 (audited)

10.	SHAREHOLDERS’ EQUITY

a)	Employee Stock Purchase Plan - During the second quarter of 2005, employees purchased 173,267 shares of common stock for $8,837.

11.	COMMITMENTS AND CONTINGENCIES

Employee Stock Option Agreements

The Company has four existing employee stock option plans -- the Employee Stock Option (1997) Plan, the 1999 Incentive and Nonqualified Stock Option Plan, the Employee Stock Option (2000) Plan and the Employee Stock Option (2002) Plan which have authorized shares of 625,000, 300,000, 600,000 and 600,000 shares, respectively. Through September 30, 2005, the Company had awarded 592,808 options under the Employee Stock Option (1997) Plan, 296,318 options under the 1999 Incentive and Nonqualified Stock Option Plan, 508,072 options under the Employee Stock Option (2000) Plan and 530,000 options under the Employee Stock Option (2002) Plan. During the quarter ended September 30, 2005, the Company did not award any new options.

Employee Stock Purchase Agreement

On July 7, 2000, the shareholders approved the establishment of the Company’s Employee Stock Purchase (2000) Plan, which has 300,000 authorized shares. Under the terms of the plan, employees are eligible to purchase shares of the Company’s common stock at 85% of the lower of the closing price at the beginning or ending date of each period. Through the end of the third quarter of 2005, 282,271 shares of common stock were purchased under the Plan. As a result, the Company is not currently offering shares to its employees and will be required to seek approval and register additional shares prior to opening a new plan session.

Contract Manufacturers

The Company provides its contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the Agreements with the contract manufacturers, the Company has committed to assume liability for all parts required to manufacture the Company’s forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next 4 weeks, on a rolling basis. Management believes that, should it be necessary, they could find alternative contract manufacturers without significant disruption to the business.

On August 31, 2005, the Company’s wholly owned subsidiary, WaveRider Communications (Canada) Inc., entered into a General Security Agreement with our primary contract manufacturer. Under the terms of the Agreement, WaveRider Communications (Canada) Inc. granted a security interest over all of its properties and assets, as additional security for the repayment and performance of its obligations under the ongoing supply agreement.

F-D7

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005 (unaudited) and December 31, 2004 (audited)

On September 7, 2005, our primary contract manufacturer announced its plans to close the manufacturing plant that produces our products. The plant will be wound down over the coming months with final closure taking place on or before March 31, 2006. We are working with the contract manufacturer to transition our production to another of our contract manufacturer’s plants and do not anticipate any significant manufacturing delays or shortages. However, any transition can result in unexpected issues which could impact our ability to supply products over the coming two quarters.

Development Contractors

The Company employs outside contractors to assist in the design and development of its products. As at September 30, 2005, the Company had entered into development contracts with one of its contractors, in the amount of $395,000, of which $284,000 was expensed up to September 30, 2005. The contract calls for the payment of progress payments against specific milestones over the course of the contracts.

Financial Consultants

On September 12, 2005, the Company entered into agreements with consultants for business planning and financial advise and merger and acquisition support. Under the terms of the Agreements the Company paid a cash project fee of $20,000 and committed to issuing 300,000 shares of common stock, upon the filing of a registration statement under SEC Form S-8. Should the Company enter into a financial transaction with a candidate identified by the consultants, a fee of six percent (6%) of the total consideration will be payable to the consultants.

Litigation

As at September 30, 2005, there are no litigation matters outstanding against the Company.

12.	SEGMENTED INFORMATION

Industry Segments

The Company operates in one industry segment: wireless data communications products.

Geographic Segments

The Company operated in the following geographic segments;

	Three Months ended September 30		Nine Months ended September 30
	2005	2004	2005	2004
Revenue by Region	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
United States	$1,846,997	$1,607,403	$4,597,596	$4,027,974
Australia	794,171	789,572	2,407,035	2,329,150
Canada	229,145	161,113	547,566	591,041
Rest of World	139,181	111,131	377,441	439,791

	$3,009,494	$2,669,219	$7,929,638	$7,387,956

F-D8

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005 (unaudited) and December 31, 2004 (audited)

	As at September 30, 2005 (Unaudited)

	Canada	Australia	Total
Property, plant and equipment	$129,408	$80,254	$209,662

	As at December 31, 2004 (Audited)
	Canada	Australia	Total
Property, plant and equipment	$193,195	$101,868	$295,063

13.	COMPARATIVE FIGURES

Certain comparative amounts have been reclassified to correspond with the current period's presentation.

F-D9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
WaveRider Communications Inc.
Toronto, Ontario, Canada

We have audited the accompanying consolidated balance sheets of WaveRider Communications Inc. as of December 31, 2004 and 2003, and the related consolidated statements of loss, changes in shareholders’ (deficit) equity and comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WaveRider Communications Inc. as of December 31, 2004 and 2003, and the results of its consolidated operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 1 to the consolidated financial statements, the 2004 and 2003 financial statements have been restated for an error in the application of accounting principles related to derivative financial instruments and instruments indexed to the Company’s own stock.

/s/ Wolf & Company, P.C.

Boston, Massachusetts, U.S.A.
January 28, 2005, except for Note 1 as to which the date is January 23, 2006

F-E1

WaveRider Communications Inc.
CONSOLIDATED BALANCE SHEETS

	December 31
	2004	2003
	(Restated)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,291,822	$1,843,135
Restricted cash	100,000	232,125
Accounts receivable, less allowance for doubtful accounts	1,056,103	1,921,975
Inventories	943,644	966,433
Note receivable	—	20,698
Prepaid expenses and other assets	150,940	93,978

Current assets	3,542,509	5,078,345

Property, plant and equipment, net	295,063	407,489

	$3,837,572	$5,485,834

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$2,080,064	$2,329,938
Deferred revenue	407,639	440,190
Derivative financial instruments	642,907	2,343,856
Current portion of obligations under capital lease	2,781	10,458

Current liabilities	3,133,391	5,124,442

Convertible debentures, net of discount	1,575,984	648,589
Obligations under capital lease	1,854	4,155

Total liabilities	4,711,229	5,777,186

Commitments and Contingencies (Note 13)

Shareholders' deficit:

Preferred Stock, $0.01 par value per share:
issued and outstanding Nil shares in 2004 and 2003	—	—
Common Stock, $0.001 par value per share:
issued and outstanding - 16,571,732 shares in 2004 and 14,429,409 shares in 2003	16,572	14,429
Additional paid-in capital	85,873,368	84,786,753
Accumulated other comprehensive loss	(337,239)	(305,236)
Accumulated deficit	(86,426,358)	(84,787,298)

Total shareholders' deficit	(873,657)	(291,352)

	$3,837,572	$5,485,834

REFER TO REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ACCOMPANYING NOTES

F-E2

WaveRider Communications Inc.
CONSOLIDATED STATEMENTS OF LOSS

	Years ended December 31
	2004	2003
	(Restated)	(Restated)
REVENUE

Product revenue	$7,760,329	$11,552,992
Service revenue	1,781,275	1,525,563

	9,541,604	13,078,555
COST OF REVENUE

Product revenue	5,290,182	7,338,875
Service revenue	902,590	560,141

	6,192,772	7,899,016
GROSS MARGIN	3,348,832	5,179,539

OPERATING EXPENSES

Selling, general and administration	4,975,289	5,366,858
Research and development	1,666,131	996,487
Depreciation and amortization	290,529	510,536
Bad debt (recovery) expense	(1,437)	200,137

	6,930,512	7,074,018

LOSS FROM OPERATIONS	3,581,680	1,894,479

NON-OPERATING EXPENSES (INCOME)
Write-off of goodwill	—	2,755,446
Interest expense	425,320	210,421
Derivative financial instrument (income) expense	(2,502,319)	(2,985,601)
Foreign exchange loss (gain)	138,627	(273,909)
Interest income	(4,248)	(14,530)

	(1,942,620)	(308,173)

NET LOSS	$(1,639,060)	$(1,586,306)

BASIC AND DILUTED LOSS PER SHARE	$(0.11)	(0.12)

Weighted Average Number of Common Shares	15,139,018	13,068,331

REFER TO REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ACCOMPANYING NOTES

F-E3

WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY AND COMPREHENSIVE LOSS

Years ended December 31
(Restated)

								Accumulated
					Additional			Other
	Common Shares		Preferred Shares		Paid-in	Deferred		Comprehensive
	Number	Par Value	Number	Par Value	Capital	Compensation	Deficit	Income (Loss)	Total

December 31, 2002	11,675,512	$11,675	16,700	$167	$85,124,400	$(173,260)	$(83,200,992)	$(102,371)	$1,659,619

Issuances	34,117	34			35,211				35,245
Conversions & exercises	1,844,780	1,845	(16,700)	(167)	372,558				374,236
Issuance for purchase of Avendo	875,000	875			4,022,051				4,022,926
Expiry of options and warrants					(14,000)	14,000			—
Fair value of warrants reclassified to liabilities					(4,753,467)				(4,753,467)
Amortization of deferred compensation						159,260			159,260
Cumulative translation adjustments								(202,865)	(202,865)
Net loss							(1,586,306)		(1,586,306)
Comprehensive net loss									(1,789,171)
December 31, 2003	14,429,409	$14,429	—	$—	$84,786,753	$—	$(84,787,298)	$(305,236)	$(291,352)

Issuances	17,875	18			24,292				24,310
Conversions & exercises	2,124,448	2,125			1,062,323				1,064,448

Cumulative translation adjustments								(32,003)	(32,003)
Net loss							(1,639,060)		(1,639,060)
Comprehensive net loss									(1,671,063)
December 31, 2004	16,571,732	$16,572	—	$—	$85,873,368	$—	$(86,426,358)	$(337,239)	$(873,657)

REFER TO REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ACCOMPANYING NOTES

F-E4

WaveRider Communications Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2004	2003
	(Restated)	(Restated)
OPERATING

Net loss	$(1,639,060)	$(1,586,306)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	290,529	510,536
Write-off of goodwill	—	2,755,446
Charges for issuance of options and warrants	—	159,260
Non-cash financing expenses	367,863	125,067
Derivative financial instrument income	(2,502,319)	(2,985,601)
Bad debt expense	(1,437)	200,137
Unrealized foreign exchange loss (gain)	103,411	(216,067)
(Gain) loss on disposal of property, plant and equipment	(9,198)	13,064
Net changes in working capital items	552,149	(589,339)

Net cash used in operating activities	(2,838,062)	(1,613,803)

INVESTING

Acquisition of property, plant and equipment	(165,199)	(59,618)
Cash received on acquisition of Avendo Wireless Inc.	—	1,177,420

Net cash provided by (used in) investing activities	(165,199)	1,117,802

FINANCING

Proceeds from sale of shares and warrants (net of issue fees) and
exercise of options and warrants	31,476	41,174
Proceeds from sale of convertible debentures net of issue fees	2,351,000	1,416,880
Movement in restricted cash	132,125	(232,125)
Repayment of note receivable	20,698	—
Payments on capital lease obligations	(10,168)	(9,542)

Net cash provided by financing activities	2,525,131	1,216,387

Effect of exchange rate changes on cash	(73,183)	97,145

(Decrease) increase in cash and cash equivalents	(551,313)	817,531

Cash and cash equivalents, beginning of year	1,843,135	1,025,604

Cash and cash equivalents, end of year	$1,291,822	$1,843,135

REFER TO REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ACCOMPANYING NOTES

F-E5

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

1.    RESTATEMENT

The Company corrected its accounting for (a) derivative financial instruments to conform to the requirements of Statements of Financial Accounting Standards (“SFAS”) No. 133, as amended, and Emerging Issues Task Force (“EITF”) No. 00-19. Embedded conversion features that meet the definition of derivative financial instruments have, where applicable, been bifurcated from host instruments and, in all instances, derivative financial instruments have been recorded as liabilities and carried at fair value. Other instruments, such as warrants, where physical or net-share settlement is not within the Company’s control are recorded as liabilities and carried at fair value. Finally, instruments that were initially recorded as equity were reclassified to liabilities at the time that the Company no longer possessed the ability to settle the instruments on a physical or net-share basis. Fair value adjustments resulted in a decrease in the net loss and loss per share in the amount of $4,661,609 and $0.31 per share for the year ended December 31, 2004 (2003 - $3,475,001 and $0.27 per share).

2.     NATURE OF OPERATIONS

WaveRider Communications Inc. was incorporated in 1987 under the laws of the state of Nevada.

The Company develops and markets wireless data communications products throughout the world, focusing on Internet connectivity. The Company’s primary markets are telecommunications companies and Internet Service Providers (ISPs) supplying high-speed wireless Internet connectivity to their customers. A significant secondary market is that of Value Added Resellers, to allow them to supply their customers with wireless connectivity for local area networks.

3.     GOING CONCERN
These consolidated financial statements are prepared on a going-concern basis, which assumes that WaveRider Communications Inc. (the “Company”) will realize its assets and discharge its liabilities in the normal course of business. The Company incurred a net loss of $1,639,060 for the year ended December 31, 2004 (2003 - $1,586,306) and reported an accumulated deficit at that date of $86,426,358 (2003 - $84,787,298). In addition, the requirements to continue investing in research and development activities to meet the Company’s growth objectives, without assurance of broad commercial acceptance of the Company’s products, lend significant doubt as to the ability of the Company to continue normal business operations.

While the Company has a plan that it believes will allow it to achieve profitability and cash flow positive operations, it does not presently have, in the absence of further financing, adequate cash to fund ongoing operations. In the past, the Company has obtained financing primarily through the sale of convertible securities. If the Company is unable to obtain additional financing and achieve its planned cash flow positive operations and profitability, it will, in all likelihood, be obliged to seek protection under the bankruptcy laws; in which event the Company believes it is unlikely that its common stock will have any value.

The ability of the Company to continue as a going concern is dependent upon it achieving and maintaining profitable and cash flow positive operations or securing additional external funding to meet its obligations as they come due. Should the Company be unable to continue as a going concern, assets and liabilities would require restatement on a liquidation basis which would differ materially from the going concern basis.

4.    BASIS OF PRESENTATION
On June 17, 2004, our directors approved a 1-for-10 reverse stock split of our common stock, based on shareholder approval on September 4, 2003. The reverse stock split became effective on July 1, 2004. All common stock information presented herein has been retroactively restated to reflect the reverse stock split.

F-E6

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

5.    SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of accounting – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries; WaveRider Communications (Australia) Pty Ltd (formerly known as ADE Network Technology Pty Ltd.) (“ADE”), an Australian corporation, WaveRider Communications (USA) Inc., a Nevada corporation, WaveRider Communications (Canada) Inc., a British Columbia company, Avendo Wireless Inc., an Ontario corporation and JetStream Internet Services Inc., a British Columbia company.

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.

Use of estimates in the preparation of financial statements – The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates. Material estimates that are susceptible to significant changes in the near term relate to the allowance for losses on receivables, inventory valuation reserves, warranty liabilities, income taxes and the fair value of equity instruments.

Revenue recognition and deferred revenue – The Company complies with Staff Accounting Bulletin (SAB) Nos. 101 and 104, “Revenue Recognition in Financial Statements” and “Revenue Recognition” and related communiques; SAB Nos. 101 and 104 provide guidance regarding the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission (SEC).

Revenue from product sales to end-user and Value-Added Reseller customers is recognized when all of the following criteria have been met: (a) evidence of an agreement exists, (b) delivery to the customer has occurred, (c) the price to the customer is fixed and determinable, and (d) collectibility is reasonably assured. Delivery occurs when the product is shipped, except when the terms of a specific contract include substantive customer acceptance.

Revenue from hardware maintenance contracts is recognized ratably over the term of the contract, which is generally one year. Revenue from installation and other services is recognized as earned and the associated costs and expenses are recognized as incurred. In cases in which extended warranty, maintenance or installation services are bundled with the sale of the product, the Company unbundles these components and defers the recognition of revenue for the services at the time the product sales revenue is recognized, based upon the vendor specific evidence of the value of the service element. Revenue from rentals and operating leases is recognized monthly as the fees accrue.

Revenue from Internet service contracts is recognized over the term of the contracts, which do not exceed one year.

Financial instruments – Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial asset is written down to its fair value.

Unless otherwise indicated, the fair values of financial instruments approximate their carrying amounts. By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The maximum potential loss may exceed any amounts recognized in the consolidated balance sheets. Exposure to credit risk is controlled through credit approvals, credit limits and monitoring procedures. The Company seeks to limit its exposure to credit risks in any single country or region.

F-E7

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

By virtue of its international operations, the Company is exposed to fluctuations in currency. The Company manages its exposure to these market risks through its regular operating and financing activities. The Company is subject to foreign currency risk on its Canadian and Australian business activities.

The fair values of cash and cash equivalents, accounts receivable, current notes receivable, accounts payable and current liabilities approximate their recorded amounts because of their short term to realization or settlement. The fair value of convertible debentures approximates its carrying value due to its market rates and relatively short term to maturity.

Cash and cash equivalents – All liquid investments having an original maturity not exceeding three months are treated as cash equivalents.

Restricted cash – Restricted cash consists of amounts collateralizing the letter of credit described in Note 13.

Accounts receivable – The Company has historically provided financial terms to certain customers in connection with purchases of the Company's products. Financial terms, for credit-approved customers, are generally on a net 30-day basis.

Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors considered include economic conditions, collateral values and each customer's payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management's best estimate of potential losses.

Inventory – Raw materials are recorded at the lower of cost or replacement cost. Finished goods are recorded at the lower of cost and net realizable value. Cost is determined on the average cost basis and includes material, labor and overhead, where applicable.

The Company records valuation reserves on its inventory for estimated obsolescence or unmarketability. The amount of the write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

The Company balances the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Product Warranty – The Company offers warranties of various lengths to its customers depending on the specific product and terms of the customer purchase agreement. The average length of the warranty period is 12 months. The Company’s warranties require it to repair or replace defective products during the warranty period at no cost to the customer. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under its warranties. The costs are estimated based on historical experience and any specific warranty issues that have been identified. Although historical warranty costs have been within expectations, there can be no assurance that future warranty costs will not exceed historical amounts. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary.

Changes in the Company’s product warranty liability for the year ended December 31, are as follows:

F-E8

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

	2004	2003
Balance, beginning	$110,060	$40,345
Warranties issued	22,794	168,933
Settlements made in cash or in-kind	(29,704)	(71,424)
Changes in estimated pre-existing warranties, including expirations	169	(27,794)

Balance, ending	$103,319	$110,060

Property, plant and equipment – Property, plant and equipment are recorded at historic cost. The Company uses a straight line basis for depreciation, with useful lives as follows:

Computer software	3 years
Computer equipment	4 years
Lab equipment and tools	4 years
Equipment and fixtures	5 years
Assets held for lease	5 years
Leasehold improvements	over the shorter of the term of the lease or estimated useful lives

Foreign currency translation – The Company's functional currency is the US dollar, except as noted below. Foreign denominated non-monetary assets, liabilities and operating items of the Company are measured in US dollars at the exchange rate prevailing at the respective transaction dates. Monetary assets and liabilities denominated in foreign currencies are measured at exchange rates prevailing on the consolidated balance sheet dates.

The functional currency of ADE, the Company's subsidiary in Australia, is Australian dollars. Accordingly, ADE’s assets and liabilities are translated into US dollars using the rate of exchange in effect on the balance sheet dates, whereas ADE’s revenues, expenses, gains and losses are translated at the average rate of exchange in effect throughout the reporting period. Resulting translation adjustments are included as a separate component of comprehensive loss within shareholders' equity in the accompanying consolidated financial statements.

Realized and unrealized foreign exchange losses/(gains) included in the statement of operations are $138,627 in 2004 (2003 - ($273,909)).

Income taxes - Income taxes are accounted for in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes”. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the income tax rates and laws currently enacted. Valuation allowances are established, when necessary, to reduce deferred income tax assets to an amount that is more likely than not expected to be realized.

Convertible Instruments – The Company reviews the terms of convertible debt and equity securities for indications requiring bifurcation, and separate accounting, for the embedded conversion feature. Generally, embedded conversion features where the ability to physically or net-share settle the conversion option is not within the control of the Company are bifurcated and accounted for as derivative financial instruments. (See Derivative Financial Instruments below). Bifurcation of the embedded derivative instrument requires allocation of the proceeds first to the fair value of the embedded derivative instrument with the residual allocated to the debt instrument. The resulting discount to the face value of debt instrument is amortized through periodic charges to interest expense (See Note 13).

F-E9

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

Derivative Financial Instruments – The Company generally does not use derivative financial instruments to hedge exposures to cash-flow or market risks. However, certain other financial instruments, such as warrants to acquire common stock and the embedded conversion features of debt and preferred stock instruments that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value with subsequent changes in fair value charged to operations each reporting period. If the Company subsequently achieves the ability to net-share settle the instruments, they would be reclassified at their fair value to equity.

Stock options – The Company applies SFAS No. 123 “Accounting for Stock-Based Compensation”, together with APB No. 25, “Accounting for Stock Issued to Employees” as permitted under SFAS No. 123, in accounting for its stock option plans. Accordingly, the Company uses the intrinsic value method to measure the costs associated with the granting of stock options to employees and this cost is accounted for as compensation expense in the consolidated statements of loss over the option vesting period or upon meeting certain performance criteria. In accordance with SFAS No. 123, the Company discloses the fair values of stock options issued to employees. Stock options issued to outside consultants are valued at their fair value and charged to the consolidated statements of loss in the period in which the services are rendered. Fair values of stock options are determined using the Black-Scholes option-pricing model.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to the stock-based employee compensation:

		2004	2003
Net loss, as reported		$(1,639,060)	$(1,586,306)
Add:
	Stock-based employee compensation expense included in reported net loss		159,260
Deduct:
	Stock-based employee compensation expense determined under fair value based method for all awards	(193,877)	(941,486)
Pro forma net loss		$(1,832,937)	$(2,368,532)
Basic and diluted loss per share, as reported		$(0.11)	$(0.12)
Basic and diluted loss per share, pro forma		$(0.12)	$(0.18)

Research and development costs – Research and development costs are charged to expense as incurred.

Valuation of long-lived assets – The Company considers the carrying value of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the Company expects an asset to generate cash flows less than the asset’s carrying value, at the lowest level of identifiable cash flows, the Company recognizes a loss for the difference between the asset’s carrying value and its fair value.

Comprehensive income (loss) – Under SFAS No. 130, the Company presents comprehensive income (loss), in addition to net income (loss) in the accounts. Comprehensive loss differs from net loss as a result of foreign currency translation adjustments. Accumulated other comprehensive income (loss) is included in the consolidated statements of changes in shareholders’ equity and reflects the cumulative effect of other comprehensive income (loss) excluded from net income (loss) as reported in the consolidated statements of income (loss).

F-E10

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

Recent Accounting Pronouncements – In December 2003, the Securities and Exchange Commission, (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”. SAB No. 104 supersedes SAB No. 101, “Revenue Recognition in Financial Statements.” SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superseded as a result of the issuance of Emerging Issues Task Force (“EITF”) No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. Additionally, SAB No. 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (“FAQ”) issued with SAB No. 101 that had been codified in SEC Topic No. 13, “Revenue Recognition”. Selected portions of the FAQ have been incorporated into SAB No. 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, which was effective upon issuance. The adoption of SAB No. 104 did not impact our consolidated financial statements.

In December 2003, the FASB issued FASB interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities”. FIN 46R expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity in investments with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's or is entitled to receive a majority of the entity's residual returns or both. The adoption of this interpretation did not have any impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123R, “Accounting for Stock-Based Compensation” (“SFAS No. 123R”). SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for small business issuers the first interim reporting period that begins after December 15, 2005. Accordingly, we will adopt SFAS No. 123R commencing with the quarter ending March 31, 2006. If we had included the fair value of employee stock options in our financial statements, our net loss for the fiscal years ended December 31, 2004 and 2003 would have been as disclosed in Note 4 above. Accordingly, the adoption of SFAS No. 123R is expected to have a material effect on our financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs -- An Amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for “abnormal amounts” of idle facility expense, freight, handling costs, and wasted material or spoilage. Before revision by SFAS No. 151, the guidance that existed in ARB No. 43 stipulated that these type items may be “so abnormal” that the appropriate accounting treatment would be to expense these costs as incurred. SFAS No. 151 requires that these costs be recognized as current-period charges without regard to whether the “so abnormal” criterion has been met. Additionally, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on our financial statements.

F-E11

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

6.	ACQUISITION OF SUBSIDIARY

Effective July 2, 2003, the Company acquired Avendo Wireless Inc. (“Avendo”), a privately-held technology developer located in Mississauga, Ontario, Canada. The Company undertook this acquisition to gain control of Avendo’s assets, which include cash, net receivables, in-process wireless technologies and an experienced research and development team to aid in expanding and enhancing WaveRider’s non-line-of-sight wireless broadband products.

Avendo designs and develops advanced fixed broadband wireless technology. Avendo's technology, if completed, is targeted to significantly improve spectral efficiency resulting in the ability to operate in non line of sight environments thereby providing the reliability needed to meet the needs of leading equipment vendors and their customers.

Under the terms of the acquisition, the Company issued 875,000 shares of common stock and 300,000 common stock purchase warrants in exchange for all of the issued and outstanding shares of Avendo and all outstanding long term debt. The warrants are exercisable at $4.10 per share for a five year period and include a net share settlement feature. In addition, the Company issued to the employees and advisors to Avendo 86,300 employee stock options, with an exercise price of $3.90, the fair value of the common stock on that date.

The transaction was accounted for as a purchase and is summarized as follows:

Cash on hand	$1,177,420
Other current assets	245,379
Fixed assets	16,235
Current liabilities	(64,689)

Net assets received	1,374,345
Expenses incurred on acquisition	(106,865)
Goodwill	2,755,446

Total consideration received	$4,022,926

Common stock issued on closing	$3,412,500
Warrants issued on closing at fair value	416,647
Employee stock options issued on closing at fair value	193,779

Total consideration given	$4,022,926

The cash effect of this transaction is summarized as follows:

Cash acquired on closing	$1,177,420

The pro forma effect of this transaction is summarized as follows:

Year ended December 31, 2003
Pro forma consolidated revenue	$13,078,555
Pro forma consolidated net loss	$(1,743,685)
Pro forma consolidated basic and diluted loss per share	$(0.13)

F-E12

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

In conjunction with our 2003 year-end audit, the Company undertook a complete review of its development plans and resources required to bring the acquired Avendo technology to commercial viability and compared these costs to the expected net present value of the discounted future cash flows. As a result of management’s analysis, it was determined that we would not undertake to fully commercialize the product, under current circumstances. As a result, an impairment charge of $2,755,446 was required on the basis that the carrying value of goodwill exceeded its fair value.

7.	ACCOUNTS RECEIVABLE

	2004	2003

Accounts receivable – trade	$1,076,013	$1,925,336
Scientific research tax credit receivable	215,966	—
Other receivables	23,739	14,977
Allowance for doubtful accounts	(243,066)	(34,887)

	$1,056,103	$1,921,975

8.	INVENTORIES

	2004	2003

Finished products	$1,239,278	$1,306,580
Raw materials	314,777	36,330
Valuation allowance	(610,411)	(376,477)

	$943,644	$966,433

9.	NOTE RECEIVABLE

On February 28, 2001, the Company purchased a promissory note from Platinum Communications Corporation (“Platinum”) in the amount of approximately $65,601 (Can $100,000). The note is secured by certain assets of Platinum, bears interest at Canadian prime rate plus 2% and is repayable in 20 equal monthly instalments commencing March 1, 2002. In March 2004, Platinum made all payments required to retire the loan.

10.	PROPERTY, PLANT AND EQUIPMENT

	Cost	Accumulated Depreciation	Net Book Value 2004	Cost	Accumulated Depreciation	Net Book Value 2003

Computer software	$936,902	$921,626	$15,276	$916,902	$911,576	$5,326
Computer equipment	1,161,264	1,043,560	117,704	1,112,321	977,431	134,890
Lab equipment and tools	1,102,475	1,035,144	67,331	1,047,150	923,920	123,230
Equipment and fixtures	323,285	272,672	50,613	339,071	274,464	64,607
Assets held for lease	84,824	55,136	29,688	84,824	38,171	46,653
Leasehold improvements	27,150	12,699	14,451	83,177	50,394	32,783
	$3,635,900	$3,340,837	$295,063	$3,583,445	$3,175,956	$407,489

F-E13

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

Capital leases - computer equipment includes $nil (2003 - $24,123) net of accumulated depreciation of $211,529 (2003 - $187,407), Lab Equipment and tools includes $410 (2003 - $23,622) net of accumulated depreciation of $350,175 (2003 - $326,963) and Equipment and fixtures includes $6,434 (2003 - $725) net of accumulated depreciation of $919 (2003 - $15,723).

The assets held for lease consist of a communication tower and wireless communications equipment which have been leased to a customer on a fixed three-year term. Unless terminated the lease automatically renews for an additional three-year term. The minimum lease payments receivable under the contracts are $16,700 in 2005.

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2004	2003

Accounts payable	$888,974	$1,415,770
Accrued development costs	317,126	3,179
Accrued salaries and benefits	269,645	372,072
Accrued royalties	107,610	69,744
Accrued warranty	103,319	110,060
Accrued audit and tax	74,546	100,000
Other accrued liabilities	318,844	259,113

	$2,080,064	$2,329,938

12.	DERIVATIVE FINANCIAL INSTRUMENTS

	2004	2003

Warrant liability	$157,352	$2,123,856
Embedded derivatives	485,555	220,000

	$642,907	$2,343,856

A	Warrants

The Company has several series of warrants outstanding at December 31, 2004 as follows:

Exercise Prices	Number Outstanding	Weighted Average Remaining Life

$0.273	881,443	55 months
$4.10	300,000	42 months
$5.00	214,893	22 months
$17.10	87,719	17 months
$28.00	96,154	11 months
$30.50	2,500	11 months

$0.273 - $30.50	1,582,709

F-E14

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

Effective with the issuance of the Convertible Debentures (See Note 13) on July 13, 2003, the Company no longer controlled the ability to physically or net share settle any other derivative financial instruments, representing principally warrants to acquire common stock, previously executed. As a result, the fair values of the then outstanding warrants, amounting to $4,753,467, were reclassified from stockholders’ equity (deficit) to derivative financial instrument liabilities. These instruments are adjusted to fair value until the Company’s ability to settle on a physical or net-share basis is regained, at which time the fair value of the warrants would be reclassified to stockholders’ equity (deficit). The Company has classified the derivative financial instruments as current liabilities as the holders have the rights to convert at any time.

The fair value of each of the warrants was calculated as of December 31, 2004 and 2003, using the Black-Scholes pricing model, using their remaining term to expiry and the following other inputs:

	2004	2003

Dividend yield	—	—
Volatility	95%	121%
Risk-free interest rate	2.67% - 3.60%	.91% - 3.27%

B	Embedded Derivatives

Included in the Company’s Convertible Debentures are provisions, including the conversion feature, that meet the definition of embedded derivatives, as defined in SFAS 133 and EITF 00-19. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value with subsequent changes to the fair value charged (credited) to operations each reporting period.

The Company’s convertible debentures do include a net-cash settlement provision, limiting the amount payable upon conversion to 120% of the face value of the debenture. As such, the Company has recorded the fair value of the liability for the underlying derivative financial instruments at fair value determined to be 20% of the face value of the convertible debentures outstanding.

13.	CONVERTIBLE DEBENTURES

i)
November 15, 2004 Issue – On November 15, 2004, the Company issued convertible debentures, at a 6% discount, in the aggregate principal amount of $531,250 to Crescent International Ltd. and Palisades Master Fund and received cash proceeds of $500,000, before cash fees of $49,000. The debt is unsecured, has no stated interest rate and matures in three years. In conjunction with the convertible debentures, the Company issued Series T warrants to purchase 510,818 shares of common stock at a price of $0.273 per share with a term of five years. Assuming a net-cash settlement basis, the fair value of the warrants and the embedded derivatives were first determined with the remaining proceeds being allocated to the debenture.

The convertible debentures are initially convertible into shares of common stock at $0.286. If, after April 14, 2005, the price of the Company’s common stock is less than $0.3432, upon a request for conversion, the Company, at its option, may either a) pay cash equal to 120% of the face value of the note or b) issue conversion shares based on a conversion price equal to 90% of the average of the lowest three Closing Bid Prices during the 20 Trading Day period immediately preceding the Conversion Date, as defined in the agreement. The convertible debentures are not convertible into a fixed or determinable number of shares. The Series T warrants also have a net share settlement feature.

In conjunction with this financing, certain anti-dilution provisions in the Company’s convertible debentures, issued April 23, 2004 and July 14, 2003, and its Series R and S warrants were triggered. As a result, the set conversion price of the April 23, 2004 and July 14, 2003 convertible debentures was reset from $2.175 to $0.286 and the exercise price of the Series R and S warrants was reset from $2.076 to $0.273.

F-E15

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

ii)
April 23, 2004 Issue – On April 23, 2004, the Company issued convertible debentures, at a 6% discount, in the aggregate principal amount of $2,125,000 to Crescent International Ltd. and Palisades Master Fund and received cash proceeds of $2,000,000, before cash fees of $100,000. The debt is unsecured, has no stated interest rate and matures in three years. In conjunction with the convertible debentures, the Company issued Series S warrants to purchase 268,715 shares of common stock at a price of $2.076 per share, reset to $0.273 on November 15, 2004, with a term of five years. Assuming a net-cash settlement basis, the fair value of the warrants and the embedded derivatives were first determined with the remaining proceeds being allocated to the debenture.

The convertible debentures are initially convertible into shares of common stock at $2.175, reset to $0.286 on November 15, 2004. If, after September 23, 2004, the price of the Company’s common stock is less than $2.61, reset to $0.3432 on November 15, 2004, upon a request for conversion, the Company, at its option, may either a) pay cash equal to 120% of the face value of the note or b) issue conversion shares based on a conversion price equal to 93% of the average of the lowest three Closing Bid Prices during the 20 Trading Day period immediately preceding the Conversion Date, as defined in the agreement. The convertible debentures are not convertible into a fixed or determinable number of shares. The Series S warrants also have a net share settlement feature.

In conjunction with this financing, certain anti-dilution provisions in the Company’s convertible debentures, issued July 14, 2003, and Series R warrants were triggered. As a result, the set conversion price of the July 2003 convertible debentures was reset from $4.318 to $2.175 and the exercise price of the Series R warrants was reset from $4.121 to $2.076.

iii)
July 14, 2003 Issue – On July 14, 2003, the Company issued convertible debentures, at a 6% discount, in the aggregate principal amount of $1,600,000 to two investment companies and received cash proceeds of $1,504,000, before cash fees of $87,120. The debt is unsecured, has no stated interest rate and matures in three years. In conjunction with the convertible debentures, the Company issued Series R warrants to purchase 101,910 shares of common stock at a price of $4.121 per share, most recently reset to $0.273 on November 15, 2004, with a term of five years. Assuming a net-cash settlement basis, the fair value of the warrants and the embedded derivatives were first determined with the remaining proceeds being allocated to the debenture.

The convertible debentures are initially convertible into shares of common stock at $4.318, most recently reset to $0.286 on November 15, 2004. However, upon a request for conversion, if the price of the Company’s common stock at the time of the request is less than $5.182, most recently reset to $0.3432 on November 15, 2004, the Company, at its option, may either a) pay cash equal to 120% of the face value of the note or b) issue conversion shares based on a conversion price equal to 95% of the average of the lowest three Closing Bid Prices during the 20 Trading Day period immediately preceding the Conversion Date, as defined in the agreement. The convertible debentures are not convertible into a fixed or determinable number of shares. The Series R warrants also have a net share settlement feature.

iv)	Allocation of net proceeds – The net proceeds of the transactions have been allocated to the primary financial instruments as follows:

	November 2004	April 2004	July 2003
Convertible debentures	$287,810	$1,145,125	$828,010
Warrants	105,940	429,875	355,990
Derivative financial instruments	106,250	425,000	320,000
Deferred financing costs	(49,000)	(100,000)	(87,120)

Net cash proceeds	$451,000	$1,900,000	$1,416,880

F-E16

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

v)
Conversions – During 2004, convertible debentures in an aggregate nominal value of $1,328,474 were converted to 2,084,021 shares of common stock. For the year ended December 31, 2004, $367,863 in non-cash financing expenses was charged to the statement of loss. These expenses included those relating to accretion of the convertible debentures and the amortization of deferred financing expenses.

During 2003, convertible debentures in an aggregate nominal value of $500,000 were converted to 224,849 shares of common stock. For the year ended December 31, 2003, $125,067 in non-cash financing expenses were charged to the statement of loss. These expenses included the accretion of the convertible debentures and the amortization of deferred financing expenses.

vi)	Amounts outstanding at December 31, 2004 and 2003

The amounts of convertible debentures outstanding at December 31, 2004 and 2003 are as follows:

	2004	2003

Face amount	$2,427,776	$1,100,000

Less - unamortized discounts	(851,792)	(451,411)

Net carrying value	$1,575,984	$648,589

The convertible debentures mature as follows:

2005	$—
2006	500,000
2007	1,927,776
Total	$2,427,776

14.	SHAREHOLDERS’ EQUITY

A	Authorized share capital
   Preferred shares issuable in series, par value of $0.01 - 5,000,000 shares
Common shares, par value of $0.001 - 400,000,000 shares

B	Issued share capital

i)
Warrants issued in connection with Convertible promissory notes – On December 8, 2000, the Company issued 246,154 Series J and 2,500 Series M common stock purchase warrants in connection with its issuance of convertible promissory notes. On December 14, 2001, 150,000 of the Series J warrants were returned for cancellation in connection with the Company’s shareholders’ rights offering. The Series J warrants are exercisable at $28.00 per share, expire December 7, 2005 and have a cashless exercise feature. The Series M warrants are exercisable at $30.50 per share and expire on December 7, 2005.

F-E17

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

ii)
Issue of Convertible Preferred Stock – On June 4, 2001, the Company issued 30,000 shares of Series D 5% convertible preferred stock, with a par value of $0.01 per share and Series N warrants to purchase 87,719 shares of common stock, to Crescent International Ltd. (“Crescent”) for cash consideration of $3,000,000, less cash expenses of $423,285 and the $22,007 fair value of 6,140 Series M-2 warrants issued to the Company’s investment bankers. Based upon the fair value of the underlying instruments, $2,215,798 of the total proceeds, net of costs, was allocated to preferred shares and $338,910 was allocated to the Series N warrants. The Series D 5% convertible preferred stock had a liquidation preference of $100 per share.

The beneficial conversion feature (BCF) embedded in the convertible preferred stock was calculated to be $1,043,832 using the intrinsic value of the feature based on the most beneficial conversion available to the investor on the commitment date. The shares of preferred stock were accreted by $1,043,832, to their redemption value, with a corresponding charge to accumulated deficit.

The Series D convertible preferred stock is convertible to shares of common stock at the liquidation preference value divided by the lesser of; a) $13.772 or b) 95% of the average of the lowest three consecutive closing bid prices during the twenty-two trading day period immediately preceding the Conversion Date. The Series N warrants have a term of five years and an exercise price of $17.10 per share and contain a cashless exercise feature. The Series M-2 warrants have expired without being exercised.

During 2003, the remaining 16,700 shares of the Series D 5% convertible preferred stock were converted to 1,578,139 shares of common stock.

iii)
Shareholders’ Rights Offering – On December 14, 2001, the Company issued 1,067,592 common shares and Series P warrants to purchase 1,067,592 common shares, at $5.00 per share, under a Shareholders’ rights offering. During 2004, 136 warrants were exercised to purchase 136 common shares for cash proceeds of $680. The remainder of the warrants expired on December 13, 2004.

iv)
Warrants issued in connection with Promissory Notes – On October 19, 2001 and November 5, 2001, the Company issued 179,418 and 35,475 Class O common stock purchase warrants, respectively, related to the sale of promissory notes to the Company’s senior management team, certain directors and significant accredited shareholders. The Warrants are exercisable at a price of $5.00 for a period of five years, have a cashless exercise feature and, in addition to regular terms and conditions, have a special adjustment clause in the event of a consolidation or reverse split of the Company’s common stock.

C	Employee Stock Option Plans

Employee Stock Option (1997) Plan –

During 1997, the Company authorized an Employee Stock Option Plan for a total of 500,000 common shares that may be awarded to employees and certain consultants. During 1998, the Company amended the plan to authorize an additional 125,000 common shares. Each option under the incentive plan allows for the purchase of one common share and expires not later than three years from the date granted. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees the options vest at 5% per complete month from date of award and for non-employees are earned out over their contract period.

F-E18

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

On July 7, 2000, at the Company’s annual general meeting of shareholders, a resolution was passed extending the life of all the outstanding options awarded to the then current employees and non-employee consultants under the Company’s Employee Stock Option (1997) Plan.

A modification that either renews a fixed award or extends the award’s period (life) results in a new measurement of compensation cost as if the award were newly granted. Accordingly, for the fixed awards to employees, the difference between the fair market value of the shares of Common Stock at the time of the extension and the time of the original award was recorded as a compensation expense to the Company.

During 2004, employees exercised none of the extended options (2003- none). During 2004 options to purchase 101,000 (2003 - 4,300) shares of Common Stock were returned for cancellation or expired unexercised.

1999 Incentive and Nonqualified Stock Option Plan –

During 1999, the Company authorized a new option plan for a total of 300,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share, which expires not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees the options vest equally over a three year period following the date of award.

Employee Stock Option (2000) Plan –

During 2000, the Company authorized a new option plan for a total of 600,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share, which expires not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees, the options vest equally over a three year period following the date of award.

Employee Stock Option (2002) Plan –

During 2002, the Company authorized a new option plan for a total of 600,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share, which expires not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees, the options vest equally over a three year period following the date of award.

On November 6, 2002, principally as compensation for accepting salary deferrals or reductions, the Board of Directors of the Company awarded 252,500 stock options, exercisable at $0.10 per share, to the Company's staff and certain management. These options vest equally over four quarters and were recorded as compensation options. As such, the intrinsic value on the date of grant of $204,000 was recorded as additional paid in capital in shareholders’ equity with a corresponding charge to deferred compensation. The deferred compensation charge was amortized in the consolidated statement of loss over the vesting period.

During 2004, options to purchase 2,500 (2003 - 17,500) shares of Common Stock expired unexercised. In 2003, the Company recorded selling, general and administration expense related to these options of $159,260.

F-E19

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

Stock options to employees, directors and consultants are summarized as follows:

Granted to Employees and Directors	Number	Exercisable	Weighted Average Exercise Price

Balance at December 31, 2002	1,134,257	666,617	$20.50

Granted to employees and directors @ $1.00 - $4.00	99,135		3.50
Cancelled on termination	(76,589)		25.60
Exercised	(41,792)		0.10

Balance at December 31, 2003	1,115,011	911,758	$19.40
Granted to employees and directors @ $2.50 - $2.70	950		2.63
Returned for cancellation by directors and officers	(433,950)		40.69
Cancelled on termination	(135,968)		10.02
Exercised	(40,382)		0.16

Balance at December 31, 2004	505,661	467,465	$4.58

Granted to Consultants	Number	Exercisable	Weighted Average Exercise Price

Balance at December 31, 2002	31,934	31,934	$6.70

Granted to consultants	—		—
Cancelled	(31,934)		6.70
Exercised	—		—

Balance at December 31, 2003 and 2004	—	—	—

Range of Exercise Prices	Number Outstanding at December 31, 2004	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Life (months)	Number Exercisable at December 31, 2004	Weighted Average Exercise Price of Exercisable Options

$0.10	153,125	$0.10	95	153,125	$0.10
$1.00 - $1.60	76,233	1.60	86	46,400	1.60
$2.10 - $3.90	30,513	3.16	104	22,150	2.96
$4.30	109,000	4.30	82	109,000	4.30
$5.60	100,000	5.60	66	100,000	5.60
$9.10 - $19.10	13,929	12.60	68	13,929	12.60
$20.00 - $94.40	22,861	38.42	68	22,861	38.42

$0.10 - $94.40	505,661	$4.58	84	467,465	$4.79

The weighted average exercise price for the exercisable options for 2003 was $16.70.

F-E20

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

Fixed Option Awards –

For disclosure purposes, the fair value of each stock option granted to employees was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 2004: nil annual dividends (2003 - nil), expected volatility of 90% (2003 - 90%), risk-free interest of 4.50% (2003 - 4.50%) and expected life of five years (2003 - five years). The Company estimates that approximately 20% of options will expire prior to exercise. The weighted average fair value of the stock options granted in 2004 was $1.51 (2003 - $2.00).

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock option plans have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

D    Employee Stock Purchase (2000) Plan

During 2000, the Company authorized a new employee stock purchase plan for a total of 300,000 common shares that may be purchased by employees at 85% of the lower of the closing price of the Company’s common stock at the beginning or ending date of each plan period. In 2004, the Company sold 17,875 shares of common stock for cash proceeds of $24,310. In 2003, the Company sold 34,117 shares of common stock for cash proceeds of $35,245.

15.	COMMITMENTS AND CONTINGENCIES

Obligation under Capital Lease
2004
Gross lease commitments:
2005	3,680
2006	2,453

6,133

Less: Imputed interest	1,498

4,635
Less: Current portion	2,781

Long-term obligation under capital leases	$1,854

Operating Leases

2005	$398,758
2006	391,884
2007	392,192
2008	391,054
2009	157,725
Thereafter	—

$1,731,613

F-E21

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

The Company rents office space with remaining terms of up to five years. The Company incurred rental expenses in 2004 of $396,279 (2003 - $381,247).

Contract Manufacturer

The Company provides its contract manufacturer with ongoing production forecasts to enable it to forecast and procure required parts. Under the terms of the Agreement with the contract manufacturer, the Company has committed to assume liability for all parts required to manufacture the Company’s forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next 4 weeks, on a rolling basis. These obligations amount to approximately $700,000. Total purchases from contract manufacturers in 2004 were $2,755,458 (2003 - $5,454,789). Management believes that, should it be necessary, they could find alternative contract manufacturers without significant disruption to the business.

A letter of credit has been issued to the contract manufacturer in the amount of $100,000 at December 31, 2004. The letter of credit secures the Company’s payment obligation under the Agreement and expires in December 2005. The Company has pledged cash to the bank as collateral for the letter of credit in the same amount as the letter of credit. This pledge has been classified as restricted cash.

Development Contractors

The Company employs outside contractors to assist in the design and development of its products. At December 31, 2004, the Company had entered into development contracts with one of its contractors, in the amount of $745,000, of which $582,500 was expensed in the year ended December 31, 2004. The contract calls for the payment of progress payments against specific milestones over the course of the contracts.

Employment Agreements

The Company has entered into employment agreements with certain key employees. These agreements include provisions relating to salaries and bonuses, severance payments and non-competition among others.

Litigation

As of December 31, 2004, there are no litigation matters outstanding against the Company.

16.	SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION

	2004	2003
Net changes in working capital items relating to operations

Restricted cash	$1,233	$—
Accounts receivable	901,468	(431,645)
Note receivable	—	12,063
Prepaid expenses and other assets	10,024	46,666
Inventories	17,709	501,591
Accounts payable and accrued liabilities	(343,225)	(891,984)
Deferred revenue	(35,060)	173,970

	$552,149	$(589,339)

F-E22

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

Cash paid during the year for:

Interest	$2,818	$3,824

Non-cash investing and financing activities

Capital lease additions	—	7,764
Disposal of capital lease	—	5,779

17.	RELATED PARTY TRANSACTIONS

During 2004, a total of $35,667 (2003 - $40,125) was paid or payable to directors and officers or to companies related to them for their management and administrative services.

18.	NON-CASH INTEREST EXPENSES

	2004	2003

Accretion of discounts on convertible debentures	$279,644	$88,889
Amortization of deferred financing expense	88,219	36,178

Non-cash interest expenses	$367,863	$125,067

19.	INCOME TAXES

Net loss (income) before income tax expense for each year is summarized as follows:

	2004	2003

United States	$368,264	$1,806,849
Canada	1,365,840	(46,392)
Australia	(95,044)	(174,151)

Net loss before income taxes	$1,639,060	$1,586,306

US statutory rate at 35%	$574,000	$555,000
Amounts permanently not recordable for income tax purposes	1,631,000	191,000
Foreign income tax rate differential	110,000	(5,000)
Net operating loss and temporary differences for which
no benefit was recognized	(2,315,000)	(741,000)

Deferred income tax recovery	$—	$—

Deferred income tax assets/(liabilities) consist of the following:
	2004	2003

Net operating loss carry forwards	$15,895,000	$15,611,000
Property, plant and equipment	178,000	187,000
Other	85,000	15,000
Net deferred income tax assets	16,158,000	15,813,000
Valuation allowance	(16,158,000)	(15,813,000)

	$—	$—

F-E23

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

The Company provides a valuation allowance for deferred income tax assets when it is more likely than not that some portion or all of the net deferred income tax assets will not be realized. Based on a number of factors, including the lack of a history of profits and that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, management believes that there is sufficient uncertainty regarding the realization of deferred income tax assets that a full valuation allowance has been provided. The deferred income tax valuation allowance increased in 2004 by $345,000 (2003 - $150,000).

As of December 31, 2004, the Company had available net operating loss carry forwards for United States, Canadian and Australian purposes of approximately $28,449,000, $21,263,000 and $656,000, respectively. The United States net operating loss carry forwards begin to expire in 2008, $689,000 of Canadian net operating loss carry forwards expired in 2004 and will continue to expire thereafter and the Australian net operating losses begin to expire in 2020. The net operating losses are subject to certain Canadian and United States restrictions that may apply on any change in the control of the Company and which could adversely affect the amounts and benefits to be derived therefrom.

20.	LOSS PER SHARE

The warrants, which could result in the issue of 1,582,709 additional shares of common stock (Note 12C) and the options, which could result in the issue of 505,661 additional shares of common stock (Note 12E) have not been included in the loss per share calculation as they are anti-dilutive.

	Year ended December 31, 2004
	Loss (Numerator)	Shares (Denominator)	Per Share Amount

Basic and diluted loss per share
Loss attributable to common shareholders	$1,639,060	15,139,018	$0.11

	Year ended December 31, 2003
	Loss (Numerator)	Shares (Denominator)	Per Share Amount

Basic and diluted loss per share
Loss attributable to common shareholders	$1,586,306	13,068,331	$0.12

F-E24

WaveRider Communications Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004 and 2003

21.	SEGMENT INFORMATION

INDUSTRY SEGMENTS

The Company operates in one industry segment: wireless data communications products.

GEOGRAPHIC SEGMENTS

The Company operated in the following geographic segments;

	Year Ended December 31,
Revenue by region	2004	2003

United States	$5,202,639	$8,868,019
Australia	3,045,407	2,114,437
Canada	736,729	1,508,029
Rest of world	556,829	588,070

	$9,541,604	$13,078,555

	Year ended December 31, 2004
	Canada	Australia	Total

Property, plant and equipment	$193,195	$101,868	$295,063

	Year ended December 31, 2003
	Canada	Australia	Total

Property, plant and equipment	$308,163	$99,326	$407,489

22.	COMPARATIVE FIGURES

Certain comparative amounts have been reclassified to correspond with the current year's presentation.

23.	SUBSEQUENT EVENTS

i)
Conversions of convertible debentures subsequent to December 31, 2004 – Subsequent to December 31, 2004, convertible debentures with an aggregate nominal value of $423,794 were converted to 4,254,753 shares of common stock.

ii)
Change in employment contract – On February 9, 2005, Mr. Bruce Sinclair and the board of directors agreed to an amendment to Mr. Sinclair's employment contract. In exchange for a reduction in the severance allowance contained in the contract, reducing the commitment from three years' salary to one year's pay on termination, the board awarded Mr. Sinclair employee stock options to purchase 500,000 shares of common stock, at the then market price of $0.19 per share.

F-E25

ANNEX A-1

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 3, 2006 (this “Agreement”), is made and entered into by and among WAVE WIRELESS CORPORATION, a Delaware corporation (“Parent”), WAVE ACQUISITION CORPORATION, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and WAVERIDER COMMUNICATIONS INC., a Nevada corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings given to such terms in Article VII hereof.

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has, by resolutions duly adopted, declared that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement are advisable, the Board of Directors of Parent has approved this Agreement and the Board of Directors of each of the Company and Merger Sub has adopted this Agreement.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). At the Effective Time, the Merger shall have the effects specified in Section 92A.250 of the Nevada Revised Statutes. (“NRS”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.2  Closing. The closing of the Merger (the “Closing”) shall take place (i) at the principal executive offices of Parent, 1996 Lundy Avenue, San Jose, California at 9:00 A.M. on the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

1.3  Effective Time. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada as provided in Section 92A.200 of the NRS. The Merger shall become effective on the date on which the Articles of Merger have been filed with the Secretary of State of the State of Nevada or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the “Effective Time”).

Annex A-1

1.4  Articles of Incorporation; Bylaws; Directors and Officers.

(a)  At the Effective Time, the articles of incorporation of Merger Sub (the “Charter”) shall be the articles of incorporation of the Surviving Corporation until thereafter duly amended as provided therein or in accordance with applicable law.

(b)  At the Effective Time, the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or in accordance with applicable Law.

(c)  The sole initial director and sole initial officer of Merger Sub shall be Daniel W. Rumsey. At the Effective Time, the officers and directors of the Surviving Corporation shall be appointed by Parent to serve in such capacities until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

1.5  Effect on Capital Stock.

(a)  Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)  Any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) held by any wholly owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)  Any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any options, warrants, convertible securities or other rights to acquire Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be terminated and be of no further force or effect, and no consideration shall be delivered in exchange therefor; provided, however, any issued and outstanding Bridge Notes shall result in a Bridge Note adjustment as set forth in Section 1.5(c)(iii) below.

(iii)  Each share of Company Preferred Stock outstanding and held of record by Crescent immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Parent Preferred Stock, which shall be convertible into a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that would have been issued to Crescent in the Merger if Crescent had converted all of its shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time.

Annex A-1

(iv)  Except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b), (c), (d) and (e), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (as defined herein) such that the total number of shares of Parent Common Stock issued in connection with the Merger, including, without limitation, the shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock issued to Crescent in the Merger (collectively, the “Merger Consideration”), shall equal fifty-percent (50%) of Parent’s Fully Diluted Shares Outstanding immediately after the Effective Time. By way of example, as of the date hereof and based upon the Fully Diluted Shares Outstanding of Parent and the Fully Diluted Shares Outstanding of the Company, each as set forth on Schedule 1.5, the “Exchange Ratio” shall initially be 1.2179, subject to adjustment at the Closing as provided in Sections 1.5(b) and (c).

(b)  Adjustments to Exchange Ratio. If, during the period from the date of this Agreement through the Effective Time, (i) the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction or event, or (ii) the number of Fully Diluted Shares Outstanding of Parent or the Company is changed from the number set forth on Schedule 1.5 due to (x) the issuance of additional debt or equity securities in connection with any financing transaction entered into by Parent or the Company prior to the Effective Time, (y) the exercise or conversion of any outstanding convertible securities into shares of Parent Common Stock or Company Common Stock prior to the Effective Time, including, without limitation, the conversion of any convertible debentures currently held by Crescent, or SDS Capital Group or its affiliates, or (z) any variance between the weighted average closing price of Parent Common Stock as set forth on Schedule 1.5 and the weighted average closing price of Parent Common Stock during the 10 trading days immediately preceding the Closing Date (for the purpose of calculating the Fully Diluted Shares Outstanding for Parent and Company pursuant to the treasury stock method), then in each such case (subclauses (i) and (ii) above), the Exchange Ratio shall be equitably adjusted such that the total Merger Consideration issued by Parent in the Merger equals 50% of Parent’s Fully Diluted Shares Outstanding immediately after the Effective Time.

(c)  Further Adjustments to Exchange Ratio. After giving effect to the Exchange Ratio adjustments provided in Section 1.5(b), the Exchange Ratio shall be adjusted further as follows:

(i)  Parent Net Working Capital Adjustment. If Parent’s Closing Net Working Capital is greater or less than its Required Net Working Capital, then the Exchange Ratio shall be adjusted on the Closing Date as follows: in the event of a positive / (negative) variance, the Exchange Ratio shall be reduced / (increased) by an amount equal to (x) the difference between Parent’s Closing Net Working Capital and Required Net Working Capital, divided by (y) the weighted average closing price of Parent Common Stock during the 10 trading days immediately preceding the Closing Date, and dividing the quotient so obtained by (z) the Company’s Fully Diluted Shares Outstanding on the Closing Date.

(ii)  Company Net Working Capital Adjustment. If the Company’s Closing Net Working Capital is greater or less than its Required Net Working Capital, then the Exchange Ratio shall be adjusted on the Closing Date as follows: in the event of a positive / (negative) variance, the Exchange Ratio shall be increased / (reduced) by an amount equal to (x) the difference between the Company’s Closing Net Working Capital and Required Net Working Capital, divided by (y) the weighted average closing price of Parent Common Stock during the 10 trading days immediately preceding the Closing Date, and dividing the quotient so obtained by (z) the Company’s Fully Diluted Shares Outstanding on the Closing Date. The parties agree and acknowledge that Bridge Notes shall not be included in the Company Net Working Capital, since the issuance of such Bridge Notes shall result in a Bridge Note Adjustment, as set forth below.

Annex A-1

(iii)  Bridge Note Adjustment. With respect to Bridge Notes issued by Company prior to the Closing Date, the Exchange Ratio shall be reduced on the Closing Date by an amount equal to (x) the aggregate face value of all outstanding or previously converted Bridge Notes issued prior to the Closing Date plus any accrued and unpaid interest thereon, divided by (y) the product of (1) eighty-five percent (85%) of the weighted average closing price of Parent Common Stock during the 10 trading days immediately prior to the Closing Date, and (2) the Exchange Ratio (as adjusted pursuant to Section 1.5(b) and Sections 1.5(c)(i) and (ii) above), and dividing the quotient so obtained by (z) the Company’s Fully Diluted Shares Outstanding on the Closing Date. All Bridge Notes remaining on the Closing Date shall be cancelled.

(d)  Unvested Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then: (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall take all such action as may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(e)  No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the “OTC Bulletin Board”) on the date the Merger becomes effective.

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(f)  Stock Options and Warrants. At the Effective Time (i) all options to purchase Company Common Stock then outstanding (the “Company Options”), including options issued under the Company’s Employee Stock Option (1997) Plan, the 1999 Incentive and Nonqualified Stock Option Plan, the Employee Stock Option (2000) Plan and the Employee Stock Option (2002) Plan (collectively, the “Company Stock Option Plans”), and (ii) all warrants to purchase Company Common Stock then outstanding (the “Company Warrants”), shall be assumed by Parent in accordance with Section 4.10.

(g)  Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

1.6  Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the applicable consideration set forth in, and subject to, Sections 1.5 and 1.7), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7  Exchange of Company Stock Certificates.

(a)  Exchange Agent; Exchange Fund. Parent’s transfer agent shall act as exchange agent in the Merger (the “Exchange Agent”). As promptly as practicable after the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(iv); and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

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(b)  Exchange Procedures. As promptly as practicable after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Common Stock immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)  Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7. Subject to the requirements of applicable Law (including applicable abandoned property, escheat or similar laws), following surrender of any such Company Stock Certificate, the Exchange Agent will deliver to the record holder thereof, without interest: (i) a certificate representing the number of whole shares of Parent Common Stock issued in exchange therefor along with cash in lieu of any fractional share pursuant to Section 1.5(d) and the amount of any such dividends or other distributions with a record date after the Effective Time (and with a payment date prior to the date of surrender of such Company Stock Certificate) payable with respect to such whole shares of Parent Common Stock; and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time (and with a payment date on or subsequent to the date of surrender of such Company Stock Certificate) payable with respect to such whole shares of Parent Common Stock.

(d)  Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

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(e)  Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)  No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar requirement of applicable Law.

1.8  Affiliates. Notwithstanding anything herein to the contrary, to the fullest extent permitted by Law, no certificates representing shares of Parent Common Stock shall be delivered to a Person who may be deemed an “affiliate” of the Company in accordance with Section 4.13 for purposes of Rule 145 under the Securities Act, until such Person has executed and delivered an Affiliate Agreement (as defined in Section 4.13) to Parent.

1.9  Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, as follows (it being understood that each representation and warranty contained in this Article II is subject to: (a) the exceptions and disclosures set forth in the section of the Company Disclosure Schedule corresponding to the particular Section in this Article II in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section of the Company Disclosure Schedule by reference to another section of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other section of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

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2.1  Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, do not have and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Section 2.1 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Subsidiary of the Company. The Company has delivered or made available to Parent and Merger Sub true and complete copies of the articles of incorporation and bylaws of the Company and similar governing instruments of each of its Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation or bylaws or equivalent governing instruments.

2.2  Capitalization.

(a)  The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on November 30, 2005, 32,007,381 shares of Company Common Stock were issued and outstanding and no shares of Company Common Stock were held by the Company or any Subsidiary of the Company. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

(b)  As of November 30, 2005, (i) 625,000 shares of Company Common Stock were reserved for issuance and 252,356 shares were issuable upon exercise of outstanding stock options granted under the Company’s Employee Stock Option (1997) Plan, (ii) 300,000 shares of Company Common Stock were reserved for issuance and 280,795 shares were issuable upon exercise of outstanding stock options granted under the Company’s 1999 Incentive and Nonqualified Stock Option Plan, (iii) 600,000 shares of Company Common Stock were reserved for issuance and 502,761 shares were issuable upon exercise of outstanding stock options granted under the Company’s Employee Stock Option (2000) Plan, and (iv) 600,000 shares of Company Common Stock were reserved for issuance and 450,000 shares were issuable upon exercise of outstanding stock options granted under the Company’s Employee Stock Option (2002) Plan. Except as set forth in the immediately preceding two sentences or on Section 2.2 of the Company Disclosure schedules, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All of the outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Common Stock issuable pursuant to the Company ESPP and issuable upon exercise of Company Options and Company Warrants, when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

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(c)  Section 2.2 of the Company Disclosure Schedule sets forth for each outstanding Company Stock Option and for each outstanding Company Warrant as of the date hereof, (i) the name of the holder of such Company Stock Option or Company Warrant, (ii) the Company Stock Option Plan pursuant to which such option was issued, if applicable, (iii) the number of shares of Company Common Stock issuable upon the exercise of such Company Stock Option or Company Warrant, (iv) the exercise price of such Company Stock Option or Company Warrant, and (v) the date on which such Company Stock Option or Company Warrant was granted. Notwithstanding the foregoing, the Company Disclosure Schedule shall only set forth individually Company Warrants or Company Stock Options with an exercise price of $1.00 or less. With respect to Company Stock Options or Company Warrants with an exercise price exceeding $1.00, the Company Disclosure Schedule shall only set forth the number of shares of Company Common Stock issuable upon the exercise of such Company Stock Options or Company Warrants.

(d)  Except as disclosed in this Section 2.2 or on Section 2.2 of the Company Disclosure Schedules, there are no options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security or similar ownership interest, call, right, commitment or agreement. There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of the Company or any of its Subsidiaries.

2.3  Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders and the filing of the Articles of Merger pursuant to Section 92A.200 of the NRS.

2.4  Binding Effect. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.5  Non-Contravention; Approvals and Consents.

(a)  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or bylaws of the Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 4.5 (the “Company Stockholder Approval”) and compliance with the requirements set forth in paragraph (b) below, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of the Company or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, including any leased real property, or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract. Section 2.5(a) of the Company Disclosure Schedule lists all consents, waivers and approvals under any Company Material Contract required to be obtained (other than those already obtained) in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would have a material adverse effect on the Company or the Surviving Corporation or have a material adverse effect on the ability of the parties to consummate the Merger.

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(b)  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) the filing of the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company’s stockholders to consider the approval and adoption of this Agreement and approval of the Merger (the “Proxy Statement/Prospectus”) with the United States Securities and Exchange Commission (the “SEC”) in accordance with the Exchange Act, to be included in the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in accordance with the Securities Act, and the effectiveness of the Registration Statement, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the OTC Bulletin Board and the HSR Act, and the comparable laws of any foreign country reasonably determined by the parties to be required (such consents, approvals, orders, authorizations, registrations, declarations and filings described in clauses (i) through (iii) above being referred to herein as the “Necessary Consents”); and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Merger.

2.6  SEC Filings; Financial Statements.

(a)  The Company has delivered (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or furnished by the Company with or to, the SEC since January 1, 2002, including all amendments thereto (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC since January 1, 2002 have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each of the certifications and statements relating to the Company SEC Documents required by Rule 13a-14 under the Exchange Act (collectively, the “Company Certifications”) is accurate and complete, and complied as to form and content with all applicable Laws in effect at the time each such Company Certification was filed with or furnished to the SEC.

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(b)  The Company and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company has delivered or made available to Parent accurate and complete copies of all material policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is, and has at all times since January 1, 2000 been, in compliance with the applicable listing and other rules and regulations of the OTC Bulletin Board and has not since January 1, 2000 received any notice from the OTC Bulletin Board asserting any non-compliance with any of such rules and regulations.

(c)  The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(d)  The Company has delivered or made available to Parent the unaudited consolidated balance sheet (including the notes thereto) of the Company and its Subsidiaries as of September 30, 2005 (the “Company Balance Sheet”) and the unaudited consolidated statement of income (including the notes thereto) of the Company and its Subsidiaries for the fiscal year then ended (together with the Company Balance Sheet, the “Company Financial Statements”). The Company Financial Statements: (i) were prepared in accordance with GAAP applied on a basis consistent with the basis on which the financial statements contained in the Company SEC Documents were prepared; and (ii) fairly present in all material respects the condensed, unaudited consolidated financial position of the Company and its Subsidiaries as of September 30, 2005 and the condensed, unaudited consolidated results of operations of the Company and its Subsidiaries for the fiscal year then ended.

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(e)  The Company’s auditor has, at all times since the date of enactment of the Sarbanes-Oxley Act, been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by the Company’s auditors for the Company and its Subsidiaries were approved as required by Section 202 of the Sarbanes-Oxley Act.

(f)  Other than as disclosed in the Company SEC Documents, there are no securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect and no such transactions or arrangements have been effected by the Company or any of its Subsidiaries since January 1, 2000.

2.7  Absence of Certain Changes or Events.

(a)  Since the date of the Company Balance Sheet, there has not been: (i) any material adverse effect on the Company, (ii) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by the Company of any of its assets including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iv) any split, combination or reclassification of the capital stock of the Company or any of its Subsidiaries.

(b)  From December 31, 2004 until the date of this Agreement, the Company and its Subsidiaries have not taken or legally committed to take any of the actions specified in Sections 4.3(a) through (r).

2.8  Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the Company Balance Sheet, neither the Company nor any of its Subsidiaries had as of the date of the Company Balance Sheet, or has incurred since such date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on the Company Balance Sheet, other than liabilities and obligations that (i) were incurred in the ordinary course of business consistent with past practice and (ii) have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

2.9  Legal Proceedings. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, (a) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of the Company or any of its Subsidiaries are there any investigations or audits by a Governmental Entity pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and, to the knowledge of the Company or any of its Subsidiaries, there are no facts or circumstances known to the Company or any of its Subsidiaries that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (b) neither the Company nor any of its Subsidiaries is subject to any Order that, individually or in the aggregate, has or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

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2.10  Tangible Property and Assets. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, the Company and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all tangible property and assets used in and, individually or in the aggregate, material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole, free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with all other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company or any such Subsidiary. All such property and assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used.

2.11  Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Company IP individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Company IP, such Company IP is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property Rights of any third party, except for such defaults and infringements which, individually or in the aggregate, do not have and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

2.12  Real Property.

(a)  The Company and each of its Subsidiaries has good, marketable and indefeasible fee title to their respective Owned Real Properties, free and clear of any Liens, other than Liens for current taxes not yet due and payable and Liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries.

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(b)  Section 2.12 of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any real property is being leased to the Company or any of its Subsidiaries.

(c)  Section 2.12 of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than the Company or any of its Subsidiaries) a right of use or occupancy of any Owned Real Property and Leased Real Property of the Company.

2.13  Compliance; Permits.

(a)  Neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or, to the knowledge of the Company or any of its Subsidiaries, violation of, any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same. There is no Order binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or presently proposed to be conducted.

(b)  The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.14  Company Material Contracts. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Company Material Contract, is in material breach, violation or default under, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Material Contract in such a manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek material damages or other material remedies (for any or all of such breaches, violations or defaults, in the aggregate).

2.15  Taxes.

(a)  The Company and each of its Subsidiaries has filed all tax returns and reports required to be filed by it through the date hereof and will timely file any such returns or reports required to be filed on or prior to the Closing Date, and such returns and reports accurately reflect all taxes, charges and assessments owed by the Company and its Subsidiaries. Section 2.15(a) of the Company Disclosure Schedule (i) lists every federal, state, local and foreign jurisdiction in which the Company and its Subsidiaries are subject to Tax, and indicates those Tax Returns that have been examined or audited and indicates those Tax Returns that currently are the subject of examination or audit.

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(b)  No extension or waiver of any statute of limitations has been requested of or granted by the Company or any of its Subsidiaries with respect to any Tax for any period, and no extension or waiver of time within which to file any Tax Return has been requested by or granted to the Company or any of its Subsidiaries.

(c)  No deficiency, delinquency, or default for any Taxes relating to the Company or any its Subsidiaries or its receipts, income, sales transactions or other business activities has been claimed, proposed or assessed against the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received notice of any such deficiency, delinquency, or default; and there is no audit, examination, investigation, claim, assessment, action, suit, proceeding, lien or encumbrance in effect, pending or proposed by any tax authority with respect to any such Taxes or with respect to any Tax Return of the Company or any of its Subsidiaries. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets and properties of the Company and its Subsidiaries.

(d)  The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party.

(e)  There is no tax ruling, request for ruling, or settlement, compromise, closing or Tax collection agreement in effect or pending which does or could affect the liability of the Company or any of its Subsidiaries for Taxes for any period after the Closing Date.

(f)  Neither the Company nor any of its Subsidiaries has (i) been a member of an Affiliated Group filing a consolidated federal Tax Return or (ii) incurred any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations, under any provision of state, local or foreign law similar to Section 1.1502-6 of the Treasury Regulations, as a transferee or successor, by contract, or otherwise.

(g)  Neither the Company nor any of its Subsidiaries is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate the Company or any of its Subsidiaries to make any payments, that are not or would not be deductible under Section 162(m) or Section 280G of the Code.

(h)  None of the assets of the Company and its Subsidiaries (i) consists of or secures any indebtedness, the interest on which is exempt from Tax; (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code; or (iii) will as of the Closing Date be subject to any “safe harbor lease” within the meaning of former Section 168(f)(8) of the Internal Revenue Code of 1954.

2.16  Labor and Employment Matters.

(a)  The Company and each of its Subsidiaries (i) has withheld and paid to the appropriate Governmental Entities, or is withholding for payment not yet due to such entities, all amounts required to be withheld from its employees; (ii) is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; and (iii) has complied in all material respects with all applicable Laws relating to the employment of labor, including Title VII of the Federal Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, and those relating to hours, wages, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate authorities.

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(b)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract applicable to the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any (i) unfair labor practice complaint pending before the National Labor Relations Board or any other federal, state, local or foreign agency, (ii) pending or threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, or threat thereof, (iii) pending grievance proceeding, (iv) pending representation question respecting the employees of the Company or any of its Subsidiaries, (v) pending arbitration proceeding arising out of or under any collective bargaining agreement or (vi) attempt by any union to represent employees of the Company or any of its Subsidiaries as a collective bargaining agent.

(c)  None of the current or former independent contractors of the Company or any of its Subsidiaries could be reclassified as an employee, except as would not have and would not reasonably be expected to have or result in a material adverse effect on the Company and its Subsidiaries.

2.17  Employees. Section 2.17 of the Company Disclosure Schedule sets forth a list of the names of all employees of the Company and its Subsidiaries currently employed in connection with its and their respective businesses (collectively, the “Employees”) and indicates the current salary or wage rate of each such Employee. All of such salaries, wages and benefits will be paid by the Company and its Subsidiaries when due for all periods through the Closing Date. Section 2.17 of the Company Disclosure Schedule sets forth a list of all Employees terminated by the Company and its Subsidiaries since the date 90 days prior to the date hereof. The employment of each Employee is terminable at will.

2.18  Employee Benefit Plans.

(a)  Section 2.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Benefit Plans and identifies each such Company Benefit Plan as either an “employee welfare benefit plan,” as defined in ERISA Section 3(1) (a “Welfare Plan”) or an “employee pension benefit plan”, as defined in ERISA Section 3(2) (a “Pension Plan”); provided, however, that the term “Pension Plan” shall not include any Company Benefit Plan that is a “multiemployer plan” within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”).

(b)  The Company has delivered or made available to Parent true and complete copies of: (i) all plan texts, agreements and material employee communications relating to each Company Benefit Plan; (ii) all summary plan descriptions (whether or not required to be furnished pursuant to ERISA), the most recent annual report (including all schedules thereto) and the most recent annual and periodic accounting and financial statements of related plan assets with respect to each Pension Plan and Welfare Plan; and (iii) the most recent determination letter received from the Internal Revenue Service with respect to each Pension Plan.

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(c)  To the knowledge of the Company or any of its Subsidiaries, no event has occurred (and there exists no condition or set of circumstances) in connection with any Company Benefit Plan that could subject Parent, Merger Sub, the Company, the Surviving Corporation or any Company Benefit Plan, directly or indirectly, to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Company Benefit Plan.

(d)  Each Company Benefit Plan (other than any Multiemployer Plan) conforms to, and its administration is in compliance with, all applicable laws and regulations, including but not limited to, ERISA and the Code, and no fiduciary of any Company Benefit Plan has taken any action that could result in such fiduciary being liable for the payment of damages under ERISA Section 409 and that would result in any liability for Parent, Merger Sub, the Company or the Surviving Corporation.

(e)  Each Pension Plan that is intended to qualify under Section 401(a) or 403(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that could adversely affect such qualification or exemption.

(f)  Each Company Benefit Plan (other than any Multiemployer Plan) has been maintained in accordance with its terms, and there are no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened claims, lawsuits or arbitrations (other than routine claims for benefits) that have been asserted or instituted against or with respect to any such Company Benefit Plan or the assets of any of the trusts under any such Company Benefit Plan.

(g)  There has been no failure to comply with applicable ERISA or other requirements as to the filing of reports, documents and notices with the Secretary of Labor, the Secretary of the Treasury and the Pension Benefit Guaranty Corporation (“PBGC”) that could subject any Company Benefit Plan (other than any Multiemployer Plan), any fiduciary thereof, Parent, Merger Sub, the Company or the Surviving Corporation to a penalty, and any requirement of the furnishing of such documents to participants or beneficiaries, due before the Closing Date, has been or will be complied with by all of the Company Benefit Plans prior to the Closing.

(h)  No “prohibited transaction,” as such term is defined in Code Section 4975 and ERISA Section 406, has occurred with respect to any Company Benefit Plan (other than a Multiemployer Plan) that could subject such Company Benefit Plan, any fiduciary thereof, Parent, Merger Sub, the Company or the Surviving Corporation to a penalty for such prohibited transaction imposed by ERISA Section 502 or a material tax imposed by Code Section 4975.

(i)  Any bond required by applicable provisions of ERISA with respect to any Company Benefit Plan (other than a Multiemployer Plan) has been obtained and is in full force and effect.

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(j)  No “reportable event,” as such term is defined in ERISA Section 4043, has occurred or is continuing with respect to any Pension Plan.

(k)  No Pension Plan that is or was subject to Title IV of ERISA has been terminated; no proceeding has been initiated to terminate any such Plan; and neither the Company nor any of its Subsidiaries has incurred, and does not reasonably expect to incur, any liability, whether to the PBGC or otherwise, except for required premium payments, which payments have been made when due, with respect to the termination of any Pension Plan. No event has occurred (and there exists no condition or set of circumstances) that presents a material risk of the partial termination of any Pension Plan.

(l)  No Company Benefit Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by law or (ii) death benefits under any Pension Plan).

(m)  There are no unfunded benefit obligations arising in any jurisdiction.

(n)  The consummation of the transactions contemplated hereby will not (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or former employee.

(o)  The Company has provided (or has caused the applicable Company Benefit Plans to provide) and will continue to provide (or cause the applicable Company Benefit Plans to provide) for “continuation coverage” to or for the benefit of each “covered employee” and each “qualified beneficiary” entitled thereto (as such terms are defined in Code Section 4980B) and shall otherwise comply in all respects with the requirements (including, but not limited to, notice requirements) of Code Section 4980B as to each such covered employee and each such qualified beneficiary with respect to whom a “qualifying event” (as defined in Code Section 4980B) has occurred (or will occur) through the Closing.

(p)  Section 2.18(p) of the Company Disclosure Schedule sets forth a true and correct list of all Multiemployer Plans to which the Company has contributed, or is required to contribute, since January 1, 2003. To the Company’s knowledge, each such Multiemployer Plan has been maintained in substantial compliance with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. To the Company’s knowledge, no “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975, has occurred in connection with any such Multiemployer Plan. The Company shall have made, on or prior to the Closing, all contributions required to be made to each such Multiemployer Plan.

(q)  Section 2.18(q) of the Company Disclosure Schedule sets forth accurately, for each Multiemployer Plan, (i) the amount of contributions by the Company and its Subsidiaries to such plan for the prior two plan years and (ii) the amount of withdrawal liability as determined under Section 4201 of ERISA that the Company and its Subsidiaries would incur if any of them withdrew from such plan in a complete withdrawal as of the date listed in Section 2.18(q) of the Company Disclosure Schedule. With respect to any Multiemployer Plan, neither the Company nor any of its Subsidiaries has incurred or otherwise become liable for, or is reasonably expected to incur or become liable for, a “complete withdrawal” or “partial withdrawal,” as such terms are defined in Sections 4203 and 4205 of ERISA, respectively, with respect to events that have occurred before or as of the Closing.

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(r)  Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any medical, dental, disability or life insurance programs, or stock option, incentive or deferred compensation plans or other similar fringe or employee benefit plans, programs or arrangements for the benefit of their respective employees.

2.19  Environmental Matters.

(a)  Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (“Hazardous Materials”), are present, as a result of the actions of the Company, or its Subsidiaries or any affiliate of the Company, or, to the knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b)  Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to any Hazardous Materials in violation of any law in effect on or before the Closing Date, and neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing any Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

(c)  Permits. The Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s and its Subsidiaries’ Hazardous Materials Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Environmental Permits could not be reasonably expected to result in a material liability to the Company and its Subsidiaries taken as a whole.

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(d)  Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries.

2.20  Statements; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (b) the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (as defined in Section 4.5(a)) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time before the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or to be supplied by Parent or Merger Sub that is, will be, or is required to be, contained in any of the foregoing documents.

2.21  Certain Business Practices. Neither the Company nor any of its Subsidiaries, and, to the knowledge of the Company, no Representative of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

2.22  Interested Party Transactions. Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

2.23  Insurance. The Company and each of its Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

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2.24  Minute Books. The minute books of the Company and its Subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of the Company and the respective Subsidiaries during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.25  Vote Required. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.26  Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, as follows (it being understood that each representation and warranty contained in this Article III is subject to: (a) the exceptions and disclosures set forth in the section of the Parent Disclosure Schedule corresponding to the particular Section in this Article III in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section of the Parent Disclosure Schedule by reference to another section of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any other section of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

3.1  Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Parent and each of its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, do not have and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Section 3.1 of the Parent Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Subsidiary of Parent. Parent has delivered or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and similar governing instruments of each of its Subsidiaries, as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

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3.2  Capitalization.

(a)  The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which (i) 500,000 shares are designated Series A Junior Participating Preferred Stock, none of which are issued or outstanding, (ii) 2,000 shares are designated as Series E Convertible Preferred Stock, of which approximately 923 shares are issued and outstanding, (iii) 250 shares are designated as Series F Convertible Preferred Stock, of which 194 shares are issued and outstanding, and (iv) 10,000 shares are designated as Series G Convertible Preferred Stock, of which approximately 6,579 shares are issued and outstanding. As of the close of business on November 30, 2005, 20,929,673 shares of Parent Common Stock were issued and outstanding and no shares of Parent Common Stock were held by Parent or any Subsidiary of Parent.

(b)  As of November 30, 2005, (i) 270,000 shares of Parent Common Stock were reserved for issuance (ii) 2,291,669 shares were issuable upon exercise of outstanding stock options granted under Parent’s 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”); 805,860 shares were issuable upon exercise of outstanding stock options granted under Parent’s 1995 Stock Incentive Plan (the “1995 Stock Incentive Plan”); and (iii) Parent had reserved for issuance 13,671,488 shares of Parent Common Stock issuable upon exercise of outstanding warrants to purchase shares of Parent Common Stock (the “Parent Warrants”). As of November 30, 2005, (w) approximately 1,846,262 shares of Parent Common Stock were issuable upon conversion of Parent’s Series E Convertible Preferred Stock, (x) 4,740,000 shares of Parent Common Stock were issuable upon conversion of Parent’s Series F Convertible Preferred Stock, and (y) approximately 13,157,560 shares of Parent Common Stock were issuable upon conversion of Parent’s Series G Convertible Preferred Stock. Except as set forth in the immediately preceding two sentences, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All of the outstanding shares of Parent’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock issuable pursuant to the 2004 Equity Incentive Plan and 1995 Stock Option/Stock Issuance Plan, issuable upon exercise of Parent Warrants, issuable upon conversion of the outstanding Parent Preferred Stock and issuable as payment of principal and interest under certain of Parent’s outstanding promissory notes, when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

(c)  Except as set forth in Section 3.2(b) above, there are no options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its Subsidiaries is a party or by which it is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security or similar ownership interest, call, right, commitment or agreement. There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Parent or any of its Subsidiaries.

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3.3  Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Articles of Merger pursuant to Section 92A.200 of the NRS.

3.4  Binding Effect. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.5  Non-Contravention; Approvals and Consents.

(a)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent, the articles of incorporation or bylaws of Merger Sub or the equivalent organizational documents of any other Subsidiary of Parent, (ii) subject to compliance with the requirements set forth in paragraph (b) below, conflict with or violate any Law or Order applicable to Parent, Merger Sub or any other Subsidiary of Parent or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of Parent or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, including any leased real property, or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contract. Section 3.5(a) of the Parent Disclosure Schedule lists all consents, waivers and approvals under any Parent Material Contract required to be obtained (other than those already obtained) in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would have a material adverse effect on Parent or any of its Subsidiaries or have a material adverse effect on the ability of the parties to consummate the Merger.

(b)  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Merger.

3.6  SEC Filings; Financial Statements.

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(a)  Parent has delivered (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, and all Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since January 1, 2002, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since January 1, 2002 have been so filed or furnished on a timely basis. None of Parent’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to the Parent SEC Documents required by Rule 13a-14 under the Exchange Act (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Laws in effect at the time each such Parent Certification was filed with or furnished to the SEC.

(b)  Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent and its Subsidiaries required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. Parent has delivered or made available to the Company accurate and complete copies of all material policies, manuals and other documents promulgating, such disclosure controls and procedures. Parent is, and has at all times since January 1, 2000 been, in compliance with the applicable listing and other rules and regulations of the OTC Bulletin Board and has not since January 1, 2000 received any notice from the OTC Bulletin Board asserting any non-compliance with any of such rules and regulations.

(c)  The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby. No financial statements of any Person other than Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

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(d)  Parent has delivered or made available to the Company the unaudited consolidated balance sheet (including the notes thereto) of Parent and its Subsidiaries as of September 30, 2005 (the “Parent Balance Sheet”) and the unaudited consolidated statement of income (including the notes thereto) of Parent and its Subsidiaries for the fiscal period then ended (together with the Parent Balance Sheet, the “Parent Financial Statements”). The Parent Financial Statements: (i) were prepared in accordance with GAAP applied on a basis consistent with the basis on which the financial statements contained in the Parent SEC Documents were prepared; and (ii) fairly present in all material respects the condensed, unaudited consolidated financial position of Parent and its Subsidiaries as of September 30, 2005 and the condensed, unaudited consolidated results of operations of Parent and its Subsidiaries for the fiscal year then ended.

(e)  Parent’s auditor has, at all times since the date of enactment of the Sarbanes-Oxley Act, been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s auditors for Parent and its Subsidiaries were approved as required by Section 202 of the Sarbanes-Oxley Act.

(f)  Other than as disclosed in the Parent SEC Documents, there are no securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect and no such transactions or arrangements have been effected by Parent or any of its Subsidiaries since January 1, 2000.

3.7  Absence of Certain Changes or Events.

(a)  Since the date of the Parent Balance Sheet, there has not been: (i) any material adverse effect on Parent, (ii) any change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by Parent of any of its assets including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iv) any split, combination or reclassification of the capital stock of Parent or any of its Subsidiaries.

(b)  From December 31, 2004 until the date of this Agreement, Parent and its Subsidiaries have not taken or legally committed to take any of the actions specified in Sections 4.2(a) through (r).

3.8  Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the Parent Balance Sheet, neither Parent nor any of its Subsidiaries had as of the date of the Parent Balance Sheet, or has incurred since such date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on the Parent Balance Sheet, other than liabilities and obligations that (i) were incurred in the ordinary course of business consistent with past practice and (ii) have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

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3.9  Legal Proceedings. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, (a) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or any of its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of Parent or any of its Subsidiaries are there any investigations or audits by a Governmental Entity pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to Parent or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement, and, to the knowledge of the Company or any of its Subsidiaries, there are no facts or circumstances known to Parent or any of its Subsidiaries that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (b) neither Parent nor any of its Subsidiaries is subject to any Order that, individually or in the aggregate, has or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement.

3.10  Tangible Property and Assets. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, Parent and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all tangible property and assets used in and, individually or in the aggregate, material to the conduct of the businesses of Parent and its Subsidiaries taken as a whole, free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with all other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of Parent or any such Subsidiary. All such property and assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used.

3.11  Intellectual Property Rights. Parent and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Parent IP individually or in the aggregate material to the conduct of the businesses of Parent and its Subsidiaries taken as a whole. Neither Parent nor any Subsidiary of Parent is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Parent IP, such Parent IP is not being infringed by any third party, and neither Parent nor any Subsidiary of Parent is infringing any Intellectual Property Rights of any third party, except for such defaults and infringements which, individually or in the aggregate, do not have and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

3.12  Real Property.

(a)  Parent and each of its Subsidiaries has good, marketable and indefeasible fee title to their respective Owned Real Properties, free and clear of any Liens, other than Liens for current taxes not yet due and payable and Liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent or any of its Subsidiaries.

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(b)  Section 3.12(b) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any real property is being leased to the Parent or any of its Subsidiaries.

(c)  Section 3.12(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than the Parent or any of its Subsidiaries) a right of use or occupancy of any Owned Real Property and Leased Real Property of Parent.

3.13  Compliance; Permits.

(a)  Neither Parent nor any of its Subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or, to the knowledge of the Company or any of its Subsidiaries, violation of, any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor has any Governmental Entity indicated to Parent or any of its Subsidiaries an intention to conduct the same. There is no Order binding upon Parent or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted or presently proposed to be conducted.

(b)  Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to the operation of the business of Parent and its Subsidiaries (collectively, the “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

3.14  Parent Material Contracts. Except as set forth on Section 3.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, nor, to Parent’s knowledge, any other party to a Parent Material Contract, is in material breach, violation or default under, and neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Parent Material Contract in such a manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek material damages or other material remedies (for any or all of such breaches, violations or defaults, in the aggregate).

3.15  Taxes.

(a)  Parent and each of its Subsidiaries has filed all tax returns and reports required to be filed by it through the date hereof and will timely file any such returns or reports required to be filed on or prior to the Closing Date, and such returns and reports accurately reflect all taxes, charges and assessments owed by Parent and its Subsidiaries. Section 3.15(a) of the Parent Disclosure Schedule (i) lists every federal, state, local and foreign jurisdiction in which Parent and its Subsidiaries are subject to Tax, and (ii) indicates those Tax Returns that have been examined or audited and indicates those Tax Returns that currently are the subject of examination or audit.

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(b)  No extension or waiver of any statute of limitations has been requested of or granted by Parent or any of its Subsidiaries with respect to any Tax for any period, and no extension or waiver of time within which to file any Tax Return has been requested by or granted to Parent or any of its Subsidiaries.

(c)  No deficiency, delinquency, or default for any Taxes relating to Parent or any its Subsidiaries or its receipts, income, sales transactions or other business activities has been claimed, proposed or assessed against Parent or any of its Subsidiaries nor has Parent or any of its Subsidiaries received notice of any such deficiency, delinquency, or default; and there is no audit, examination, investigation, claim, assessment, action, suit, proceeding, lien or encumbrance in effect, pending or proposed by any tax authority with respect to any such Taxes or with respect to any Tax Return of Parent or any of its Subsidiaries. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets and properties of Parent and its Subsidiaries.

(d)  Parent and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party.

(e)  There is no tax ruling, request for ruling, or settlement, compromise, closing or Tax collection agreement in effect or pending which does or could affect the liability of Parent or any of its Subsidiaries for Taxes for any period after the Closing Date.

(f)  Neither Parent nor any of its Subsidiaries has (i) been a member of an Affiliated Group filing a consolidated federal Tax Return or (ii) incurred any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations, under any provision of state, local or foreign law similar to Section 1.1502-6 of the Treasury Regulations, as a transferee or successor, by contract, or otherwise.

(g)  Neither Parent nor any of its Subsidiaries is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate Parent or any of its Subsidiaries to make any payments, that are not or would not be deductible under Section 162(m) or Section 280G of the Code.

(h)  None of the assets of Parent and its Subsidiaries (i) consists of or secures any indebtedness, the interest on which is exempt from Tax; (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code; or (iii) will as of the Closing Date be subject to any “safe harbor lease” within the meaning of former Section 168(f)(8) of the Internal Revenue Code of 1954.

3.16  Labor and Employment Matters.

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(a)  Parent and each of its Subsidiaries (i) has withheld and paid to the appropriate Governmental Entities, or is withholding for payment not yet due to such entities, all amounts required to be withheld from its employees; (ii) is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; and (iii) has complied in all material respects with all applicable Laws relating to the employment of labor, including Title VII of the Federal Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, and those relating to hours, wages, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate authorities.

(b)  Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract applicable to the employees of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is subject to any (i) unfair labor practice complaint pending before the National Labor Relations Board or any other federal, state, local or foreign agency, (ii) pending or threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, or threat thereof, (iii) pending grievance proceeding, (iv) pending representation question respecting the employees of Parent or any of its Subsidiaries, (v) pending arbitration proceeding arising out of or under any collective bargaining agreement or (vi) attempt by any union to represent employees of Parent or any of its Subsidiaries as a collective bargaining agent.

(c)  None of the current or former independent contractors of Parent or any of its Subsidiaries could be reclassified as an employee, except as would not have and would not reasonably be expected to have or result in a material adverse effect on Parent and its Subsidiaries.

3.17  Employees. Section 3.17 of the Parent Disclosure Schedule sets forth a list of the names of all employees of the Parent and its Subsidiaries currently employed in connection with its and their respective businesses (collectively, the “Employees”) and indicates the current salary or wage rate of each such Employee. All of such salaries, wages and benefits will be paid by the Parent and its Subsidiaries when due for all periods through the Closing Date. Section 3.17 of the Parent Disclosure Schedule sets forth a list of all Employees terminated by the Parent and its Subsidiaries since the date 90 days prior to the date hereof. The employment of each Employee is terminable at will.

3.18  Employee Benefit Plans.

(a)  Section 3.18(a) of the Parent Disclosure Schedule sets forth a true and complete list of all Parent Benefit Plans and identifies each such Parent Benefit Plan as either a Welfare Plan or a Pension Plan.

(b)  Parent has delivered or made available to the Company true and complete copies of: (i) all plan texts, agreements and material employee communications relating to each Parent Benefit Plan; (ii) all summary plan descriptions (whether or not required to be furnished pursuant to ERISA), the most recent annual report (including all schedules thereto) and the most recent annual and periodic accounting and financial statements of related plan assets with respect to each Pension Plan and Welfare Plan; and (iii) the most recent determination letter received from the Internal Revenue Service with respect to each Pension Plan.

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(c)  To the knowledge of the Company or any of its Subsidiaries, no event has occurred (and there exists no condition or set of circumstances) in connection with any Parent Benefit Plan that could subject Parent, Merger Sub, the Company, the Surviving Corporation or any Parent Benefit Plan, directly or indirectly, to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Parent Benefit Plan.

(d)  Each Parent Benefit Plan (other than any Multiemployer Plan) conforms to, and its administration is in compliance with, all applicable laws and regulations, including but not limited to, ERISA and the Code, and no fiduciary of any Parent Benefit Plan has taken any action that could result in such fiduciary being liable for the payment of damages under ERISA Section 409 and that would result in any liability for Parent, Merger Sub, the Company or the Surviving Corporation.

(e)  Each Pension Plan that is intended to qualify under Section 401(a) or 403(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that could adversely affect such qualification or exemption.

(f)  Each Parent Benefit Plan (other than any Multiemployer Plan) has been maintained in accordance with its terms, and there are no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened claims, lawsuits or arbitrations (other than routine claims for benefits) that have been asserted or instituted against or with respect to any such Parent Benefit Plan or the assets of any of the trusts under any such Parent Benefit Plan.

(g)  There has been no failure to comply with applicable ERISA or other requirements as to the filing of reports, documents and notices with the Secretary of Labor, the Secretary of the Treasury and the PBGC that could subject any Parent Benefit Plan (other than any Multiemployer Plan), any fiduciary thereof, Parent, Merger Sub, the Company or the Surviving Corporation to a penalty, and any requirement of the furnishing of such documents to participants or beneficiaries, due before the Closing Date, has been or will be complied with by all of the Parent Benefit Plans prior to the Closing.

(h)  No “prohibited transaction,” as such term is defined in Code Section 4975 and ERISA Section 406, has occurred with respect to any Parent Benefit Plan (other than a Multiemployer Plan) that could subject such Parent Benefit Plan, any fiduciary thereof, Parent, Merger Sub, the Company or the Surviving Corporation to a penalty for such prohibited transaction imposed by ERISA Section 502 or a material tax imposed by Code Section 4975.

(i)  Any bond required by applicable provisions of ERISA with respect to any Parent Benefit Plan (other than a Multiemployer Plan) has been obtained and is in full force and effect.

(j)  No “reportable event,” as such term is defined in ERISA Section 4043, has occurred or is continuing with respect to any Pension Plan.

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(k)  No Pension Plan that is or was subject to Title IV of ERISA has been terminated; no proceeding has been initiated to terminate any such plan; and neither Parent nor any of its Subsidiaries has incurred, and does not reasonably expect to incur, any liability, whether to the PBGC or otherwise, except for required premium payments, which payments have been made when due, with respect to the termination of any Pension Plan. No event has occurred (and there exists no condition or set of circumstances) that presents a material risk of the partial termination of any Pension Plan.

(l)  No Parent Benefit Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of Parent or any of its Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by law or (ii) death benefits under any Pension Plan).

(m)  There are no unfunded benefit obligations arising in any jurisdiction.

(n)  The consummation of the transactions contemplated hereby will not (i) entitle any current or former employee of the Parent or any of its Subsidiaries to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or former employee.

(o)  Section 3.18(o) of the Parent Disclosure Schedule sets forth a true and correct list of all Multiemployer Plans to which Parent has contributed, or is required to contribute, since January 1, 2003. To Parent’s knowledge, each such Multiemployer Plan has been maintained in substantial compliance with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. To Parent’s knowledge, no “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975, has occurred in connection with any such Multiemployer Plan. Parent shall have made, on or prior to the Closing, all contributions required to be made to each such Multiemployer Plan.

(p)  Section 3.18(p) of the Parent Disclosure Schedule sets forth accurately, for each Multiemployer Plan, (i) the amount of contributions by the Parent and its Subsidiaries to such plan for the prior two plan years and (ii) the amount of withdrawal liability as determined under Section 4201 of ERISA that the Parent and its Subsidiaries would incur if any of them withdrew from such plan in a complete withdrawal as of the date listed in Section 3.18(p) of the Parent Disclosure Schedule. With respect to any Multiemployer Plan, neither the Parent nor any of its Subsidiaries has incurred or otherwise become liable for, or is reasonably expected to incur or become liable for, a “complete withdrawal” or “partial withdrawal,” as such terms are defined in Sections 4203 and 4205 of ERISA, respectively, with respect to events that have occurred before or as of the Closing.

(q)  Except as set forth in Section 3.18(q) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not have any medical, dental, disability or life insurance programs, or stock option, incentive or deferred compensation plans or other similar fringe or employee benefit plans, programs or arrangements for the benefit of their respective employees.

3.19  Environmental Matters.

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(a)  Hazardous Material. No underground storage tanks and no amount of any Hazardous Materials are present, as a result of the actions of Parent, its Subsidiaries or any affiliate of Parent, or, to the knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b)  Hazardous Materials Activities. Neither Parent nor any of its Subsidiaries has engaged in any Hazardous Materials Activities in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

(c)  Permits. Parent and its Subsidiaries currently hold all Environmental Permits necessary for the conduct of Parent’s and its Subsidiaries’ Hazardous Materials Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Environmental Permits could not be reasonably expected to result in a material liability to Parent and its Subsidiaries taken as a whole.

(d)  Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its Subsidiaries.

3.20  Statements; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (b) the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time before the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied or to be supplied by the Company that is, will be, or is required to be, contained in any of the foregoing documents.

3.21  Certain Business Practices. Neither Parent nor any of its Subsidiaries, and, to the knowledge of Parent, no Representative of Parent or any of its Subsidiaries with respect to any matter relating to Parent or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

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3.22  Interested Party Transactions. Except as disclosed in the Parent SEC Documents, neither the Parent nor any of its subsidiaries is indebted to any director or officer of the Parent or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Parent or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.23  Insurance. Parent and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Parent and its Subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.24  Minute Books. The minute books of Parent and its subsidiaries made available to the Company contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent and the respective subsidiaries during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.25  Brokers’ and Finders’ Fees. Except for fees payable to Burnham Hill Partners pursuant to an engagement letter agreement dated June 8, 2005, (true and correct copies of which have been delivered to the Company), Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV
COVENANTS

4.1  Confidentiality; Access and Investigation; No Modification of Representations, Warranties or Covenants.

(a)  Confidentiality. The parties acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated August 26, 2005 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

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(b)  During the period commencing on the date hereof and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), each party hereto shall, and shall cause its respective Representatives to: (a) provide each other party hereto and such other party’s Representatives with reasonable access during normal business hours to the Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to itself and its Subsidiaries; and (b) provide such other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to itself and its Subsidiaries as such other party may reasonably request. During the Pre-Closing Period, each party hereto shall, and shall cause its Representatives and the Representatives of its Subsidiaries to, permit each other party’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of such party responsible for such party's financial statements and the internal controls of such party and its Subsidiaries to discuss such matters as such other party may deem necessary or appropriate in order to enable such other party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Any information provided pursuant to this Section 4.1(b) shall be subject to the Confidentiality Agreement.

(c)  No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 4.1 or Section 4.8 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

4.2  Conduct of Business by Parent. During the Pre-Closing Period, Parent (which for the purposes of this Section 4.2 shall include Parent and each of its Subsidiaries) agrees, except (a) as required by law, (b) as specifically provided in this Agreement or Section 4.2 of the Parent Disclosure Schedule or (c) to the extent that the Company shall otherwise consent in writing, to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (i) as required by law, (ii) as specifically provided in this Agreement or Section 4.2 of the Parent Disclosure Schedule or (iii) to the extent that the Company shall otherwise consent in writing, Parent shall not do any of the following and shall prevent its Subsidiaries from doing any of the following:

(a)  Except pursuant to the terms of the 2004 Equity Incentive Plan or written agreements outstanding on the date hereof and disclosed to the Company in Section 4.2(a) of the Parent Disclosure Schedule, accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b)  Enter into any material partnership arrangements, joint development agreements or strategic alliances;

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(c)  Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding or policies existing on the date hereof and as disclosed in Section 4.2(c) of the Parent Disclosure Schedule or otherwise immaterial in amount (not to exceed $15,000 individually and $150,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d)  Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Parent IP, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(e)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of an employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g)  Except as contemplated by Section 4.18, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into or amend, modify or consent to other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Parent Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement, (ii) the issuance of Parent Common Stock upon the conversion of Parent Preferred Stock, and (iii) the issuance of Parent Common Stock as payment of principal and interest under certain of Parent’s outstanding promissory notes;

(h)  Cause, permit or propose any amendments to the certificate of incorporation or bylaws of Parent (or similar governing instruments of any Subsidiaries);

(i)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Parent, other than in the ordinary course of business consistent with past practice;

(j)  Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 4.2(d)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of Parent;

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(k)  Except as contemplated by Section 4.18, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(l)  Adopt or amend any Parent Benefit Plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice;

(m)  Make payments outside of the ordinary course of business in excess of $75,000 in the aggregate;

(n)  Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Parent Material Contract or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(o)  Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(p)  Except as contemplated by Section 4.18, incur or enter into any agreement or commitment in excess of $100,000 individually;

(q)  Hire any employee or consultant with an annual compensation level in excess of $75,000;

(r)  Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of amounts in the ordinary course of business, or as otherwise disclosed in the Parent Disclosure Schedule; or

(s)  Agree (in writing or otherwise) to take any of the actions described in Sections 4.2(a) through (r) above.

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4.3  Conduct of Business by the Company. During the Pre-Closing Period, the Company (which for the purposes of this Section 4.3 shall include the Company and each of its Subsidiaries) agrees, except (a) as required by law, (b) as specifically provided in this Agreement or Section 4.3 of the Company Disclosure Schedule or (c) to the extent that Parent shall otherwise consent in writing, to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (i) as required by law, (ii) as specifically provided in this Agreement or Section 4.3 of the Company Disclosure Schedule (iii) as required by its existing debenture agreements or (iv) to the extent that Parent shall otherwise consent in writing, the Company shall not do any of the following and shall prevent its Subsidiaries from doing any of the following:

(a)  Except pursuant to the terms of the Company Stock Option Plans or written agreements outstanding on the date hereof and disclosed to Parent in Section 4.3(a) of the Company Disclosure Schedule, accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b)  Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c)  Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding or policies existing on the date hereof and as disclosed in Section 4.3(c) of the Company Disclosure Schedule or otherwise immaterial in amount (not to exceed $15,000 individually and $150,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d)  Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(e)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of an employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

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(g)  Except as contemplated by Section 4.18, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into or amend, modify or consent to other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement, and (ii) the issuance, delivery and/or sale of shares of Parent Common Stock pursuant to the Company ESPP;

(h)  Cause, permit or propose any amendments to the certificate of incorporation or bylaws of the Company (or similar governing instruments of any Subsidiaries);

(i)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company, other than in the ordinary course of business consistent with past practice;

(j)  Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 4.3(d)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(k)  Except as contemplated by Section 4.18, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(l)  Adopt or amend any Company Benefit Plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice;

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(m)  Make payments outside of the ordinary course of business in excess of $75,000 in the aggregate;

(n)  Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Material Contract or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(o)  Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(p)  Except as contemplated by Section 4.18, incur or enter into any agreement or commitment in excess of $100,000 individually;

(q)  Hire any employee or consultant with an annual compensation level in excess of $75,000;

(r)  Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of amounts in the ordinary course of business; or

(s)  Agree (in writing or otherwise) to take any of the actions described in Sections 4.3(a) through (r) above.

4.4  Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus is to be included as a prospectus. Parent, the Company and Merger Sub will provide each other with any information with respect to it which may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 4.4. Each of Parent and the Company will respond to any comments from the SEC, will use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of the parties hereto shall cause the Proxy Statement/Prospectus and the Registration Statement, as applicable, to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the OTC Bulletin Board. Without in any way limiting or affecting the requirements of Section 4.5(b), nothing in this Agreement shall preclude either Parent or the Company from including in the Proxy Statement/Prospectus or any amendment or supplement thereto any information that it reasonably determines is required to be disclosed pursuant to applicable securities laws.

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4.5  Meeting of Company Stockholders; Company Board Recommendation.

(a)   Meeting of Company Stockholders. Promptly after the date hereof, the Company will take all action necessary or advisable in accordance with Chapters 78 and 92A of the NRS (“Nevada Corporate Law”) and its articles of incorporation and bylaws to call, hold and convene a meeting of the Company’s stockholders to consider the approval and adoption of this Agreement and approval of the Merger (the “Company Stockholder Meeting”) as promptly as practicable. Subject to Section 4.6(d), the Company will use its best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the OTC Bulletin Board, Nevada Corporate Law and its articles of incorporation and bylaws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting to the extent necessary to facilitate the provision of any necessary supplement or amendment to the Proxy Statement/Prospectus, provided that such supplement or amendment is provided to its respective stockholders in advance of the vote to be taken at such meeting or, if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting. The Company shall ensure that the Company Stockholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholder Meeting are solicited in compliance with Nevada Corporate Law, its articles of incorporation and bylaws, the rules of the OTC Bulletin Board and all other applicable Laws.

(b)  Board Recommendation. Subject to Section 4.6(d), except to the extent that the Board of Directors of the Company, or if applicable, a committee thereof, determines in good faith after consulting with and receiving the advice of its outside legal counsel, that taking or failing to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law: (i) the Board of Directors of the Company shall recommend the approval and adoption of this Agreement and the approval of the Merger by the stockholders of the Company (the “Company Board Recommendation”), (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has made the Company Board Recommendation and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

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4.6  Acquisition Proposals.

(a)  No Solicitation. Subject to Section 4.6(c), each of Parent and the Company agrees that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of their respective Representatives to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 4.6(g)) with respect to itself, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of the terms contained in this Section 4.6, (iv) release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, nondisclosure or similar agreement (other than as required pursuant to the terms thereof as in effect on the date hereof) under which it or any of its subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced in all material respects each such agreement at the request of Parent (in the case of an agreement under which the Company has any rights) or the Company (in the case of an agreement under which Parent has any rights), (v) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 4.6(d)), (vi) approve any transaction under Section 78.438 of the NRS or Section 203 of the Delaware General Corporation Law, (vii) approve of any Person becoming an “interested stockholder” under Section 78.438 of the NRS or Section 203 of the Delaware General Corporation Law or (viii) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. Each of Parent and the Company agrees that it and its Subsidiaries shall, and it shall cause its and its Subsidiaries’ Representatives to, and it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents to immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. Each of Parent and the Company agrees that it will promptly request each Person that has entered into a confidentiality agreement with Parent or the Company in connection with its consideration of an Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of Parent or the Company or any of their Subsidiaries, as the case may be.

(b)  Notification of Unsolicited Acquisition Proposals.

(i)  As promptly as practicable (but in any event within one business day) after any of Parent’s or the Company’s respective Representatives receives or becomes aware of the receipt of any Acquisition Proposal by Parent or the Company, as the case may be, or any request for nonpublic information or inquiry which Parent or the Company, as the case may be reasonably believes could lead to an Acquisition Proposal, Parent or the Company, as the case may be, shall provide the other party hereto with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall keep the other party hereto informed as promptly as practicable (but in any event within one business day) in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one business day) provide to the other party hereto a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

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(ii)  Parent or the Company, as the case may be, shall provide the other party with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c)  Superior Offers. Notwithstanding anything to the contrary contained in Section 4.6(a), in the event that the Company receives an Acquisition Proposal that constitutes or that the Board of Directors of the Company determines in good faith is reasonably likely to result in a Superior Offer (as defined in Section 4.6(g)) with respect to itself, it may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), take the following actions (but only (i) if the Company has not breached Section 4.6(a) in connection with the Superior Offer and (ii) to the extent that the Company’s Board of Directors believes in good faith, after consulting with and receiving the advice of its outside legal counsel, that failure to take any such action is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

(i)  Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (i) (A) at least one business day prior to furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish nonpublic information and (B) the Company receives from the third party an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in any confidentiality agreement between the Company and Parent, and (ii) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii)  Engage in discussions or negotiations with the third party with respect to the Superior Offer, provided that at least 48 hours prior to entering into negotiations with such third party, the Company gives Parent written notice of its intention to enter into negotiations with such third party.

(d)  Change of Recommendation. Notwithstanding the provisions of Section 4.5(a) or (b), in response to the receipt of a Superior Offer, the Board of Directors of the Company may withdraw, amend or modify the Company Board Recommendation and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions in response to the receipt of a Superior Offer, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if:

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(i)  it determines in good faith after consulting with and receiving the advice of its outside legal counsel that taking or failing to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; and

(ii)  the Company shall have (A) at least five business days prior to a Change of Recommendation provided to Parent written notice which shall state expressly (1) that it has received such Superior Offer, (2) the material terms and conditions of such Superior Offer and the identity of the Person or group making the Superior Offer, (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of all written and electronic materials delivered to the Person or group making the Superior Offer it has received, and (C) made available to Parent all materials and information made available to the Person or group making the Superior Offer it has received.

(e)  Continuing Obligation to Call, Hold and Convene Company Stockholder Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal with respect to it, or by any Change of Recommendation and the Company shall not submit to the vote of its stockholders any Acquisition Proposal or publicly propose to do so.

(f)  Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act; provided, that the content of any such disclosure thereunder shall be subject to the terms of this Section 4.6. Without limiting the foregoing proviso, the Company shall not make a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.6(d).

(g)  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Acquisition Proposal” means, with respect to any party, any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of such party or any tender offer or exchange offer or other proposed acquisition of voting securities of such party that, if consummated, would result in any Person or “group” beneficially owning 15% or more of the total outstanding voting securities of such party, (B) any merger, consolidation, business combination or similar transaction in which the stockholders of such party immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction, (C) any purchase from such party of more than a 15% interest in the total outstanding voting securities of such party or the granting or issuance of rights to acquire more than a 15% interest in the total outstanding voting securities of such party, including pursuant to options, warrants or similar rights to purchase voting securities or the issuance of debt or other instruments convertible, exchangeable or exercisable for voting securities of such party, or (D) any sale, lease (other than in the ordinary course of business), transfer, distribution, acquisition or disposition of more than 15% of the assets of such party (including its subsidiaries taken as a whole).

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(ii)  “Superior Offer” means an unsolicited, bona fide written Acquisition Proposal made by a third party after the date hereof on terms that the Board of Directors of the Company believes in good faith (after consultation with its outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the offer and the strategic and other benefits of the Merger, (i) is reasonably capable of being consummated on the terms proposed, and (ii) if consummated on such terms would result in a transaction more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.6(g)(i), except that references to “15%” therein shall be deemed to be references to “50%”.

4.7  Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law. Notwithstanding the provisions of this Section 4.7, in the event that there has been a Change of Recommendation pursuant to Section 4.6(d), neither Parent nor the Company shall have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal.

4.8  Notification of Certain Matters.

(a)  By Parent. Parent shall give prompt notice to the Company when and if Parent becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 5.3(a) or (b) would not be satisfied.

(b)  By the Company. The Company shall give prompt notice to Parent when and if the Company becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 5.2(a) or (b) would not be satisfied.

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4.9  Third Party Consents; Termination of Certain Agreements. As soon as practicable following the date hereof, Parent and the Company will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

4.10  Stock Options and Employee Benefits.

(a)  Assumption of Stock Options. At the Effective Time, each then outstanding Company Stock Option, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan (and any applicable stock option agreement relating to such Company Stock Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, as adjusted, rounded up to the nearest whole cent. Each assumed Company Stock Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time.

(b)  Incentive Stock Options. It is intended that the Company Stock Options assumed by Parent shall (i) qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and (ii) not be treated as deferred compensation under Section 409A of the Code, and the provisions of this Section 4.10 shall be applied consistent with such intent.

(c)  Assumption of Warrants. At the Effective Time, each then outstanding Company Warrant, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, as adjusted, rounded up to the nearest whole cent.

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(d)  Treatment of Company 401(k) Plan. If requested by Parent by written notice, the Company shall terminate any and all 401(k) plans effective no later than the day immediately preceding the Closing Date. The Company shall not issue any shares of Company Common Stock as matching contributions under any Company 401(k) plan. If Parent provides such written notice to the Company, the Company shall provide Parent with evidence that all such 401(k) plans have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval by Parent. The Company shall also take such other actions in furtherance of terminating such 401(k) plans as Parent may reasonably require.

(e)  Benefits Generally. From and after the Closing Date, Parent or its affiliates shall provide to the employees of the Company and its affiliates who continue employment with the Company or any of its affiliates (“Continuing Employees”) benefits that are substantially similar, in the aggregate, to the benefits offered to similarly situated employees of Parent. To the extent permitted by applicable laws and applicable tax qualification requirements (and subject to any generally applicable break in service or similar rule), Parent shall cause Continuing Employees to be credited with service with the Company for purposes of eligibility and vesting under any Parent 401(k) plan. Nothing in this Section 4.10(e) shall be construed to entitle any Continuing Employee to continue his or her employment with the Company or any of its affiliates.

(f)  Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable upon exercise of the assumed Company Stock Options as soon as reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such stock options remain outstanding.

(g)  Termination of Company ESPP. Prior to the Closing, the Company shall take all such action as may be necessary or appropriate to terminate the Company ESPP, such that on an after the Closing Date, the Company ESPP shall be of no further force or effect.

4.11  Directors and Officers of Parent.

(a)  As of the Effective Time, (i) George P. Roberts and R. Craig Roos shall resign as directors of Parent, and Parent shall increase the size of its board of directors from five members to seven members; and (b) the board of directors of Parent shall appoint Charles W. Brown, Michael Milligan, Michael Chevalier and D. Bruce Sinclair (the “Director Designees”) to serve as directors of Parent until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Parent. The three members of Parent’s board of directors who will continue to serve as directors of Parent after the Effective Time shall have the right to appoint the Chairman of the Board of Directors of Parent at the first meeting of the Board of Directors following the Closing, to serve until the first anniversary of the Closing Date, or until his successor is duly elected or appointed.

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(b)  As of the Effective Time, (a) Daniel W. Rumsey shall resign as Acting Chief Executive Officer and Interim Chief Financial Officer of Parent and (b) the Board of Directors of Parent shall appoint Charles W. Brown to serve as Chief Executive Officer of Parent and T. Scott Worthington to serve as Chief Financial Officer of Parent.

4.12  Resignation of Directors and Officers of the Company. The Company shall obtain and deliver to Parent at or prior to the Effective Time the resignations of such directors and officers of the Company as are necessary to constitute the Board of Directors of the Surviving Corporation as set forth on Schedule 1.4, and to cause the Surviving Corporation to have the same officers as Parent.

4.13  Affiliates. Not later than 30 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted to the stockholders of the Company for the Company Stockholder Approval, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall cause each person identified on such list to deliver to Parent not less than 15 days prior to the Effective Time, a written agreement, in substantially the form attached hereto as Exhibit A (an “Affiliate Agreement”). Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 under the Securities Act applies and may only be transferred (a) in conformity with Rule 145 or (b) in accordance with a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such transfer is exempt from registration under the Securities Act.

4.14  Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the guidance provided by the SEC.

4.15  FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the Treasury Regulations.

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4.16  [RESERVED]

4.17  Conversion of Debentures.

(a)  Prior to the Effective Time, all outstanding convertible notes issued by the Company which are convertible into shares of Company Common Stock shall be converted into Company Common Stock or other securities of the Company, on such terms as may be agreed upon by the Company, the holders of such notes, and Parent.

(b)  Prior to the Effective Time, one-half of all outstanding convertible notes issued by Parent held by SDS Capital Group or its affiliates which are convertible into shares of Parent Common Stock shall be converted into Parent Common Stock or other securities of Parent, on such terms as may be agreed upon by Parent, the holders of such notes, and the Company.

4.18  Bridge Financing. Prior to the Effective Time, each of Parent and the Company may incur additional indebtedness or sell and issue additional shares of its capital stock for the purpose of raising sufficient additional capital so that each of Parent and the Company shall have adequate working capital to satisfy their respective working capital requirements prior to Closing; provided, however, that the Exchange Ratio shall be adjusted in accordance with Sections 1.5(b) and (c).

4.19  Indemnification and Liability Insurance. Parent agrees that all rights to indemnification now existing in favor of the directors or officers of Company and its subsidiaries as provided in their respective charters and bylaws shall become obligations of the Surviving Corporation following the Merger and shall continue in full force and effect, to the fullest extent permitted by applicable law, for a period of five (5) years from the Effective Time with respect to matters occurring prior to the Effective Time. Prior to the Effective Time, Merger Sub or, if so requested by Parent, Company, shall purchase a “Tail Policy” or “Run-Off Coverage” (as those terms are hereafter defined) for the benefit of the directors and officers of Company upon the terms and conditions set forth below. For the purpose of this Section 4.19, a Tail Policy or Run-off Coverage shall mean a policy insuring directors and officers of Company from claims brought after termination or expiration of Company’s current directors’ and officers’ liability policy where the events giving rise to such claims occurred prior to such termination or expiration.

(a)  The term or duration of the Tail Policy or Run-Off Coverage shall be three (3) years (without regard to cost) or such longer term as can be purchased for premiums not to exceed $50,000 in total; and

(b)  Except as set forth above, or as otherwise consented to in writing by Parent and Company, the Tail Policy or Run-Off Coverage shall provide coverage limits for claims and contain such other terms and conditions as are substantially similar to Company’s current directors’ and officers’ liability insurance policy.

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ARTICLE V
CONDITIONS PRECEDENT TO THE MERGER

5.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:

(a)  Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)  No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree shall have been issued by a court or other Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting or unduly delaying consummation of the Merger.

(c)  Registration Statement Effective; Proxy Statement/Prospectus. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

5.2  Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)  Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of such date (except in the case of representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date) except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the Company, and Parent shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer.

(b)  Agreements and Covenants. The Company shall have performed or complied with the agreements and covenants required by this Agreement to be performed or complied with in all material respects by it on or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer.

(c)  No Material Change. From the period beginning on the date of this Agreement, there shall not have been any state of facts, events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the Company.

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(d)  Consents and Approvals. All waivers, licenses, agreements, permits, consents, approvals and authorizations of third parties and Governmental Entities and any modifications or amendments to existing agreements with third parties required to be obtained by the Company in order to consummate the Merger shall have been obtained and shall be in full force and effect and without conditions or limitations which unreasonably restrict the ability of the parties hereto to consummate the Merger.

5.3  Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of such date (except in the case of representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date) except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Parent, and the Company shall have received a certificate to such effect signed on behalf of Parent by its Acting Chief Executive Officer and Interim Chief Financial Officer.

(b)  Agreements and Covenants. Parent shall have performed or complied with the agreements and covenants required by this Agreement to be performed or complied with in all material respects by it on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by its Acting Chief Executive Officer and Interim Chief Financial Officer.

(c)  No Material Change. From the period beginning on the date of this Agreement, there shall not have been any state of facts, events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Parent.

(d)  Consents and Approvals. All waivers, licenses, agreements, permits, consents, approvals and authorizations of third parties and Governmental Entities and any modifications or amendments to existing agreements with third parties required to be obtained by Parent in order to consummate the Merger shall have been obtained and shall be in full force and effect and without conditions or limitations which unreasonably restrict the ability of the parties hereto to consummate the Merger.

ARTICLE VI
TERMINATION

6.1  Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Stockholder Approval is obtained):

(a)  by the mutual written consent of Parent and the Company, duly authorized by their respective Boards of Directors;

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(b)  by either Parent or the Company if:

(i)  the Merger shall not have been consummated by April 30, 2006 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the failure to consummate the Merger by the End Date is caused by a breach by such party of any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(ii)  a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(iii)  the Company Stockholder Approval is not obtained at the Company Stockholder Meeting;

(c)  by Parent if:

(i)  the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the End Date or is not cured by the earlier of (x) 30 days following written notice to the Company by Parent of such breach or (y) the End Date, and (B) would result in a failure of any condition set forth in Section 5.2(a) or (b); or

(ii)  the Board of Directors of the Company shall (A) fail to authorize, approve or recommend the Merger, or (B) effect a Change in Recommendation or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten business day period specified in Section 14e-2(a) under the Exchange Act;

(d)  by the Company if:

(i)  Parent shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent prior to the End Date or is not cured by the earlier of (x) 30 days following written notice to Parent by the Company of such breach or (y) the End Date, and (B) would result in a failure of any condition set forth in Section 5.3(a) or (b); or

(ii)  the Board of Directors of the Company makes a Change of Recommendation in accordance with Section 4.6(d).

6.2  Effect of Termination. In the event of any termination of this Agreement as provided in Section 6.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the provisions of this Section 6.2, Section 6.3 and Article VIII, each of which shall remain in full force and effect; provided, however, that no party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement.

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6.3  Termination Fee.

(a)  If this Agreement is terminated by either Parent or the Company as a result of a Superior Offer, such party shall pay to the other party a fee equal to $300,000; and in the event this Agreement is terminated by either Parent or the Company pursuant to any of the following provisions, a fee shall be paid by the terminating party to the other party equal to one-hundred and ten percent (110%) of such other Party’s actual out of pocket costs and expenses, not to exceed $250,000 (in either event, the “Termination Fee”), which Termination Fee shall be the non-terminating party’s sole remedy with respect to the termination of this Agreement except in the case of any willful breach of this Agreement by the terminating party:

(i)  Section 6.1(c); or

(ii)  Section 6.1(d).

(b)  If the terminating party is required to pay the other party a Termination Fee, such Termination Fee shall be payable immediately prior to termination of this Agreement in the event of termination, and not later than one business day after the receipt by the non-terminating party of a notice of termination from the terminating party, in each case by wire transfer of immediately available funds to an account designated by the non-terminating party.

(c)  Parent and Company each agree that the agreements contained in this Section 6.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, the such parties would not enter into this Agreement; accordingly, if the terminating party fails promptly to pay any amounts due under this Section 6.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the terminating party for such amounts, the terminating party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the non-terminating party (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE VII
DEFINITIONS

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code.

“Benefit Plan” means any plan, agreement, arrangement or commitment (whether provided by insurance, self-insurance or otherwise) that is an employment, consulting or deferred compensation agreement; or an executive compensation, incentive, bonus, employee pension, profit sharing, savings, retirement, stock option, stock purchase, or severance pay plan; or a life, health, post-retirement benefit, worker’s compensation, unemployment benefit, disability or accident plan; or a holiday, vacation, leave of absence, annual or other bonus practice; or expense reimbursement, automobile or other transportation allowance; or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any “employee benefit plan,” as defined in section 3(3) of ERISA.

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“Bridge Notes” means all promissory notes issued by the Company to Parent during the period between December 1, 2005 and the Closing Date, which evidence the Company’s obligation to repay amounts loaned to the Company by Parent to fund the Company’s working capital requirements through the Closing Date.

“Closing Net Working Capital,” with respect to Parent or the Company, means the actual net working capital of such party on December 31, 2005.

“Company Benefit Plan” means any Benefit Plan maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or in the future may have, any contribution or other liability or obligation with respect to any current or former employees (or their beneficiaries) of the Company or any of its Subsidiaries.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries is bound; (c) under which the Company or any of its Subsidiaries is a beneficiary; or (d) under which the Company or any of its Subsidiaries has any right, any liability or any potential liability.

“Company Disclosure Schedule” means the written disclosure schedules, dated as of the date hereof and certified by a duly authorized officer of the Company, including all exhibits thereto, that have been prepared by the Company and delivered to Parent upon the execution of this Agreement.

“Company ESPP” means the Company Employee Stock Purchase (2000) Plan dated June 23, 2000.

“Company IP” means all Intellectual Property Rights in or to the Company Products and all other Intellectual Property Rights and Intellectual Property that are material to the business of the Company and its Subsidiaries as currently conducted with respect to which the Company or any of its Subsidiaries has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Material Contract” means any Company Contract that is required to be attached as an exhibit to any Company SEC Document pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company outstanding and held of record by Crescent immediately prior to the Effective Time.

“Company Product” means any product or service developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of the Company or any of its Subsidiaries that is material to the business of the Company or any of its Subsidiaries as currently conducted, including any software (regardless of whether such software is owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries by a third party) contained or included in or provided with any such product or service or used in the development, manufacturing, maintenance, repair, support, testing or performance of any such product or service.

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“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature.

“Crescent” means Crescent International Ltd. and/or its affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Shares Outstanding,” with respect to Parent or the Company, means the sum of (x) the total number of outstanding shares of Parent Common Stock or Company Common Stock (as the case may be), (y) the total number of shares of Parent Common Stock or Company Common Stock (as the case may be) issuable upon exercise of all in-the-money options and warrants to purchase Parent Common Stock or Company Common Stock (as the case may be), determined in accordance with the treasury stock method, and (z) the total number of shares of Parent Common Stock and Company Common Stock issuable upon conversion of all other convertible securities, other than options and warrants, of Parent or the Company (as the case may be); provided, however, that the Fully Diluted Shares Outstanding of the Company shall not include any shares of Company Common Stock issued or issuable to Parent upon conversion of the Bridge Notes.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all of the following types of rights, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

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“Knowledge” means such party’s actual knowledge after reasonable inquiry of executive officers and directors within the meaning of Rule 405 under the Securities Act.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Leased Real Property” means, with respect to any Person, all real property leased to such Person.

“Lien” means any lien, claim, mortgage, encumbrance, pledge, security interest or charge of any kind.

“Material,” “materially adverse” and “material adverse affect.” As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

“Order” means any judgment, decree, order, writ, permit or license of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any Governmental Authority.

“Owned Real Property” means, with respect to any Person, all real property owned by such Person and all buildings, structures, fixtures and other improvements located on such real property.

“Parent Benefit Plan” means any Benefit Plan maintained by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has or in the future may have, any contribution or other liability or obligation with respect to any current or former employees (or their beneficiaries) of Parent or any of its Subsidiaries.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries is bound; (c) under which Parent or any of its Subsidiaries is a beneficiary; or (d) under which Parent or any of its Subsidiaries has any right, any liability or any potential liability.

“Parent Disclosure Schedule” means the written disclosure schedules, dated as of the date hereof and certified by a duly authorized officer of Parent, including all exhibits thereto, that have been prepared by Parent and delivered to the Company upon the execution of this Agreement.

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“Parent IP” means all Intellectual Property Rights in or to the Parent Products and all other Intellectual Property Rights and Intellectual Property that are material to the business of Parent and its Subsidiaries as currently conducted with respect to which Parent or any of its Subsidiaries has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent Material Contract” means any Parent Contract that is required to be attached as an exhibit to any Parent SEC Document pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act.

“Parent Product” means any product or service developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of Parent or any of its Subsidiaries that is material to the business of Parent or any of its Subsidiaries as currently conducted, including any software (regardless of whether such software is owned by Parent or any of its Subsidiaries or licensed to Parent or any of its Subsidiaries by a third party) contained or included in or provided with any such product or service or used in the development, manufacturing, maintenance, repair, support, testing or performance of any such product or service.

“Parent Preferred Stock” means a series of preferred stock, par value $0.0001 per share, of Parent which shall be convertible into shares of Parent Common Stock and have such other rights, preferences and privileges as may be mutually acceptable to Parent, the Company and Crescent.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization, Governmental Entity or other entity.

“Representative” means, with respect to any Person, any director, officer, other employee, agent, attorney, accountant, advisor or other representative of such Person.

“Required Net Working Capital,” with respect to Parent or the Company, means such party’s actual net working capital as of September 30, 2005 plus an amount equal to $1,000,000 less then actual cash reflected on such party’s balance sheet on such date.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any party, any corporation or other entity, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other entity is, directly or indirectly, beneficially owned by such party.

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“Tax” or “Taxes” means (whether or not disputed) taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, Income Taxes, gross receipts, ad valorem, value added, excise, real property, personal property, occupancy, asset, sales, use, license, payroll, transaction, capital, capital stock, net worth, estimated, withholding, employment, social security, unemployment, unemployment compensation, workers’ compensation, disability, utility, severance, production, environmental, energy, business, occupation, mercantile, franchise, premium, profits, windfall profits, documentary, stamp, registration, transfer and gains taxes, toll charges (for example, toll charges under Sections 367 and 1492 of the Code), or other taxes of any kind whatsoever, imposed by or payable to the United States, or any state, country, local or foreign government or subdivision, instrumentality, authority or agency thereof or under any treaty, convention or compact between or among any of them, and in each instance such term shall include any interest (including interest on deferred tax liability under Section 453A(c) of the Code and “look-back” interest under Section 460 of the IRC and similar amounts of interest imposed by the IRC), penalties, additions to tax or similar charges imposed in lieu of a tax or attributable to any tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement that relates to Taxes, including any schedule or attachment thereto and any amendment thereof.

ARTICLE VIII
MISCELLANEOUS

8.1  Survival. The representations and warranties of Parent and the Company contained in this Agreement, or any certificate or instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first business day following such receipt if such date is not a business day) of transmission by telecopy or telefacsimile or (c) on the date of confirmation of receipt (or, the first business day following such receipt if such date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)  if to Parent:

Wave Wireless Corporation
1996 Lundy Avenue
San Jose, CA 95131
Facsimile: (408) 943-4305
Attention: Acting Chief Executive Officer

with a copy (which shall not constitute notice) to:

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Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101
Facsimile: (619) 398-0114
Attention: John C. Lee, Esq.

(b)  if to the Company:

WaveRider Communications Inc.
255 Consumers Road, Suite 500
Toronto, Ontario
Canada M2J 1R4
Facsimile: (416) 502-2968
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Facsimile: (617) 832-7000
Attention: David A. Broadwin, Esq.

8.3  Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto has received counterparts signed and delivered (by facsimile or otherwise) by all of the other parties hereto.

8.4  Entire Agreement; Third Party Beneficiaries.

(a)  This Agreement (including the exhibits and the parties’ disclosure schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever.

8.5  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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8.6  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.7  Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval; provided, that after obtaining the Company Stockholder Approval, no amendment shall be made which by Law or in accordance with the rules of the OTC Bulletin Board requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Parent and the Company.

8.8  Extension; Waiver. At any time prior to the Effective Time, either party hereto, by action taken or authorized by its respective Board of Directors, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.9  Fees and Expenses. Subject to Section 6.3, whether or not the Merger is consummated, all Expenses (as defined herein) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus and the Registration Statement and any amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the transactions contemplated hereby.

8.10  Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Annex A-1

8.11  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.12  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.13  Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

Annex A-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

“Company”

WAVERIDER COMMUNICATIONS INC., a Nevada corporation

By:	/s/ Charles W. Brown
Name: Charles W. Brown
Title: Chief Executive Officer

“Parent”

WAVE WIRELESS CORPORATION, a Delaware corporation

By:	/s/ Daniel W. Rumsey
Name: Daniel W. Rumsey
Title: Acting Chief Executive Officer

“Merger Sub”

WAVE ACQUISITION CORPORATION, a Nevada corporation

By:	/s/ Daniel W. Rumsey
Name: Daniel W. Rumsey
Title: Chief Executive Officer

Annex A-1

ANNEX A-2

Amendment to Agreement and Plan of Merger

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January __, 2006 (this “Amendment”), is made and entered into by and among WAVE WIRELESS CORPORATION, a Delaware corporation (“Parent”), WAVE ACQUISITION CORPORATION, a Nevada corporation (“Merger Sub”), and WAVERIDER COMMUNICATIONS INC., a Nevada corporation (the “Company”), with reference to the following facts:

A. Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of January 3, 2006 (the “Merger Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the same respective meanings given to such terms in the Merger Agreement.

B. Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Amendment to Section 1.5(a)(iii). Section 1.5(a)(iii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

All of the Company’s convertible debentures and all of the shares of Company Preferred Stock outstanding and held of record by Crescent immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Parent Preferred Stock and warrants to purchase a number of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) in accordance with the terms and conditions set forth in that certain Amendment Agreement, dated as of January 26, 2006, by and between Crescent and the Company.

2.  Amendment to Section 1.5(a)(iv). Section 1.5(a)(iv) of the Merger Agreement is hereby amended and restated in its entirety as follows:

Except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b), (c), (d) and (e), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (as defined herein) such that the total number of shares of Parent Common Stock issued or issuable in connection with the Merger (including, without limitation, the shares of Parent Common Stock issuable upon (A) exercise of all Company Options and Company Warrants assumed by Parent pursuant to Section 1.5(f), and (B) conversion and exercise of all Parent Preferred Stock and warrants to purchase Parent Common Stock issued to Crescent pursuant to Section 1.5(a)(iii)) (collectively, the “Merger Consideration”), shall equal fifty-percent (50%) of Parent’s Fully Diluted Shares Outstanding immediately after the Effective Time. By way of example, as of the date hereof and based upon the Fully Diluted Shares Outstanding of Parent and the Fully Diluted Shares Outstanding of the Company, each as set forth on Schedule 1.5, the “Exchange Ratio” shall initially be 1.2179, subject to adjustment at the Closing as provided in Sections 1.5(b) and (c).

Annex A-2

3.  Amendment to Section 4.17(a). Section 4.17(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

[RESERVED]

4.  Amendment to Definition of “Parent Preferred Stock”. The definition of the term “Parent Preferred Stock” in Article VII of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Parent Preferred Stock” means one or more series of preferred stock, par value $0.0001 per share, of Parent which shall be convertible into shares of Parent Common Stock and have such other rights, preferences and privileges as may be mutually acceptable to Parent, the Company and Crescent.

5.  Effect. Except as and to the extent amended by this Amendment, the Merger Agreement shall remain in full force and effect.

6.  Counterparts. This Amendment may be executed in two or more counterparts and via facsimile, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been and executed and delivered by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Annex A-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

“Company”

WAVERIDER COMMUNICATIONS INC., a Nevada corporation

By:	/s/ Charles W. Brown
Name: Charles W. Brown
Title: Chief Executive Officer

“Parent”

WAVE WIRELESS CORPORATION, a Delaware corporation

By:	/s/ Daniel W. Rumsey
Name: Daniel W. Rumsey
Title: Acting Chief Executive Officer

“Merger Sub”

WAVE ACQUISITION CORPORATION, a Nevada corporation

By:	/s/ Daniel W. Rumsey
Name: Daniel W. Rumsey
Title: Chief Executive Officer

Annex A-2

ANNEX B

Nevada Revised Statutes Sections 92A.300 to 92A.500

Rights of Dissenting Owners

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(Added to NRS by 1995, 2087)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

Annex B

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

(Added to NRS by 1995, 2087)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

Annex B

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

 (1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

Annex B

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

(Added to NRS by 1995, 2088)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

Annex B

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

(Added to NRS by 1995, 2089)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2089; 1999, 1631)

Annex B

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. If a proposed corporate action creating dissenters’ rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089)

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

Annex B

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

(Added to NRS by 1995, 2090)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

Annex B

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2090)

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

(Added to NRS by 1995, 2091)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

(Added to NRS by 1995, 2091)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

Annex B

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091)

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

Annex B

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092)

Annex B

FORM OF PROXY

WAVERIDER COMMUNICATIONS INC.

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Scott Worthington and Charles W. Brown, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of WaveRider Communications Inc., a Nevada corporation (the "Company"), held of record by the undersigned on February 8, 2006 at the Special Meeting of Shareholders (the "Special Meeting") to be held at 255 Consumers Road, Suite 500, Toronto, Ontario Canada M2J 1R4, on March 20, 2006, at 2:00 p.m, local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

1.
PROPOSAL TO APPROVE and adopt the Agreement and Plan of Merger, dated as of January 3, 2006, as amended, among Wave Wireless Corporation, WaveRider Communications Inc. and Wave Acquisition Corporation, and to approve the merger contemplated by the Agreement and Plan of Merger, as amended.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

2.
PROPOSAL TO APPROVE any motion for adjournment or postponement of the special meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of Proposal 1.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AND FOR THE PROPOSAL TO PERMIT ADJOURNMENT OR POSTPONEMENT OF THE WAVERIDER SPECIAL MEETING.

Please complete, sign and date this proxy where indicated and return it promptly to:

Mr. T. Scott Worthington, Vice President and Chief Financial Officer
WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario Canada M2J 1R4

Date: _____________________, 2006	Signature:

Name (Print):

Signature (if held jointly):

Name (Print - if held jointly)

Registered Address:

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)